As filed with the Securities and Exchange Commission on August 24, 2000
                                                     Registration No. 333-
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   ---------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             VERIZON WIRELESS INC.
            (Exact Name of Registrant as Specified in Its Charter)

          Delaware                       4812                  52-2259294
(State or other jurisdiction      (Primary Standard         (I.R.S. Employer
     of incorporation         Industrial Classification   Identification Number)
      or organization)               Code Number)
                           180 Washington Valley Road
                              Bedminster, NJ 07921
                                 (908) 306-7000
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                                   ---------
                                Edward Langston
                            Chief Financial Officer
                             Verizon Wireless Inc.
                           180 Washington Valley Road
                              Bedminster, NJ 07921
                                 (908) 306-7000
                                   ---------
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                   ---------
                                   Copies to:
        Francis J. Morison                            John B. Tehan
     Richard D. Truesdell, Jr.                      Alan D. Schnitzer
       Davis Polk & Wardwell                    Simpson Thacher & Bartlett
       450 Lexington Avenue                        425 Lexington Avenue
     New York, New York  10017                   New York, New York 10017
          (212) 450-4000                              (212) 455-2000


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ---------

                        CALCULATION OF REGISTRATION FEE
===============================================================================
     Title of Each Class           Proposed Maximum Aggregate      Amount of
of Securities to be Registered          Offering Price(1)       Registration Fee
-------------------------------------------------------------------------------
Class A Common Stock, par value
 $.001 per share.................        $5,000,000,000           $1,320,000
===============================================================================
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

Explanatory Note:

     This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada and one to be used in a concurrent international offering outside the United States and Canada. The two prospectuses are identical except for the front cover page and the "Underwriting" section. Each of these pages for the U.S. prospectus is followed by the alternate page to be used in the international prospectus. Each of the alternate pages for the international prospectus is labeled "Alternate Page for International Prospectus." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED AUGUST 24, 2000

PROSPECTUS

                                    Shares

                                    [LOGO]

                             Verizon Wireless Inc.

                                   ---------

      Verizon Wireless Inc. is offering shares of its Class A common stock.
No public market currently exists for the Class A common stock.  We anticipate
that the public offering price will be between $         and $         per
share.

      This prospectus relates to an offering of                 shares in the
United States and Canada.  In addition,                shares are being
offered outside the United States and Canada.

      We intend to apply to list our Class A common stock on the
under the symbol "      ."

      Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 12.

                                   ---------

      Neither the Securities and Exchange Commission nor any other securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ---------

                                          Per Share      Total
                                          ---------      -----
     Public offering price................ $             $
     Underwriting discount................ $             $
     Proceeds, before expenses ........... $             $

      We have granted the U.S. and international underwriters options to
purchase up to an additional        shares of our common stock solely to cover
over-allotments.

      The underwriters expect that the shares of Class A common stock will be
ready for delivery in New York, New York on            , 2000.

                                   ---------

Goldman, Sachs & Co.                                       Merrill Lynch & Co.

                 , 2000

                 [Alternate Page for International Prospectus]


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED AUGUST 24, 2000

PROSPECTUS

                                             Shares


                                    [LOGO]

                             Verizon Wireless Inc.

                                   ---------

      Verizon Wireless Inc. is offering shares of its Class A common stock.
No public market currently exists for the Class A common stock.  We anticipate
that the public offering price will be between $         and $         per
share.

      This prospectus relates to an offering of                 shares outside
the United States and Canada.  In addition,                shares are being
offered in the United States and Canada.

      We intend to apply to list our Class A common stock on the
under the symbol "     ."

      Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 12.

                                   ---------

      Neither the Securities and Exchange Commission nor any other securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ---------

                                          Per Share      Total
                                          ---------      -----
     Public offering price................ $             $
     Underwriting discount................ $             $
     Proceeds, before expenses ........... $             $

      We have granted the U.S. and international underwriters options to
purchase up to an additional        shares of our common stock solely to cover
over-allotments.

      The underwriters expect that the shares of Class A common stock will be
ready for delivery in New York, New York on            , 2000.

                                   ---------

Merrill Lynch International                        Goldman Sachs International

                 , 2000

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary...........................................................1
Risk Factors................................................................12
Verizon Wireless Organizational Structure...................................28
Use of Proceeds.............................................................32
Dividends...................................................................32
Capitalization..............................................................33
Dilution....................................................................34
Unaudited Pro Forma Financial Information...................................35
Selected Historical Financial Data..........................................55
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................................57
Business....................................................................72
Management..................................................................98
Certain Relationships and Related Party Transactions.......................111
Principal Stockholders.....................................................121
United States Federal Tax Considerations for Non-U.S. Holders..............124
Description of Capital Stock...............................................125
Shares Eligible for Future Sale............................................132
Underwriters...............................................................133
Legal Matters..............................................................139
Experts....................................................................139
Where You Can Find More Information........................................139
Index to Financial Statements..............................................F-1

                                   ---------

     In this prospectus, except where otherwise stated:

     o "Verizon Wireless," the "company," "we," "us" and "our" refer to Verizon Wireless Inc., together with the companies that will become its subsidiaries upon completion of the offering, including the partnership mentioned below and its controlled subsidiaries;

     o    "the partnership" refers to Cellco Partnership;

     o the term "PCS" or personal communications service when used in this prospectus refers to broadband PCS services in the 1800-1900 MHz spectrum; and

     o all subscriber information, including the number of subscribers at any date, churn and revenue per subscriber, is presented for our voice and broadband data services and excludes one-way messaging and narrowband PCS subscribers, but includes customers who purchase service from resellers of our service.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A common stock.

     Until        , 2000, all dealers that buy, sell or trade Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before deciding to invest in our Class A common stock. We urge you to read this entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and the notes to those statements.

                                VERIZON WIRELESS

General

     We are the leading wireless communications provider in the United States in terms of the number of subscribers, network coverage, revenues and cash flow. We have the largest customer base of any U.S. wireless provider, with
25.4 million controlled wireless subscribers as of June 30, 2000, and offer wireless voice and data services across the most extensive national network, with 240 million people in our licensed area and digital coverage in almost every major U.S. city. We generated pro forma revenues of $13.5 billion and $7.3 billion and EBITDA of $4.6 billion and $2.4 billion for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively. Our extensive network coverage, digital technology, national distribution channels and operating and financial strength position us to take advantage of the growing demand for wireless voice and data services.

     Verizon Wireless is owned by Verizon Communications, the largest provider of wireline voice and data services in the United States, and Vodafone Group Plc, one of the leading wireless telecommunications companies in the world. This combination brings together the business and management teams of four well-recognized wireless franchises in the U.S. market: Bell Atlantic Mobile, AirTouch, GTE Wireless and PrimeCo Personal Communications. In combining these operations under the Verizon Wireless brand name, we intend to implement the best practices from each entity throughout our company and realize significant operating synergies.

     We believe that the breadth and quality of our network is a major competitive advantage. As of June 30, 2000, our extensive network covered approximately 85% of the people in our licensed area as well as 49 of the 50 largest U.S. metropolitan areas and 96 of the largest 100 U.S. metropolitan areas. Our national coverage enables us to cost-effectively offer innovative pricing, such as our SingleRate plans, enhanced features and other targeted service packages, such as our planned national prepaid digital service.

     Our code division multiple access, or CDMA, digital network provides high-quality service to our customers, which we believe contributes to higher customer satisfaction, has greater capacity and is more cost-efficient than networks utilizing other digital technologies such as TDMA and GSM. As of June 30, 2000, our digital network reached approximately 75% of our covered population. We will continue to expand our digital coverage and expect it to reach nearly 100% of our covered population by 2003. Our CDMA technology also positions us to meet the growing data needs of our customers as well as to efficiently migrate to next generation network technology through the implementation of higher-speed, packet-based data offerings such as the "1XRTT" technology described below and other high speed data transmission technologies.

     We are poised to take advantage of the projected high demand for wireless data services, which we expect will increase revenue and operating cash flow opportunities. We are an industry leader in developing new, differentiated wireless data services and applications to meet this growing demand. We began trial development of 1XRTT technology, capable of data rates of up to 144 kilobits per second, in July 2000 and plan to commence commercial deployment in the second half of 2001. Examples of our wireless data initiatives include the following:

     o We were the first national wireless communications provider to offer a desktop-accessible Internet portal which allows subscribers the ability to customize the data services they access through their handsets and to receive integrated, customized alerts.

     o We plan to launch two-way short messaging service by the end of the year, allowing subscribers to send and receive short text messages using their specially-enabled wireless handsets.

     o We will continue to develop long-term relationships with large corporate users by developing enterprise solutions that will enable companies to make their secure intranet applications accessible to their mobile workforce.

We expect continuing growth from wireless data services as a result of the recent introduction of new applications for business and consumer use, including access to e-mail, Internet content and e-commerce and the developing services for mobile commerce, or m-commerce, shopping services and location-based services.

Industry

     The growth in the wireless communications industry in terms of subscribers and total revenue has been substantial and has been positively influenced by a number of trends that we expect to continue in the near future, including:

     o increased penetration due to demand for wireless services, resulting in improved network efficiency and increased revenue and cash flow;

     o larger "bundles" of included minutes resulting in mass market adoption;

     o national single rate pricing, which is simplifying customer choice, increasing penetration and leading to industry consolidation;

     o increasing use of digital service instead of analog service, which is increasing the range of wireless service capabilities for subscribers; and

     o introduction of next generation digital platforms and development of wireless data applications, which should drive expanded wireless usage.

Business Strategy

     Our goal is to be the acknowledged market leader in providing wireless voice and data services in the United States with a focus on high-quality service across a technically-efficient network while meeting and exceeding the growing needs of our customers. To accomplish this goal, we must continue to implement the following key elements of our business strategy:

     o    invest in and expand our digital network;

     o    strengthen and promote the Verizon Wireless brand;

     o    increase operating margins and capital efficiency;

     o    expand our wireless data and messaging offerings;

     o    focus on satisfying and retaining our customers;

     o    realize synergies from the formation of Verizon Wireless; and

     o create opportunities from our relationships with our principal stockholders.

Competitive Strengths

     We believe that the following competitive strengths will help us implement our strategy of becoming the acknowledged market leader for wireless voice and data services in the United States:

     o leadership in terms of subscribers, network coverage, revenues and cash flow;

     o    superior digital technology;

     o    well-positioned for anticipated growth of wireless data;

     o    experienced management team; and

     o    significant financial and operating strength.

Our Company's Organizational Structure

     The Partnership. "Verizon Wireless" is the trade name of Cellco Partnership, a general partnership previously wholly-owned by Bell Atlantic Corporation, through which it operated its Bell Atlantic Mobile and Southwestern U.S. wireless businesses. In September 1999, Bell Atlantic, which has since merged with GTE in a merger of equals and has begun doing business as Verizon Communications, and Vodafone agreed to combine their U.S. mobile wireless telecommunications businesses in the partnership. The partnership is 55% owned by Verizon Communications and 45% owned by Vodafone prior to the offering. Its assets include the U.S. mobile wireless operations formerly operated by Bell Atlantic Mobile, Vodafone, GTE Wireless and PrimeCo, which was a joint venture between Bell Atlantic and Vodafone, other than assets that overlapped. See "Verizon Wireless Organizational Structure-Background."

     Verizon Wireless Inc. Following the offering, Verizon Wireless Inc. will
have no material assets other than   % of the interests in the partnership,
or    % if the underwriters exercise their overallotment option in full. We will acquire this partnership interest using the net proceeds of the offering. Our sole business will be to act as the managing general partner of the partnership. As managing general partner, we will control the partnership's management and operations, subject to various veto rights over significant decisions held by the other partners. We will therefore consolidate the partnership's results in our financial statements. Distributions from the partnership will generally be made pro rata in accordance with the percentage ownership interests of the partners.

     Our principal stockholders. Verizon Communications is one of the world's leading providers of communications services. Verizon Communications is the largest provider of wireline voice and data services in the United States, with 100 million access line equivalents, as well as the largest provider of wireless services in the United States by virtue of its controlling interest in the partnership. Verizon Communications' global presence extends to 40 countries in the Americas, Europe, Asia and the Pacific. Vodafone, which is based in the United Kingdom, is one of the world's leading wireless telecommunications companies, and has more than 54 million proportionate customers in 25 countries.

     After this offering, Verizon Communications and Vodafone will own
high-vote common stock representing approximately    % and     % of the voting
power of our common stock, or   % and   % if the underwriters exercise their
overallotment option in full, respectively. On a fully diluted basis, assuming conversion of all Class B and Class C common stock and exchange of all
partnership units, Verizon Communications and Vodafone will own   % and    % of
our common stock, or    % and    % if the underwriters exercise their
overallotment option in full, respectively.

     For further discussion of our relationship with our principal stockholders, see "Verizon Wireless Organizational Structure," "Risk Factors-Risks Related to Our Principal Stockholders," "Certain Relationships and Related Party Transactions-Partnership Agreement" and "Description of Capital Stock."

                                   ---------

     Our principal executive offices are located at 180 Washington Valley Road, Bedminster, New Jersey 07921, and our telephone number is (908) 306-7000.

                                 THE OFFERING

Class A common stock offered
in the offering ....................               shares

Common stock to be outstanding
after the offering:

   Class A common stock.............               shares

   Class B common stock.............               shares

   Class C common stock.............               shares

                                       Shares of Class B common stock, which
                                       will be held by Verizon Communications
                                       upon closing of the offering, and
                                       shares of Class C common stock, which
                                       will be held by Vodafone upon closing
                                       of the offering, and partnership units
                                       will be exchangeable for shares of
                                       Class A common stock at any time by the
                                       holder on a one-for-one basis.  If,
                                       immediately following the offering,
                                       Verizon Communications and Vodafone
                                       converted their Class B and Class C
                                       common stock into, and exchanged their
                                       partnership units for, Class A common
                                       stock, they would own approximately
                                       % and     % of our outstanding Class A
                                       common stock, or     % and    % if the
                                       underwriters exercise their
                                       overallotment option in full,
                                       respectively.  See "Description of
                                       Capital Stock-Common Stock."

Use of Proceeds:

   By Verizon Wireless Inc..........   To acquire                   units in
                                       the partnership, representing a    %
                                       interest, or          units in the
                                       partnership, representing a    %
                                       interest, if the underwriters exercise
                                       their overallotment option in full.

   By the partnership...............   General corporate purposes, including
                                       capital expenditures related to the
                                       build-out of our network, the
                                       acquisition of additional spectrum and
                                       wireless licenses and acquisitions of
                                       other wireless assets.  See "Use of
                                       Proceeds."

Voting rights.......................   The holders of Class A common stock
                                       generally will have voting rights
                                       identical to holders of Class B and
                                       Class C common stock, except that:

                                       o   each holder of Class A common stock
                                           will be entitled to one vote per
                                           share;

                                       o   each holder of Class B common stock
                                           will be entitled to a number of votes
                                           equal to:

                                       (1) ten; multiplied by

                                       (2) the sum of (a) the number of shares
                                           of Class B common stock held by that
                                           holder and (b) the number of
                                           partnership units owned by that
                                           holder; and

                                       o   each holder of Class C common stock
                                           will be entitled to a number of
                                           votes equal to:

                                       (1) four, or if there are no shares of
                                           Class B common stock outstanding,
                                           one; multiplied by

                                       (2) the sum of (a) the number of shares
                                           of Class C common stock held by that
                                           holder and (b) the number of
                                           partnership units owned by that
                                           holder.

                                       In addition, so long as there are
                                       shares of Class B common stock and
                                       Class C common stock outstanding,
                                       holders of Class B common stock will,
                                       voting as a class, have the right to
                                       elect seven of our thirteen directors
                                       and holders of Class C common stock
                                       will, voting as a class, have the right
                                       to elect three of our directors.
                                       Otherwise, holders will all vote
                                       together as a single class on all
                                       matters, including for the election of
                                       our three remaining directors.

                                       We refer to the directors that will be
                                       elected by holders of Class B common
                                       stock as the Class B directors, and the
                                       directors that will be elected by
                                       holders of Class C common stock as the
                                       Class C directors.  Our certificate of
                                       incorporation will require that
                                       specified significant decisions,
                                       including equity issuances and
                                       significant acquisitions, must, prior
                                       to their submission to our board of
                                       directors, be approved by a special
                                       committee that will consist of a
                                       director selected by the Class B
                                       directors and a director selected by
                                       the Class C directors.

Dividend and distribution policy....   We do not intend to pay dividends on
                                       our common stock, although the
                                       partnership will make distributions to
                                       its partners, including us.  We plan to
                                       reinvest those distributions, except
                                       for amounts necessary to pay taxes, for
                                       use in the operation of the
                                       partnership's business and to fund
                                       future growth.  See "Dividends."

Proposed symbol.....................   "      "

     Unless we state otherwise, the information in this prospectus about our Class A common stock does not reflect:

     o the underwriters' exercise of their option to purchase up to additional shares of Class A common stock to cover overallotments;

     o shares of our Class A common stock reserved for future grants of stock options; or

     o shares of our Class A common stock that may be issued upon conversion of Class B and Class C common stock or upon exchange of the outstanding units in the partnership not owned by Verizon
          Wireless.

                   SUMMARY PRO FORMA FINANCIAL AND OTHER DATA

     The following table presents summary pro forma consolidated financial and operating data. The data presented in this table is derived from the pro forma financial statements and related notes which are included elsewhere in this prospectus. You should read "Unaudited Pro Forma Financial Information" for a further explanation of the financial data summarized here. You should also read our "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                        Pro Forma         Pro Forma
                                                        Year Ended     Six Months Ended
                                                       December 31,        June 30,
                                                       ------------  --------------------
                                                           1999        1999        2000
                                                         --------    --------    --------
                                                      (dollars in millions, except per share
                                                              and other operating data)
Statement of Operations Data:
Operating revenue:
Service revenues......................................   $ 12,335    $  5,952    $  6,641
Equipment.............................................      1,208         511         630
                                                         --------    --------    --------
Total operating revenue...............................     13,543       6,463       7,271
                                                         --------    --------    --------
Operating costs and expenses:
Cost of service ......................................      1,840         840         960
Cost of equipment.....................................      1,447         657         876
Selling, general and administrative...................      5,644       2,690       3,048
Depreciation and amortization.........................      3,203       1,618       1,645
                                                         --------    --------    --------
Total operating costs and expenses....................     12,134       5,805       6,529
                                                         --------    --------    --------

Operating income......................................      1,409         658         742

Other income (expenses):
Interest expense, net.................................       (689)       (344)       (344)
Minority interest.....................................        (96)        (51)        (67)
Equity in income of unconsolidated entities...........         75          34          38
Other, net............................................         63          32          (2)
                                                         --------    --------    --------

Income before provision for income taxes..............        762         329         367
Provision for income taxes............................       (103)        (61)        (78)
                                                         --------    --------    --------
Net income (partnership)..............................   $    659    $    268    $    289
                                                         ========    ========    ========
Verizon Wireless Inc. pro forma, as adjusted (1):
Net income (partnership)..............................   $    659    $    268    $    289
Minority interest expense (1).........................
Income tax benefit (provision), net (1)...............
                                                         --------    --------    --------
Pro forma net income, as adjusted (1).................   $           $           $
                                                         ========    ========    ========

Pro forma basic and diluted net income per share (2)..   $           $           $
                                                         ========    ========    ========

Pro forma weighted average common shares outstanding
 Basic and diluted....................................

Other Operating Data:
EBITDA (in millions) (3)..............................   $  4,612    $  2,276    $  2,387
EBITDA margin (4).....................................       37.4%       38.2%       35.9%
Controlled subscribers (in millions) (end of period)..       23.8        22.3        25.4
Digital subscribers (in millions) (end of period).....        8.0         4.5        10.6


                                       8


                                                        Pro Forma         Pro Forma
                                                        Year Ended     Six Months Ended
                                                       December 31,        June 30,
                                                       ------------  --------------------
                                                           1999        1999        2000
                                                         --------    --------    --------
                                                      (dollars in millions, except per share
                                                              and other operating data)
Subscriber churn (5) .................................       2.45%       2.36%       2.45%
Licensed population (in millions) (end of period).....        240         240         240
Covered population (in millions) (end of period) (6)..        N/A (7)     N/A (7)     203

                                                      As of June 30, 2000
                                                 -----------------------------
                                                                   Verizon
                                                   Cellco        Wireless Inc.
                                                 Partnership       Pro forma
                                                 Historical     as adjusted (8)
                                                 -----------    --------------
                                                       (in millions)
Balance Sheet Data:
Cash and cash equivalents....................      $    517
Property, plant, and equipment, net..........        10,436
Total assets.................................        53,335
Total debt...................................        10,063
Redeemable minority interest.................             -
Minority interest............................           643
Partner's capital subject to redemption......        20,000
Total partners' capital/stockholders' equity.        15,735

---------
(1) The adjustments reflect the offering, the acquisition of partnership units by Verizon Wireless Inc. with the net proceeds of the offering and its entry into the partnership as managing general partner. The additional minority interest expense and income tax assumes these transactions occurred at the beginning of the earliest period presented. See "Unaudited Pro Forma Financial Information."

(2)  Pro forma basic and diluted net income per share gives effect to the
     issuance of    shares of Class A common stock.

(3) "EBITDA" is defined as operating income plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA does not give effect to cash used for debt service requirements and partnership distributions and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

(4) EBITDA margin is defined as EBITDA divided by service revenues and is expressed as a percentage.

(5) Subscriber churn is calculated as a percentage by determining the number of subscribers who cancel service during a period divided by the average number of subscribers. We determine the average number of subscribers on a per month basis using the number of subscribers at the beginning and end of each month.

(6) Covered population refers to the number of people residing in areas where we have licenses that can receive a signal from our cell sites.

(7)  Information not available for these periods.

(8)  As adjusted amounts give effect to the following:

     o    the issuance and sale of       shares of Class A common stock by us in
          the offering at an assumed initial public offering price of $      per
          share, the midpoint of the range set forth on the cover page of this prospectus;

     o    the use of the net proceeds to acquire a      % interest in the
          partnership; and

     o the minority interest created and the resulting income taxes associated with our company becoming the managing general partner of the partnership in connection with the offering and our acquisition
          of a    % interest in the partnership while Verizon Communications and
          Vodafone own all of the remaining partnership interests.

              SUMMARY FINANCIAL AND OTHER DATA OF THE PARTNERSHIP

     The following table presents summary historical consolidated financial and operating data of the partnership. The data presented in this table are derived from "Selected Historical Financial Data" and the historical financial statements and related notes which are included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here. You should also read our "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Our historical financial information includes the results of operations and cash flows for Bell Atlantic Mobile and GTE Wireless for all periods retroactively restated on a consolidated basis and for our various significant acquisitions, including the U.S. mobile wireless operations of Vodafone, PrimeCo and certain Ameritech wireless operations from their date of acquisition, and includes the results of operations and cash flow from various disposed assets until the date of disposition. Accordingly, the financial information is not representative of our current business. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations-Presentation of Financial Information" and the unaudited pro forma financial statements we have included elsewhere in this prospectus.

                                                                              Six Months Ended
                                              Year Ended December 31,             June 30,
                                            -----------------------------    ------------------
                                             1997       1998       1999       1999       2000
                                            -------    -------    -------    -------    -------
                                             (dollars in millions, except other operating data)
Statement of Operations Data:
Operating revenue:
Service revenues.........................   $ 5,839    $ 6,178    $ 6,967    $ 3,213    $ 5,573
Equipment................................       357        463        692        300        526
                                            -------    -------    -------    -------    -------
Total operating revenue..................     6,196      6,641      7,659      3,513      6,099

Operating costs and expenses:
Cost of service .........................       937        880      1,392        539        919
Cost of equipment........................       684        678        935        430        785
Selling, general and administrative......     2,632      2,732      2,851      1,357      2,524
Depreciation and amortization............       840        959      1,105        514      1,201
                                            -------    -------    -------    -------    -------
Total operating costs and expenses.......     5,093      5,249      6,283      2,840      5,429
                                            -------    -------    -------    -------    -------

Operating income.........................     1,103      1,392      1,376        673        670

Other income (expenses):
Interest expense, net....................       (90)      (129)      (164)       (66)      (224)
Minority interest........................       (74)       (92)       (76)       (32)       (73)
Equity in income (loss) of
 unconsolidated entities.................       (20)       (19)        (2)        --         24
Other, net...............................         2         16          4          3        845 (1)
                                            -------    -------    -------    -------    -------
Income before provision for income
 taxes...................................       921      1,168      1,138        578      1,242
Provision for income taxes...............       184        262        206        128        127
                                            -------    -------    -------    -------    -------
Net income...............................   $   737    $   906    $   932    $   450    $ 1,115
                                            =======    =======    =======    =======    =======

Cash Flow Data:
Net cash provided by operating
 activities..............................   $ 1,905    $ 2,341    $ 2,167    $   866    $ 1,518
Net cash used in investing activities....     1,327      1,067      5,238        672      2,031
Net cash (used in) provided by financing
 activities..............................      (586)    (1,255)     3,086       (191)       976
Capital expenditures.....................     1,305      1,258      1,537        656      1,372


                                      10


                                                                              Six Months Ended
                                              Year Ended December 31,             June 30,
                                            -----------------------------    ------------------
                                             1997       1998       1999       1999       2000
                                            -------    -------    -------    -------    -------
                                             (dollars in millions, except other operating data)
Other Operating Data:
EBITDA (in millions).....................   $ 1,943    $ 2,351    $ 2,481    $ 1,187    $ 1,871
EBITDA margin............................      33.3%      38.1%      35.6%      36.9%      33.6%
Controlled subscribers (in millions)
 (end of period).........................       9.8       11.0       14.6       11.6       25.4
Subscriber churn.........................      1.97%      2.30%      2.46%      2.40%      2.49%
Covered population (in millions) (end
 of period)..............................       N/A (2)    N/A (2)    N/A (2)    N/A (2)    203

Balance Sheet Data:
Property, plant and equipment, net.......     5,784      6,073      7,273      6,230     10,436
Total assets.............................    11,041     10,800     15,843     11,885     53,335
Total debt...............................     2,529      2,321      5,399      2,215     10,063
Minority interest in consolidated
 entities................................       255        265        592        267        643
Partner's capital subject to
 redemption..............................        --         --         --         --     20,000
Total partners' capital..................     5,984      6,126      7,340      7,285     15,735

---------
(1) Includes $848 million of gain-on-sale in connection with the disposition of certain Southwestern U.S. properties.

(2)  Information not available for these periods.

                                  RISK FACTORS

     You should carefully consider each of the following risks and all of the other information in this prospectus before deciding to invest in shares of our Class A common stock. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our Class A common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

     We may have difficulties integrating the various companies that form our business

     We were recently formed as a result of the combination of four different wireless providers. These four providers had different management teams, customer care organizations, information and other systems and networks, and three of these wireless providers had recently acquired other providers or the operations of other providers. The integration of large-scale systems involves inherent risks. We cannot assure you that we will be able to successfully integrate these businesses in a cost-effective manner or that our management will not be diverted from the operation of our business to focus on integration efforts. Although we expect to realize significant cost savings from the integration of network and information systems as a result of the formation of our business, the integration process is costly and will take time to implement. We cannot assure you that we will be able to realize these cost savings, and we may suffer lapses in service or delays in billing our customers while we integrate these systems.

     We need to continue the build-out and upgrading of our network, and we cannot assure you that we will be able to continue to do so on a timely basis or at all

     Much of our network is substantially built-out in terms of geographic areas covered. However, there are significant portions, in particular, properties formerly owned by PrimeCo, that still require significant build-out. In addition, even those areas of our network that are substantially built require upgrades to increase capacity and to accommodate succeeding generations of digital technology. As we continue to build-out and upgrade our network, we must continue to:

o complete the radio frequency design, including radio, or "cell," site design, frequency planning and network optimization;

o lease or otherwise obtain rights to a large number of cell site and switch site locations;

o obtain zoning variances or other local governmental or third-party approvals or permits for network construction;

o complete the fixed network implementation, which includes designing, purchasing and installing network switching systems, radio systems, towers, interconnecting facilities and systems and operating support systems;

o expand and maintain customer care, network management, billing and other financial and management systems; and

o implement upgrades to our network to take advantage of the increased capabilities anticipated to be offered by the next generation of digital technology.

     Adding new cell sites has become increasingly difficult. In particular, high density wireless networks require more engineering precision, as cell site coverage areas become smaller and acceptable locations for new sites must be specifically located within one or two city blocks. In some instances, we have encountered difficulty in obtaining the necessary site leases at commercially reasonable rates and the zoning approvals needed to construct new towers.

The ability to buy or lease property, obtain zoning approval and construct the required number of radio facilities at locations that meet the engineering design requirements is uncertain. Further, even if the design can be accomplished, the rents demanded for site locations and right-to-use fees may increase our operating expenses. We are largely dependent on tower providers to perform these services.

     We cannot assure you that we will be able to complete the steps necessary to continue our build-out and upgrade in the time frame we believe is necessary to remain competitive, to meet the requirements of our Federal Communications Commission licenses, at the cost we expect, or at all. Additionally, problems in vendor equipment availability, technical resources or system performance could delay the launch of operations in new markets or conversion to digital or enhanced digital technologies or result in increased costs in all markets. Failure to complete the build-out and upgrade of our network on a timely basis or at all, or the increased costs of such build-out and upgrade, could have a material adverse effect on our operations and financial condition. We intend to rely on the services of various companies who are experienced in the design, build-out and upgrade of wireless networks in order to accomplish our build-out and upgrade schedule. We cannot assure you, however, that we will be able to obtain satisfactory service on economically attractive terms or that our contractors will perform as expected. See "-We depend upon key infrastructure suppliers, vendors and distributors that we do not control."

     We have substantial cash requirements and cannot assure you that we will be able to finance them

     The operation and expansion of our network and the marketing and distribution of our related products and services will continue to require substantial capital. We currently estimate that our capital expenditures, including capital expenditures for the build-out and upgrade of our network, but excluding acquisitions of spectrum licenses and other wireless service providers, will total approximately $2.3 billion in the last six months of 2000 and $4.3 billion in 2001. The actual amount of the funds required may vary materially from this estimate, and we expect to incur substantial capital expenditures after 2001 as well. In addition to these amounts, we will also require substantial additional capital for, among other uses, acquisitions of spectrum licenses and wireless service providers, additional system development and network capacity expansion if wireless data services grow at a faster rate than we anticipate. Unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes, weather-related delays, technological changes and other risks may also require additional funds.

     In addition to the capital needs related to our operations described above, the partnership will have additional cash requirements. For example:

     o The partnership is obligated under its partnership agreement to make distributions to its partners to pay taxes and additional significant distributions to its partners every six months that will be determined based on a formula. On a pro forma basis, the partnership would have made tax-related distributions and distributions under this formula of $1.2 billion in 1999 and $600.0 million in the first six months of 2000. While each of Verizon Communications and Vodafone has the right to contribute their portion of the distributions back to the partnership, and we intend to contribute the non tax-related portion of our distribution, neither we nor they are obligated to do so. See "Certain Relationships and Related Party Transactions-Partnership Agreement-Distributions."

     o Under the terms of an investment agreement, the partnership may be required to repurchase up to $20.0 billion of Vodafone's interest in the partnership, with up to $10.0 billion being required in July 2003 or 2004 and the remainder in July 2005, 2006 or 2007. We cannot assure you that the partnership will be able to obtain the financing necessary to pay these amounts if it is required to do so. Verizon Communications has the right to repurchase a portion of this interest in our place, but it may exercise the right at its sole discretion. We cannot assure you that it will do so. See "Certain Relationships and Related Party Transactions-Investment Agreement."

     As a result of the cash needs described above, in the future we may need to incur significant amounts of additional debt or issue additional shares of common stock or other equity interests, which might dilute the value of the shares of common stock offered by this prospectus. The failure to obtain financing could result in the delay or abandonment of our development and expansion plans, the failure to meet regulatory build-out requirements or our inability to continue to provide service in all or portions of some of our markets, which could have a material adverse effect on our financial condition and results of operations. For more information relating to our access to capital, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

     Potential acquisitions would require us to integrate new technologies, operations and services, which may be costly and time consuming

     An element of our strategy is to expand our network, which we may do through the acquisition of the existing businesses of wireless providers. We may encounter difficulties in integrating those acquired operations into our own operations because of different technologies, services or service offerings. These actions could prove costly or time-consuming and could divert management's attention from other business matters.

     Failure to develop future business opportunities may have an adverse effect on our growth potential

     One of the key elements of our strategy is to develop and offer new services for which there are no proven markets in the United States, such as wireless data and short messaging services. In general, the development of new services in our industry requires us to anticipate and respond to varied and rapidly changing customer demand. In order to compete successfully against the other major participants in the U.S. wireless industry, we will need to commercialize and introduce on a large scale new services on a timely basis. In particular, the deployment and delivery of wireless data and short messaging services relies, in many instances, on new and unproven technology that will demand substantial capital outlays and spectrum capacity. Furthermore, wireless data and short messaging services entail additional specific risks. For example, the success of wireless data services substantially depends on the ability of others to develop applications for wireless devices and to develop and manufacture devices that support wireless applications, and the development of short messaging services will depend on the ability of others to develop compatible handsets. We cannot assure you that these applications or devices will be developed at all or in sufficient quantities to support the deployment of wireless data or short messaging services.

     We cannot guarantee when or that these services will be widely introduced and fully implemented or that customers will purchase the services offered. In addition, there could be legal or regulatory restraints on wireless data services as the applicable laws and rules evolve. If these services are not successful or if costs associated with implementation and completion of the introduction of these services materially exceed those currently estimated, our financial condition and results of operations could be materially adversely affected.

     We face substantial competition

     There is substantial competition in the wireless telecommunications industry. We expect competition to intensify as a result of the consolidation of the industry, the entrance of new competitors, the development of new technologies, products and services and the auction of additional spectrum. Other wireless providers, including other cellular and PCS operators and resellers, serve each of the markets in which we compete. We provide service in 49 of the top 50 markets in the U.S., and these 49 markets have an average of five other competing wireless providers. Competition also may increase to the extent that smaller, stand-alone wireless providers transfer licenses to larger, better capitalized and more experienced wireless providers.

     We compete primarily against other nationwide wireless service providers, including AT&T Wireless, Sprint Corporation, Nextel Communications Incorporated and VoiceStream Communications. The wireless communications industry has been experiencing significant consolidation, and we expect that this trend will continue. For example, BellSouth Corporation and SBC Communications Inc. have announced plans to combine their U.S. wireless businesses. This consolidation trend may create additional large, well-capitalized competitors with substantial financial, technical, marketing and other resources to compete with our offerings.

     As a result of competition, we may encounter further market pressures to:

     o    reduce our service prices;

     o    restructure our service packages to offer more value; or

     o respond to particular short-term, market-specific situations, for example, special introductory pricing or packages that may be offered by new providers launching their service in a particular market.

     We also expect to increase our advertising and promotional spending to respond to competition. In addition, some of the indirect retailers who sell our services also sell many of our competitors' services. All of these conditions may lead to possible consumer confusion and increasing movement of customers between competitors and could have a material adverse effect on our results of operations. Our ability to compete successfully will depend in part on our marketing efforts and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services and technologies, changes in consumer preferences, demographic trends, economic conditions and pricing strategies by competitors.

     We may not be able to obtain the additional licensed radio frequency spectrum that we require

     We will need substantial additional spectrum capacity in order to meet the continued demand for our services. Without this additional spectrum, anticipated usage demand will exceed practical network capacity constraints in many of our more densely populated areas within five years. This would result in degradation in the quality of our service through increased delays in initiating calls, more calls being dropped and a reduction in our ability to provide other services. We will also need substantial additional spectrum to meet the demand for the development of third generation, or "3G," wireless services, especially high-speed wireless data and Internet services.

     In estimating our spectrum needs, we have used a projected level of growth in demand for services from our existing and new customers. We have also factored in new technology, such as 1XRTT and 3G, and assumed the continued migration of analog customers to digital service and continued "cell splitting" by adding more cell sites. The conversion of customers to digital service, together with anticipated technological advances, will increase available network capacity within a given amount of spectrum but will also likely stimulate even greater usage per customer, especially as customers begin to take advantage of new high-speed packet data services. Therefore, new technology by itself will not provide enough additional capacity. If our usage demand estimates or other assumptions are incorrect, the timing of when we may need spectrum will be affected, and you should note that actual developments might differ materially from our estimates. In particular, it is difficult to predict the amount of spectrum that may be required to meet wireless data and Internet demands, since it is a relatively new and developing market.

     We intend to continue to acquire more spectrum through a combination of alternatives. One of the primary means to acquire additional spectrum is through participation in FCC auctions. Over the next year, the FCC has scheduled two auctions in the 1900 MHz and 700 MHz bands; the latter would be the first FCC grant of 700 MHz spectrum for wireless services. We expect that there will be substantial competition in both of these auctions due to the strategic importance of additional spectrum for the wireless industry and other industries, including for fixed wireless products. As a result, we may not be able to purchase the spectrum because the final purchase price could prove to be uneconomical for us, or we may pay a purchase price that proves to be too high to generate an attractive rate of return.

     Additional risks are associated with each of the scheduled auctions. The spectrum in the 1900 MHz auction is subject to the FCC spectrum "cap" that limits the amount of cellular, specialized mobile radio and PCS spectrum that a carrier may own in any one market. As a result, we will generally be limited to bidding on an additional 10 MHz in most markets, although we have the possibility of acquiring 20 MHz in six of our largest markets. In addition, current FCC rules limit the eligibility for this auction to specified "designated" entities, which excludes us, although the FCC has proposed to partially remove these restrictions. The acquisition of 10-20 MHz of spectrum in select markets throughout the country would help us meet our shorter term spectrum needs, but would still leave a longer term capacity risk. While the spectrum cap limitation does not apply to the 700 MHz auction, the ongoing operational rights of incumbent UHF TV broadcasters to that spectrum may limit the usefulness of the 700 MHz spectrum. We would seek to reach agreement with these incumbent broadcasters to permit utilization of this spectrum prior to expiration of their rights, which will occur no earlier than 2006, but we cannot assure you that we will be successful in clearing the spectrum any earlier without the need to incur substantial cost or at all. The 700 MHz spectrum auction was recently delayed for six months to allow potential bidders, the FCC and the U.S. Congress additional time to address these encumbrances. Nevertheless, even with the delay, the spectrum may still remain encumbered to a point that it is of limited use.

     There are additional opportunities for us to acquire spectrum apart from the upcoming FCC spectrum auctions. The FCC has stated that it will seek to auction additional spectrum in the 700 MHz band and has been reviewing more spectrum in other bands that would be suitable for mobile and fixed wireless services. In addition to the auction process, we could seek to acquire spectrum in the secondary market or to purchase capacity from other providers and resell it to our customers. However, we may not be able to obtain additional, useable spectrum from these sources on acceptable terms or at all. Therefore, we cannot be assured of obtaining all of the additional spectrum needed to meet the growing needs of our business. See "Business-Our Network-Spectrum" and "Business-Regulatory Environment-Spectrum Acquisitions."

     We depend upon key infrastructure suppliers, vendors and distributors that we do not control

     Suppliers and vendors

     We depend upon various key suppliers and vendors to provide us with equipment and services that we need to continue our network build-out and upgrade and operate our business. If these suppliers or vendors fail to provide equipment or service to us on a timely basis, we may be unable to provide services to our customers in a competitive manner. In addition, we may be unable to satisfy the requirements contained in our FCC licenses regarding the construction of our networks. Our vendors may also be subject to litigation with respect to technology that we depend on, and we are unable to predict whether our business will be affected by that litigation.

     Long distance. We depend primarily on Sprint Corporation for our customers' wireless long distance access and are required under our contract with Sprint to purchase a specified minimum amount of long distance services from it. If our contract with Sprint is terminated, we could suffer short-term service disruptions.

     Switch and cell equipment. Our primary switch and cell site equipment infrastructure vendors are Lucent Technologies Inc., Motorola, Inc. and Nortel Networks Corp. Generally, a given market has been restricted to using cell site equipment provided by the supplier of the switch serving that particular market. Although there has been some recent success in establishing industry interoperability standards among vendors, these standards are not widely implemented and may not be fully practical because they do not cover all system features and attributes. As a result, in the short term, vendors can exercise considerable market power and pose financial and operational risks to us. We have acted to mitigate these risks by establishing supply contracts with vendors on acceptable terms, but we cannot assure you that these contracts will be renewed or extended on the same terms upon expiration.

     Tower sites. We also rely on tower site management firms, primarily Crown Castle International Corp., SpectraSite Holdings, Inc. and American Tower Corporation, as lessors or managers of the majority of existing and future tower sites upon which our operations depend. The same firms are under contract to obtain real estate and tower locations for the continued expansion of our network and many of our competitors' networks, so they have potentially conflicting interests. If either the financial status of these firms or their relationship with us deteriorates, it could be detrimental to our business and operations. See "Certain Relationships and Related Party Transactions-Tower Arrangements."

     Handsets. Handset sales to customers are a significant part of our business. We purchase handset and accessory products from a number of manufacturers, including Motorola, Nokia Corporation, Audiovox Corporation and Qualcomm Incorporated/Kyocera Corporation. We do not have long-term contracts with any of our handset suppliers and, as a result, we may experience disruption in the supply of handsets. A key component of all wireless handsets is the chipset, which contains the "intelligence" of the handset. Motorola and Nokia both produce their own CDMA chipsets; all of our other handset suppliers rely on Qualcomm for the manufacturing and supply of chipsets. Additionally, there are a number of other components common to wireless handsets provided by various electronic component manufacturers that we do not deal with directly. Disruption of the supply of Qualcomm chipsets to a number of our core suppliers or a shortage of common components to a number of suppliers could have a material adverse effect on our revenue and financial performance.

     Product distribution. We have developed relationships with Communications Test Design, Inc. and Verizon Logistics, Inc., a subsidiary of Verizon Communications, for handset and other product warehousing, distribution and direct customer fulfillment utilizing Federal Express Corporation. If Communications Test Design, Verizon Logistics or Federal Express were unable to perform their obligations to us, it could have an adverse impact on our sales and financial performance.

     Distributors and resellers

     MCI WorldCom Wireless and other companies resell our services under their own brand names, and General Motors' OnStar service uses our services. In addition, RadioShack stores constitute a significant portion of our indirect sales channel. Our results could be adversely affected if our relationship with any of these or other distributors or resellers were terminated or if our distributors or resellers shifted the mix of their business to favor other wireless providers.

     Our technology may not be competitive with other technologies or compatible with next generation technology

     There are several existing digital technologies for mobile wireless communications, and each is incompatible with the others. We have selected CDMA technology for our network because we believe that this technology offers several advantages. Other wireless service providers have chosen time division multiple access, known as TDMA, global system for mobile communications, known as GSM, or other digital radio technologies. We cannot assure you that our current version of CDMA will provide the advantages that we expect, that it will be compatible with all future versions of CDMA or that 3G wireless technology will be compatible with the current CDMA technology. If it does not, the result could be detrimental to our business, financial condition and results of operations.

     We expect that wireless providers will soon introduce improved 3G wireless products. While we expect that 3G products will combine the attributes of small size, portability and low power consumption, 3G technologies have not yet been commercially launched, and we cannot assure you that 3G services will in fact be developed or deployed. We believe that there will be multiple, competing 3G standards, several options within each standard, vendor-proprietary variations and rapid technological innovations. Thus, there is a risk that the technology we choose could quickly become obsolete and/or not become widely adopted by customers.

     We rely on favorable roaming arrangements, which we may be unable to obtain in the future

     We have roaming agreements with a variety of providers, including AT&T Wireless, ALLTEL Communications, BellSouth Mobility, SBC Corporation and US Cellular, to provide our subscribers with roaming capabilities in areas of the United States where our own network does not provide coverage. Our customers can automatically access another provider's analog cellular, digital or PCS system only if we are able to enter into a roaming agreement with that provider. Some competitors, because of their call volumes or their affiliations with, or ownership of, other wireless providers, may be able to obtain roaming rates that are more favorable than the rates we obtain. In addition, the quality of service that a wireless provider delivers during a roaming call may be inferior to the quality of service that we generally provide. For example, our customers may not be able to use any of their advanced features, such as voice mail notification and caller ID, when making calls outside of our network. We cannot assure you that we will continue to be able to obtain or maintain roaming agreements with other providers on favorable terms, or at all, which would adversely affect our results of operations and our ability to provide national plans like our SingleRate service.

     Verizon Wireless is a new brand, and we anticipate that significant expenditures and a significant period of time will be required to build brand awareness and identity

     The Verizon Wireless brand is a new one that was launched in April 2000. We have spent and expect to continue to spend a substantial amount on advertising to build awareness of our brand and to develop a brand identity. We will also spend heavily in each of our market areas on promotional advertising through television, print, radio, outdoor signage, the Internet and direct and point of sale media. Additionally, for the foreseeable future, we will continue to incur increased advertising expense to ensure brand awareness. Our new identity may have confused customers who originally initiated service with Bell Atlantic Mobile, GTE Wireless, PrimeCo or AirTouch, or the other brands they previously acquired. If we need to increase our advertising budget significantly to achieve satisfactory brand recognition, it could have an adverse impact on our business.

     A high rate of customer turnover would negatively impact our business

     A high rate of customer turnover, or churn, would adversely affect our results of operations. The cost of adding a new subscriber, which generally includes a commission expense and/or a handset subsidy, is a significant factor in determining operating income and profitability for us and other participants in the wireless industry. We have experienced a higher rate of churn for subscribers of prepaid programs compared to the churn rate for traditional contract subscribers. Our churn rate may increase as we continue to emphasize new prepaid programs, including the national digital prepaid plan we expect to launch beginning in limited areas by the end of 2000.

     We intend to incur significant expense to enhance our customer care organization to improve subscriber retention and reduce churn. We may also be required to subsidize product upgrades or reduce rates to retain customers. If we are unsuccessful in retaining customers or are required to spend significant amounts on retention beyond those budgeted, it could have a material adverse effect on our results of operations.

     A portion of our workforce may become unionized as a result of recent agreements

     In August 2000, we agreed with the International Brotherhood of Electrical Workers and the Communication Workers of America, to offer "card check recognition" and be "neutral" in some of our markets, including markets in 13 East Coast states and former Ameritech markets in Illinois, Indiana and Missouri. Our agreements with respect to card-check recognition will require us to recognize these unions as the bargaining representative of specified employees in the former Bell Atlantic Mobile and Ameritech markets upon presentation of authorization cards signed by a majority, or in some areas, 55%, of employees in appropriate work groups in those markets. In the absence of these agreements, we would generally not be required to recognize these unions as bargaining representatives unless they obtain approval from employees in a secret ballot election supervised by the National Labor Relations Board. We have also agreed to a "neutrality" agreement, but not a "card-check" agreement, in our former GTE Wireless markets. This requires us to generally remain neutral during organizational activities. Several of our major competitors have similar agreements, but the majority of our competitors do not. Currently, less than 100 of our employees are represented by unions, and we cannot predict what level of success the unions may have in organizing our employees or the potentially negative impact of organizing on our costs and operating results.

     Our historical financial information may be of limited relevance

     We were organized recently through the combination of parts of four wireless providers. The historical financial information included in this prospectus only includes the results of operations of the Vodafone U.S. wireless properties and our other significant acquisitions from their date of acquisition. Although the pro forma financial information in this prospectus gives effect to these acquisitions as if they had occurred at the beginning of each period presented, it does not purport to represent what our results of operation, financial position and cash flows would have been if we had been a stand-alone entity during the periods presented or what our future results of operation, financial position and cash flows will be.

     We could become an investment company, which would have an adverse impact on us

     We do not believe that we are an "investment company" under the Investment Company Act of 1940. Because we are acting as managing general partner of the partnership, our interest in the partnership is not an "investment security" as that term is used in the Investment Company Act. If we were to cease participation in the management of the partnership, our interest in it could be considered an "investment security" for purposes of the Investment Company Act. Generally, an entity is an "investment company" if it owns investment securities having a value exceeding 40% of the value of its total assets, exclusive of U.S. government securities and cash items. Following the offering, we will have no material assets other than our managing general partner interests in the partnership. A determination that this investment was an investment security could result in our company being an investment company under the Investment Company Act and becoming subject to the registration and other requirements of the Investment Company Act. We intend to conduct our operations so that we are not considered to be an investment company under the Investment Company Act. However, if anything were to happen that would cause us to be deemed to be an investment company under the Investment Company Act, the restrictions imposed by the Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as currently conducted and could have a material adverse effect on our business.

     Exchanges of partnership units for our Class A common stock by our principal stockholders may cause adverse tax consequences

     Each of Verizon Communications and Vodafone has the right to exchange some or all of its direct interest in the partnership for our common stock. If 50% or more of the partnership units are exchanged for stock or otherwise transferred within a 12-month period, the partnership will be deemed to terminate for federal income tax purposes. This deemed termination would defer the partnership's tax depreciation and amortization deductions and thus accelerate the partnership's allocations of taxable income to its partners. Because the partnership is required to distribute cash to its partners to cover taxes on their taxable income from the partnership, a deemed termination would increase the tax distributions required to be made by the partnership and thus reduce the cash available to the partnership for other needs, including capital expenditures and operating cash needs. This reduction in available cash could have an adverse impact on our business. In addition, if Verizon Communications or Vodafone exchanges some or all of its partnership interest or all the stock of a holding company, the sole asset of which is a partnership interest, for our common stock in a tax-free transaction, as they are permitted to do, we would inherit the tax attributes of such interest, including a tax basis that could be significantly below fair market value. This could result in us owing more tax than if we acquired those interests in a taxable exchange.

     We may be exposed to litigation that could cause an adverse effect on our business

     In recent years, there has been a substantial amount of litigation in the wireless industry, including class action lawsuits that challenge marketing practices and seek substantial damages. The risk of litigation may be higher for companies like Verizon Wireless that offer services nationally due to our increased prominence in the industry. The defense of these lawsuits may divert our management's attention, and we may incur significant expenses in defending these lawsuits. In addition, we may be required to pay awards or settlements that could cause a material adverse effect on our financial condition and results of operations. For a discussion of a variety of litigation matters involving our company, see "Business-Legal Proceedings."

Risks Related to Our Industry

     We expect that the wireless communications industry will undergo significant change

     The wireless communications industry is experiencing significant technological change, including the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new services and changes in end-user needs and preferences. There is also uncertainty as to the pace and extent that customer demand will continue to increase, as well as the extent to which airtime charges and monthly recurring charges may continue to decline. As a result, the future prospects of the industry and Verizon Wireless remain uncertain. Also, alternative technologies may develop for the provision of services to customers that may provide wireless communications services or alternative services superior to those available from us.

     Concerns about alleged health risks relating to radio frequency emissions may affect our prospects and the value of your investment

     Media reports and some studies have suggested that radio frequency emissions from wireless handsets and cell sites may be associated with various health problems, including cancer, and may interfere with electronic medical devices, including hearing aids and pacemakers. In addition, lawsuits have been filed against Verizon Wireless and other participants in the wireless industry alleging various adverse health consequences as a result of wireless phone usage. The U.S. Food & Drug Administration has stated that, while the available scientific evidence does not allow the FDA to conclude that wireless phones are absolutely safe or that they are unsafe, the available scientific evidence does not demonstrate any adverse health effects associated with the use of mobile phones. If consumers' health concerns over radio frequency emissions increase, they may be discouraged from using wireless handsets, and regulators may impose restrictions on the location and operation of cell sites. These concerns could have an adverse effect on the wireless communications industry and expose wireless providers to further litigation, which, even if not successful, can be costly to defend. These concerns have recently received increased focus, including the adoption in July 2000 by the leading industry trade group of a policy requiring handset manufacturers to disclose emission levels. Additional studies of radio frequency emissions are ongoing. The ultimate findings of these studies will not be known until they are completed and made public. We cannot assure you that government authorities will not increase regulation of wireless handsets and cell sites as a result of these health concerns or that wireless companies will not be held liable for costs or damages associated with these concerns. The actual or perceived risk of radio frequency emissions could also adversely affect us through a reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the wireless communications industry. If these risks materialize, our business could be materially adversely affected. In addition, an adverse outcome in the related litigation against us or any other provider of wireless services could have a material adverse effect on our results of operations, financial conditions and/or prospects.

     Our operations are subject to various government regulations

     The licensing, construction, operation, sale, resale and interconnection arrangements of wireless communications systems are regulated to varying degrees by the FCC and, depending on the jurisdiction, state and local regulatory agencies. In addition, the FCC, together with the Federal Aviation Administration, regulates tower marking and lighting, and other government agencies periodically consider various mandates on the wireless industry. We are also subject to various environmental protection and health and safety laws and regulations, including limits on radio frequency radiation from mobile handsets and towers. Any of these agencies having jurisdiction over our business could adopt regulations or take other actions that could increase the cost of our operations and adversely affect our business. For example, the FCC has issued an order, the effective date of which has been postponed until November 2002, requiring broadband wireless carriers to provide their customers with the right to keep their wireless telephone number if they change carriers.

     Our FCC licenses to provide wireless services are subject to renewal and revocation, with a significant number subject to renewal in 2001. We cannot assure you that the FCC will renew them. In addition, FCC rules require all wireless licensees to meet specified build-out requirements, and failure to comply with these and other requirements in a given license area could result in revocation or forfeiture of our license for that license area or the imposition of fines by the FCC.

     The FCC and the states are increasingly looking to the wireless industry to fund various initiatives, including federal and state universal service programs, telephone number administration, services to the hearing-impaired and emergency 911 networks. In addition, many states have imposed significant taxes on the wireless industry and have adopted or are considering adoption of regulatory requirements on customer billing and other matters. These initiatives are imposing increasing costs on us and other wireless carriers and may otherwise adversely affect our business. See "Business-Regulatory Environment" for a more detailed description of the regulatory environment affecting us.

     State and local legislative bodies are considering or have enacted legislation to restrict or prohibit wireless phone use while driving

     Legislation has been proposed in some state and local legislative bodies to restrict or prohibit the use of wireless phones while driving motor vehicles. Similar laws have been enacted in other countries and, to date, a small number of communities in the United States have passed restrictive local ordinances. In addition, some studies have indicated that using wireless phones while driving may impair drivers' attention. Any laws that are passed prohibiting or restricting the use of wireless phones while driving could have the effect of reducing subscriber usage, which could cause a material adverse effect on our results of operations. Additionally, concerns over the use of wireless phones while driving could lead to potential litigation relating to accidents, deaths or serious bodily injuries, which also may have a material adverse effect on our results of operations.

     Equipment failure and natural disasters may adversely affect our operations

     A major equipment failure or a natural disaster affecting our mobile telephone switching offices, microwave links, the third-party owned long distance networks on which we rely, our cell sites or other equipment or the networks of other providers on which our subscribers roam could have a material adverse effect on our operations. While we have insurance coverage for some of these events, our inability to operate our wireless system even for a limited time period may result in a loss of subscribers or impair our ability to attract new subscribers, which would have a material adverse effect on our business, results of operations and financial condition.

     The restricted supply of new telephone numbers could limit our growth

     The supply of new telephone numbers in some areas of the United States is near exhaustion due, in large part, to the need of new competitive wireline carriers for large blocks of numbers and rapidly growing customer demands for additional numbers for wireless handsets and pagers as well as for second voice lines, Internet access and private branch exchange systems, or private telephone networks used within enterprises. Many states have imposed restrictions on carriers' access to additional numbers, creating severe shortages in carrier number resources. The FCC has been studying various possible solutions to this problem, but we cannot assure you that it will be able to find a solution promptly or at all, or that the solution will not impose significant expenses on the telecommunications industry. If we are unable to obtain a sufficient supply of new telephone numbers, our ability to increase our subscriber base would be adversely affected.

     We are dependent upon hiring and retaining qualified personnel, which has become increasingly difficult due to strong economic conditions and competition within the wireless communications industry

     Our results of operations could be adversely affected if we are unable to recruit and retain qualified employees, as our success depends in large part upon our ability to attract and retain highly-skilled, knowledgeable and qualified managerial, professional, technical and customer support personnel. Like others in the industry, we have had difficulty attracting and retaining qualified personnel because the labor market in the United States for qualified personnel is highly competitive due to strong economic conditions and the limited supply of these personnel within the wireless communications industry.

     Our business is seasonal, and we depend on fourth quarter customer additions

     Participants in the wireless industry, including our company, have experienced a trend of generating a significantly higher number of customer additions in the fourth quarter of each year as compared to the other three quarters. A number of factors contribute to this trend, including the increasing use of retail distribution, which depends upon the year-end holiday shopping season, the timing of new service announcements and introductions, competitive pricing pressures and aggressive marketing and promotions. We cannot assure you that we will continue to experience strong fourth quarter results for customer additions. In the future, the number of customer additions in the fourth quarter could decline for a variety of reasons, including our inability to match or beat pricing plans offered by competitors, the failure to adequately promote our products, services and pricing plans or the failure to have an adequate supply or selection of handsets. If, in any year, our fourth quarter results fail to significantly improve upon customer additions from the year's previous quarters, it could have a material adverse effect on our results of operations for future periods.

     While we depend on the holiday season for customer additions, service revenues from these holiday season additions are not fully realized until the following year. Moreover, margins and cash flow are usually lower in December due to higher expenses for marketing and equipment subsidies.

Risks Related to Our Principal Stockholders

     After the offering is completed, Verizon Communications and Vodafone will
have      % and     % of the voting power of our common stock, or     % and   %,
if the underwriters fully exercise their overallotment option, respectively. Verizon Communications will also be entitled to elect seven of our directors, and Vodafone will be entitled to elect three directors. In addition, Verizon
Communications and Vodafone will own    % and     % of the units in the
partnership, or     % and     %, if the underwriters fully exercise their
overallotment option, respectively. On a fully diluted basis, assuming conversion of all Class B and Class C common stock and exchange of all
partnership units, Verizon Communications and Vodafone will own     % and    %
of our common stock, or    % and   %, if the underwriters exercise their
overallotment option in full, respectively. You should consider the following risks of this ownership:

     Our principal stockholders can exert control over us and, as a result, our other stockholders will have little or no influence over stockholder decisions

     Verizon Communications will have the ability to elect a majority of our directors and, with Vodafone, will effectively have the ability to elect all of the members of our board of directors. As a result, Verizon Communications will control our management and affairs, including decisions about acquisitions and dispositions, changes to our capital structure, such as borrowings and issuances of common stock or other securities, and the declaration and payment of any dividends on our common stock, subject to approval rights held by Vodafone through its representation on the special committee. In addition, Verizon Communications and Vodafone will be able to decide any matter submitted to a vote of our stockholders for approval and to cause or prevent a change in control of our company, and will be able to elect all of the members of a special committee that must approve specified significant decisions, including equity issuances and significant acquisitions, prior to their consideration by our full board of directors. They will also have veto rights over specified decisions made by the partnership pursuant to the partnership agreement. Verizon Communications and Vodafone may have interests that differ from yours and may act in a way favorable to them and adverse to you.

     You should also note that Class A stockholders will not be permitted to vote on several matters that require special committee approval, including a sale of all or substantially all of our company's assets, even when Delaware law would otherwise require a stockholder vote. As a result, Verizon Communications and Vodafone will have the sole ability to make decisions about those matters. See "Management-Board Committees-Special Committee."

     Transfers of common stock by our principal stockholders could adversely affect your rights as minority stockholders and the prevailing price of our common stock

     Because Verizon Communications and Vodafone can each dispose of all or a portion of its ownership of our common stock or partnership units at some future date, they may transfer a controlling interest in us without allowing you to participate or realize a premium for your shares of common stock. A sale of a controlling interest to a third party may adversely affect the market price of our common stock and our business and results of operations because the change in control may result in a change in management decisions and business policy. In addition, sales or distributions by these holders of substantial amounts of common stock in the public market or to its stockholders could adversely affect prevailing market prices for our common stock.

     We may have conflicts of interest with our principal stockholders

     Conflicts of interest may arise between us and our principal stockholders when we are faced with decisions that could have different implications for us and our principal stockholders, including potential acquisitions of businesses, potential competition, the issuance or disposition of securities, the election of new directors, the payment of distributions by the partnership, the payment of dividends by our company, labor relations policies, regulatory and legal positions and other matters. Because these stockholders control our company, these conflicts could be resolved in a manner adverse to us.

     Upon the completion of the offering,    of our directors will also be
directors or officers of Verizon Communications or Vodafone. As part of their fiduciary duty to both companies, these directors will consider not only our interests, but also those holders' interests, and may choose to act in a way favorable to those holders but adverse to us. Our certificate of incorporation and the partnership agreement contain provisions that:

     o allow our principal stockholders to pursue business opportunities that may be of interest to us, either instead of us or in competition with us; and

     o    limit the liability of our directors and officers.

Please refer to the section of this prospectus entitled "Certain Relationships and Related Party Transactions- Partnership Agreement" and "Description of Capital Stock--Selected Provisions of Our Certificate of Incorporation and Bylaws." The provisions described above may eliminate rights that might otherwise have been available to stockholders under Delaware law.

     In addition, some of our directors and officers own securities, including common stock and stock options, of these principal stockholders. Ownership interests of our directors and officers could also create or appear to create potential conflicts of interest when they are faced with decisions that could have different implications for us and our principal stockholders.

     Some arrangements that we have with our principal stockholders may not be subject to arm's-length negotiations

     We have entered into various agreements with Verizon Communications and its affiliates relating to corporate services that may be material to the conduct of our business, and we may enter into additional agreements with Verizon Communications and Vodafone and their affiliates. For example, GTE/TSI, a subsidiary of Verizon Communications, is our clearinghouse for many of our roaming calls, Verizon Communications handles our single-bill service in the markets where we offer single-bill service to our customers and Verizon Services Corp. prints our bills in our former Bell Atlantic Mobile markets. Because we have entered into some of these agreements while controlled by Verizon Communications, they were not fully the result of arm's-length negotiations. Although we believe that these agreements, as a whole, are no less favorable to us than could be obtained in an arm's-length dealing, these agreements include specific terms and conditions that may be different from terms contained in similar agreements negotiated with unaffiliated third parties. See "Certain Relationships and Related Party Transactions."

     Under the terms of agreements with our principal stockholders, the scope of our potential business is limited, which could hurt the growth of our business

     We have agreed with our principal stockholders that we may not, without their consent, enter into any business other than the U.S. mobile wireless business. These restrictions will limit our ability to grow our business through initiatives such as expansion into international markets and acquisitions of wireless providers that are also engaged in other businesses outside our permitted activities. These restrictions may also preclude us from pursuing other attractive related or unrelated business opportunities. See "Certain Relationships and Related Party Transactions-Partnership Agreement."

     We do not own the Verizon Wireless brand name or some service offering names, which could adversely affect our results of operations

     We do not own the "Verizon Wireless" brand name, but instead license it from Verizon Communications on a non-exclusive basis. You should be aware of the following risks that this arrangement poses:

     o Because we market our products and services under the same name as Verizon Communications and, potentially, other providers, our results of operations could be adversely affected if the reputation of Verizon Communications or those other providers were to decline.

     o The identity and value of our brand name could suffer if consumers and other businesses became confused by other providers marketing their service using our brand name.

     o The license will terminate if we fail to perform all material obligations under the contract or 2 1/2 years after Verizon Communications ceases to have any beneficial ownership of the partnership, and our results of operations could be adversely affected if we must cease to use this brand name, as we may need to make significant expenditures to establish a new brand identity.

     o Pursuant to the alliance agreement between Verizon Communications and Vodafone, we are required to change our brand name and discontinue the use of any trademarks owned by Verizon Communications at any time if we are directed to do so by Verizon Communications.

Similarly, Verizon Communications, not Verizon Wireless, owns the trademarks for some of our service offering names, including "SingleRate," and licenses them to us on a non-exclusive basis. We face similar risks to those described above in connection with these trademarks.

     In addition, we license patents and technology to and from our principal stockholders or their affiliates and third parties. Pursuant to these license agreements, our principal stockholders or their affiliates maintain the right to license or sublicense our patents and technology to third parties, including our competitors. These licenses may not continue to be available to us on commercially reasonable terms or at all. If any of these events were to occur, it could hurt our competitiveness and cause our revenue and operating results to decline.

     Our principal stockholders may compete with us

     Our principal stockholders have agreed in the partnership agreement not to engage in the provision of U.S. mobile telecommunications services, but the agreement is subject to significant exceptions, including an exception that permits them to engage in the fixed wireless business. In addition, the non-compete provision will expire for both Verizon Communications and Vodafone if either stockholder's interest in our company and the partnership decreases below specified thresholds, even though the other stockholder may continue to control us. If our principal stockholders enter into, or invest in, businesses that compete with us, they may vote their share ownership in our company to favor those other businesses, which would adversely affect our company. See "Certain Relationships and Related Party Transactions-Partnership Agreement."

     We are liable for any failure of our principal stockholders to comply with contractual obligations to third parties in connection with the contribution of assets and properties to the partnership, the disposition of conflicted systems and our admission to the partnership as managing general partner

     The companies from which we were formed conducted portions of their business in partnerships. Many partnership agreements provide that no transfer of partnership interests is permitted or that, prior to transfer of an interest, the other partners must be provided with a right to purchase the interest. In addition, some agreements provide that a change of control of a partner is considered to be a transfer that requires consent. The partnership has agreed that it is liable for the costs resulting from any failure by our principal stockholders to comply with those provisions or other contractual obligations in connection with the transfer of assets and properties to the partnership, the disposition of conflicted systems and our admission to the partnership as managing general partner. Several third parties have already made such claims, and we cannot assure you that no additional third parties will bring claims for violation of these provisions. We are also liable for some indemnification obligations of our principal stockholders incurred in connection with the disposition of overlapping assets. Our financial condition could be adversely affected by liabilities resulting from the failure of our principal stockholders to comply with their contractual obligations or in connection with the disposition of overlapping assets. See "Business-Legal Proceedings" and "Certain Relationships and Related Party Transactions-U.S. Wireless Alliance Agreement-Indemnification."

Risks Related to the Offering

     The price of our Class A common stock is likely to be highly volatile

     The initial public offering price for the shares will be determined by negotiations between the representatives of the underwriters and us and may not be indicative of prices that will prevail in any future trading market. The price of our Class A common stock may fluctuate substantially due to a variety of factors, including:

     o quarterly fluctuations in our operating and earnings per share results and those of our competitors;

     o changes in earnings estimates by market research analysts or our failure to achieve results consistent with or better than those anticipated by analysts or investors;

     o    new entrants in our markets;

     o regulatory developments, including the prices paid for spectrum licenses that will be auctioned by the FCC;

     o technological innovations or new product and service introductions by us or our competitors;

     o    litigation;

     o    sales of common stock or partnership units by existing holders;

     o    loss of key personnel; and

     o economic conditions generally and in the telecommunications industry in particular.

     In addition, the stock market is subject to other factors outside of our control that can cause extreme price and volume fluctuations. Securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Litigation brought against us could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, results of operations and financial condition.

     Future sales of Verizon Wireless stock could adversely affect its market price and our ability to raise capital in the future

     Sales of substantial amounts of Verizon Wireless common stock in the public market could hurt the market price of the Class A common stock. The shares that we sell to the public in the offering will be freely tradable without restriction under the Securities Act of 1933 by persons other than our "affiliates," as defined under the Securities Act. The remaining shares, including shares of our Class A common stock issuable to Verizon Communications and Vodafone upon conversion of shares of our Class B and Class C common stock and in exchange for partnership units, will be restricted securities under Rule
144. These shares may be sold in the future without registration under the Securities Act only as permitted by Rule 144 or another exemption under the Securities Act. We have granted registration rights to Verizon Communications and Vodafone that will permit them to require us to register their shares for sale in accordance with their intended method of disposition. Any sales of substantial amounts of Verizon Wireless stock in the public market after this offering, or the perception that such sales might occur, could materially adversely affect the market price of the Verizon Wireless stock. For more information regarding these registration rights, see "Certain Relationships and Related Party Transactions- Registration Rights."

     You will experience immediate and substantial dilution in the book value of your investment

     The initial public offering price of the Class A common stock will be substantially higher than the pro forma net tangible book value per share of our common stock. Pro forma net tangible book value represents the amount of our tangible assets on a pro forma basis, less our total liabilities. As a
result, we currently expect that you will incur immediate dilution of $    per
share based upon an assumed initial public offering price of $    per share. See
"Dilution."

     Anti-takeover provisions could adversely affect the price of our Class A common stock

     Verizon Communications' and Vodafone's effective control of our company, as well as provisions of our certificate of incorporation, our bylaws, the partnership agreement, federal and state regulations and some of our other agreements may discourage, delay or prevent a merger or other change of control that stockholders may consider favorable. This could adversely affect the price of our Class A common stock and could discourage offers to acquire our stock at prices that represent a premium over then-current market prices. These provisions are summarized in detail in the sections of this prospectus entitled "Business-Regulatory Environment," "Certain Relationships and Related Party Transactions-Partnership Agreement," "-Verizon Communications Intellectual Property Arrangements," and "Description of Capital Stock."

     In addition, our business is subject to regulation by the FCC and state regulatory commissions or similar state regulatory agencies in many of the states in which we operate. The FCC and some states have statutes or regulations requiring an investor that acquires a specified percentage of our securities or the securities of one of our subsidiaries to first obtain approvals from the FCC or the applicable state commission or agency.

     Verizon Wireless Inc. is a holding company that will depend on distributions from the partnership

     Verizon Wireless Inc. is a holding company, the only material asset of which will be its equity interest in the partnership. We will have no independent means of generating revenues. As a partner in the partnership, we will incur income taxes on our proportionate share of any net taxable income. The partnership will be required to distribute cash to its members in amounts sufficient to cover their tax liabilities, if any. However, if we need funds to pay taxes or for any other purpose and the partnership is unable to provide those funds, our financial condition would be adversely affected.

     The partnership will have broad discretion to use the offering proceeds, and the investment of these proceeds may not yield a favorable return

     The net proceeds of this offering will be contributed to the partnership, but the partnership has not allocated them for specific purposes. Thus, the partnership will have broad discretion over how these proceeds are used in the U.S. wireless business and could spend most of these proceeds in ways with which our stockholders may not agree or that do not yield favorable returns. See "Use of Proceeds."

     There are risks that may make it difficult for us to achieve the outcomes predicted in our forward-looking statements

     Many of the statements included in this prospectus, including the description of our plans, strategies, capital expenditures, pending or possible acquisitions, anticipated cost savings and financing plans are forward-looking statements. You can generally identify forward-looking statements by the use of terminology such as "may," "will," "expect," "intend," "plan," "estimate," "anticipate," "believe" or similar phrases. Our actual future performance could differ materially from these forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from our expectations include those risks identified in the foregoing "Risk Factors," and in "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business," as well as other matters not yet known to us or not currently considered material by us.

     We caution you not to place undue reliance on these forward-looking statements. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by those cautionary statements. We will not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of those statements.

                   VERIZON WIRELESS ORGANIZATIONAL STRUCTURE

Formation of the Partnership

     "Verizon Wireless" is the trade name of Cellco Partnership, a general partnership previously wholly-owned by Bell Atlantic Corporation through which it operated its Bell Atlantic Mobile and Southwestern U.S. wireless businesses. In September 1999, Bell Atlantic Corporation and Vodafone AirTouch Plc, now known as Vodafone Group Plc, agreed to combine their U.S. mobile wireless telecommunications businesses in the partnership.

     Bell Atlantic and Vodafone combined these businesses by contributing additional wireless operations to Cellco Partnership in two stages. In April 2000, Vodafone contributed U.S. mobile wireless assets in exchange for an approximate 65% interest in the partnership and Bell Atlantic contributed its interest in PrimeCo, which was not held through Cellco, and other wireless assets. The following day, the partnership began doing business under the "Verizon Wireless" name. On June 30, 2000, Bell Atlantic and GTE Corporation consummated a merger of equals and started doing business as Verizon Communications. In July 2000, Verizon Communications contributed GTE's U.S. wireless assets to the partnership, increasing Verizon Communications' interest in the partnership from approximately 35% to 55%.

Background

     The partnership brings together operations of four well-recognized U.S. wireless carriers, including Bell Atlantic Mobile, AirTouch, GTE Wireless and PrimeCo, resulting in the formation of the most extensive wireless network in the United States. The information presented below does not take into account the divestitures of wireless operations in overlapping markets.

     Bell Atlantic Mobile. Bell Atlantic Mobile owned and operated the largest wireless network on the East Coast and had the largest chain of retail outlets of any wireless provider in the United States devoted exclusively to wireless voice, data and paging. Based in Bedminster, New Jersey, Bell Atlantic Mobile had 8.0 million customers on the East Coast and in the Southwest through a separate subsidiary, as of March 31, 2000. Bell Atlantic Mobile acquired the remaining general partnership interests that it did not already own in Upstate Cellular Network, a wireless service provider in upstate New York, in December 1999. Bell Atlantic Mobile operated in 18 states and the District of Columbia, including 12 of the top 50 U.S. markets, including Baltimore, Boston, New York City, Philadelphia and Washington, D.C.

     AirTouch. AirTouch, which was a subsidiary of Vodafone, served nearly 10 million wireless customers and 3.5 million paging customers in the United States as of March 31, 2000. In January 2000, AirTouch acquired CommNet Cellular, Inc., a wireless network operator in the Western United States. Based in San Francisco, AirTouch operated broadband wireless networks in 22 states and 18 of the top 50 U.S. markets, including Atlanta, Detroit, Los Angeles, Phoenix, San Diego and Seattle.

     GTE Wireless. As of June 28, 2000, GTE Wireless had more than 7.0 million U.S. wireless customers. It operated in 19 states and 18 of the top 50 United States markets, including Houston, San Francisco, Seattle and Tampa. GTE Wireless acquired some of Ameritech Corporation's wireless assets in the Midwest in October 1999. GTE Wireless was based in Atlanta, as a subsidiary of GTE Corporation.

     PrimeCo. PrimeCo was formed in October 1994 as a limited partnership to provide advanced wireless digital communications services over an all-digital 1900 MHz network. Immediately prior to its contribution to the partnership, PrimeCo was owned by Bell Atlantic and Vodafone. Based in Westlake, Texas, PrimeCo operated in nine states and 13 of the top 50 United States markets, including Dallas, Houston, Miami, San Antonio and Tampa. As of March 31, 2000, PrimeCo had more than 1.5 million subscribers.

     The full combination of these regional wireless service providers would have resulted in overlapping operations in several regions. Based on a consent decree with the Department of Justice and regulations of the FCC governing wireless communication, Cellco and its partners were required to divest one of the wireless operations in each of the overlap markets. To effect these divestitures, Cellco and its partners sold some assets and engaged in asset swaps in some cases with other wireless carriers that allowed us to further expand our national coverage in regions where we did not have existing service. In order to eliminate overlapping operations:

     o we exchanged wireless assets in the Southwest with ALLTEL for a combination of cash and some of ALLTEL's properties in Iowa and Nevada on April 1, 2000;

     o Vodafone disposed of its 50% interest in San Francisco wireless properties prior to June 30, 2000;

     o PrimeCo transferred its PCS properties in Houston, Chicago and Richmond to other entities owned and controlled by Verizon Communications and Vodafone prior to April 1, 2000, so that none of those properties was part of PrimeCo at the time it was contributed to the partnership, although 10 MHz blocks of spectrum in each market have been or will be contributed to the partnership prior to the offering;

     o GTE Wireless transferred some of its properties in Ohio, Florida and Alabama to ALLTEL in exchange for some of ALLTEL's properties in Illinois, Indiana and Pennsylvania and cash on June 29, 2000; and

     o an entity owned and controlled by Verizon Communications and Vodafone exchanged properties in Richmond with CFW Communications Company in July 2000 for cash and another Virginia property to be contributed to the partnership.

     In addition, our principal stockholders have retained some overlapping assets that have not yet been sold. On August 29, 2000, all remaining assets to be sold that have not yet been sold will be transferred to a trustee. On June 30, GTE Wireless' San Diego assets were transferred to the trustee. Specifically, the properties to be sold by those other entities owned and controlled by Verizon Communications and Vodafone include:

     o    the Chicago and Houston PCS networks; and

     o the Austin, Cincinnati, San Diego, Seattle, Spokane and other Texas networks formerly owned by GTE Wireless.

The partnership will not receive any of the proceeds from those sales.

Verizon Wireless Inc.

     Following the offering, we will be a holding company with no material
assets other than   % of the interests in the partnership, or    % if the
underwriters exercise their overallotment option in full, and whose sole business will be to act as the managing general partner of the partnership. As managing general partner, we will control the partnership's management and operations, subject to various veto rights over significant decisions held by the other partners, and we will therefore consolidate the partnership's results in our financial statements. The partnership will reimburse us for all of our expenses but will not pay us any fees. Verizon Communications and Vodafone will
own approximately   % and     %, of the interests in the partnership, or    %
and    % if the underwriters exercise their overallotment option in full, respectively. Distributions from the partnership will generally be made pro rata in accordance with the percentage ownership interests of the partners.

     After this offering, Verizon Communications will own all of our Class B common stock and Vodafone will own all of our Class C common stock. Holders of our Class A common stock, which we are issuing in the offering, generally will have voting rights identical to holders of the other two classes, except that each holder of Class A common stock will be entitled to one vote per share while each holder of Class B and Class C common stock will be entitled to a high number of votes per share. In addition, so long as there are shares of Class B common stock and Class C common stock outstanding, holders of Class B common stock will, voting as a class, have the right to elect seven of our thirteen directors and holders of Class C common stock will, voting as a class, have the right to elect three of our directors. Following the offering, holders
of our Class A common stock will own approximately     % of our common stock,
or   % the underwriters exercise their overallotment option in full, but Verizon

Communications and Vodafone will have approximately    % and     % of the
voting power our common stock, or    % and      % if the underwriters exercise
their overallotment option in full, respectively. As a result, Verizon Communications will consolidate our results in its financial statements and will be able to exercise control over all matters requiring stockholder approval.

     Partnership units, and the high-vote common stock owned by Verizon Communications and Vodafone, will be exchangeable, at the option of the holder, into shares of our Class A common stock. If, immediately following the offering, Verizon Communications and Vodafone converted their Class B and Class C common stock into, and exchanged their partnership units for, Class A common
stock, they would own approximately     % and     % of our outstanding Class A
common stock, or    % and     % if the underwriters exercise their overallotment
option in full, respectively. See "Description of Capital Stock-Common Stock."

     You should read "Risk Factors-Risks Related to Our Principal
Stockholders," "Certain Relationships and Related Party Transactions" and "Description of Capital Stock" for additional information about our corporate structure and the risks posed by the structure.

     Below is a chart that illustrates our corporate structure upon completion of the offering, although the chart does not list subsidiaries of Cellco.

                               [GRAPHIC OMITTED]

[A chart is included that describes the ownership structure of the partnership and Verizon Wireless Inc., and the transactions to occur in connection with the offering, including: (1) Verizon Wireless Inc. will
sell Class A Common Stock representing a   % voting interest and a   %
equity interest to the public and use the IPO proceeds to purchase interests in the partnership, (2) Verizon Communications and its controlled affiliates
will hold high-vote Class B Common Stock of Verizon Wireless Inc. and   %
of the interests in the partnership and (3) Vodafone and its controlled affiliates will hold high-vote Class C Common Stock of Verizon Wireless
Inc. and   % of the interests in the partnership.]

                                USE OF PROCEEDS

     We will receive net proceeds from this offering of about $     billion,
assuming an initial public offering price of $    per share and after deducting
the underwriting discount and estimated offering expenses of $    million,
or $    billion if the underwriters exercise their overallotment option in full.
We will use the net proceeds to acquire interests in the partnership. The partnership will use the proceeds for general corporate purposes, including to expand its network, to obtain additional spectrum and to acquire additional wireless licenses and other wireless assets. The partnership may also use the net proceeds to acquire businesses or technologies that complement its business or to enter into joint ventures, although it has no specific plans to do so. Pending application of the proceeds, we intend to invest them in short-term securities.

                                   DIVIDENDS

     Verizon Wireless Inc. is a newly formed company, and we have never declared or paid any cash dividends on our capital stock, although the partnership has declared and paid distributions to its partners. We do not anticipate paying any cash dividends in the foreseeable future.

     The partnership will be required to reimburse us for our expenses as a holding company and managing general partner. The partnership will also be required to make distributions to its partners to pay taxes. In addition, the partnership agreement will provide that, from and after the date of the offering and until the earlier to occur of (1) April 3, 2005 and (2) the date Vodafone ceases to own, directly or indirectly, at least 20% of the partnership units, the partnership will, on a semiannual basis, make additional distributions to its partners, including us, in an amount determined pursuant to a formula. See "Certain Relationships and Related Party Transactions-Partnership Agreement-Distributions." On a pro forma basis and assuming this policy was in effect for all periods, the partnership would have made tax-related distributions and distributions under this formula of $1.2 billion in 1999 and $600.0 million in the first six months of 2000.

     In addition, for all periods prior to and ending on the date of the offering, the partnership is required, subject to compliance with specified financial ratios, to make additional distributions to its partners in an amount equal to 70% of the partnership's pre-tax net income plus amortization expense related to the amortization of intangible assets arising out of transactions contemplated by the alliance agreement, to the extent this amount exceeds the tax distribution. Verizon Wireless Inc. is not entitled to any of those distributions as it had no ownership interest in the partnership prior to the offering. The partnership will make the final distribution for pre-offering
periods on          , 2000 in an amount that is expected to be approximately
$     million.

     We currently anticipate that we will reinvest all funds distributed to us, other than funds necessary to pay taxes, in the partnership in exchange for additional partnership units. Verizon Communications and Vodafone have the right, but not the obligation, to reinvest all of their distributions in the partnership, including tax-related distributions. Our ownership interest in the partnership will change to the extent that we reinvest the distributions made to us and the other partners reinvest a different proportionate amount.

                                 CAPITALIZATION

     The following table presents the total cash and cash equivalents and capitalization, as of June 30, 2000 of:

     o    our company, on an actual basis;

     o    the partnership, on an actual basis; and

     o    our company, on a pro forma basis as adjusted to reflect (1) the sale
          by us of       shares of Class A common stock at an assumed initial
          offering price of $      per share, after deducting the underwriting
          discount and estimated offering expenses, pursuant to this offering,
          (2) the use of the net proceeds from the offering to acquire     % of
          the interests in the partnership and (3) the minority interest created as a result of our becoming the managing general partner of the partnership and therefore consolidating the partnership in our financial results, in connection with the offering and acquisition of partnership interests.

This table should be read in conjunction with the unaudited historical and pro forma financial statements and the related notes as of and for the six months ended June 30, 2000 appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                         June 30, 2000
                                                          -------------------------------------------
                                                                                           Verizon
                                                                                        Wireless Inc.
                                                                                        Consolidated
                                                            Verizon                       Pro Forma
                                                          Wireless Inc.   Partnership    As Adjusted
                                                          -------------   -----------   -------------
                                                                          (unaudited)
                                                             (in millions except per share amounts)
Cash and cash equivalents.................................   $    --        $     517       $
                                                             =======        =========       ========
Long-term debt (including current portion)................        --           10,063
Redeemable minority interest..............................        --               --         20,000
Minority interest.........................................        --              643
Partner's capital subject to redemption...................        --           20,000             --
Partners' capital.........................................        --           15,735             --

Stockholders' equity:
      Common stock, $.01 par value per share, 100 shares
      authorized; 100 shares issued and outstanding.......        --               --
      Additional paid-in capital..........................        --               --
 Total stockholders' equity...............................   $              $               $
                                                             =======        =========       ========
  Total capitalization....................................   $              $               $
                                                             =======        =========       ========

                                    DILUTION

     In connection with the offering of the Class A common stock, Class B and Class C common stock will be purchased by Verizon Communications and Vodafone, and that stock as well as their units in the partnership will be exchangeable, at the option of the holder, into shares of our Class A common stock.

     The pro forma net tangible book value of Verizon Wireless Inc.
as of June 30, 2000 was $           , or $    per share of Class A common
stock. Pro forma net tangible book value per share is determined by dividing pro forma tangible net worth, which is equal to total tangible assets less total liabilities, by the aggregate number of shares of Class A common stock outstanding, assuming the conversion of all outstanding Class B and Class C common stock and the exchange of all partnership units into Class A common stock and assuming that Verizon Wireless Inc. had been formed as of June 30, 2000. After giving effect to the sale by Verizon Wireless Inc. of the shares of Class A common stock in this offering, at an assumed initial
public offering price of $      per share, the midpoint of the range set forth
on the cover page of this prospectus, and the receipt and application of the net proceeds, pro forma net tangible book value at June 30, 2000 would have
been $          , or $           per share.  This represents an immediate
increase in pro forma net tangible book value to existing stockholders of $
   per share and an immediate dilution to new investors of $     per share.
The following table illustrates this per share dilution:

Assumed initial public offering price...........................       $
 Pro forma net tangible book value per share as of
   June 30, 2000................................................$
 Increase in pro forma net tangible book value per
   share attributable to new investors..........................
Pro forma net tangible book value per share after offering......
                                                                       --------
Dilution per share to new investors.............................       $
                                                                       ========

     Dilution is determined by subtracting pro forma net tangible book value per share after the offering from the initial public offering price per share.

     The following table sets forth, on a pro forma basis, as of June 30, 2000, the number of shares of common stock purchased from Verizon Wireless Inc., assuming (1) the conversion of all outstanding Class B and Class C common stock, (2) the exchange of all partnership units into Class A common stock and
(3) that Verizon Wireless Inc. had been formed as of June 30, 2000, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing stockholders and by the new investors, at an assumed
initial public offering price of $      per share, the midpoint of the range set
forth on the cover page of this prospectus, before deducting estimated underwriting discounts and offering expenses payable by Verizon Wireless Inc.:

                            Shares Purchased    Total Consideration     Average
                            ----------------    -------------------     Price
                            Number   Percent      Amount   Percent     Per Share
                            ------   -------      ------   -------     ---------
Existing shareholders.....               %        $            %
New Investors.............
 Total....................            100%        $         100%

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated statements of operations for the six month periods ended June 30, 2000 and 1999 and for the year ended December 31, 1999 give effect to the following as if they occurred on January 1, 1999:

     (1) the partnership's acquisition of Vodafone's U.S. wireless operations on April 3, 2000;

     (2) PrimeCo's wireless operations, which, prior to April 3, 2000, were reflected as an equity investment in the partnership's results of operations as a result of its 50% ownership of PrimeCo's wireless operations and, beginning on April 3, 2000, were consolidated as a result of Vodafone's contribution of the remaining 50% to the partnership;

     (3) the acquisition of Ameritech's wireless operations in Chicago, St. Louis and rural Illinois by GTE Wireless on October 8, 1999;

     (4) the acquisition of other wireless operations which are not significant;

     (5) the required divestitures of various overlapping operations and other wireless operations in connection with the formation of the partnership;

     (6)  the offering and our use of the net proceeds from the offering to
          acquire a     % interest in the partnership, and our becoming the
          managing general partner of the partnership; and

     (7) income taxes related to the consolidation of the partnership in our financial statements.

     The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2000 gives effect to the following as if they occurred on June 30, 2000:

     (1)  the offering and our use of the net proceeds from the offering to
          acquire a     % interest in the partnership, and our becoming the
          managing general partner of the partnership; and

     (2) income taxes related to the consolidation of the partnership in our financial statements.

     See Notes to the Unaudited Pro Forma Financial Information for additional description.

     We will consolidate the partnership's results in our financial statements as a result of our control of the partnership as managing general partner, subject to various protective rights over significant decisions held by other partners. Our acquisition of partnership interests will be treated as a reorganization of entities under common control and accounted for at historical cost. Accordingly, the net assets of the partnership will be reported in our consolidated financial statements at their historical cost as reflected on the partnership's financial statements.

     The pro forma financial statements do not purport to be indicative of what our financial position or results of operations would actually have been had the transactions described above occurred on the dates indicated or to project our results of operations for any future period or date. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that we believe are reasonable. The pro forma financial statements should be read in conjunction with our financial statements and the financial statements of the partnership, Vodafone's U.S. operations, PrimeCo and the Ameritech wireless operations, including the notes thereto, and the other financial and operating information appearing elsewhere in this prospectus.

     The unaudited pro forma financial information has not been adjusted to give effect to cost savings that we expect to achieve as a result of the integration of the acquired companies, or the cost of integration. Pro forma adjustments for the various acquisitions are applied to the historical statements of operations to account for such acquisitions under the purchase method of accounting. The purchase prices have been allocated to the assets and liabilities of the acquisitions using an estimate of their respective fair values, with the remainder being allocated to specific identifiable intangible assets and goodwill. Those allocations are based on preliminary third party appraisals. We anticipate receiving the final third party appraisals by the end of the year. Accordingly, the allocations reflected in the unaudited pro forma financial information are preliminary and subject to revision, which we believe will not be material.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                      (in millions, except per share data)


                                                                  Vodafone
                                                                    U.S.              Overlapping
                                        Verizon        Cellco    Operations  PrimeCo  Operations,   Pro Forma
                                     Wireless Inc.  Partnership      (1)       (2)       Net (3)   Adjustments
                                     -------------  -----------  ----------  -------  -----------  -----------
Operating revenue:
   Service revenues..................   $     --      $ 5,573     $ 1,294     $ 214      $ (362)     $   (5) (4)
                                                                                                        (73) (5)
   Equipment.........................         --          526         117        36         (43)         (6) (6)
                                        --------      -------     -------     -----      ------      ------
Total operating revenue..............         --        6,099       1,411       250        (405)        (84)
                                        --------      -------     -------     -----      ------      ------
Operating costs and expenses:
   Cost of service ..................         --          919         270         6        (162)        (73) (5)
   Cost of equipment.................         --          785         121        30         (60)         --
   Selling, general and
     administrative..................         --        2,524         537       207        (162)         (5) (4)
                                                                                                         (6) (6)
                                                                                                        (47) (8)
   Depreciation and amortization.....         --        1,201         500        69         (64)         (8) (6)
                                                                                                        (53) (7)
                                        --------      -------     -------     -----      ------      ------
Total operating costs and expenses...         --        5,429       1,428       312        (448)       (192)
                                        --------      -------     -------     -----      ------      ------
Operating income (loss)..............         --          670         (17)      (62)         43         108
Interest (expense) income, net.......         --         (224)        (27)       (3)         41           6  (6)
                                                                                                       (137) (9)
Minority interest....................         --          (73)        (27)        4          21           8 (11)
Equity in income (loss) of
   unconsolidated entities...........         --           24         (39)       --         (18)         (1) (6)
                                                                                                         80 (10)
                                                                                                         (8)(11)
Other, net...........................         --          845           2        --        (849)         --
                                        --------      -------     -------     -----      ------      ------
Income (loss) before (provision)
   benefit for income taxes..........         --        1,242        (108)      (61)       (762)         56
(Provision) benefit for income taxes.         --         (127)         44        --          --           5 (12)
                                        --------      -------     -------     -----      ------      ------
Net income (loss)....................   $     --      $ 1,115     $   (64)    $ (61)     $ (762)     $   61
                                        ========      =======     =======     =====      ======      ======
Pro forma basic and diluted net
   income per share..................

Pro forma weighted average
   common shares outstanding.........


(Financial data to be continued)

(Financial data--continued)

                                                                  Verizon
                                                       As       Wireless Inc.
                                                    Adjusted,    Pro Forma,
                                      Pro Forma    Adjustments   As Adjusted
                                      ---------    -----------  -------------
Operating revenue:
   Service revenues..................  $ 6,641      $    --       $

   Equipment.........................      630           --
                                       -------      -------       -------
Total operating revenue..............    7,271           --
                                       -------      -------       -------
Operating costs and expenses:
   Cost of service ..................      960           --
   Cost of equipment.................      876           --
   Selling, general and
     administrative..................    3,048           --


   Depreciation and amortization.....    1,645           --

                                       -------      -------       -------
Total operating costs and expenses...    6,529           --
                                       -------      -------       -------
Operating income (loss)..............      742           --
Interest (expense) income, net.......     (344)

Minority interest....................      (67)             (13)
Equity in income (loss) of
   unconsolidated entities...........       38           --


Other, net...........................       (2)          --
                                       -------      -------       -------
Income (loss) before (provision)
   benefit for income taxes..........      367
(Provision) benefit for income taxes.      (78)             (14)
                                       -------      -------       -------
Net income (loss)....................  $   289      $             $
                                       =======      =======       =======
Pro forma basic and diluted net
   income per share..................                             $         (15)
                                                                  =======
Pro forma weighted average
   common shares outstanding.........
                                                                  =======

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(1) Represents the results of operations of the Vodafone U.S. Operations for the period from January 1, 2000 to March 31, 2000, including Vodafone's 50% interest in PrimeCo which Vodafone recorded on the equity method of accounting. Vodafone contributed its U.S. wireless operations and equity interest in PrimeCo to the partnership on April 3, 2000. The results of operations for the period from April 1, 2000 to April 2, 2000 were not material. This contribution to the partnership was accounted for using the purchase method of accounting by the partnership. See also Notes 7 and 10 to this Unaudited Pro Forma Financial Information.

(2) Represents 100% of the results of operations of PrimeCo for the period from January 1, 2000 to March 31, 2000. The results of operations for the period from April 1, 2000 to April 2, 2000 were not material. Prior to April 3, 2000, both the partnership and Vodafone followed the equity method of accounting for their respective interests in PrimeCo. The contribution of Vodafone's 50% interest in PrimeCo to the partnership was accounted for by the partnership using the purchase method of accounting. See also Notes 7 and 10 to this Unaudited Pro Forma Financial Information.

(3) Based on regulations of the Federal Communications Commission governing wireless communications, certain of the overlapping wireless operations were required to be divested by Verizon Communications and Vodafone. In order to eliminate overlapping operations:

     (a) we exchanged wireless assets with ALLTEL for a combination of cash and some wireless assets on April 1, 2000 and on June 29, 2000;

     (b) Vodafone disposed of its 50% interest in San Francisco-area wireless properties prior to June 30, 2000;

     (c) PrimeCo transferred its PCS properties in Houston, Chicago and Richmond to other entities owned and controlled by Verizon Communications and Vodafone prior to April 1, 2000; and

     (d) Verizon Communications retained some overlapping assets that have not yet been sold. On August 29, 2000, all remaining assets to be sold that have not yet been sold will be transferred to a trustee.

     The partnership will not receive any of the proceeds from these divestitures with the exception of the assets received in the ALLTEL swaps.

     As reflected in the table below, Overlapping Operations, Net includes (1) the elimination of the results of operations for the assets sold, swapped or retained by the principal stockholders, (2) the addition of the results of operations of the assets acquired as part of the asset swaps, (3) the elimination of certain minority interests as a result of consolidating those operations, and (4) the elimination of realized gains and losses, net, of $848 million included in Other, net resulting from the ALLTEL swaps.


                                               (a)         (b)         (c)           (d)
                                              ALLTEL       San        PrimeCo     Remaining
                                              swaps     Francisco    transfers      assets     Total
                                              ------    ---------    ---------    ---------    -----
                                                              (dollars in millions)
     Total operating revenue..................$  118     $   -         $ (102)     $ (421)     $ (405)
     Total operating costs and expenses.......    72         -           (122)       (398)       (448)
     Operating income (loss)..................    45         -             21         (23)         43
     Net income (loss)........................  (773)      (16)            22           5        (762)

     No individual acquisition or disposition was significant and accordingly, no financial statement data has been reported separately.

(4) Represents the adjustment to conform the revenue recognition policies of the acquired companies relating to activation fees to the revenue recognition policy of the partnership.

(5) Represents the elimination of roaming charges between the partnership and the acquired businesses.

(6) Represents adjustments related to the sale and lease-back of the partnership's communications towers and related assets. These transactions, with a tower management company controlled by an unrelated third party, required the partnership to enter into long-term leases for each of the towers in exchange for a monthly rental or site maintenance payment. The pro forma adjustments relate to the reversal of tower depreciation expense, tower rental income and interest expense and the recording of the rent or site maintenance costs based upon amounts stipulated in the contractual sale and lease-back agreements. The debt and assets related to the tower financing transactions were transferred to Verizon Communications on April 3, 2000 and June 30, 2000.

(7) Represents a reduction in depreciation and amortization as a result of the partnership's acquisition of Vodafone's U.S. wireless operations and equity interest in PrimeCo on April 3, 2000, based on a preliminary third party appraisal.

     The adjustment to depreciation and amortization expense includes the following (dollars in millions):

                                                                        Depreciation/
                                               Fair Value  Useful Life  Amortization
                                               ----------  -----------  -------------
     Customer list............................  $ 2,747         6 (a)       $158
     Assembled workforce......................      159         7 (b)          6
     Goodwill.................................    6,304        25 (b)         63
     Cellular licenses........................   21,502        40 (b)        134
     Tangible net assets......................    2,581       7.5 (b)         86
                                                -------                     ----
                                                $33,293                      447
                                                =======
     Less: depreciation and amortization
       included in Vodafone U.S.
       Operations.............................                              (500)
                                                                            ----
     Net adjustment...........................                              $(53) (c)
                                                                            ====

---------
     (a)  Using the declining balance method.

     (b)  Using the straight-line method.

     (c) Primarily relates to the reduction of amortization expense on approximately $12 billion of goodwill on Vodafone's U.S. Operations resulting from deferred income taxes previously recorded.

(8) Represents the reversal of the expense related to the vesting of outstanding stock appreciation rights. The expense was incurred in connection with the acquisition of Vodafone's U.S. wireless operations. The vesting of the stock appreciation rights was triggered by a change in control provision contained in the plan resulting in a $47 million charge.

(9) The U.S. wireless alliance agreement states that the principal stockholders will contribute $9.5 billion of debt to the partnership. In addition, interest on $566 million of debt was added, comprised of $386 million as a result of the ALLTEL swaps (see also Note 3 to this Unaudited Pro Forma Financial Information) and $180 million as a result of the inclusion of 100% of the results of operations of PrimeCo (see also Note 2 to this Unaudited Pro Forma Financial Information). Adjustment represents the additional interest expense as if the debt were outstanding as of January 1, 1999.

     The adjustment to interest expense includes the following interest (dollars in millions):

     Interest expense related to applicable debt amounts:

          $9,500.........................................             $322 (a)
             386.........................................               14 (b)
             180.........................................                8 (c)
                                                                      ----
                                                                       344
     Net of:

          Historical interest............................    $213
          Less: interest expense relating to the
            tower financing (see also Note 6 to this
            Unaudited Pro Forma Financial Information)...      (6)
                                                             ----
                                                                      (207)
                                                                      ----
                                                                      $137
                                                                      ====
---------
     (a) Based upon the blended actual fixed and variable interest rates paid on borrowings by Verizon Communications (6.7% at June 30, 2000) as to the $5.5 billion contributed by Verizon Communications and a variable interest rate equal to LIBOR plus 0.24% (6.9% at June 30, 2000) as to the $4 billion contributed by Vodafone.

     (b) Based upon a variable interest rate equal to LIBOR plus 0.315% (7.4% at June 30, 2000).

     (c)  Based on the current interest rate of 8.9%.

     An increase or decrease in the interest rates on floating debt of 1/8% would increase or decrease interest expense for the period by approximately $6 million.

(10) Represents the elimination of each of the partnership's and Vodafone's interest in PrimeCo recorded on the equity method of accounting for the period January 1, 2000 to March 31, 2000. The results of operations of PrimeCo for the period April 1, 2000 to April 2, 2000 were not material. The equity in loss of unconsolidated entities of the partnership does not include $11 million related to the transfers of PrimeCo's PCS properties in Houston, Chicago and Richmond to other entities owned and controlled by Verizon Communications and Vodafone. Included in Vodafone's equity in loss of unconsolidated entities is $30 million in amortization relating to Vodafone's acquisition of its U.S. wireless operations on June 30, 1999 (see Note 7 to the Unaudited Pro Forma Financial Information).

(11) Represents the elimination of GTE Wireless' equity in income of unconsolidated entities in certain partnership investments that were consolidated by Vodafone.

(12) Represents the elimination of federal and state income taxes as a result of the change in taxable status of the entities forming the partnership. The partnership is generally not a taxable entity for federal and state income tax purposes. Pro forma taxes represent federal and state income taxes relating to majority owned subsidiaries of the partnership and entities under common control that are corporate entities.

(13) Represents the minority interest adjustment to eliminate    % of the pro
     forma partnership operations as a result of the consolidation of the partnership by Verizon Wireless Inc.

(14) Represents the resulting federal and state income taxes at an effective
     rate of   % related to the consolidation of the partnership by Verizon
     Wireless Inc. and the related elimination of the pro forma income tax provision recorded by Verizon Wireless Inc. The effective rate differs from the statutory rate of 40% due primarily to the non-deductibility of goodwill amortization of underlying taxable corporate entities.

(15) Pro forma basic and diluted net income per share gives effect to the
     issuance of    shares of Class A common stock in the offering.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                      (in millions, except per share data)



                                                   Vodafone
                         Verizon                     U.S.                               Other       Overlapping
                         Wireless     Cellco      Operations   PrimeCo   Ameritech   Acquisitions   Operations,    Pro Forma
                           Inc.     Partnership      (1)         (2)        (3)          (4)           Net (5)    Adjustments
                         --------   -----------   ----------   -------   ---------   ------------   -----------   -----------
Operating revenue:
    Service revenues....  $   --       $3,213       $2,361      $ 332       $389        $249          $(407)         $ (18) (6)
                                                                                                                      (167) (7)
    Equipment...........      --          300          188         70         18          10            (69)            (6) (8)
                          ------       ------       ------      -----       ----        ----          -----          -----
Total operating revenue.      --        3,513        2,549        402        407         259           (476)          (191)
                          ------       ------       ------      -----       ----        ----          -----          -----
Operating costs and
    expenses:
    Cost of service.....      --          539          458          8        117          24           (139)          (167) (7)
    Cost of equipment...      --          430          195         64         24          23            (79)            --
    Selling, general and
     administrative.....      --        1,357          988        384        107          83           (227)           (18) (6)
                                                                                                                        16  (8)
    Depreciation and
     amortization.......      --          514        1,178        117        133          90            (80)           (17) (8)
                                                                                                                      (317) (9)
                          ------       ------       ------      -----       ----        ----          -----          -----
Total operating costs
    and expenses........      --        2,840        2,819        573        381         220           (525)          (503)
                          ------       ------       ------      -----       ----        ----          -----          -----
Operating income (loss).      --          673         (270)      (171)        26          39             49            312
Interest (expense)
    income, net.........      --          (66)         (27)        (7)         1         (31)            29              6  (8)
                                                                                                                      (249) (10)
Minority interest.......      --          (32)         (39)         9        (13)         (6)            18             12  (12)
Equity in (loss)
    income of
    unconsolidated
    entities............      --           --          (93)        --         --          (4)           (42)           185  (11)
                                                                                                                       (12) (12)
Other, net..............      --            3           (1)        25         --           5             --             --
                          ------       ------       ------      -----       ----        ----          -----          -----
Income (loss) before
    (provision) benefit
    for income taxes....      --          578         (430)      (144)        14           3             54            254
(Provision) benefit for
    income taxes........      --         (128)        (173)        --         (6)         (8)            --            254 (13)
                          ------       ------       ------      -----       ----        ----          -----          -----
Net income (loss).......  $   --       $  450       $ (603)     $(144)      $  8        $ (5)         $  54          $ 508
                          ======       ======       ======      =====       ====        ====          =====          =====
Pro forma basic and
    diluted net income
    per share...........

Pro forma weighted
    average common
    shares outstanding..

(Financial data to be continued)

(Financial data--continued)

                                                    Verizon
                                                    Wireless
                                                    Inc. Pro
                                     As Adjusted,   Forma, As
                         Pro Forma   Adjustments    Adjusted
                         ---------   ------------   ---------
Operating revenue:
    Service revenues....   $5,952       $   --        $

    Equipment...........      511           --
                           ------       ------        -----
Total operating revenue.    6,463           --
                           ------       ------        -----
Operating costs and
    expenses:
    Cost of service.....      840           --
    Cost of equipment...      657           --
    Selling, general and
     administrative.....    2,690           --

    Depreciation and
     amortization.......    1,618           --
                           ------       ------        -----
Total operating costs
    and expenses........    5,805           --
                           ------       ------        -----
Operating income (loss).      658           --
Interest (expense)
    income, net.........     (344)          --

Minority interest.......      (51)              (14)
Equity in (loss)
    income of
    unconsolidated
    entities............       34           --

Other, net..............       32           --
                           ------       ------        -----
Income (loss) before
    (provision) benefit
    for income taxes....      329           --
(Provision) benefit for
    income taxes........      (61)              (15)
                           ------       ------        -----
Net income (loss).......   $  268       $             $
                           ======       ======        =====
Pro forma basic and
    diluted net income
    per share...........                              $     (16)
                                                      =====
Pro forma weighted
    average common
    shares outstanding..
                                                      =====

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(1) Represents the pro forma results of operations of the Vodafone U.S. Operations for the period from January 1, 1999 to June 30, 1999, including Vodafone's 50% interest in PrimeCo which Vodafone recorded on the equity method of accounting and after giving effect to Vodafone's acquisition of the AirTouch U.S. wireless operations as if it occurred on January 1, 1999. Vodafone acquired the U.S. wireless properties on June 30, 1999. The pro forma adjustments are as follows:

                                                          Vodafone
                                                            U.S.       Pro Forma     Pro
                                                         Operations   Adjustments   Forma
                                                         ----------   -----------   -----
                                                               (dollars in millions)
Operating revenue:
   Service revenues....................................   $2,361        $    -      $2,361
   Equipment...........................................      188             -         188
                                                          ------        ------      ------
Total operating revenue................................    2,549             -       2,549
                                                          ------        ------      ------

Operating costs and expenses:
   Cost of service ....................................      458             -         458
   Cost of equipment...................................      195             -         195
   Selling, general and administrative.................      988             -         988
   Depreciation and amortization.......................      491           687 (a)   1,178
                                                          ------        ------      ------
Total operating costs and expenses.....................    2,132           687       2,819
                                                          ------        ------      ------
Operating income (loss)................................      417          (687)       (270)
Interest expense, net..................................      (27)                      (27)
Minority interest......................................      (39)            -         (39)
Equity in income (loss) of unconsolidated entities.....        8          (101)(a)     (93)
Other, net.............................................       (1)            -          (1)
                                                          ------        ------      ------
Income (loss) before income tax provision..............      358          (788)       (430)
Income tax provision...................................     (173)            -        (173)
                                                          ------        ------      ------
Net income (loss)......................................   $  185        $ (788)     $ (603)
                                                          ======        ======      ======

---------
     (a) Represents additional depreciation and amortization as a result of Vodafone's acquisition of the AirTouch U.S. wireless operations. The excess purchase price of $43,325 million includes $2,819 million for the customer list amortized using the straight-line method over 5 years, $23,073 million for licenses amortized using the straight-line method over 40 years, and $17,362 million for goodwill amortized using the straight-line method over 40 years.

     Vodafone contributed its U.S. wireless operations and equity interest in PrimeCo to the partnership on April 3, 2000. This contribution to the partnership was accounted for using the purchase method of accounting by the partnership. See also Notes 9 and 11 to this Unaudited Pro Forma Financial Information.

(2) Represents 100% of the results of operations of PrimeCo for the period from January 1, 1999 to June 30, 1999. Prior to April 3, 2000, both the partnership and Vodafone followed the equity method of accounting for their respective interests in PrimeCo. See also Notes 9 and 11 to this Unaudited Pro Forma Financial Information.

(3) Represents the pro forma results of operations of certain of Ameritech Corporation's wireless operations acquired by GTE Wireless on October 8, 1999 for the period from January 1, 1999 to June 30, 1999, after giving effect to the acquisition as if it occurred January 1, 1999. The pro forma adjustments are as follows:

                                                                       Pro Forma     Pro
                                                          Ameritech    Adjustments   Forma
                                                          ---------    -----------   -----
                                                               (dollars in millions)
Operating revenue:
   Service revenues...............................          $389         $  -         $389
   Equipment......................................            18            -           18
                                                            ----         ----         ----
Total operating revenue...........................           407            -          407
                                                            ----         ----         ----

Operating costs and expenses:
   Cost of service................................           117            -          117
   Cost of equipment..............................            24            -           24
   Selling, general and administrative............           107            -          107
   Depreciation and amortization..................            49           84 (a)      133
                                                            ----         ----         ----
Total operating costs and expenses................           297           84          381
                                                            ----         ----         ----
Operating income .................................           110          (84)          26
Interest income, net..............................             1            -            1
Minority interest.................................           (13)           -          (13)
Equity in income of unconsolidated entities.......             -            -            -
                                                            ----         ----         ----
Income before income tax provision................            98          (84)          14
Income tax provision..............................            (6)           -           (6)
                                                            ----         ----         ----
Net income .......................................          $ 92         $(84)        $  8
                                                            ====         ====         ====

---------
     (a) The purchase price of $3,270 million includes $250 million for the customer list amortized using the declining balance method over 10 years and $2,601 million for goodwill amortized using the straight-line method over 25 years.

(4) Includes the results of operations of acquisitions which are not significant including CommNet and Upstate Cellular Network for the period from January 1, 1999 to June 30, 1999. CommNet was acquired by Vodafone on January 6, 2000, while the 50% interest of Upstate Cellular Network that the partnership did not already own was acquired by the partnership on December 1, 1999.

     In the period from January 1, 1999 to June 30, 1999, the partnership held and accounted for its 50% interest in Upstate Cellular Network pursuant to the equity method of accounting. The partnership's interest in Upstate Cellular Network recorded on the equity method of accounting for this period has been eliminated.

     The purchase price of CommNet of $1,364 million includes $14 million for the customer list amortized using the straight-line method over 4.5 years, $144 million for licenses amortized using the straight-line method over 40 years and $1,105 million for goodwill amortized using the straight-line method over 40 years. The results of operations for the period from January 1, 1999 to June 30, 1999 include amortization of $17 million as if the acquisition had occurred on January 1, 1999.

     The purchase price for the 50% interest of Upstate Cellular Network of $376 million acquired in December 1999 includes $24 million for the customer list amortized using the straight-line method over 5 years and $258 million for licenses amortized using the straight-line method over 40 years. The results of operations for the period from January 1, 1999 to June 30, 1999 include amortization of $6 million as if the acquisition had occurred on January 1, 1999.

     Additional pro forma financial information has not been included because the acquisitions of CommNet and Upstate Cellular Network were not material.

(5) Based on regulations of the Federal Communications Commission governing wireless communications, certain of the overlapping wireless operations were required to be divested by Verizon Communications and Vodafone. In order to eliminate overlapping operations:

     (a) we exchanged wireless assets with ALLTEL for a combination of cash and some wireless assets on April 1, 2000 and on June 29, 2000;

     (b) Vodafone disposed of its 50% interest in San Francisco wireless properties prior to June 30, 2000;

     (c) PrimeCo transferred its PCS properties in Houston, Chicago and Richmond to other entities owned and controlled by Verizon Communications and Vodafone prior to April 1, 2000; and

     (d) Verizon Communications retained some overlapping assets that have not yet been sold. On August 29, 2000, all remaining assets to be sold that have not yet been sold will be transferred to a trustee.

     The partnership will not receive any of the proceeds from these divestitures with the exception of the assets received in the ALLTEL swaps.

     As reflected in the following table, Overlapping Operations, Net includes
     (1) the elimination of the results of operations for the assets sold, swapped or retained by the principal stockholders, (2) the addition of the results of operations of assets acquired as part of the asset swaps, and
     (3) the elimination of certain minority interests as a result of consolidating those operations.

                                              (a)        (b)         (c)        (d)
                                             ALLTEL      San       PrimeCo    Remaining
                                             swaps    Francisco   transfers    assets     Total
                                             ------   ---------   ---------   ---------   -----
                                                           (dollars in millions)
Total operating revenue..................     $79      $  -         $(171)      $(384)    $(476)
Total operating costs and expenses.......      53         -          (228)       (350)     (525)
Operating income (loss)..................      26         -            57         (34)       49
Net income (loss)........................      54       (40)           59         (19)       54

     No individual acquisition or distribution was significant and accordingly, no financial statement data has been reported separately.

(6) Represents the adjustment to conform the revenue recognition policies of the acquired companies relating to activation fees to the revenue recognition policy of the partnership.

(7) Represents the elimination of roaming charges between the partnership and the acquired businesses.

(8) Represents adjustments related to the sale and lease-back of the partnership's communications towers and related assets. These transactions, with a tower management company controlled by an unrelated third party, required the partnership to enter into long-term leases for each of the towers in exchange for a monthly rental or site maintenance payment. The pro forma adjustments relate to the reversal of tower depreciation expense, tower rental income and interest expense and the recording of the rent or site maintenance costs based upon amounts stipulated in contractual sale and lease-back agreements. The debt and assets related to the tower financing transactions were transferred to Verizon Communications on April 3, 2000 and June 30, 2000.

(9) Represents a reduction of depreciation and amortization as a result of the partnership's acquisition of Vodafone's U.S. wireless operations and equity interest in PrimeCo on April 3, 2000, based on a preliminary third party appraisal.

     The adjustment to depreciation and amortization expense includes the following (dollars in millions):

                                                                   Depreciation/
                                     Fair Value    Useful Life     Amortization
                                     ----------    -----------     ------------
Customer list..................       $  2,747           6 (a)        $ 316
Assembled workforce............            159           7 (b)           12
Goodwill.......................          6,304          25 (b)          126
Cellular licenses..............         21,502          40 (b)          268
Tangible net assets............          2,581         7.5 (b)          172
                                      --------                        -----
                                      $ 33,293                          894
                                      ========
Less: depreciation and
 amortization included in
 the Vodafone U.S. Operations
 and Other Acquisitions
 (CommNet).....................                                      (1,211)
                                                                     ------
Net adjustment.................                                      $ (317) (c)
                                                                     ======
---------
     (a)  Using the declining balance method.

     (b)  Using the straight-line method.

     (c) Primarily relates to the reduction of amortization expense on approximately $12 billion of goodwill on Vodafone's U.S. Operations resulting from deferred income taxes previously recorded.

(10) The U.S. wireless alliance agreement states that the principal stockholders will contribute $9.5 billion of debt to the partnership. In addition, interest on $566 million of debt was added, comprised of $386 million as a result of the ALLTEL swaps (see also Note 5 to this Unaudited Pro Forma Financial Information) and $180 million as a result of the inclusion of 100% of the results of operations of PrimeCo (see also Note 2 to this Unaudited Pro Forma Financial Information).

     The adjustment to interest expense includes the following (dollars in millions):

     Interest expense related to applicable debt amounts:

          $9,500    ................................         $322 (a)
             386    ................................           14 (b)
             180    ................................            8 (c)
                                                             ----
                                                              344
     Net of:

          Historical interest........................ $101
          Less: interest expense relating to the
            tower financing (see also Note 8 of
            this Unaudited Pro Forma Financial
            Information).............................   (6)
                                                      ----
                                                              (95)
                                                             ----
                                                             $249
                                                             ====
---------
     (a) Based upon the blended actual fixed and variable interest rates paid on borrowings by Verizon Communications (6.7% at June 30, 2000) as to the $5.5 billion contributed by Verizon Communications and a variable interest rate equal to LIBOR plus 0.24% (6.9% at June 30, 2000) as to the $4 billion contributed by Vodafone.

     (b) Based upon a variable interest rate equal to LIBOR plus 0.315% (7.4% at June 30, 2000).

     (c)  Based on the current interest rate of 8.9%.

     An increase or decrease in the interest rates on floating debt of 1/8% would increase or decrease interest expense for the period by approximately $6 million.

(11) Represents the elimination of each of the partnership's and Vodafone's interest in PrimeCo recorded on the equity method of accounting for the period January 1, 1999 to June 30, 1999. The equity in loss of unconsolidated entities of the partnership does not include $11 million related to the transfers of PrimeCo's PCS properties in Houston, Chicago and Richmond to other entities owned and controlled by Verizon Communications and Vodafone. Included in Vodafone's equity in loss of unconsolidated entities is $63 million in amortization relating to Vodafone's acquisition of its U.S. wireless operations on June 30, 1999 as if it occurred January 1, 1999.

(12) Represents the elimination of GTE Wireless equity in income of unconsolidated entities in certain partnership investments that were consolidated by Vodafone.

(13) Represents the elimination of federal and state income taxes as a result of the change in taxable status of the entities forming the partnership. The partnership is generally not a taxable entity for federal and state income tax purposes. Pro forma taxes represent federal and state income taxes relating to majority owned subsidiaries of the partnership and entities under common control that are corporate entities.

(14) Represents the minority interest adjustment to eliminate     % of the pro
     forma partnership operations as a result of the consolidation of the partnership by Verizon Wireless Inc.

(15) Represents the resulting federal and state income taxes at an effective
     rate of   % related to the consolidation of the partnership by Verizon
     Wireless Inc. and the related elimination of the pro forma income tax provision recorded by Verizon Wireless Inc. The effective rate differs from the statutory rate of 40% due primarily to the non-deductibility of goodwill amortization of underlying taxable corporate entities.

(16) Pro forma basic and diluted net income per share gives effect to the
     issuance of    shares of common stock in the offering.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1999
                     (in millions, except per share data)


                                                                                                                           Verizon
                                                                                                                           Wireless
                                             Vodafone                    Other     Over-                                     Inc.
                       Verizon                 U.S.                      Acqui-   lapping                          As      Pro Forma
                       Wireless   Cellco   Operations PrimeCo Ameritech sitions Operations, Pro Forma    Pro     Adjusted,    As
                         Inc.   Partnership   (1)       (2)     (3)       (4)     Net (5)  Adjustments  Forma   Adjustments Adjusted
                       -------- ----------- --------- ------- ---------  ------ --------- ------------ ------  ------------ -------
Operating revenue:
 Service revenues.......   $--    $6,967    $4,832    $  697    $610     $497   $  (866)   $ (36) (6)   $12,335   $--        $
                                                                                           $(366) (7)
 Equipment..............    --       692       466       143      43       21      (140)     (17) (8)     1,208    --
                           ---    ------    ------    ------    ----     ----   -------    -----        -------   ---        ---
Total operating revenue.    --     7,659     5,298       840     653      518    (1,006)    (419)        13,543    --
                           ---    ------    ------    ------    ----     ----   -------    -----        -------   ---        ---
Operating costs and
 expenses:
 Cost of service........                                                                                           --
                            --     1,392       979        19     114       45      (343)    (366) (7)     1,840
 Cost of equipment......                                                                                           --
                            --       935       471       125      35       45      (164)                  1,447
 Selling, general and
   administrative.......                                                                                           --
                            --     2,851     2,061       747     250      200      (458)     (36) (6)     5,644
                                                                                              29  (8)
 Depreciation and                                                                                                  --
   amortization.........    --     1,105     2,121       244     196      137      (162)     (35) (8)     3,203
                                                                                            (403) (9)
                           ---    ------    ------    ------    ----     ----   -------    -----        -------   ---        ---
Total operating costs
   and expenses.........    --     6,283     5,632     1,135     595      427    (1,127)    (811)        12,134    --
                           ---    ------    ------    ------    ----     ----   -------    -----        -------   ---        ---
Operating income (loss).    --     1,376      (334)     (295)     58       91       121      392          1,409    --
Interest (expense)
 income net.............    --      (164)      (40)      (14)      2      (64)       64       18  (8)      (689)   --
                                                                                            (491)(10)
Minority interest.......    --       (76)      (79)       14      (3)     (15)       43       20 (12)       (96)     (14)
Equity in (loss)
 income of
 unconsolidated
 entities...............    --        (2)     (173)       --      --       (5)      (70)      --  (8)        75    --
                                                                                             346 (11)
                                                                                             (20)(12)
Other, net                  --         4        19        20      --       20        --       --             63    --
                           ---    ------    ------    ------    ----     ----   -------    -----        -------   ---        ---
Income before
 (provision) benefit
 for income taxes.......    --     1,138      (607)     (275)     57       27       158      264            762

Tax (provision) benefit
 for income taxes.......    --      (206)     (116)       --      --      (11)       --      230 (13)      (103)     (15)
                           ---    ------    ------    ------    ----     ----   -------    -----        -------   ---        ---
Net income (loss).......   $--    $  932    $ (723)   $ (275)   $ 57     $ 16   $   158    $ 494        $   659   $          $
                           ===    ======    ======    ======    ====     ====   =======    =====        =======   ===        ===
Pro forma basic and
 diluted net income
 per share..............                                                                                                     $  (16)
                                                                                                                             ===
Pro forma weighted
 average common
 shares outstanding.....
                                                                                                                             ===

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(1) Represents the pro forma results of operations of the Vodafone U.S. Operations for the period from January 1, 1999 to December 31, 1999, including Vodafone's 50% interest in PrimeCo which Vodafone recorded on the equity method of accounting and after giving effect to Vodafone's acquisition of the AirTouch U.S. wireless operations as if it occurred on January 1, 1999. Vodafone acquired the U.S. wireless properties on June 30, 1999. The pro forma adjustments are as follows:

                                                       Vodafone
                                                         U.S.                Pro Forma                Pro
                                                    Operations (a)          Adjustments              Forma
                                                    --------------          -----------              -----
                                                                        (dollars in millions)
Operating revenue:
   Service revenues............................       $   4,832             $      -              $  4,832
   Equipment...................................             466                    -                   466
                                                      ---------             --------              --------
Total operating revenue........................           5,298                    -                 5,298
                                                      ---------             --------              --------
Operating costs and expenses:
   Cost of service.............................             979                    -                   979
   Cost of equipment...........................             470                    -                   470
   Selling, general and administrative.........           2,061                    -                 2,061
   Depreciation and amortization...............           1,434                  688  (b)            2,122
                                                      ---------             --------              --------
Total operating costs and expenses.............           4,944                  688                 5,632
                                                      ---------             --------              --------
Operating income (loss)........................             354                 (688)                 (334)
Interest expense, net..........................             (40)                   -                   (40)
Minority interest..............................             (79)                   -                   (79)
Equity in loss of unconsolidated entities......             (72)                (101) (b)             (173)
Other, net.....................................              19                    -                    19
                                                      ---------             --------              --------
Income (loss) before income tax benefit........             182                 (789)                 (607)
Income tax provision...........................            (116)                   -                  (116)
                                                      ---------             --------              --------
Net income (loss)..............................       $      66             $   (789)              $  (723)
                                                      =========             ========               =======

-----------------

     (a) Represents the results of operations of Vodafone's U.S. wireless operations for the year ended December 31, 1999 as the sum of the six-month period ended June 30, 1999 and the six-month period ended December 31, 1999.

     (b) Represents additional depreciation and amortization as a result of Vodafone's acquisition of the AirTouch U.S. wireless operations. The excess purchase price of $43,325 million includes $2,819 million for the customer list amortized using the straight-line method over 5 years, $23,073 million for licenses amortized using the straight-line method over 40 years, and $17,362 million for goodwill amortized using the straight-line method over 40 years.

     Vodafone contributed its U.S. wireless operations and equity interest in PrimeCo to the partnership on April 3, 2000. This contribution to the partnership was accounted for using the purchase method of accounting by the partnership. See also Notes 9 and 11 to this Unaudited Pro Forma Financial Information.

(2) Represents 100% of the results of operations of PrimeCo for the period from January 1, 1999 to December 31, 1999. Prior to April 3, 2000, both the partnership and Vodafone followed the equity method of accounting for their respective interests in PrimeCo. See also Note 9 and 11 to this Unaudited Pro Forma Financial Information.

(3) Represents the pro forma results of operations of certain of Ameritech Corporation's wireless operations for the period from January 1, 1999 to September 30, 1999, after giving effect to the acquisition as if it occurred January 1, 1999. The operations for the period from October 1, 1999 to October 7, 1999 were not material.

                                                                      Pro Forma                    Pro
                                                  Ameritech          Adjustments                  Forma
                                                  ---------          -----------                  -----
                                                                   (dollars in millions)
Operating revenue:
   Service revenues..........................    $   610               $       -                 $   610
   Equipment.................................         43                       -                      43
                                                 -------               ---------                 -------
Total operating revenue......................        653                       -                     653
                                                 -------               ---------                 -------

Operating costs and expenses:
   Cost of service...........................        114                       -                     114
   Cost of equipment.........................         35                       -                      35
   Selling, general and administrative.......        250                       -                     250
   Depreciation and amortization.............         70                     126 (a)                 196
                                                 -------               ---------                 -------
Total operating costs and expenses...........        469                     126                     595
                                                 -------               ---------                 -------
Operating income ............................        184                    (126)                     58
Interest expense, net........................          2                       -                       2
Minority interest............................         (3)                      -                      (3)
Other net....................................          -                       -                       -
                                                 -------               ---------                 -------
Income before income tax provision ..........        183                    (126)                     57
Income tax provision.........................          -                       -                       -
                                                 -------               ---------                 -------
Net income ..................................    $   183               $    (126)                $    57
                                                 =======               =========                 =======

------------------

     (a) The purchase price of $3,270 million includes $250 million for the customer list amortized using the declining balance method over 10 years and $2,601 million for goodwill amortized using the straight-line method over 25 years.

     This acquisition was accounted for as a purchase in the historical combined financial statements of the partnership as of and for the year ended December 31, 1999.

(4) Includes the results of operations of acquisitions which are not significant including CommNet (for the period from January 1, 1999 to December 31, 1999) and Upstate Cellular Network (for the period from January 1, 1999 to November 30, 1999, prior to the date of acquisition by the partnership). CommNet was acquired by Vodafone on January 6, 2000. The Upstate Cellular Network acquisition was accounted for as a purchase in the historical combined financial statements of the partnership as of and for the year ended December 31, 1999.

     In the period from January 1, 1999 to November 30, 1999, the partnership held and accounted for its 50% interest in Upstate Cellular Network pursuant to the equity method of accounting. The partnership's interest in Upstate Cellular Network recorded on the equity method of accounting for this period has been eliminated.

     The purchase price of CommNet of $1,364 million includes $14 million for the customer list amortized using the straight-line method over 4.5 years, $144 million for licenses amortized using the straight-line method over 40 years and $1,105 million for goodwill amortized using the straight-line method over 40 years. The results of operations for the period from January 1, 1999 to December 31, 1999 include amortization on $34 million as if the acquisition had occurred on January 1, 1999.

     The purchase price for the 50% interest in Upstate Cellular Network of $376 million includes $24 million for the customer list amortized using the straight-line method over 5 years and $258 million for licenses amortized using the straight-line method over 40 years. The results of operations for the period from January 1, 1999 to December 31, 1999 include amortization of $10 million as if the acquisition had occurred on January 1, 1999.

     Additional pro forma financial information has not been included because the acquisitions of CommNet and Upstate Cellular Network were not material.

(5) Based on regulations of the Federal Communications Commission governing wireless communications, certain of the overlapping wireless operations were required to be divested by Verizon Communications and Vodafone. In order to eliminate overlapping operations:

     (a) we exchanged wireless assets with ALLTEL for a combination of cash and some wireless assets on April 1, 2000 and on June 29, 2000;

     (b) Vodafone disposed of its 50% interest in San Francisco wireless properties prior to June 30, 2000;

     (c) PrimeCo transferred its PCS properties in Houston, Chicago and Richmond to other entities owned and controlled by Verizon Communications and Vodafone prior to April 1, 2000; and

     (d) Verizon Communications retained some overlapping assets that have not yet been sold. On August 29, 2000, all remaining assets to be sold that have not yet been sold will be transferred to a trustee.

     The partnership will not receive any of the proceeds from these divestitures with the exception of the assets received in the ALLTEL swaps.

     As reflected in the table below, Overlapping Operations, Net includes (1) the elimination of the results of operations for the assets sold, swapped or retained by the principal stockholders, (2) the addition of the results of operations of assets acquired as part of the asset swaps, and (3) the elimination of certain minority interests as a result of consolidating those operations.

                                              (a)            (b)              (c)             (d)
                                             ALLTEL          San            PrimeCo        Remaining
                                             swaps        Francisco        transfers         assets         Total
                                             ------       ---------        ---------       ---------        -----
                                                                     (dollars in millions)
Total operating revenue.................      $  158       $   -         $  (355)          $  (809)      $  (1,006)
Total operating costs and expenses......          96           -            (447)             (776)         (1,127)
Operating income (loss).................          62           -              93               (34)            121
Net income (loss).......................         128         (67)             99                (2)            158


     No individual acquisition or disposition was significant and accordingly, no financial statement data has been reported separately.

(6) Represents the adjustment to conform the revenue recognition policies of the acquired companies relating to activation fees to the revenue recognition policy of the partnership.

(7) Represents the elimination of roaming charges between the partnership and the acquired businesses.

(8) Represents adjustments related to the sale and lease-back of the partnership's communications towers and related assets. These transactions, with a tower management company controlled by an unrelated third party, required the partnership to enter into long-term leases for each of the towers in exchange for a monthly rental or site maintenance payment. The pro forma adjustments relate to the reversal of tower depreciation expense, tower rental income and interest expense and the recording of the rent or site maintenance costs based upon amounts stipulated in the contractual sale and lease-back agreements. The debt and assets related to the tower financing transactions were transferred to Verizon Communications on April 3, 2000 and June 30, 2000.

(9) Represents a reduction to depreciation and amortization as a result of the partnership's acquisition of Vodafone's U.S. wireless operations and equity interest in PrimeCo on April 3, 2000 based on a preliminary third party appraisal.

     The adjustment to depreciation and amortization expense includes the following (dollars in millions):

                                                                  Depreciation/
                                   Fair Value       Useful Life    Amortization
                                   ----------       -----------    ------------
Customer list.....................  $ 2,747          6.0 (a)       $  632
Assembled workforce...............      159          7.0 (b)           24
Goodwill..........................    6,304         25.0 (b)          252
Cellular licenses.................   21,502         40.0 (b)          536
Tangible net assets...............    2,581          7.5 (b)          344
                                    -------                       -------
                                    $33,293                         1,788
                                    =======
Less: depreciation and amortization
  included in the Vodafone U.S.
  Operations and Other
  Acquisitions (CommNet).............                              (2,191)
                                                                  -------
Net adjustment.......................                             $  (403) (c)
                                                                  =======


     ----------------

     (a)  Using the declining balance method.

     (b)  Using the straight-line method.

     (c) Primarily relates to the reduction of amortization expense on approximately $12 billion of goodwill on Vodafone's U.S. Operations resulting from deferred income taxes previously recorded.

(10) The U.S. wireless alliance agreement states that the principal stockholders will contribute $9.5 billion of debt to the partnership. In addition, interest on $566 million of debt was added, comprised of $386 million as a result of the ALLTEL swaps (see also Note 5 to this Unaudited Pro Forma
     Financial Information) and $180 million as a result of the inclusion of 100% of the results of operations of PrimeCo (see also Note 2 to this Unaudited Pro Forma Financial Information).

     The adjustment to interest expense includes the following (dollars in millions):

     Interest expense related to applicable debt amounts:

     $9,500.0 ............................                  $  644 (a)
        386.0 ............................                      29 (b)
        180.0 ............................                      16 (c)
                                                            ------
                                                               689
     Net of:

        Historical interest....................   $216
        Less: interest expense relating
          to the tower financing
          (see also Note 8 of this Unaudited
          Pro Forma Financial Information).....    (18)
                                                              (198)
                                                            ------
                                                            $  491
                                                            ======


     (a) Based upon the blended actual fixed and variable interest rates paid on borrowings by Verizon Communications (6.7% at June 30, 2000) as to the $5.5 billion contributed by Verizon Communications and a variable interest rate equal to LIBOR plus 0.24% (6.9% at June 30, 2000) as to the $4 billion contributed by Vodafone.

     (b) Based upon a variable interest rate equal to LIBOR plus 0.315% (7.4% at June 30, 2000).

     (c)  Based on the current interest rate of 8.9%.

     An increase or decrease in the interest rates on floating debt of 1/8% would increase or decrease interest expense for the period by approximately $12 million.

(11) Represents the elimination of each of the partnership's and Vodafone's interest in PrimeCo recorded on the equity method of accounting for the period January 1, 1999 to December 31, 1999. The equity in loss of unconsolidated entities of the partnership does not include $50 million related to the transfers of PrimeCo's PCS properties in Houston, Chicago and Richmond to other entities owned and controlled by Verizon Communications and Vodafone. Included in Vodafone's equity in loss of unconsolidated entities is $121 million in amortization and depreciation relating to Vodafone's acquisition of its U.S. wireless operations on June 30, 1999 as if it occurred January 1, 1999.

(12) Represents the elimination of GTE Wireless' equity in income of unconsolidated entities in certain partnership investments which were consolidated by Vodafone.

(13) Represents the elimination of federal and state income taxes as a result of the change in taxable status of the entities forming the partnership. The partnership is generally not a taxable entity for federal and state income tax purposes. Pro forma taxes represent federal and state income taxes relating to majority owned subsidiaries of the partnership and entities under common control that are corporate entities.

(14) Represents the minority interest adjustment to eliminate      % of the pro
     forma partnership operations as a result of the consolidation of the partnership by Verizon Wireless Inc.

(15) Represents the resulting federal and state income taxes at an effective
     rate of     % related to the consolidation of the partnership by Verizon
     Wireless Inc. and the related elimination of the pro forma income tax provision recorded by Verizon Wireless Inc. The effective rate differs from the statutory rate of 40% due primarily to the non-deductibility of goodwill amortization of underlying taxable corporate entities.

(16) Pro forma basic and diluted net income per share gives effect to the
     issuance of          shares of common stock in the offering.

             UNAUDITED PRO FORMA BALANCE SHEET AS OF JUNE 30, 2000
                                 (in millions)

                                                                                                   Verizon Wireless
                                                   Verizon         Cellco        As Adjusted,     Inc. Pro Forma
                                                Wireless Inc.   Partnership      Adjustments        as Adjusted
                                                -------------   -----------      -----------        -----------
ASSETS
 Current assets.............................    $  --            $ 3,251         $        (1)     $
 Non-current assets.........................       --             50,084               --
                                                -----            -------         --------         -----------
   Total assets............................     $  --            $53,335         $     --         $
                                                =====            =======         ========         ===========

LIABILITIES AND PARTNERS'
CAPITAL/STOCKHOLDERS' EQUITY
 Current liabilities........................    $  --            $ 4,369         $   (237)(2)     $
 Other non-current liabilities..............       --             12,588             (471)(2)
 Redeemable minority interest...............       --                 --           20,000 (3)
 Minority interest..........................       --                643                  (4)
                                                -----            -------         --------
    Total liabilities.......................       --             17,600
 Partner's capital subject to redemption....       --             20,000          (20,000)(3)              --
 Partners' capital/stockholders' equity.....       --             15,735
                                                -----            -------         --------         -----------
    Total liabilities and partners'
      capital/stockholders equity...........    $  --            $53,335         $     --         $
                                                =====            =======         ========         ===========



                  NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

(1)  Represents the adjustment for the sale of       shares of Class A common
     stock at an assumed initial offering price of $      per share, after
     deducting the underwriting discount and estimated offering costs, pursuant to the offering.

(2) Represents (1) the elimination of current and deferred tax liabilities of GTE Wireless entities whose tax status was changed from taxable to non-taxable immediately prior to the merger of Bell Atlantic and GTE which was accounted for as a pooling of interests and (2) the resulting federal and state income tax liability related to the consolidation of the partnership by Verizon Wireless Inc.

(3) Represents the adjustment to record the partnership's capital subject to redemption as redeemable minority interest on Verizon Wireless Inc. pursuant to Vodafone's put right.

(4)  Represents the minority interest resulting from the elimination of     % of
     the pro forma partnership operations as a result of the consolidation of the partnership by Verizon Wireless Inc.

                      SELECTED HISTORICAL FINANCIAL DATA

     The following selected consolidated historical financial data for the partnership should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes thereto included elsewhere in this prospectus. The statement of operations and cash flow data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from the audited financial statements of the partnership included elsewhere in this prospectus. We derived the remaining financial data from the partnership's unaudited financial statements.

     The financial information presented below includes results of operations for (1) Bell Atlantic Mobile and GTE Wireless for all periods retroactively restated on a consolidated basis, (2) our various significant acquisitions, including the U.S. mobile wireless operations of Vodafone, PrimeCo and certain Ameritech wireless operations from their date of acquisition and (3) the results of operations and cash flows from our various disposed assets until the dates of disposition. Accordingly, the financial information is not representative of our current business. You should read the unaudited pro forma financial information and the notes thereto contained elsewhere in this prospectus.


                                                          Year Ended December 31,                  Six Months Ended June 30,
                                   -----------------------------------------------------------  ----------------------------
                                        1995     1996       1997         1998          1999         1999            2000
                                   ---------- --------- ----------- ------------- ------------  -----------    --------------
                                                                (in millions, except  other operating data)
Statement of Operations Data:
Operating revenue:
Service revenues ................... $ 3,936  $  4,816    $  5,839    $  6,178       $  6,967       $  3,213       $  5,573
Equipment ..........................     315       288         357         463            692            300            526
                                     -------  --------    --------    --------       --------       --------       --------
Total operating revenue ............   4,251     5,104       6,196       6,641          7,659          3,513          6,099

Operating costs and expenses:
Cost of service ....................     383       557         937         880          1,392            539            919
Cost of equipment ..................     460       555         684         678            935            430            785
Selling, general and
 administrative ....................   1,968     2,246       2,632       2,732          2,851          1,357          2,524
Depreciation and amortization ......     591       697         840         959          1,105            514          1,201
                                     -------  --------    --------    --------       --------       --------       --------
Total operating costs and
  expenses .........................   3,402     4,055       5,093       5,249          6,283          2,840          5,429
                                     -------  --------    --------    --------       --------       --------       --------
Operating income ...................     849     1,049       1,103       1,392          1,376            673            670

Other income (expenses):
Interest expense, net ..............    (245)      (45)        (90)       (129)          (164)           (66)          (224)
Minority interest ..................     (63)      (70)        (74)        (92)           (76)           (32)           (73)
Equity in income (loss) of
 unconsolidated entities ...........      73        16         (20)        (19)            (2)            --             24
Other, net .........................      55        18           2          16              4              3            845(1)
                                     -------  --------    --------    --------       --------       --------       --------
Income before provision for
 income taxes ......................     669       968         921       1,168          1,138            578          1,242
Provision for income taxes .........     150       198         184         262            206            128            127
                                     -------  --------    --------    --------       --------       --------       --------
Net income ......................... $   519  $    770    $    737    $    906       $    932       $    450       $  1,115
                                     =======  ========    ========    ========       ========       ========       ========

Cash Flow Data:
Net cash provided by operating
 activities ........................    N/A       N/A       1,905        2,341          2,167            866         1,518
Net cash used in investing
 activities ........................    N/A       N/A       1,327        1,067          5,238            672         2,031

                                      55

                                                          Year Ended December 31,                  Six Months Ended June 30,
                                   -----------------------------------------------------------  -----------------------------
                                        1995     1996       1997         1998          1999         1999            2000
                                   ---------- --------- ----------- ------------- ------------  -----------    --------------
                                                                (in millions, except  other operating data)

Net cash provided by (used in)
 financing activities ..............    N/A       N/A        (586)      (1,255)         3,086           (191)          976
Capital expenditures ...............    N/A       N/A       1,305        1,258          1,537            656         1,372

Other Operating Data:
EBITDA (in millions) (2) ...........    N/A       N/A    $  1,943     $  2,351       $  2,481       $  1,187       $ 1,871
EBITDA margin (3) ..................    N/A       N/A        33.3%        38.1%          35.6%          36.9%         33.6%
Controlled subscribers (in
 millions) (end of period) .........    6.4       8.2         9.8        11.0           14.6          11.6           25.4
Subscriber churn (4) ...............    2.18%     2.01%       1.97%       2.30%          2.46%         2.40%           2.49%
Covered population (in
 millions) (end of period) (5) .....     N/A (7)   N/A (7)     N/A (7)     N/A (7)       N/A (7)        N/A (7)        203
Average revenue per unit
 (ARPU) (6) ........................ $ 60.30   $ 56.68     $ 54.12      $ 49.86      $  48.14       $  47.44        $ 45.38

Balance Sheet Data:
Property, plant and equipment, net .   4,176     5,217       5,784       6,073          7,273          6,230         10,436
Total assets .......................   8,900    10,085      11,041      10,800         15,843         11,885         53,335
Total debt .........................   3,232     1,137       2,529       2,321          5,399          2,215         10,063
Minority interest in consolidated
 entities ..........................     169       212         255         265            592            267            643
Partner's capital subject to
 redemption ........................    --        --          --          --             --             --           20,000
Total partners' capital ............   4,275     7,150       5,984       6,126          7,340          7,285         15,735

------------------------
(1) Includes $848 million of gain-on-sale in connection with the disposition of certain Southwestern U.S. properties.

(2) "EBITDA" is defined as operating income plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA does not give effect to cash used for debt service requirements and partnership distributions and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

(3) EBITDA margin is defined as EBITDA divided by service revenues and is expressed as a percentage.

(4) Subscriber churn is calculated as a percentage by determining the number of subscribers who cancel service during a period divided by the average number of subscribers. We determine the average number of subscribers on a per-month basis using the number of subscribers at the beginning and end of each month.

(5) Covered population refers to the number of people residing in areas where we have licenses that can receive a signal from our cell sites.

(6) Average revenue per unit is determined by dividing service revenues in each month within a period by the sum of the average number of subscribers in the period. ARPU includes revenue from paging and narrowband PCS services, but does not include subscribers to those services.

(7) Information not available for these periods.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     In this Management's Discussion and Analysis of Financial Condition and Results of Operations, "we" and "Verizon Wireless" refer to Verizon Wireless Inc. and the partnership, which will be our subsidiary upon completion of the offering, except where we discuss historical financial information, when "we" refers only to the partnership.

Overview

     We are the leading wireless communications provider in the United States in terms of the number of subscribers, network coverage, revenues and cash flow. We believe our leadership position within the wireless industry will allow us to take advantage of increasing penetration and usage trends within the United States in the coming years. See "Business-Industry Overview."

     Operating revenues. Our operating revenue consists of revenue from the provision of services and revenue from sales of equipment. Equipment revenue includes revenue from sales of handsets and accessories. Service revenues, which we record when services are provided, includes revenue from:

     o    monthly access charges;

     o    airtime usage;

     o    long distance charges;

     o    toll and data usage charges;

     o charges for features such as voice mail, voice activated dialing and caller ID;

     o gross roaming charges, or incollect fees, charged to our subscribers for usage outside our network;

     o gross roaming charges, or outcollect fees, charged to other wireless service providers whose subscribers use our network; and

     o    paging revenue.

     In recent years, we have experienced an increase in the net number of subscribers, which has increased our revenues. However, we have experienced decreasing average revenue per subscriber, or ARPU. The decrease is due to the continued migration of high-usage analog customers to digital price plans, which have a higher monthly recurring access charge but include a larger bundle of included minutes. The increase in access fees has been more than offset by the dilution of per-minute usage revenue. Although there is dilution over the short term as the subscriber base migrates to digital service, we believe that digital subscribers have a higher ARPU than analog customers overall. In addition, by migrating customers to digital services, we can offer more services such as Web access, which should increase ARPU in the long term. Service revenues have also been impacted by decreasing prices for incollect and outcollect fees and toll and long distance charges as a result of competition. We expect that trend to continue.

     We expect continued growth from wireless data as a result of the recent introduction of new applications for business and consumer use, including access to e-mail, Internet content, e-commerce and the developing services for m-commerce, shopping services and location-based services. Our historical results of operations do not include any material revenues from these wireless data services, but we expect revenues from wireless data services and applications to increase significantly over time.

     Operating Costs and Expenses. Our operating expenses consist of the following:

     o Cost of services: includes roaming charges billed to Verizon Wireless for our subscribers' usage outside of the Verizon Wireless network and direct telecom charges, which are costs to handle calls over our network, including landline charges, trunk lines and other costs to maintain our network;

     o Cost of equipment: includes costs of handsets and accessories, and the cost of shipping, warehousing and distributing these products. We subsidize the cost of handsets to reduce the up-front cost of our service and, as a result, equipment revenue is more than offset by the related cost of equipment, resulting in a net subsidy. In addition, we have actively focused on selling to new customers, and upgrading existing customers to, tri-mode handsets, which, although subsidized, result in higher margins since they permit us to reduce roaming expenses. As we expand our distribution channels and continue to grow, the number of handsets that we sell will continue to increase, which will result in higher cost of equipment. We believe that, as one of the largest purchasers of handsets in the United States, we will be able to purchase handsets at attractive rates;

     o Selling, general and administrative expenses: includes all operating expense not included in the other operating expense categories; and

     o Depreciation and amortization: includes depreciation of network and selling, general and administrative assets and amortization of all intangibles.

     Verizon Wireless was formed as a combination of four well-recognized wireless franchises in the U.S. market: Bell Atlantic Mobile, AirTouch, GTE Wireless and PrimeCo. We believe the formation of Verizon Wireless and the resulting combination of these four businesses will generate significant synergies. We expect that these synergies will be recurring and will help us to further lower our overall cost structure. To achieve these synergies, we will need to integrate multiple headquarters, customer support staffs, information and other systems and network infrastructure. We expect to spend significant amounts on integration activities, and we cannot assure you that we will be able to realize those savings. A significant portion of the cost of integration activities will be incurred in the second half of 2000.

     We must maintain a low cost structure in order to respond to increasing competitive pressures in the wireless industry. We believe that our leading position in terms of subscribers provides us with a competitive advantage because we can spread our fixed costs over a larger subscriber base, resulting in higher operating margins. We also believe that our leading position enables us to negotiate favorable roaming and handset and equipment purchase arrangements. In addition, as our network coverage increases and our customers' use of tri-mode handsets increases, we believe that our roaming expenses as a percentage of revenue will decline as we reduce the amount of roaming services needed to provide nationwide coverage to our subscribers.

     The expense of adding new subscribers is one of the most significant cost elements in the wireless industry. Therefore, satisfying and retaining existing customers is critical to the financial performance of wireless operators. Some of the companies from which we were formed had different levels of customer care and satisfaction and churn records, but we are working to ensure that we apply the best practices inherited from the four businesses across all of our markets. We expect to incur significant expenses related to customer retention and satisfaction.

     In addition to the transactions described below under "-Presentation of Financial Information," you should note that several recent developments will affect our results of operations:

      o Until 1999, we owned most of the towers that we used for our services and recorded cost of service expense for maintenance and depreciation expense. We entered into sale/leaseback or other monetization transactions for many of our towers in 1999 and the first six months of 2000, and our rent, lease and site maintenance expenses will increase to reflect our payments for use of those towers. Our principal stockholders received the proceeds from these transactions.

      o Our principal stockholders have the right to require us to enter into additional monetization transactions for our towers, other than towers in our former PrimeCo and acquired ALLTEL markets, prior to April 3, 2001, and we have already entered into transactions for some of these towers. These stockholders will receive the proceeds of these transactions, but we will be required to pay the resulting rent, lease and site maintenance expenses.

      o We launched a major advertising campaign to develop brand recognition in April 2000 and expect to incur significant advertising expenses through the remainder of 2000 related to the launch of our brand name.

      o Net proceeds of the offering will be invested by the partnership in short-term securities until used in the partnership's business. The partnership will generate significant interest income until the proceeds are applied.

Presentation of Financial Information

     Verizon Wireless Inc. is a holding company formed in connection with the offering. Prior to the offering, we had no assets and conducted no operations. We will use the net proceeds of the offering to acquire interests in the partnership immediately upon receipt, and we will become the partnership's managing general partner. After the offering, we will have no material asset
other than     % of the partnership interests in the partnership, or     % if
the underwriters' overallotment option is exercised in full, and our sole business will be to act as the managing general partner of the partnership. We will be reimbursed for our expenses by the partnership but will not receive any management fee.

     We will consolidate the partnership's results in our financial statements as a result of our control of the partnership as managing general partner, subject to various protective rights over significant decisions held by other partners. Our acquisition of partnership interests will be treated as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, the net assets of the partnership will be reported in our consolidated financial statements at their historical cost as reflected on the partnership's financial statements.

     Verizon Communications and Vodafone will own approximately    %
and   % of the interests in the partnership, or   % and     % if the
underwriters' overallotment option is exercised in full, respectively. Distributions from the partnership will generally be made pro rata in accordance with the percentage ownership interests of the partners. We will record a minority interest to reflect Verizon Communications' and Vodafone's interests in the partnership, which will be based on the net book equity of the partnership multiplied by their ownership percentage.

     Because we have no historical results of operations, we have presented the historical results of operations of the partnership. The partnership's financial information includes results of operations for Bell Atlantic Mobile and GTE Wireless retroactively restated for all periods on a consolidated basis, and also includes financial information for the following entities from their date of acquisition:

     o    Vodafone's U.S. wireless operations, beginning April 3, 2000;

     o PrimeCo's wireless operations, which, prior to April 3, 2000, were reflected as an equity investment in the partnership's results of operations as a result of its 50% ownership of PrimeCo's wireless operations and, beginning on April 3, 2000, were consolidated as a result of Vodafone's contribution of the remaining 50% to the partnership.

     o Ameritech's wireless operations in Chicago, St. Louis and rural Illinois, which were acquired by GTE Wireless on October 8, 1999;

     o Upstate Cellular Network's operations in upstate New York, which, prior to December 1, 1999, were reflected as an equity investment in the partnership's results of operations as a result of its 50% ownership of Upstate Cellular Network's wireless operations and, beginning on December 1, 1999, were consolidated as a result of the partnership's acquisition of the remaining 50% interest;

     o ALLTEL operations in Nevada and Iowa that were acquired by the partnership on April 1, 2000 in connection with the disposal by the partnership of operations in Arizona, New Mexico and Texas; and

     o ALLTEL operations in Pennsylvania, Illinois and Indiana and its minority interest in several of our New York and New Jersey properties that were acquired on June 29, 2000, in connection with the disposal of GTE Wireless operations in Ohio, Florida and Alabama.

Each of those acquisitions was accounted for under the purchase method of accounting, and the dispositions were recorded as sales.

     In addition, the financial information:

     o includes results of operations for various properties that have been or will be sold in connection with the partnership's formation; and

     o gives effect to the partnership's assumption and/or retention of $9.5 billion in debt from Verizon Communications and Vodafone in April and July 2000, which we intend to keep outstanding or refinanced by debt that will remain outstanding for at least two years, in the case of debt assumed from Verizon Communications, and five years, in the case of debt assumed from Vodafone.

The partnership will not receive any of the proceeds of these sales.

     As a result of these significant acquisitions and dispositions, a comparison of the partnership's results of operations in different periods may not be meaningful. We have prepared pro forma financial information that gives effect to the formation of Verizon Wireless Inc., the offering, our acquisition of partnership interests and entry into the partnership as the managing general partner, as well as those significant acquisitions and dispositions, as if each occurred as of January 1, 1999, and we have provided below a comparison of our results of operations for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999 on a pro forma basis. See "Unaudited Pro Forma Financial Information" and "Verizon Wireless Organizational Structure-Background."

     We have restated our financial statements on a retroactive basis to include the results of operations for the partnership and GTE Wireless on a consolidated basis as a result of the merger of Bell Atlantic and GTE, which was accounted for as a pooling of interest. There are a variety of conditions necessary to satisfy the pooling requirements, including conditions that Verizon Communications must satisfy after the date of the offering, including sales of assets and repurchases of stock. If this merger were to be accounted for as a purchase, we would be required to account for the acquisition of GTE Wireless as a purchase and reflect the value of the assets acquired based on the purchase price, which would increase our depreciation and amortization expenses.

Results of Operations

     We use the following measurements of our performance in the discussion of our results of operations that follows, as we believe that they are important statistics which provide an indication of our performance.

     ARPU - Average Revenue Per Unit. This represents service revenue divided by average subscribers. We determine average subscribers on a per-month basis using the beginning and ending number of subscribers. ARPU includes revenue from paging and narrowband PCS services, but does not include subscribers to those services.

     Cost per gross subscriber addition. This represents equipment subsidy plus commission expense divided by gross subscriber additions. It does not include any other selling or marketing expenses, including costs related to the operations of our company-owned stores.

  Pro Forma Six-Month Period Ended June 30, 2000 Compared to Pro Forma Six-Month Period Ended June 30, 1999

     Subscribers

     As of June 30, 2000, we had approximately 25.4 million controlled subscribers, an increase of 13.9% compared to June 30, 1999.

     Operating revenue

     Total operating revenue for the pro forma six-month period ended June 30, 2000 was $7,271 million, an increase of $808 million, or 12.5%, compared to the pro forma six-month period end June 30, 1999.

     Service revenues. Service revenues for the pro forma six-month period ended June 30, 2000 were $6,641 million, an increase of $689 million, or 11.6%, compared to the pro forma six-month period ended June 30, 1999. Service revenues increased primarily due to an increase in the number of average subscribers.

     ARPU for the pro forma six-month period ended June 30, 2000 was $45.01, a decrease of $0.80, or 1.7%, compared to the pro forma six-month period ended June 30, 1999. The decrease is due to the continued migration of high-usage analog subscribers to digital price plans, which have a higher monthly recurring access charge but include a larger bundle of included minutes. The increase in access fees was more than offset by the dilution of per-minute usage revenue.

     Equipment revenue. Equipment revenue for the pro forma six-month period ended June 30, 2000 was $630 million, an increase of $119 million, or 23.3%, compared to the pro forma six-month period ended June 30, 1999. This increase was primarily attributable to our significant focus on converting analog customers to digital service through an extensive upgrade program that includes the sale of new digital handsets.

     Operating costs and expenses

     Cost of service. Cost of service for the pro forma six-month period ended June 30, 2000 was $960 million, an increase of $120 million, or 14.3%, compared to the pro forma six-month period ended June 30, 1999. The increase was primarily due to the increase in off-network roaming traffic generated from nationwide roaming price plans such as our SingleRate plans. This increase in minutes was partially offset by lower roaming rates that we negotiated with other wireless carriers. We further decreased roaming charges by aggressively migrating our high-usage analog customers to a tri-mode handset pre-programmed to select either our network or a preferred roaming partner's network, regardless of whether our network in that area is analog, digital cellular or PCS.

     Direct telecom costs increased in the pro forma six-month period ended June 30, 2000 compared to the pro forma six-month period ended June 30, 1999 due to the increase in minutes on the network from both customer growth and an increasing percentage of digital subscribers, who tend to have higher usage rates.

     Cost of equipment. Cost of equipment for the pro forma six-month period ended June 30, 2000 was $876 million, an increase of $219 million, or 33.3%, compared to the pro forma six-month period ended June 30, 1999. The increase is primarily due to a 23.8% increase in gross subscriber additions for the pro forma six-month period ended June 30, 2000 compared to the pro forma six-month period ended June 30, 1999, as well as migration of analog customers to digital service, which results in a larger subsidy since digital phones are more costly.

     Selling, general and administrative expenses. Selling, general and administrative expenses for the pro forma six-month period ended June 30, 2000 were $3,048 million, an increase of $358 million, or 13.3%, compared to the pro forma six-month period ended June 30, 1999. The increase was primarily attributable to an increase in salary and wages as a result of increased hiring of customer service and sales personnel to meet anticipated growth in subscribers. The remaining increase was due to advertising costs of $87 million associated with the launch of the Verizon Wireless brand for the pro forma six-month period ended June 30, 2000. We expect significant advertising costs to continue through the end of 2000.

     Depreciation and amortization. Depreciation and amortization for the pro forma six-month period ended June 30, 2000 was $1,645 million, an increase of $27 million, or 1.7%, compared to the pro forma six-month period ended June 30, 1999. This increase is attributed to our continued network build-out program offset by older analog assets being fully depreciated. We expect depreciation and amortization to increase substantially due to our capital expenditure program.

     Interest expense, net

     Interest expense for the pro forma six-month period ended June 30, 2000 was $344 million. The partnership has assumed $9.5 billion in debt from Verizon Communications and Vodafone. See "-Liquidity and Capital Resources."

     Minority interest expense

     In connection with the offering, Verizon Wireless Inc. will become the managing partner of the partnership and consolidate its results of operations. However, Verizon Communications and Vodafone will continue to own partnership interests, which we will account for as a minority interest expense. The minority interest expense for the pro forma six-month period ended June 30,
2000 was $     million, a decrease of $     million, compared to the pro forma
six-month period ended June 30, 1999, as a result of decreased net income of the partnership.

     (Provision) benefit for income taxes

     Verizon Wireless Inc. is a corporation that will be a taxpayer and will record tax expense to reflect our corporate tax obligations on our share of the partnership's income. The partnership is not a taxpayer, but it has corporate subsidiaries that are taxable entities. The tax provision includes the tax provisions of both Verizon Wireless Inc. and a proportional share of the provision for taxes of these corporate subsidiaries. The tax provision for the
pro forma six-month period ended June 30, 2000 was $     million, a decrease of
$     million, or     %, compared to the pro forma six-month period ended
June 30, 1999, as a result of lower taxable income.

  Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

     Because of the various acquisitions and dispositions described above, the comparison between the two periods described below may not be meaningful.

     Subscribers

     As of June 30, 2000, we had approximately 25.4 million controlled subscribers, an increase of 119.0% compared to June 30, 1999.

     Operating revenue

     Total operating revenue for the six-month period ended June 30, 2000 was $6,099 million, an increase of $2,586 million, or 73.6%, compared to the six-month period ended June 30, 1999.

     Service revenues. Service revenues for the six-month period ended June 30, 2000 were $5,573 million, an increase of $2,360 million, or 73.5%, compared to the six-month period ended June 30, 1999. Excluding the acquisitions and dispositions described above, service revenues for the six-month period ended June 30, 2000 increased 23.0% compared to the six-month period ended June 30, 1999. These increases were primarily attributed to an increase in the number of average subscribers.

     ARPU for the six-month period ended June 30, 2000 was $45.38, a decrease of $2.06, or 4.3%, compared to the six-month period ended June 30, 1999. Excluding the acquisitions and dispositions described above, ARPU for the six-month period ended June 30, 2000 was $45.59, a decrease of $1.84, or 3.9%, compared to the six-month period ended June 30, 1999. The decrease is due to the migration of high-usage analog subscribers to digital price plans that have a higher monthly recurring access charge but include a larger bundle of included minutes. The increase in access fees was more than offset by the dilution of per-minute usage revenue.

     Equipment revenue. Equipment revenue for the six-month period ended June 30, 2000 was $526 million, an increase of $226 million, or 75.3%, compared to the six-month period ended June 30, 1999. Excluding the acquisitions and dispositions described above, equipment revenues increased 32.5% for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999. This increase is primarily due to an increase in gross subscriber additions for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999 and continued migration of subscribers from analog to digital service.

     Operating costs and expenses

     Cost of service. Cost of service for the six-month period ended June 30, 2000 was $919 million, an increase of $380 million, or 70.5%, compared to the six-month period ended June 30, 1999. Excluding the acquisitions and dispositions described above, cost of service increased 38.6% for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999. The increase was primarily due to an increase in off-network roaming traffic generated by the SingleRate and America's Choice nationwide price plans. We believe that off-network roaming will become a lower percentage of total minutes of use by our subscribers as a result of our larger covered area due to the acquisitions of Vodafone's U.S. mobile wireless operations and PrimeCo operations in April 2000.

     Although roaming minutes have increased substantially year over year, we have been proactive in renegotiating roaming rates with other wireless carriers. We have also taken aggressive initiatives to migrate national price plan customers to tri-mode handsets. These efforts have resulted in a reduction in the average roaming rate per minute paid to other carriers for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999.

     Direct telecom charges increased due to a significant increase in minutes of usage for the six-month period ended June 30, 2000 as compared to the six-month period ended June 30, 1999. The increase was partially offset by a decrease in the rates charged by the local exchange carriers.

     Cost of equipment. Cost of equipment for the six-month period ended June 30, 2000 was $785 million, an increase of $355 million, or 82.6%, compared to the six-month period ended June 30, 1999. Excluding the acquisitions and dispositions described above, cost of equipment increased 37.2% for the six-month period ended June 30, 2000 compared to six-month period ended June 30, 1999. The increase is primarily due to an increase in gross subscriber additions for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999. Net aggregate equipment subsidies, which reflects the difference between what we charge subscribers for handsets versus what our suppliers charge us for the same handsets, increased by 5% for the six-month period ended June 30, 2000 as compared to the six-month period ended June 30, 1999. The increase is primarily due to the increase in the percentage of digital handsets sold verses the number of analog handsets sold for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999. Although the cost of the digital handset continues to decline, the number of digital handsets sold increased and there is a larger subsidy on a digital handset.

     Selling, general and administrative expenses. Selling, general and administrative expenses for the six-month period ended June 30, 2000 were $2,524 million, an increase of $1,167 million, or 86.0%, compared to the six-month period ended June 30, 1999. Excluding the acquisitions and dispositions described above, selling, general and administrative expenses increased 27.9% for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999. The increase was due primarily to the $87 million advertising campaign associated with the marketing of the new Verizon Wireless brand, which was established in April 2000. In addition, we incurred a one-time charge related to our long-term incentive plan of approximately $47 million and severance costs of approximately $8 million. The remaining increase is primarily due to increased selling expenses associated with the increase in gross subscriber additions for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999.

     Although gross selling, general and administrative expenses increased, the cost per gross subscriber addition decreased by $23.91, or 10%, for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999. This decrease is primarily due to our emphasis on direct distribution through company-owned stores.

     Depreciation and amortization. Depreciation and amortization for the six-month period ended June 30, 2000 was $1,201 million, an increase of $687 million, or 133.7%, compared to the six-month period ended June 30, 1999. Excluding the acquisitions and dispositions described above, depreciation and amortization increased 8.0% for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999. This increase is primarily the result of the aggressive build-out of our digital network.

     Other, net

     Other, net includes the one-time gain of approximately $848 million in conjunction with the disposal of certain Southwestern markets.

     Interest expense, net

     Interest expense for the six-month period ended June 30, 2000 was $224 million, an increase of $158 million, or 239.4%. The increase was due to higher average debt outstanding related to borrowings from our parent companies, the assumption of debt from Vodafone of approximately $4 billion, the acquisition of Ameritech wireless markets and the acquisition of upstate New York markets.

     Provision for income taxes

     As a general matter, the partnership is not subject to federal or state tax on income generated from markets it owns through partnership entities. However, the partnership owns certain of its markets through corporate entities which are required to provide both federal and state tax on their income. The tax provision for the six-month period ended June 30, 2000 was $127 million, a decrease of $1 million, or 0.8%, compared to the six-month period ended June 30, 1999. The effective tax rates were 10.2% and 22.1% for the six-month period ended June 30, 2000 and for the six-month period ended June 30, 1999, respectively, compared to a federal statutory rate of 35.0%. The decrease in the effective tax rate for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999 directly relates to the increase in income before income taxes in non-corporate subsidiaries.

  1999 Compared to 1998

     As a result of the acquisitions described above, a comparison of our results of operations between the two periods may not be meaningful.

     Subscribers

     As of December 31, 1999, we had approximately 14.6 million subscribers, an increase of 32.7% compared to the prior year.

     Operating revenue

     Total operating revenue for 1999 was $7,659 million, an increase of $1,018 million, or 15.3%, compared to 1998.

     Service revenues. Service revenues for the year ended December 31, 1999 were $6,967 million, an increase of $789 million, or 12.8%, compared to 1998. Excluding the acquired Ameritech markets, service revenues increased 9.8% compared to 1998. The increase in service revenues was primarily the result of an increase in the number of average subscribers.

     ARPU for the year ended December 31, 1999 was $48.14, a decrease of $1.72, or 3.4%, compared to 1998. Excluding the Ameritech markets, which had a dilutive effect of $0.48, or 1.0%, ARPU for the year ended December 31, 1999 was $48.62. ARPU was impacted by the migration of analog subscribers to digital service with new price plans during 1999. Although the digital price plans have higher monthly recurring access charges, usage fees per minute declined between $.03 to $.07, depending on the market.

     Equipment revenue. Equipment revenue for the year ended December 31, 1999 was $692 million, an increase of $229 million, or 49.5%, compared to 1998. This increase is primarily due to a 27.3% increase in gross subscriber additions in 1999 compared to 1998 and higher sales of digital handsets.

     Operating Costs and Expenses

     Cost of service. Cost of service for the year ended December 31, 1999 was $1,392 million, an increase of $512 million, or 58.2%, compared to 1998. The increase was primarily due to the increase in off-network roaming traffic generated from our SingleRate and America's Choice nationwide roaming price plans.

     Direct telecom charges increased due to an increase in minutes of use generated by customers, primarily on digital price plans, as compared to 1998. This increase was partially offset by a decrease in the per minute rates charged by the local exchange carriers.

     Cost of equipment. Cost of equipment for the year ended December 31, 1999 was $935 million, an increase of $257 million, or 37.9%, compared to 1998. The increase is primarily due to an increase in gross subscriber additions in 1999 compared to 1998. The aggregate equipment subsidy margin improved by 11% in 1999 compared to 1998. The decrease in the equipment subsidy margin is primarily due to the reduction in per unit handset costs of 26.4% in 1999 compared to 1998 and the increase in margin on accessory sales sold through company-owned stores, which offer a wide range of handsets, accessories and services to our customers and other wireless customers at competitive prices. Accessory sales increased by approximately $23.8 million, or 23.8%, in 1999 compared to 1998.

     Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 1999 were $2,851 million, an increase of $119 million, or 4.4%, compared to 1998. The increase was due primarily to higher marketing costs associated with national price plans and higher selling costs associated with the increase in gross subscriber additions in 1999 compared to 1998, as well as an increase in salary and wage expense due to the addition of new personnel and a one-time charge to eliminate a product line.

     Although our equipment cost and gross selling, general and administrative expenses increased, our cost per gross subscriber addition decreased by $20.70, or 11.7%, in 1999 compared to 1998. This decrease is primarily due to our emphasis on direct distribution through company-owned stores through aggressive advertising.

     Depreciation and amortization. Depreciation and amortization for the year ended December 31, 1999 was $1,105 million, an increase of $146 million, or 15.2%, as compared to 1998. This increase was partially due to the acquisition of certain Ameritech markets in October 1999, which generated approximately $42 million of amortization related to intangible assets. The remaining increase was attributed to the aggressive build-out of our digital network.

     Interest expense, net

     Interest expense for the year ended December 31, 1999 was $164 million, an increase of $35 million, or 27.1%. The increase was due to higher average debt outstanding due to the acquisition of certain Ameritech wireless markets that was financed through intercompany loans. Interest was charged at various rates depending on whether the debt was long-term or short-term. The range of interest rates charged for the year ended December 31, 1999 was between 4.94% and 9.90%, and the range of interest rates charged for the year ended December 31, 1998 was between 5.46% and 9.90%.

     Provision for income taxes

     As a general matter, the partnership is not subject to federal or state tax on income generated from markets it owns through partnership entities. However, the partnership owns certain of its markets through corporate entities which are required to provide both federal and state tax on their income. The tax provision for the year ended December 31, 1999 was $206 million, a decrease of $56 million, or 21.4%, compared to 1998. The effective tax rates for the years ended December 31, 1999 and 1998 were 18.1% and 22.4%, respectively, compared to a federal statutory rate of 35.0%. The decrease in 1999 compared to 1998 directly relates to the decrease in income before income taxes in certain corporate subsidiaries of the partnership. The effective tax rate in the corporate entities is approximately 41%.

1998 Compared to 1997

     Subscribers

     As of December 31, 1998, we had approximately 11.0 million subscribers, an increase of 12.2% compared to December 31, 1997.

     Operating revenue

     Total operating revenue in 1998 was $6,641 million, an increase of $445 million, or 7.2%, compared to 1997.

     Service revenues. Service revenues for the year ended December 31, 1998 were $6,178 million, an increase of $339 million, or 5.8%, compared to 1997. These increases were primarily driven by an increase in the number of average subscribers offset by declining ARPU.

     ARPU for the year ended December 31, 1998 was $49.86, a decrease of $4.26, or 7.9%, compared to 1997. This decrease was primarily due to the increase in competitive pricing structures from new PCS providers. In addition, digital price plans were launched in May 1997 and September 1997 throughout our covered areas. Although these have higher recurring access charges, the per-minute usage charges were reduced by approximately $.06 due to larger bundles of included minutes.

     Equipment revenue. Equipment revenue for the year ended December 31, 1998 was $463 million, an increase of $106 million, or 29.7%, compared to 1997. This increase is primarily due to an increase in gross subscriber additions in 1998 compared to 1997, as well as the migration during 1998 of analog customers to digital service, requiring more expensive digital handsets.

     Operating Costs and Expenses

     Cost of service. Cost of service for the year ended December 31, 1998 was $880 million, a decrease of $57 million, or 6.1%, compared to 1997. The decrease in overall cost was primarily attributed to lower roaming rates negotiated with other wireless carriers, which resulted in a reduction of approximately 11.3% in the average roaming rate per minute paid to other wireless carriers for the year ended December 31, 1998 compared to the year ended December 31, 1997. This was offset by an increase in off-network roaming minutes.

     Direct telecom charges increased due to an increase in minutes of use generated by customers, primarily on digital price plans, as compared to 1997. This increase was partially offset by a decrease in the per minute rates charged by the local exchange carriers.

     Cost of equipment. Cost of equipment for the year ended December 31, 1998 was $678 million, a decrease of $6 million, or 0.9%, compared to 1997. The aggregate equipment subsidy margin improved by 45.1% in 1998 compared to 1997 due to a reduction in digital handset costs. In 1997, only one manufacturer produced digital handsets and charged premium prices. In 1998, as additional handsets became available from another manufacturer, the average cost of a handset decreased by 28% compared to 1997. This decrease was offset by an increase in gross subscriber additions in 1998 compared to 1997.

     Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 1998 were $2,732 million, an increase of $100 million, or 3.8%, compared to 1997. The increase was due primarily to a one-time charge related to the write-off of certain retail store assets related to a product line. In addition, salary and wage expense increased due to additional personnel and the increased advertising and selling expense to support customer growth.

     Although equipment costs and selling, general and administrative expenses increased, the cost per gross subscriber addition decreased by $26.03, or 12.9%, in 1998 compared to 1997. This decrease is primarily due to our emphasis on direct distribution through company-owned stores through aggressive advertising.

     Depreciation and amortization. Depreciation and amortization for the year ended December 31, 1998 was $959 million, an increase of $119 million, or 14.2%, as compared to 1997. The increase was primarily due to the aggressive build-out of our digital network.

     Interest expense, net

     Interest expense, net for the year ended December 31, 1998 was $129 million, an increase of $39 million, or 43.3%, compared to 1997. The increase was due to higher average debt outstanding. The range of interest rates charged for the year ended December 31, 1998 was between 5.46% and 9.90% and the range of interest rates charged for the year ended December 31, 1997 was between 5.44% and 9.90%.

     Provision for income taxes

     The tax provision for the year ended December 31, 1998 was $262 million, an increase of $78 million, or 42.4%, compared to 1997. The effective tax rates for the years ended December 31, 1998 and 1997 were 22.4% and 20%, respectively, compared to a federal statutory rate of 35.0%. The increase in 1998 compared to 1997 directly relates to the increase in income before income taxes in certain corporate subsidiaries of the partnership. The effective tax rate in the corporate entities is approximately 41%.

Liquidity and Capital Resources

     We expect to have significant cash needs over the next several years, as described below:

     Capital expenditures

     We currently estimate that our capital expenditures, including capital expenditures for the build-out and upgrade of our network but excluding acquisitions of spectrum licenses and other wireless service providers, will total approximately $2.3 billion in the last six months of 2000 and $4.3 billion in 2001. The actual amount of the funds required may vary materially from this estimate, and we expect to incur substantial capital expenditures after 2001 as well. In addition to these amounts, we will also require substantial additional capital for, among other uses, acquisitions of spectrum licenses and wireless service providers, additional system development and network capacity expansion if wireless data services grow at a faster rate than we anticipate. Unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes, weather-related delays, technological changes and other risks may also require additional funds. Expansion of our network will continue to require large outlays of funds to address the following factors:

     o network usage for existing wireless customers is accelerating as we reduce prices;

     o customer demand for new services is expected to increase substantially;

     o    strong wireless subscriber growth; and

     o    additional capacity is necessary to support wireless data services.

     Continued growth in our subscriber base will also require large outlays of capital for the marketing and distribution of our products. Furthermore, additional spectrum will be required to meet the growing demand for and usage of existing and new wireless products. See "Risk Factors-Risks Related to Our Business-We may not be able to obtain the additional licensed radio frequency spectrum that we require." We will also require capital to fund our ongoing development efforts designed to enlarge our national footprint by acquiring additional wireless properties.

     Distributions

     The partnership will be required to make distributions to its partners to pay taxes and, for a period of time, significant additional distributions determined pursuant to a formula. We intend to reinvest our portion of the distributions in the partnership, except for the amounts necessary to pay taxes. Although the other partners are permitted to reinvest their distributions, they are not obligated to do so, and we cannot assure you that they will do so. See "Certain Relationships and Related Party Transactions-Partnership Agreement-Distributions."

     Vodafone Put Rights

     Vodafone can exercise a right to require Verizon Communications or the partnership to acquire up to $20 billion worth of its partnership interests between July 2003 and July 2007. We will need to obtain financing if the partnership is required to repurchase those interests. See "Certain Relationships and Related Party Transactions-Investment Agreement."

     Debt Service

     As of June 30, 2000, the partnership had approximately $10.1 billion of indebtedness and capitalized leases. The partnership's principal debt obligations consist of debt that the partnership assumed in connection with the contribution of wireless operations by our principal stockholders in April and July, 2000, including $4.5 billion of debt outstanding under a credit facility with The Chase Manhattan Bank, Citibank, N.A. and other financial institutions that we assumed from a subsidiary of Vodafone ($4.0 billion of which was outstanding when we assumed it from Vodafone) and $5.4 billion of debt borrowed from Verizon Communications and its affiliates.

     The credit facility includes a $4.7 billion revolving credit facility and a $0.4 billion term loan facility. Borrowings under the revolving credit facility amounted to $4.1 billion at June 30, 2000 and bear interest, at our option, at a rate equal to the London Interbank Offered Rate, or LIBOR, plus 0.24%, the prime rate or a rate determined by competitive bidding. We must repay borrowings under the revolving credit facility as loans mature, although we are permitted to refinance these loans with new loans under the facility until the facility's expiration, subject to satisfaction of limited conditions. As of June 30, 2000, revolving loans had maturities ranging from 3 to 52 days. The revolving credit facility expires on April 2, 2001. However, we have the option to convert outstanding revolving loans to one-year term loans at maturity at a rate of LIBOR plus 0.315%. Borrowings under our term credit facility amounted to $0.4 billion at June 30, 2000 and bear interest at a rate equal to LIBOR plus 0.315%. We must repay borrowings under the term credit facility in June 2002.

     The credit facility contains customary events of default and customary covenants, including:

     o    limits on subsidiary indebtedness;

     o    a negative pledge;

     o    limits on sale/leaseback transactions; and

     o a leverage ratio requiring that the partnership's consolidated indebtedness be no greater than 3.75 times its EBITDA, as defined in the credit facility, for the most recent four quarters.

     Borrowings from Verizon Communications include demand loans and term notes. Demand note balances fluctuate based upon the partnership's working capital and other funding requirements. At June 30, 2000, demand loan borrowings totaled $2.8 billion. Interest on the demand loans is generally based on a blended interest rate calculated by Verizon Communications using actual fixed rates and variable rates paid on borrowings by Verizon Communications to fund the partnership and other entities affiliated with Verizon Communications. As of June 30, 2000 the weighted average interest rate on demand loans was 6.61%. We have been advised by Verizon Communications that it does not currently intend to call any of the demand loans during the next fiscal year. Accordingly, we have classified the entire balance as a long-term liability on our financial statements.

     Term borrowings from Verizon Communications amounted to $2.6 billion at June 30, 2000. Interest on the term notes is generally based on the same blended rate as for the demand loans, although interest on $0.2 billion of term notes that mature in 2000 is payable at a fixed rate of 7.57%. We intend to refinance the $0.2 billion of term notes due in 2000 with demand loans if Verizon Communications chooses to extend them to us. The remaining $2.4 billion of term borrowings is due in 2009, although we must make quarterly prepayments to the extent that our former Ameritech markets generate excess cash flow, as defined in the term notes. The term notes contain limited, customary covenants and events of default.

     We intend to refinance outstanding amounts under the revolving credit facility after the offering with term loans, subject to market conditions, although we intend to maintain a smaller revolving credit facility.

     We may incur significant additional indebtedness in the next several years to help fund our cash needs. Debt service will increase as we increase our amount of debt.

     Sources of Funds

     The partnership has funded its operations and prior acquisitions utilizing internally generated funds, intercompany and external borrowings and from capital contributions. We will rely on a combination of internally generated, intercompany and external funds to fund our continued expansion. Sources of future intercompany and external financing requirements may include the issuance of additional common stock and a combination of debt financing provided through intercompany debt facilities with Verizon Communications, borrowings from banks or debt issued in the public markets. Many wireless providers have been able to secure financing by entering into sale/leaseback transactions for their towers. However, we have agreed with our principal stockholders that the proceeds of any sale/leaseback or other monetization transactions entered into prior to April 3, 2001 for towers contributed by them, other than towers in our former PrimeCo and the acquired ALLTEL markets, will belong to those principal stockholders, subject to specified exceptions. See "Certain Relationships and Related Party Transactions-Tower Arrangements." We cannot assure you that we will be able to obtain all necessary financing to support our operations and other cash needs. See "Risk Factors-Risks Related to Our Business-We have substantial cash requirements and cannot assure you that we will be able to finance them."

     Historical

     Net cash provided by operating activities was $1,518 million for the six-month period ended June 30, 2000, and $2,167 million, $2,341 million and $1,905 million for the years ended 1999, 1998 and 1997, respectively. Net cash provided by (used in) financing activities was $976 million for the six-month period ended June 30, 2000, and $3,086 million, $(1,255) million and $(586) million for the years ended December 31, 1999, 1998 and 1997, respectively.

     The principal uses of funds in the six-month period ended June 30, 2000 were capital expenditures of $1,372 million. The principal uses of funds in the year ended December 31, 1999 were capital expenditures of $1,537 million, which were primarily for network expansion, and $3,767 million for acquisitions of wireless properties, primarily the acquisition of Ameritech markets in October 1999. The principal uses of funds in the year ended

December 31, 1998 were capital expenditures of $1,258 million, which were primarily for network expansion, and $960 million for distributions to partners. The principal uses of funds in the year ended December 31, 1997 were capital expenditures of $1,305 million, which were primarily for network expansion, and $2,107 million for distributions to partners.

Financial Condition

     Total assets at December 31, 1999 were $15,843 million, an increase of $5,043 million, or 46.7%, compared to December 31, 1998. The increase was primarily due to the acquisition of Ameritech markets in the Midwest and upstate New York markets, which created a $3,208 million increase in intangible assets consisting of deferred cellular licenses, customer lists and goodwill. These acquisitions also resulted in an increase of $792 million in network assets. The remaining increase in property, plant and equipment is attributed to our build-out program.

     Total liabilities at December 31, 1999 were $8,503 million, an increase of $3,829 million, or 81.9%, compared to December 31, 1998. The increase was primarily attributed to the acquisition of Ameritech markets in the Midwest and upstate New York markets, which were financed for the most part through intercompany borrowing in the amount of $2,474 million.

     Total partners' capital was $7,340 million at December 31, 1999, an increase of $1,214 million, or 19.8%, compared to December 31, 1998. The increase was primarily from the 1999 net income of $932 million and partner contributions, net of distributions, of $165 million.

Seasonality and Fluctuations in Quarterly Operation Results

     The wireless industry, including Verizon Wireless, has experienced a trend of generating a significantly higher number of customer additions in the fourth quarter of each year as compared to the other three quarters. A number of factors contribute to this trend, including the increasing use of retail distribution, which depends upon the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures and aggressive marketing and promotions. We cannot assure you that we will continue to experience strong fourth quarter results for customer additions. In the future, the number of customer additions in the fourth quarter could decline for a variety of reasons, including our inability to match or beat pricing plans offered by competitors, the failure to adequately promote our products, services and pricing plans, or the failure to have an adequate supply or selection of handsets.

     While we depend on the holiday season for customer additions, service revenues from these holiday season additions are not fully realized until the following year. Moreover, margins and cash flow are usually lower in December due to higher expenses for marketing and equipment subsidies.

Inflation

     We do not believe that inflation has had a material adverse impact on our business or operating results during the periods presented.

Qualitative and Quantitative Disclosures about Market Risks

     Our primary market risk relates to changes in interest rates, which could impact results of operations. As of June 30, 2000, we had $9.7 billion of aggregate floating rate debt outstanding under our credit facility and intercompany loan facilities. A change in interest rates of 100 basis points would change our interest expense by approximately $97 million. In the near future we intend to establish our own credit rating and, subject to market conditions, issue term debt, a portion of which may be fixed-rate, to minimize this market risk. We do not currently hedge our interest rate risk, although we may use interest rate swaps or collars in the future.

     Other than debt, our primary financial instruments are cash and short-term securities, including cash in bank deposits and other highly rated money-market investments and government securities. We believe that these instruments are not subject to material potential near-term losses in future earnings from reasonably expected possible near-term changes in market rates or prices. We intend to cause the partnership to invest the proceeds of this offering, until used by the partnership in its business, in similar instruments and securities.

     We also have exposure to fluctuations in foreign exchange rates as a result of a series of sale/leaseback transactions that obligate us to make specified balloon payments in Japanese yen. As of June 30, 2000, our obligations under these arrangements were $95.0 million. A change in the value of the U.S. dollar compared to the Japanese yen of 10% would change our obligations in U.S. dollars by $7.1 million. However, we have entered into forward exchange contracts that fully hedge the foreign exchange exposure for these obligations, although we are subject to the risk that our counterparties to these contracts fail to perform.

Recent Accounting Pronouncements

     On July 8, 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 137, "Deferral of the Effective Date of SFAS No.133" which defers the effective date of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" to all fiscal quarters of all fiscal years beginning after June 15, 2000. On June 19, 2000, the Financial Accounting Standards Board issued SFAS 138, an amendment to SFAS 133. We are currently evaluating the financial impact of adoption of SFAS 133, as amended by SFAS 138. The adoption is not expected to have a material effect on our results of operations, financial position or cash flows.

     On December 3, 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Staff Accounting Bulletin 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned. Management believes that the partnership's revenue recognition policies are in accordance with Staff Accounting Bulletin 101.

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation," an interpretation of Accounting Principles Board Opinion No. 25. This interpretation provides guidance in certain issues relating to stock compensation involving employees that arose in applying Opinion 25. Among other things, this interpretation clarifies (a) the definition of an employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan and (c) the accounting for an exchange of stock compensation awards in a business combination. The provisions of this interpretation are generally effective July 1, 2000, except for certain provisions which apply to modifications to stock awards made after December 15, 1998. We continue to evaluate the expected impact of this interpretation on our consolidated financial statements.

                                   BUSINESS

Overview

     We are the leading wireless communications provider in the United States in terms of the number of subscribers, network coverage, revenues and cash flow. We have the largest customer base of any U.S. wireless provider, with
25.4 million controlled wireless subscribers as of June 30, 2000, and offer wireless voice and data services across the most extensive national wireless network, with 240 million people in our licensed area and digital coverage in almost every major U.S. city. We generated pro forma revenue of $13.5 billion and $7.3 billion and EBITDA of $4.6 billion and $2.4 billion for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively. Our extensive network coverage, digital technology, national distribution channels and operating and financial strength position us to take advantage of the growing demand for wireless voice and data services. Our executive management team has a record of success in the wireless industry and proven experience in integrating acquired businesses, with senior management that average approximately 10 years of service in the industry and have direct experience operating our specific assets.

     Verizon Wireless is owned by Verizon Communications, which was created by a merger of equals between Bell Atlantic and GTE and is the largest provider of wireline voice and data services in the United States, with 100 million access line equivalents, as well as the largest provider of wireless services in the United States by virtue of its controlling interest in the partnership, and Vodafone, one of the leading wireless telecommunications companies in the world. This combination brings together the business and management teams of four well-recognized wireless franchises in the U.S. market: Bell Atlantic Mobile, AirTouch, GTE Wireless and PrimeCo. In combining these operations under the Verizon Wireless brand name, we intend to implement the best practices from each entity throughout our company and realize significant operating synergies. We believe that we are quickly developing Verizon Wireless into a brand name with significant recognition as a result of our aggressive advertising and marketing, enhanced by the strong customer relationships developed by our predecessor companies. We also believe that our relationships with Verizon Communications and Vodafone afford us additional benefits, including Verizon Communications' own brand marketing efforts and promotional opportunities among its 43 million customers, and Vodafone's insights into the more-developed European and Asian wireless markets, which we believe will be helpful in the United States.

     We believe that the breadth and quality of our network is a major competitive advantage. We currently hold FCC licenses to provide broadband wireless services in areas that include 240 million people, or approximately 86% of the U.S. population. As of June 30, 2000, our extensive network covered approximately 85% of the people in our licensed area as well as 49 of the 50 largest U.S. metropolitan areas and 96 of the largest 100 U.S. metropolitan areas. We supplement our operations with roaming agreements that allow our subscribers to use their wireless voice services wherever wireless service is available in the United States. Our national coverage enables us to cost-effectively offer innovative pricing, such as our SingleRate plans, enhanced features and other targeted service packages, such as our planned national prepaid digital service. We plan to continue to strengthen our network by expanding the breadth and depth of our coverage in licensed areas and by acquiring additional spectrum in currently licensed and other areas.

     Our CDMA digital network provides high-quality service to our customers, which we believe contributes to higher customer satisfaction, has greater capacity and is more cost-efficient than networks utilizing other digital technologies such as TDMA and GSM. Digitalization also provides the opportunity for increased data transmission speeds. We have emphasized deployment of our digital network, primarily by upgrading our 800 MHz analog markets to digital capacity and continuing to build-out our digital-only 1900 MHz markets. As of June 30, 2000, our digital network reached approximately 75% of our covered population. We will continue to expand our digital coverage and expect it to reach nearly 100% of our covered population by 2003. We believe that CDMA's spread-spectrum technology provides approximately eight times the voice capacity of analog networks, more than any other mobile wireless digital technology in use today, allowing us to use our licensed spectrum more efficiently as we add new customers and migrate existing analog customers to our digital product offerings. Our CDMA technology also positions us to meet the growing data needs of our customers as well as to efficiently migrate to next generation network technology through the implementation of higher-speed, packet-based data offerings such as 1XRTT and other high-speed data transmission technologies.

     We are poised to take advantage of the projected high demand for wireless data services, which we expect will increase revenue and operating cash flow opportunities. We are an industry leader in developing new, differentiated wireless data services and applications to meet this growing demand. We currently provide wireless data services using our CDMA digital network, which allows us to provide data services with speeds of up to 14.4 kilobits per second. We began trial development of IXRTT technology, capable of data rates of up to 144 kilobits per second, in July 2000 and plan to commence commercial deployment in the second half of 2001. Examples of our wireless data initiatives include the following:

     o We were the first national wireless communications provider to offer a desktop-accessible Internet portal which allows subscribers the ability to customize the data services they access through their handsets and to receive integrated, customized alerts. This portal permits our subscribers to access Verizon Wireless branded content as well as any wireless-access compatible websites that are bookmarked on the subscriber's desktop portal, and will serve as the platform for our future wireless data service offerings, including expanded m-commerce, offerings.

     o We plan to launch two-way short messaging service by the end of the year. Short messaging service allows subscribers to send and receive short text messages using their specially enabled wireless handsets and has been successful in Europe and Asia.

     o We will continue to develop long-term relationships with large corporate users by developing enterprise solutions that will enable companies to make their secure intranet applications accessible to their mobile workforce.

We expect continuing growth from wireless data services as a result of the introduction of new applications for business and consumer use, including access to e-mail, Internet content and e-commerce and the developing services for m-commerce, shopping services and location-based services.

Industry Overview

  General

     Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging services, and two-way radio applications, such as cellular telephone service, enhanced specialized mobile radio services, PCS and narrowband PCS service. The FCC licenses the radio frequencies used to provide each of these applications.

     Since the introduction of cellular service in 1983, wireless telephone service has grown dramatically in the United States. As illustrated by the following table, domestic cellular, enhanced specialized mobile radio and PCS providers experienced compound rates of growth of 24.2% and 32.4% in total service revenues and subscribers, respectively, over the six-year period from 1993 to 1999.

                         Wireless Industry Statistics*


                                            1993        1994        1995        1996        1997        1998        1999
Total service revenues (in billions)..    $10.9       $14.2       $19.1       $23.6       $27.5       $33.1       $40.0
Ending subscribers (in millions)......     16.0        24.1        33.8        44.0        55.3        69.2        86.0
Subscriber growth.....................     45.1%       50.8%       40.0%       30.4%       25.6%       25.1%       24.3%
Ending penetration....................      6.2%        9.4%       13.0%       16.3%       20.2%       25.1%       30.8%

------------------
* Source: Cellular Telecommunications Industry Association and Paul Kagan Associates.

     The U.S. government is expected to auction 700 MHz and 1900 MHz spectrum capacity by next year. These auctions are subject to ongoing FCC rulemaking and, in the case of the 1900 MHz auction, litigation, and accordingly their terms may change from time to time. The 1900 MHz auctions, currently scheduled to commence in November 2000, will be sold by market in blocks of 10 MHz or 15 MHz and will cover 151 markets with an aggregate population of 175 million, including coverage in some key markets such as New York, Boston, Los Angeles, Chicago and Washington D.C. The 700 MHz auctions, scheduled to begin in March 2001, involve spectrum covering the entire U.S. geography and population. The auctions will be for 12 separate licenses, of 10 MHz and 20 MHz blocks, in six geographical regions. Currently, the auction rules allow bidders to aggregate licenses in order to obtain national coverage. See "--Regulatory Environment."

  Recent industry trends

     The growth in the wireless communications industry in terms of subscribers and total revenue has been substantial and has been positively influenced by a number of industry trends that we expect to continue in the near future, including:

     Increased penetration due to demand for wireless services, resulting in improved network efficiency and increased revenue and cash flow. The U.S. wireless telephone industry has experienced a significant increase in subscriber additions and wireless penetration levels. For example, the number of subscribers was 16.0 million in 1993 and increased by 70.0 million through 1999, resulting in an increase in penetration from 6.2% to 30.8%. Increased penetration allows wireless providers to distribute the fixed costs of a wireless network over a greater numbers of users, thereby contributing to higher operating margins. Wireless penetration in other developed nations, particularly in Western Europe, is currently substantially higher than in the United States. The experience of Vodafone and other wireless providers in these more-developed wireless markets has been that the market for wireless services has an inflection point with regard to subscriber penetration whereby once penetration reaches a certain level, penetration growth accelerates. In addition, those same international wireless providers have experienced EBITDA growth at a greater rate than subscriber growth as network usage increases. While there are differences between the U.S. wireless market and these Western European markets, including calling-party payment of per-minute charges for wireless calls in Europe and the per-minute pricing and inferior quality of wireline services in Europe, we believe the Western European experience demonstrates that significant opportunities for increased penetration remain.

     Larger "bundles" of included minutes result in mass market adoption. As the cost of wireless service for the consumer has declined and increasing numbers of minutes are included in pricing plans without additional charge, wireless service has become, in an extremely short period of time, an affordable product for the consumer rather than a luxury service. We believe higher numbers of included minutes offered by these plans encourage greater wireless service usage as subscribers have become less concerned with the need to pay for calls on a per-minute basis or pay for received calls, which have historically been significant disadvantages of wireless services compared to wireline services in the United States. Such widespread usage will in turn cause even more people to choose wireless services, especially as the price of wireless service declines relative to the price of wireline service. We believe that the increase in penetration and usage combined with the growing demand for enhanced services and data application will provide the opportunity for significant revenue and earnings growth.

     National single rate pricing, which is simplifying customer choice, increasing penetration and leading to industry consolidation. The wireless industry has begun to offer national single rate pricing, such as our national SingleRate plan, which simplifies customer choice and attracts high-usage subscribers. These plans have increased wireless telephone penetration in the United States, and we believe that the introduction of other simplified, targeted rate plans will continue to increase wireless telephone penetration. In addition, because roaming charges payable by a wireless provider to third-party carriers can exceed the amount charged to the subscriber under these single rate plans, wireless providers have been attempting to establish national coverage through acquisitions and the build-out of their existing licensed coverage areas.

     Increasing use of digital service instead of analog service is increasing the range of wireless service capabilities for subscribers. Digital network characteristics, including longer battery life, improved voice quality and custom calling features, have begun to make wireless service increasingly comparable to wireline communications.

     Introduction of next generation digital platforms and development of wireless data applications should drive expanded wireless usage. Existing and future wireless data technologies, coupled with the widespread use of the Internet, have caused wireless providers to focus on wireless data services. To date, these services have predominantly been used to carry business data applications. We believe the introduction of new applications for business and consumer users, including wireless portals and web services, access to e-mail, news, sports, weather summaries, travel services, financial information and services and comparison shopping applications, will drive the initial growth of wireless data network services. To this end, enabling technologies, such as Wireless Access Protocol, provide an environment that encourages the development of innovative data services for wireless networks. We believe that the development and deployment of next generation wireless networks will drive further growth in wireless data services and applications due to increased capacity, higher data transmission speed and lower costs. Those companies that can more easily and efficiently migrate to these next generation technologies will have a competitive advantage in emerging data opportunities.

Business Strategy

     Our goal is to be the acknowledged market leader in providing wireless voice and data services in the United States with a focus on high-quality service across a technically-efficient network while meeting and exceeding the growing needs of our customers. To accomplish this goal, we must continue to implement the following key elements of our business strategy:

     Invest in and expand our digital network. We will continue to build-out and expand our digital network in an effort to provide seamless and superior coverage throughout our covered area so that our subscribers can enjoy consistent features and high-quality service, regardless of location. At present, approximately 75% of our network, on a covered population basis, has digital technology. We will continue to expand our digital coverage and expect it to reach 87% of our covered population by the end of next year and nearly 100% by the end of 2003. We will continue to explore strategic opportunities to expand our overall national coverage through selective acquisitions of wireless operations and spectrum licenses. We also plan to continue to evaluate and launch next-generation network technologies in an effort to ensure that we can meet future demand for wireless services and that we remain at the forefront of new and enhanced wireless service offerings.

     Strengthen and promote the Verizon Wireless brand. We will continue our efforts to establish the Verizon Wireless brand as one of the most respected brand names in the United States. We recently launched our brand name, identity and new service offerings in an aggressive national campaign in order to quickly establish customer recognition. We believe that our message of simplicity and affordability, as well as our position as the leading wireless communications company in the United States, will associate the Verizon Wireless brand with consumer confidence and acceptance. In addition, our principal stockholder, Verizon Communications, has launched a national campaign to promote the Verizon brand, which will benefit Verizon Wireless in markets where we both provide services.

     Increase operating margins and capital efficiency. We believe that our success will depend, in part, on our ability to continue to increase our operating margins in order to be cost competitive and increase our cash flow. Expanding our CDMA digital network will allow us to increase network capacity more efficiently, as the cost of digital network equipment per unit of capacity is lower than for analog network equipment. CDMA technology also enables us to utilize over-the-air programming, which allows us to initially program handsets remotely to select the most cost-effective roaming partners and thereby reduce costs. We are also undertaking a number of initiatives to lower the cost of attracting and retaining new subscribers. For example, we have focused on developing direct distribution channels such as company-owned stores, telemarketing and web-based sales because of the generally lower costs associated with obtaining additional subscribers in these ways. We believe, based upon our experience in former Bell Atlantic Mobile markets, that customers obtained through our direct sales channel will, on average, generate higher revenues and be less likely to cancel service. We are also controlling costs by using our size and position as the largest wireless carrier in the United States to obtain lower handset and network equipment costs and lower roaming rates.

     Expand our wireless data and messaging offerings. We will build upon our success in wireless voice by continuing to develop and introduce value-added digital wireless data applications. We have been a leader in wireless data since we started offering our customers digital wireless data in 1994 and are currently testing the next generation of wireless data technology. Our wireless data service offers handset-based menus and integrated content with access to content providers, e-mail and personal information tools such as calendars and address books. The service was expanded in July 2000 with the addition of a desktop-accessible portal that allows our subscribers to customize the data services content they access through their handsets and to receive integrated, customized alerts. We are developing new opportunities to increase revenue through placement fees, advertising and m-commerce using our wireless data offerings. In addition, we expect to introduce two-way short messaging service by the end of 2000. While this service is relatively new in North America, wireless providers have experienced success with this service in Asia and Europe. We expect that the development and introduction of the next generation of wireless data technology, which we are currently testing, will provide data speeds of up to 144 kilobits per second. These high speeds may enable applications such as image downloads, music, games and additional commerce capabilities and will permit laptop computer users to use wireless Internet access at speeds and quality levels comparable to today's wireline experience. We expect to launch this next-generation technology in major cities in mid-2001.

     Focus on satisfying and retaining our customers. Our revenue and cash flow growth will be achieved by retaining our existing base of customers and increasing their usage of our services as well as by obtaining new customers. We believe quality customer care increases customer satisfaction, which reduces churn, and will be a key differentiator in the wireless industry. Bell Atlantic Mobile experienced churn rates that were significantly below the industry average, and we intend to focus on customer service and to implement across all of our markets the practices that we believe led to lower churn in these Bell Atlantic Mobile markets. We are committed to providing high-quality customer care, investing in loyalty and retention efforts and continually monitoring customer satisfaction in all facets of our service. To provide prospective customers with convenient locations to initiate service, we will continue to expand our extensive distribution network, which includes both direct and indirect sales channels and resale. Examples of our distribution initiatives include a recent alliance with RadioShack through which our services will be sold in over 3,700 stores nationwide. In addition, we will continue to offer clear and simple-to-understand service offerings, such as our SingleRate plans, to enhance consumer awareness and use of our services. Targeting distinct consumer and business users with specific pricing and service packages will be important in meeting the specific needs of our customers.

     Realize synergies from the formation of Verizon Wireless. We will continue to integrate our previously separate wireless operations in order to realize economies of scale and scope through consolidating and streamlining operations. For example, we expect to realize significant savings over time by lowering our handset and network equipment costs, by integrating our various information systems, consolidating customer call center operations, reducing our roaming costs and consolidating the headquarters of our predecessor companies.

     Create opportunities from our relationship with our principal stockholders. We believe that we will benefit from our relationship with Verizon Communications and Vodafone, our two principal stockholders. Verizon Communications is the largest provider of wireline voice and data services in the United States in terms of the number of customers, with a nationwide brand name that will appear every month on approximately 43 million telephone bills. We believe this may present promotional and service bundling opportunities. Vodafone is one of the leading global wireless telecommunications companies in terms of the number of subscribers, with extensive experience in penetrating market niches that may be critical to our success, such as wireless data and prepaid services, both of which are more widely available in Vodafone's service areas outside the United States than in the United States.

Competitive Strengths

     We believe that the following competitive strengths will help us implement our strategy of becoming the acknowledged market leader for wireless voice and data services in the United States:

     Leading U.S. wireless company. We are the leading wireless company in the United States in terms of subscribers, network coverage, revenues and cash flow. We provide service in 49 of the largest 50 U.S. metropolitan areas and 96 of the largest 100 U.S. metropolitan areas. We believe that being the market leader with a nationwide network will provide us with significant competitive advantages, including:

     o the ability to provide customers, particularly high-usage subscribers such as large corporate accounts, with flexible price plans on a national basis;

     o the ability to control call quality, reduce our reliance on roaming to provide service to our customers and optimize network capacity;

     o benefits of being first to market with new services, as we will become the preferred partner for a variety of wireless data content and application providers, hardware manufacturers, service providers and enablers of m-commerce;

     o    substantial cash flow to invest in our network and marketing efforts;

     o purchasing power with respect to equipment, such as handsets and network equipment;

     o economies of scale by spreading fixed costs over a greater number of customers; and

     o increased ability to target national corporations as customers because of our extensive network coverage.

     Superior digital technology. We believe that digital technology offers many advantages over analog technology, including substantially increased network capacity, greater call clarity and privacy, enhanced services and features, lower operating costs, reduced susceptibility to fraud and the opportunity to provide improved data transmissions. We further believe that our CDMA digital technology provides significant operating benefits relative to other digital technologies, including greater system capacity than that of the two other principal digital transmission technologies, GSM and TDMA. In addition, we believe that CDMA offers an efficient migration path to next generation data services through the implementation of technologies such as 1XRTT and 1XEV.

     Well-positioned for anticipated growth of wireless data. We believe that the introduction of the next generation of wireless data applications will help to further a migration from wired to wireless Internet access and generate numerous growth opportunities. We have experience with wireless data since 1994 and believe our business and consumer subscriber base and CDMA technology strategically position us to take advantage of the expected growth of wireless data usage. As we migrate to the next generation of network technology, such as 1XRTT and 1XEV, increased data transmission speeds will allow us to offer new services, such as Internet browsing, to access our wireless network at speeds comparable to today's wireline experience.

     Experienced management team. Our executive management team incorporates key wireless managers from Bell Atlantic Mobile, GTE Wireless, Vodafone and PrimeCo with an average of approximately 10 years in the wireless industry. These key managers have a proven record of successfully operating our wireless assets. Our management will further have the benefit of the combined managements and experiences of Verizon Communications and Vodafone as expert resources in all aspects of the communications industry.

     Significant financial and operating strength. We generated approximately $4.6 billion in EBITDA in 1999 and $2.4 billion in the six months ended June 30, 2000, on a pro forma basis. While the partnership is required to make significant distributions to its partners, the level of remaining cash flow affords us a significant competitive advantage in investing in the marketing of our brand and service as well as investing in our network to remain at the forefront of technology. The cost of acquiring radio spectrum capacity to provide wireless services is also high, and the cost of then constructing a wireless network in licensed areas is substantial.

Wireless Services

     We offer reliable, high-quality, wireless services and pricing packages for both wireless voice and data communications. We offer basic voice services as well as enhanced services and features, including caller ID, call waiting, call forwarding, three-way calling, no answer/busy transfer and basic voice mail, and data services. We design our service packages to target the following select segments of customers: youth, family, active professionals, small to medium businesses and national accounts. We tailor our voice and data offerings, pricing plans and handsets to the needs of these customer segments.

Voice Services

     Basic services and enhanced features. Most of our price plans offer enhanced features, including caller ID, call waiting and call forwarding, three-way calling, no answer/busy transfer and voice mail. We also offer our customers a choice of packages that include specific sets of features, which simplifies the sales process and promotes the adoption of enhanced features.

     We are developing enhanced features that facilitate communications among our subscribers, thereby attracting new subscribers to Verizon Wireless and capitalizing on our large customer base. Generally, these enhanced features generate additional revenues through monthly subscription fees or increased wireless usage encouraged by utilization of the features. For example, we are working to integrate and standardize voice mail platforms within our network to enable customers to send voice messages to other Verizon Wireless customers nationwide, or respond directly to voice messages left for them, with a few keystrokes.

     Price plans. We offer a variety of simple, straightforward packages with features and competitive pricing plans that are designed to meet the needs of various consumer and business user segments, at the local, regional and national level. Specifically, we offer:

     o a national SingleRate plan, which offers simple, flat-rate nationwide service with no additional roaming and long distance charges within the United States;

     o regional versions of the SingleRate plan, such as the DigitalChoice SingleRate East plan, which bundles roaming and long distance for use along the East Coast from Georgia to Maine;

     o family/small group and shared minute plans designed for multiple-user households and small businesses;

     o mobile-to-mobile plans for multiple-user households and small work groups; and

     o plans targeted at national accounts, which are businesses with over 1,000 wireless lines, including our SingleRate Elite offering.

Historically, our SingleRate plans have been a key to migrating customers from analog to digital service because these plans offer more value-added services and features. In addition, they have reduced churn by high-usage customers who might otherwise switch to competing services.

     Prepaid. We believe the prepaid market represents a large and growing under-penetrated market opportunity. We are marketing prepaid service to distinct consumer segments such as the expanding and lucrative youth market, families, consumers who otherwise would not be able to obtain service due to their credit profiles and small business customers and consumers who prefer to pay in cash. As of June 30, 2000, prepaid users represented approximately 11% of our total subscribers. Our predecessor companies have had extensive experience in the prepaid market and have been innovative and customer-focused with prepaid service offerings. We intend to launch a national digital prepaid plan with no separate roaming or long distance charges for calls made in most of our network coverage area, beginning in limited areas later this year. Our package will also include airtime, voice mail, caller ID and call waiting through the use of a tri-mode digital handset.

     We have historically experienced higher churn rates with our prepaid customers than other customers, and we expect that this will continue. However, we believe that our new national digital prepaid offerings will result in lower churn levels than we have experienced historically for prepaid customers, as a result of the larger required up-front investment to purchase a more expensive tri-mode handset, improved call quality and digital features. Our experience has been that the increased churn for prepaid customers is offset, at least in part, by the lower costs of acquiring new prepaid customers. See "Risk Factors-Risks Related to Our Business-A high rate of customer turnover would negatively impact our business."

     OnStar. We are currently the national provider of wireless service to General Motors' innovative OnStar service. OnStar provides hand-free wireless voice, safety and concierge services to its subscribers and will be available as an option in most General Motors cars beginning in the fourth quarter of 2000. We believe General Motors chose Verizon Wireless because of our strong existing network coverage.

     Wireless Data Services

     We are a leader in providing wireless data services in the United States. Our leadership position is built on:

     o our experience in offering digital wireless data access since 1994 with Cellular Digital Packet Data technology, or CDPD;

     o    the extensive coverage of our network;

     o    the benefits of CDMA technology;

     o    our dedicated sales forces; and

     o    our significant financial and operating resources.

We believe that these strengths position us to take advantage of what industry analysts estimate will be significant demand for and growth in wireless data services. To capture this growth, and what we believe will be opportunities for increasing revenue and operating cash flow, we plan to focus on providing anytime/anywhere access on a variety of devices to subscribers through our branded wireless portal, partnering with the industry's premier content providers, creating customized solutions and developing m-commerce services.

     We currently offer CDMA-based wireless Internet access, one-way short messaging services and CDPD-based wireless data services. We are also investing in what we believe will be the next generation of high-speed wireless data technology, which we believe will utilize a wide array of devices, including handsets, personal digital assistants and laptop computers.

     Mobile Web. Mobile Web, our CDMA-based wireless data service, offers easy to use, customized access to content through our branded portal, "MyVZW.com." This service allows subscribers to access the Internet, e-mail and personal information management tools, such as calendars and address books, at speeds of up to 14.4 kilobits per second through handset-based menus. Unlike other data offerings based on CDPD, where future upgrades are not expected to offer significantly increased speeds, we plan to update our CDMA data service to new packet-switched services that provide peak speeds of up to 144 kilobits per second in 2001 by upgrading rather than replacing our existing network.

     We differentiate our services by facilitating our subscribers' access to Internet content through an easy-to-use format that allows them to use their desktop computers to select the data content they want displayed on their handsets. We are also developing applications for business subscribers designed to enhance their productivity by providing handset access to secure corporate intranets and e-mail accounts. Through our partnerships with premier content providers, we currently offer our subscribers access to a wide variety of services, including the following:

     o stock market information, portfolio monitoring and stock trading through E*Trade, Fidelity Investments, DLJdirect and Money Central;

     o travel information and reservations through Getthere.com and expedia.com;

     o shopping through Amazon.com and barnesandnoble.com and comparison shopping among both online and "brick and mortar" retailers through ECompare;

     o news, sports and weather through Go.com, including ESPN.com and ABCNews.com, and Weather.com; and

     o information, news and other content through MSN.com and its components, including MSNBC.com.

We believe that our decision to maintain our own portal will afford us the flexibility to modify and improve our customers' wireless Internet experience and allow us to better understand their needs and applications; we intend to translate this knowledge into additional revenue opportunities.

     We expect that the Mobile Web will generate recurring revenues and profits for us from the following sources:

     o monthly subscription fees and airtime fees from increased wireless usage;

     o    commissions on transactions initiated through the portal;

     o commissions and referral fees for users who register at sites accessed through the portal;

     o    fees for placement on our handset menu; and

     o    commissions on advertising served in the portal content.

     Short Messaging Services. Since 1997, we have offered our subscribers one-way message receiving service using handsets, including alert features. We intend to enhance this service with two-way short messaging, which will allow customers to both send and receive short text messages using specialized new handsets. We plan to launch this service by the end of 2000. We believe that two-way short messaging will appeal to both consumers, who can exchange messages with friends and family, and business customers, who can exchange calendar and scheduling information with others.

     CDPD Services. In 1994, we were the first wireless provider to introduce CDPD service and now offer it in many major U.S. metropolitan areas, with a total population of approximately 71 million people. CDPD provides data transmission at peak speeds of up to 19.2 kilobits per second over an overlay network separate from our CDMA-based offerings. Our CDPD subscribers include more than 500 public safety agencies, which use this service for data communications with public safety vehicles, as well as utilities, which remotely read and monitor their field units, and retailers, which use CDPD to verify credit/debit cards quickly and easily. We also sell CDPD capacity on a wholesale basis to third party service providers such as OmniSky and GoAmerica, which provide Palm-based wireless data services to end-users.

     Next Generation Wireless Data Access. We believe that wireless data usage will be driven by customer demand for full browsing and transaction capability for m-commerce, location-based services, streaming media and advanced business applications as the next generations of wireless data technology are introduced. We expect these services to be enabled by new technology that will permit the transmission of wireless data at substantially higher speeds and using multiple access devices. We are investing in 1XRTT technology, which we believe will be the next generation of CDMA wireless data access. We expect 1XRTT technology to permit data transmission speeds of up to 144 kilobits per second, which will enable high-speed applications such as image downloads, music, games and full browsing capabilities for laptop computer users. This technology may also allow location-specific services so that, for example, merchants in a particular area could offer participating subscribers "real-time" specials and coupons by sending alerts to their handsets. We have commenced trial operations of the 1XRTT technology in one market and expect to launch in major cities in the second half of 2001.

     We are also evaluating 1XEV and 3XRTT technologies capable of data rates of between 384 kilobits per second and more than two megabits per second to provide enhanced voice and data services well into the future. See "Our Network-Digital Technology-Next Generation Development Strategy."

  Handsets

     We have worked with manufacturers on the continuing development and market launch of tri-mode handsets that operate on 850 MHz analog, 850 MHz digital and 1900 MHz digital frequencies. These handsets allow customers to place and receive calls throughout the nationwide Verizon Wireless network and offer longer battery life and increased functionality compared to analog handsets. We believe that our leading position in terms of subscribers will help position us as the service provider of choice for handset manufacturers and will allow us to develop branded handsets that complement our focus on high-quality service.

     We offer handsets that are headphone/earphone compatible, and we will work with manufacturers to ensure that they provide equipment that can be used in a hands-free configuration. We plan to continue working with manufacturers to offer our customers new and unique handset features. In order to maintain customer satisfaction and loyalty, our customers can purchase protection for their handsets and accessories through third-party insurance providers, extended warranty and repair and upgrade options. We also offer our customers accessories, such as chargers, headsets, belt clips, faceplates and batteries.

  Paging

     We offer local, regional and nationwide messaging and narrowband PCS services in all 50 states, the District of Columbia and portions of Canada. Compared to traditional messaging, narrowband PCS permits us to offer more services, including two-way messaging, the ability to reply to e-mails and to deliver a variety of information services such as mail, weather summaries, news and other information. In addition, narrowband PCS services are more efficient in terms of transmission capacity. Based on industry surveys, we are among the largest providers of messaging and narrowband PCS services in the United States, with approximately 3.5 million units in service. Like many others in the paging industry, we have experienced a decline in the number of one-way paging units in service. While the number of narrowband PCS units in service has been increasing, the increase has not been enough to offset the decline in one-way units in service.

Marketing

     In addition to providing high-quality services and customer care, we focus our marketing strategy on promoting our brand, leveraging our extensive distribution network and cross-marketing with Verizon Communications.

     We have moved quickly toward the goal of establishing ourselves as the premier provider of wireless service in the United States by aggressively launching our new name, identity and national service offerings. Our marketing efforts are focused on a coordinated program of television, print, radio, outdoor signage, Internet and point of sale media promotions. Our message to consumers is designed to highlight our simple, clear and affordable products and services. Our promotion of the Verizon Wireless brand will be supplemented by Verizon Communications' own brand marketing efforts, reinforcing the awareness of our services in shared markets. We plan to promote and advertise through Verizon Communications, capitalizing on the size and breadth of its customer base.

     Our pricing options, equipment and enhanced features are designed to appeal to a wide range of consumer and business segments. We further target specific customer segments with tailored services such as the launch of our national SingleRate plan in April 2000. We offer our national SingleRate plan, which appeals to nationwide travelers, and SingleRate Elite, for large corporate customers, and intend to offer a national prepaid plan that appeals to new users. Similarly, we offer a range of high-quality handsets and enhanced features. We also offer wireless data services and are poised to take advantage of the projected growth of wireless data access and m-commerce.

Sales and Distribution

     Our sales strategy is to use a mix of direct, indirect and resale distribution channels in order to increase customer growth while reducing customer acquisition costs. A goal of our distribution strategy is to increase direct sales through our company-owned stores, as well as through telemarketing and web-based initiatives, while simultaneously strengthening our indirect channels to maintain an extensive distribution system that reaches the largest number of people. We believe that our extensive company-owned distribution system is the largest of any wireless service provider in the United States and a key strength and competitive advantage. We are investing significant resources to achieve this goal by providing our sales representatives with in-depth product and sales training to allow them to explain wireless communications simply and clearly. We also have programs in place to train indirect representatives and offer dedicated account service to our indirect retailers.

  Direct

     Company-owned Stores. Company-owned stores are a core component of our distribution strategy as they are one of our lowest-cost mass distribution channels. Based upon our experience in the former Bell Atlantic Mobile markets, we believe that customers who enter through our store channel will be less likely to cancel their service and will generate higher revenue per month on average than those who come through other mass-market channels. We intend to expand our Bell Atlantic Mobile company-owned store strategy to our other markets. Our stores sell basic wireless handsets and accessories, including hands-free and other convenience and safety-related equipment, wireless service paging and narrowband PCS service. As of June 30, 2000, we operated approximately 1,100 stores and kiosks, which we believe is more than any other U.S. wireless provider. In addition, we expect to open an additional 100 to 200 stores and kiosks over the next year. Many stores include personnel dedicated to in-store customer service.

     Business-to-Business. We have two main business-to-business sales forces with an aggregate of nearly 1,800 salespeople and managers as of June 30, 2000. One group services the growing small to medium business segment and target regional and local businesses in high-growth industries with less than 100 wireless users. Our other group focuses on large and national businesses. With the nation's most extensive wireless coverage, we expect to expand our corporate relationships over the next few years. Our corporate sales force offers competitive price plans and specialized, dedicated account management and customer service to our major corporate accounts. We also develop enhanced features specific to large corporate users and expect wireless data services to appeal strongly to this segment. In addition, we have a dedicated CDPD sales force that we are training to offer our other wireless data products, as well as a separate paging sales force.

     Telemarketing. We maintain a telemarketing sales force of approximately 350 salespeople and managers as of June 30, 2000 dedicated to receiving incoming calls. We were an early entrant in telemarketing for wireless service. In addition to providing convenience for the customer, telemarketing is a lower-cost channel. We believe that telemarketing will grow as consumers become more accustomed to wireless service and begin purchasing second and third wireless numbers for their households.

     Web-Based. Bell Atlantic Mobile was the first major wireless carrier to offer fully-automated, end-to-end, web-based sales of wireless handsets, pagers, accessories and service. Our web-based sales channel, located at our web-site, www.verizonwireless.com, enables prospective customers in our former Bell Atlantic Mobile areas to purchase a complete service package, including the handset, basic and enhanced features and accessories. The online store provides a secure environment for transactions. We expect to expand these web-based services throughout all of our markets over time.

     We have also developed extranets for business clients such as The Boeing Company, that permit intranet users to directly access our online presence and obtain negotiated corporate rates. We are developing relationships with electronic procurement portals to service additional corporate clients.

  Indirect Retailers and Agents

     We have over 14,000 indirect retail partner locations with over 30,000 salespeople hired to sell broadband wireless products and services as of June 30, 2000, including RadioShack, Best Buy, Circuit City Stores, Inc. and Office Depot. We have programs in place to train indirect representatives and offer dedicated customer service to our indirect retailers.

     We recently entered into an agreement with RadioShack to provide a "store-within-a-store" staffed with trained representatives, which we expect to roll-out in summer 2001. This agreement will also increase our presence from approximately 2,800 RadioShack stores as of June 30, 2000 to approximately 3,700 stores, including most major markets in the country, when the program is launched.

  Resale

     We are a leading wholesaler of broadband wireless capacity, with over 2.1 million resale lines as of June 30, 2000, and we expect this business to continue to grow over the next several years. We have over 120 resellers, including MCI WorldCom Wireless.

Customer Care, Retention and Satisfaction

     Customer care, retention and satisfaction are essential elements of our strategy. The cost of adding new subscribers is one of the most significant cost elements in the wireless industry. Therefore, satisfying and retaining existing customers is critical to the financial performance of wireless operators. Our customer care, retention and satisfaction programs are based on ensuring customer convenience and ease of use and specifically cultivating long-term relationships with our customers. Our predecessor companies had different levels of customer care and satisfaction records, but we are working to ensure that we apply the best practices of our predecessor companies across all of our markets. However, we recognize that consolidating our customer care groups is complex and we may encounter difficulties which disrupt our business or cause us not to meet our customer care objectives in our planned time frame. See "Risk Factors-Risks Relating to Our Business-We may have difficulties integrating the various companies that form our business."

  Offer Customer Convenience and Ease of Use

     We offer our customers a full range of choices and options for making requests and inquiries to maximize convenience. Customers are able to contact us by telephone, by short message to and from their handset and through web-based applications.

     We offer customer care twenty-four hours a day/seven days a week for all of our markets. This service is accessible by using three or four-digit speed dialing on wireless phones or through a conventional toll-free 800 number. We currently maintain 33 customer care call centers and employ approximately 12,000 customer care employees, although we intend to consolidate our centers to reduce costs as part of our integration strategy. We believe the geographic breadth of our centers allows us to offer customers a more localized approach. We also have established relationships with third-party vendors operating through 14 additional customer service centers that employ over 2,000 additional representatives. We offer service in multiple languages in many markets and through Telecommunications Devices for the Deaf. We also offer customer care on the web in selected markets, allowing customers to review their monthly bill, analyze usage, make payments and obtain answers to frequently asked billing questions.

     To increase customer satisfaction, we have created dedicated teams to handle specialized market segments. By providing customers with focused resources, we are able to provide access to more knowledgeable representatives and provide enhanced customer care. We have dedicated resources for the following areas: data/Mobile Web customers, business customers, including both national accounts and small to medium-sized businesses, paging and narrowband PCS and prepaid customers. We are able to capitalize on these resources through technologies such as intelligent call-routing which directs inquiries to specialized customer care representatives.

  Cultivate Long-term Customer Relationships

     We believe that by reaching out to our customers, we can cultivate long-term relationships with them that will enhance their satisfaction and retention. Our ability to develop these long-term relationships begins with our effort to understand their specific needs.

     We plan to collect customer feedback to measure customer satisfaction with overall service offerings. By the end of this year, we expect to have several national customer satisfaction tracking programs in place, including surveys among new customers, customers who have recently called our customer service organization and a sampling of other customers.

     We have two major retention and loyalty programs, with numerous additional programs in specific market areas. The intent of these programs is to proactively contact customers with information and offers that will enhance the value of their wireless service. We have a "Welcome Program" in most markets consisting of material distributed at the point of sale and a call made to customers soon after they activate service. The call is intended to review the first bill, capture customer feedback on the sales process and bill format and verify account information. During 2000, we plan to contact over 3.5 million customers through the Welcome Program, which we intend to expand to cover all of our markets. We have found that churn among customers who were contacted in the program is lower than among customers who were not contacted.

     Our other major retention and loyalty program is a customer life cycle management program in which we contact customers at key points in their service tenure with targeted information and offers. The program, currently used only in our former Bell Atlantic Mobile and GTE Wireless markets, consists of a direct mail piece followed up with an outbound call. The program offers proactive rate-plan analysis aimed at increasing the value of service to the customer, attempts to sell more or improved features, and, where appropriate, also encourages our analog customers to migrate to digital services. We intend to expand this program to cover all of our markets.

Our Network

     We have licenses to provide mobile wireless services on the 850 MHz and 1900 MHz portions of the radio spectrum in areas that include approximately 86% of the U.S. population. The 850 MHz portion is used to provide either analog or digital cellular services, while our 1900 MHz areas are all digital and provide PCS services. We also have licenses to provide messaging and narrowband PCS services on the portions of the radio spectrum set aside for those services. We obtained our domestic spectrum assets through application lotteries, mergers, acquisitions, exchanges, FCC auctions and allotments of cellular licenses.

  Coverage

     We have the largest network coverage of any wireless telephone carrier in the United States, with licensed and operational coverage in 49 of the 50 largest metropolitan areas. Currently, we are licensed to operate in markets that have 240 million people, or approximately 86% of the U.S. population, and our built network covers approximately 203 million of those potential customers and includes approximately 12,000 cell sites. In addition, we have signed numerous roaming agreements to ensure our customers can receive wireless service in virtually all areas in the U.S. where broadband wireless service is available.

     While our 850 MHz markets are substantially built-out, our 1900 MHz markets, especially our former PrimeCo markets, have substantial build-out needs. Approximately 37 million people that reside in parts of our licensed areas do not receive coverage from our network, and, of the 37 million, approximately 17 million reside in former PrimeCo markets.

     Our widespread 850 MHz network coverage provides us with a significant benefit as it allows us to offer service to our subscribers as well as subscribers to other wireless services whether they have CDMA digital phones, in which case they can use our digital services, where available, or TDMA or GSM digital or analog phones, in which case they can use analog services on our 850 MHz network. Our widespread coverage helped us obtain our contract with General Motors to provide services to its OnStar system, as General Motors sought a wireless service provider that could offer extensive coverage. See "Wireless Services-Voice Services-OnStar."

  Analog and Digital Service

     We offer analog and digital service in our 850 MHz markets and digital service in our 1900 MHz markets. We monitor our network performance by measuring the percentage of ineffective attempts, lost calls and call quality, and we believe that digital technology helps improve our performance in these areas. We believe that digital technology offers many advantages over analog technology, including substantially increased network capacity, lower operating costs per unit, reduced susceptibility to fraud and the opportunity to provide improved data transmissions. Digital service also provides clear benefits to our customers, including extended handset battery life, greater call privacy and enhanced services and features. We have made a major commitment to migrate subscribers from analog to digital service so both we and our customers can benefit from digital technology.

     We utilize digital and analog technology to provide our customers with a wide range of services. At present, our network provides digital coverage to approximately 75% of our covered population, or approximately 150 million people, which we believe is one of the largest built digital networks of any company in the United States. Digital usage currently accounts for 65% of our busy hour traffic. We intend to eventually deploy our digital network throughout our national service area, and we expect digital coverage to reach 87% by the end of 2001 and nearly 100% by 2003. See "-Digital Technology."

  Digital Technology

     Current Technology

     We use digital CDMA technology in our digital markets, as we believe that this technology provides significant operating benefits relative to other digital technologies. We believe that CDMA digital technology provides greater system capacity than other digital technologies, including GSM and TDMA, and has approximately eight times greater capacity than that of analog technology. CDMA has proven in the marketplace that it can provide significant operating and cost efficiencies. In addition, CDMA is currently used by many large wireless providers in the United States, providing potential CDMA roaming partners and ensuring continued support and development of CDMA handsets and network equipment by manufacturers.

     We use a feature-rich all-digital switching infrastructure. We have primarily deployed switches manufactured by Lucent, Motorola and Nortel, and we had over 130 mobile switching centers nationwide as of June 30, 2000.

     Next Generation Development Strategy

     The next generation of wireless technologies will allow us to offer high-speed wireless data services and, ultimately, voice services using Internet Protocol. In order to be successful, any next generation strategy must allow the wireless provider to achieve a pervasive footprint quickly and cost effectively while maintaining spectral efficiency. We began trial deployments of the next generation of CDMA, known as "1XRTT," in July 2000, and we expect commercial deployment of 1XRTT to begin in the second half of 2001. 1XRTT is a packet-switched protocol capable of data rates of up to 144 kilobits per second, which will allow us to develop higher capacity for voice calls and higher data rates for wireless data applications such as image downloading, music, games, m-commerce and location-specific services. We will be able to implement 1XRTT by changing plug-in components in our CDMA network rather than replacing our existing network.

     We are also evaluating 1XEV and 3XRTT technologies capable of data rates of between 384 kilobits per second and more than two megabits per second to provide enhanced voice and data services well into the future.

  Cost Structure

     An effective and efficient network is necessary to ensure that we have a competitive cost structure. Digital technology helps us improve our network's effectiveness and efficiency by enhancing capacity and providing network usage with less capital and operating expense per minute of use than analog technology. Fixed costs, such as towers, shelters and other common equipment, are reduced per minute of use as they can be spread over a larger number of minutes because of the higher capacity of a CDMA digital network compared to analog networks. Developing services associated with digital technology may also lead to lower per minute costs. For example, parts of our network provide over-the-air programming of handsets, which, in the initial programming, selects the most cost-effective roaming partners.

     We have also undertaken other initiatives to reduce our network cost and improve efficiency. While we currently use Sprint for our long distance services, in October 1998 we purchased a microwave network that extends from New York to Texas. This network provides two main benefits. First, it supports the carriage of our wireless long distance in those areas. Second, it provides redundancy for service interruption to other facilities, which is less expensive than purchasing alternative services from a third party. In addition, we have our own Signaling System 7, or SS7, network and thus have significantly reduced the need to pay others for those services. SS7 is a separate signaling channel needed for call set-up and advanced calling features.

     The continued build-out and upgrade of our network, including capacity enhancement and transition to digital services, will require significant capital outlays. See "Risk Factors-Risks Related to Our Business-We need to continue the build-out and upgrading of our network, and we cannot assure you that we will be able to continue to do so on a timely basis or at all" and "-We have substantial cash requirements and cannot assure you that we will be able to finance them."

  CDPD Network

     CDPD is a packet data service that uses Internet Protocol, which allows most applications written for the Internet, as well as many business applications, to run efficiently over our network without modification. We launched the first commercial CDPD service in the United States in 1994 and now offer CDPD data transmission at speeds of up to 19.2 kilobits per second in major metropolitan areas that contain approximately 71 million people, which represents over 26% of the U.S. population. In addition, our CDPD customers can roam on the CDPD networks of other wireless providers, which in total cover areas with an additional 89 million people.

  Spectrum

     We currently own a combination of spectrum in the 800 MHz and 1900 MHz. These bands consists of blocks of 10, 25 and 30 MHz of spectrum, which combine to give us spectrum levels ranging from 10 MHz up to 45 MHz. We own at least 25 MHz blocks of spectrum in 49 of the top 50 markets in the U.S. We also own 10 MHz of WCS band spectrum in the Northeastern United States. We expect that the demand for our wireless services will grow over the next several years as the demand for both traditional wireless voice services and new wireless data Internet services increase significantly. See "-Industry Overview."

     As is the case with many other wireless providers, we anticipate that we will need additional spectrum in our most densely populated markets to meet anticipated demand. We will seek to obtain additional spectrum in a variety of ways. We will participate in upcoming scheduled FCC auctions for 700 MHz and 1900 MHz spectrum, although competition will be intense and there may be limits on our ability to participate in the 1900 MHz auctions. We also expect to participate in future FCC auctions that will likely include other 700 MHz bands. In addition to the auction process, we have the opportunity to purchase or lease spectrum on the secondary market and to purchase capacity from providers and resell it to our customers. See "Regulatory Environment-Spectrum Acquisitions" and "Risk Factors-Risks Related to Our Business-We may not be able to obtain the additional licensed radio frequency spectrum that we require."

  Messaging and Narrowband PCS

     We currently have two nationwide one-way messaging channels for use by our paging network and one nationwide asymmetrically paired 50-12.5 kilohertz narrowband PCS license. We also resell narrowband PCS services using other carriers' networks. In addition, we have numerous market area licenses for one-way messaging and three regional asymmetrically paired 50-12.5 kilohertz narrowband PCS licenses. Our asymmetrical network transmits data from the base to subscribers at 50 kilohertz, and from the subscriber to the base at 12.5 kilohertz. Our network, either directly or through reselling arrangements, provides local, regional and nationwide messaging and narrowband PCS services in all 50 states, the District of Columbia and portions of Canada.

Information Systems

     Our information systems are comprised of systems from our predecessor companies. These systems include billing, point of sale, provisioning, customer care, data warehouse, fraud and financial and human resource systems. For example, we currently use 12 major billing systems and over 100 other systems that are keyed to the customer's geographic location. We have developed plans to integrate and consolidate these systems, initially into six billing systems and over 70 other systems and later into four billing systems and over 50 other systems. This will help us achieve significant cost savings and further streamline our business processes and operations.

     We anticipate that the full implementation of these plans will take approximately four years and will contribute to a reduction in our operating costs and expenses as a percentage of revenues during each stage of the implementation. We employ experienced professionals who have in the past successfully consolidated billing systems during tenures at our predecessor companies. Because of our past experience, we understand the complexities of consolidating these various systems. However, we may encounter difficulties that cause disruptions in some of our markets while we integrate the systems. See "Risk Factors-Risks Related to Our Business-We may have difficulties integrating the various companies that form our business."

Competition

     There is substantial competition in the wireless telecommunications industry. We expect competition to intensify as a result of the consolidation of the industry, the entrance of new competitors, the development of new technologies, products and services and the auction of additional spectrum. Other wireless providers, including other cellular and PCS operators and resellers, serve each of the markets in which we compete. We provide service to 49 of the top 50 markets in the U.S., and these 49 markets have an average of five other competing wireless providers. Competition also may increase to the extent that smaller, stand-alone wireless providers transfer licenses to larger, better capitalized and more experienced wireless providers.

     We compete primarily against other nationwide wireless service providers, including AT&T Wireless, Sprint Corporation, Nextel Communications Incorporated and VoiceStream Communications. The wireless communications industry has been experiencing significant consolidation, and we expect that this trend will continue. For example, BellSouth and SBC have announced plans to combine their U.S. wireless businesses. This consolidation trend may create additional large, well-capitalized competitors with substantial financial, technical, marketing and other resources to compete with our offerings.

     As a result of competition, we may encounter further market pressures to:

     o    reduce our service prices;

     o    restructure our service packages to offer more value; or

     o respond to particular short-term, market-specific situations, for example, special introductory pricing or packages that may be offered by new providers launching their service in a particular market.

     We also expect to increase our advertising and promotional spending to respond to competition. In addition, some of the indirect retailers who sell our products also sell many of our competitors' products. All of these conditions may lead to possible consumer confusion and increasing movement of customers between competitors and could have a material adverse effect on our results of operations. Our ability to compete successfully will depend in part on our marketing efforts and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services and technologies, changes in consumer preferences, demographic trends, economic conditions and pricing strategies by competitors.

Properties

     We maintain our corporate headquarters in Bedminster, New Jersey, and have seven area and 29 regional offices, as well as additional offices for our paging services, located throughout the United States. We also maintain facilities comprised of administrative and sales offices, customer care centers, retail sales locations, switching centers, cell sites, data centers and product distribution centers. Locations are generally leased to provide maximum flexibility, with the exception of switching centers, which are frequently owned due to their critical role in the network and high set-up and relocation costs.

     As of June 30, 2000, we operated approximately 782 retail stores and 325 kiosks that support our direct distribution channel. Additionally, we had 146 offices and 18 warehouses. At that date, network properties included approximately 130 switching locations and 12,000 cell sites, as well as additional properties for our paging network. We believe that our facilities are suitable for their purposes and that additional facilities can be secured for our anticipated needs, although we may have difficulty obtaining additional cell sites. See "Risk Factors -Risks Related to Our Business-We need to continue the build-out and upgrading of our network, and we cannot assure you that we will be able to continue to do so on a timely basis or at all."

     Many of our store leases contain provisions prohibiting a change in control of the lessee or permitting the landlord to terminate the lease or increase rent upon a change in control of the lessee. These provisions may have been applicable to the contribution of GTE Wireless, Vodafone and PrimeCo assets to the partnership. Based primarily upon our belief that (1) we maintain good relations with the substantial majority of our landlords, (2) most of our leases are at market rates and (3) we have historically been able to secure suitable leased property at market rates when needed, we believe that these provisions will not have a material adverse effect on our business or financial position.

Environmental Matters

     We are subject to various foreign, federal, state and local environmental protection and health and safety laws and regulations, and we incur costs to comply with those laws. We own or lease real property, and some environmental laws hold current or previous owners or operators of businesses and real property liable for contamination on that property, even if they did not know of and were not responsible for the contamination. Environmental laws may also impose liability on any person who disposes of hazardous substances, regardless of whether the disposal site is owned or operated by such person. Although we do not currently anticipate that the costs of complying with environmental laws will materially adversely affect us, we cannot ensure that we will not incur material costs or liabilities in the future due to the discovery of new facts or conditions, the occurrence of new releases of hazardous materials or a change in environmental laws.

Employees

     As of July 15, 2000 we employed approximately 32,500 employees, including Vodafone employees who have been seconded to our company. See "Certain Relationships and Related Party Transactions--Secondment Agreement." We consider our relationship with our employees to be good. Fewer than 100 of our employees are represented by unions. However, as a result of recent commitments we have made to several unions, we expect an increase in organizing activities. We cannot predict what level of success the unions may have in organizing our employees. See "Risk Factors-Risks Related to Our Business-A portion of our workforce may become unionized as a result of recent agreements."

Intellectual Property

     We rely on a combination of copyright, patent, trademark, trade secret and other intellectual property rights together with confidentiality and/or license agreements with our employees, customers and others to protect our proprietary rights. We own a variety of patents for wireless technology. Some of these patents are licensed to AirTouch Communications, Inc., a subsidiary of Vodafone, which can sublicense them to others.

     Verizon Communications owns the trademarks issued for "Verizon," "Verizon Wireless" and "Digital Choice SingleRate" but licenses them and other marks to the partnership on a non-exclusive basis until 2 1/2 years after it ceases to own any interest in our company or the partnership begins to use a different brand name. See "Risk Factors-Risks Related to Our Business-We do not own the Verizon Wireless brand name or some service offering names which could adversely affect our results of operations" and "Certain Relationships and Related Party Transactions-Verizon Communications Intellectual Property Arrangements."

Legal Proceedings

     From time to time, we are a party to various litigation matters incidental to the conduct of our business. We are a defendant in a number of actions, including class actions, arising out of our business as well as the business affairs of the AirTouch, Cellco Partnership, GTE Wireless and PrimeCo entities that now comprise Verizon Wireless.

     Under the U.S. Wireless Alliance Agreement between Vodafone and Verizon Communications, we have specified rights of indemnification from Vodafone and Verizon Communications. Generally, under this agreement, Vodafone and Verizon Communications, as the successor to Bell Atlantic and GTE, are required to indemnify us for losses, as that term is defined in the underlying agreements, that may be incurred by us in connection with wireless businesses formerly conducted by Vodafone, Bell Atlantic and GTE, and pertaining to events which occurred or causes of action which existed prior to April 3, 2000, with respect to Vodafone and Bell Atlantic, and prior to July 10, 2000, with respect to GTE. This indemnification does not apply to PrimeCo assets contributed to the partnership. See "Certain Relationships and Related Party Transactions-U.S. Wireless Alliance Agreement."

     To the extent, therefore, that we may be subject to liability or loss in connection with any of the following matters and arising out of events or causes of action which existed prior to the dates set forth above, we intend to exercise our right to be indemnified by Vodafone or Verizon Communications for such liability or loss. We have no indemnification rights with respect to liabilities arising out of the formation of the partnership. See "Certain Relationships and Related Party Transactions-U.S. Wireless Alliance Agreement."

     AirTouch Cellular, which is currently our subsidiary and was formerly a Vodafone entity, and entities affiliated with GTE Wireless are defendants in four putative class action lawsuits alleging antitrust claims pending in state court in California. The cases have been settled and the settlements have been approved. Appeals are pending in each case. We believe that the ultimate outcome of these matters, in the aggregate, will not have a material adverse impact on our financial condition or results of operations.

     In 1998, AirTouch Cellular and an entity affiliated with GTE Wireless were named as defendants in a purported class action alleging price fixing filed in Sacramento County Superior Court. The plaintiffs in that case are seeking monetary damages and related injunctive relief. The case is still in a preliminary phase.

     AirTouch Cellular, Bell Atlantic Mobile, GTE Wireless, PrimeCo and various affiliated entities are defendants in a number of purported class actions brought on behalf of subscribers throughout the country and alleging common law and statutory claims of misrepresentation, inadequate disclosure, unfair trade practices or breach of contract related to our advertising, sales, billing and collection practices. These include claims relating to the practice, and alleged nondisclosure, of rounding up of partial minutes of airtime usage to full minute increments, send-to-end billing, negative options, ring time billing, first incoming minute free feature, monthly charges for bundled minutes, below cost sales, early disconnection charges, charges for local and toll calls, price discrimination and other practices and charges, as well as the adequacy of our wireless coverage and the quality of service. The actions are in various stages of the litigation process, with one the subject of ongoing settlement discussions and another approved for settlement by the court. Plaintiffs in these putative class actions have not specified the alleged damages they seek. We are not currently able to assess the impact, if any, of these actions on our financial position or results of operations.

     Our subsidiaries are also defendants in two lawsuits alleging patent infringement. On November 12, 1999, MLMC, Ltd. filed suit in U.S. District Courts in Delaware against AirTouch Cellular, GTE Wireless and PrimeCo, among others, alleging that the defendants were infringing or contributing to the infringement of two patents held by or licensed to the plaintiff related to secure mobile telephone technology. Plaintiff is seeking unspecified damages and injunctive relief. On March 30, 2000, Freedom Wireless, Inc. filed suit in U.S. District Court for the Northern District of California against AirTouch, Bell Atlantic Mobile and PrimeCo, among others, alleging that the defendants were infringing or contributing to the infringement of a patent held by plaintiff related to prepaid wireless service technology. Plaintiff seeks unspecified monetary damages as well as injunctive relief. Both of these cases are at a preliminary stage, and we are not currently able to assess the impact, if any, of these actions on our financial position or results of operations. In each of these actions, we believe that we have, and intend to assert or already have asserted, the right to be indemnified by our vendors for any losses arising out the claims of infringement asserted against us. These matters are also covered, in part, by the indemnification provisions in the alliance agreement.

     AirTouch Cellular, Bell Atlantic Mobile, GTE Wireless, PrimeCo and various affiliated entities are defendants in a number of cases in various courts involving claims by former agents and resellers who allege that we breached our contracts with those agents and resellers, have tortiously interfered with their contractual relationships with others by terminating our relationships with them and have engaged in unfair competition. Some of the complaints have further alleged that we are a franchisor under applicable state franchise law and have violated franchise laws in our relationship with them. State franchise laws often provide for treble damages for violations. We believe that we are not a franchisor under state law in these cases. We are not currently able to assess the impact, if any, of these actions on our financial position or results of operations.

     Bell Atlantic Mobile, PrimeCo and various affiliated entities are defendants in lawsuits alleging person injuries, including brain cancer, from wireless phone use. We believe we are entitled to indemnification by handset manufacturers in connection with these claims and intend to pursue those rights. In each of these actions arising out of personal injury claims, we believe that we have, and intend to assert or already have asserted, the right to be indemnified by our vendors for any losses arising out the claims of infringement asserted against us. These matters are also covered, in part, by the indemnification provisions in the alliance agreement. An adverse outcome in this litigation could have a material adverse effect on our results of operations, financial conditions and/or prospects. See "Risk Factors-Risks Related to Our Industry-Concerns about alleged health risks relating to radio frequency emissions may affect our prospects and the value of your investment."

     We are a defendant in matters relating to our Los Angeles, Simi-Oxnard, Sacramento and rural Colorado markets, in which general and/or limited partners in wireless partnerships we manage allege that the transfer of Vodafone ownership of the general partner in these markets to us violated rights of the other general and/or limited partners. These claims seek various remedies, including dissolution of the partnership, removal of us as the general partner, and damages. The trial court in the Los Angeles market litigation has awarded summary judgment to us but the plaintiff has filed notice of appeal. An adverse decision in either of the Los Angeles or Sacramento markets could have a material adverse impact on our operations.

     We are also a defendant in other legal actions involving claims incidental to the normal conduct of our business, including actions by customers, vendors and employees. We believe that these other actions will not be material to our financial position or results of operations.

Regulatory Environment

     The FCC regulates the licensing, construction, operation, acquisition and transfer of wireless systems in the United States pursuant to the Communications Act of 1934 and the associated rules, regulations and policies promulgated by the FCC.

     To use the radio frequency spectrum in the United States, wireless communications systems must be authorized by the FCC to operate the wireless network and mobile devices in assigned spectrum segments and must comply with the rules and policies governing the use of the spectrum as adopted by the FCC. These rules and policies, among other things, (1) regulate our ability to acquire and hold radio spectrum, (2) impose technical obligations on the operation of our network, (3) impose requirements on the ways we provide service to and communicate with our customers, (4) regulate the interconnection of our network with the networks of other carriers, (5) obligate us to permit unrestricted resale of our services by resellers and to serve roaming customers of other wireless carriers and (6) impose a variety of fees and charges on our business that are used to finance numerous regulatory programs and part of the FCC's budget.

     The process of obtaining U.S. operating authority for a wireless system requires three separate proceedings to be completed by the FCC: (1) allocating radio frequency spectrum segments for the services; (2) adopting rules and policies to govern the operation of the wireless systems in the allocated spectrum segments; and (3) issuing licenses to applicants for use of the spectrum allocations.

     In addition, because licenses are issued for only a fixed time, generally 10 years, and do not grant us any perpetual right to hold those licenses, we must periodically seek renewal of those licenses. The FCC will award a renewal expectancy to a wireless licensee that has provided substantial service during its past license term and has substantially complied with applicable FCC rules and policies and the Communications Act. Licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. Violations of FCC rules may also result in monetary penalties or other sanctions. FCC rules provide that competing renewal applications for licenses will be considered in comparative hearings, and establish the qualifications for competing applications and the standards to be applied in hearings.

     Wireless systems are subject to FAA and FCC regulations governing the location, lighting and construction of transmitter towers and antennas and are subject to regulation under federal environmental laws and the FCC's environmental regulations, including limits on radio frequency radiation from mobile handsets and towers. State or local zoning and land use regulations also apply to tower siting and construction activities.

     We are licensed to use radio frequencies in several different spectrum allocations that are available for a wide range of communications services, even though the services may have different names and use different frequencies. Generally, those services can be divided into "broadband" services, which can be used for voice as well as data and messaging services, and "narrowband," which are used for nonvoice services, principally paging and messaging services. These two broad categories are separately discussed below.

  Broadband Wireless Services Systems

     We hold geographic service area licenses granted by the FCC to provide cellular, PCS and Wireless Communication Services, or "WCS" services. While most of our competitors primarily hold cellular or PCS licenses, one of our principal competitors, Nextel Communications, provides wireless services on frequencies allocated to the "Specialized Mobile Radio" or "SMR," service. We do not hold SMR licenses.

     A cellular system operates on one of two 25 MHz frequency blocks in the 800 MHz band that the FCC allocates for cellular radio service. Cellular systems principally are used for two-way mobile voice applications, although they may be used for data applications and fixed wireless services as well. Cellular licenses are issued for either metropolitan statistical areas or rural service areas, two in each area. No entity may hold overlapping licenses.

     A broadband PCS system operates on one of six frequency blocks in the 1800-1900 MHz bands allocated for personal communications services. PCS systems generally are used for two-way voice applications although they may carry two-way data communications and fixed wireless services as well. For the purpose of awarding PCS licenses, the FCC has divided the United States into 51 large regions called major trading areas, which are comprised of 493 smaller regions called basic trading areas. The FCC awarded two PCS licenses for each major trading area, known as the "A" and "B" blocks, and four licenses for each basic trading area known as the "C," "D," "E," and "F" blocks. Thus, generally, six licensees are authorized to compete in each area. The two major trading area licenses authorize the use of 30 MHz of PCS spectrum. One of the basic trading area licenses is for 30 MHz of spectrum, and the other three are for 10 MHz each. The FCC permits licensees to split their licenses and assign a portion, on either a geographic or frequency basis or both, to a third party. We own some disaggregated spectrum in various markets.

     The FCC awarded initial PCS licenses by auction. Auctions began in 1995 with the 30 MHz major trading area licenses and concluded in 1998 with the last of the basic trading area licenses. However, in March 1998, the FCC adopted an order that allowed entities that won PCS 30 MHz C-Block licenses at auction to obtain financial relief from their payment obligations and to return some or all of their C-Block licenses to the FCC for reauctioning. In addition, some of the C-block licenses are currently in bankruptcy proceedings. For these reasons, not all available PCS licenses have been granted.

     Under the FCC's current rules specifying spectrum aggregation limits affecting wireless licensees, no entity may hold attributable interests, generally 20% or more of the equity of, or an officer or director position with, the licensee, in licenses for more than a total of 45 MHz of PCS, cellular and various specialized mobile radio services where there is significant overlap in any geographic area. Significant overlap will occur when at least 10% of the population of the PCS licensed service area is within the cellular and/or specialized mobile radio service area(s). The FCC recently increased this limit to 55 MHz in situations in which a 25 MHz cellular rural service area is attributed to a 30 MHz PCS license. This spectrum "cap" restricts us from acquiring all of the cellular and PCS spectrum we anticipate we will need to meet future demand in our largest markets. The 700 MHz and WCS bands are not subject to the cap.

     We must satisfy a range of FCC-specified coverage requirements. For example, cellular licensees were required, during the five years following the grant of the license, to construct their systems to provide service at a specified minimum signal strength to the territory encompassed by their service area. Failure to provide that coverage resulted in reduction of the relevant license area by the FCC. All 30 MHz PCS licensees must construct facilities that offer coverage to one-third of the population of the service area within five years of the original license grants and to two-thirds of the population within 10 years. All 10 MHz PCS licensees must construct facilities that offer coverage to one-fourth of the population of the licensed area or "make a showing of substantial service in their license area" within five years of the original license grants. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license.

     For a period of up to five years after the grant of a PCS license, subject to extension, a PCS licensee is licensed on a co-primary basis with existing licensees that operate certain fixed microwave systems within its license area under certain circumstances. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC adopted a transition plan to relocate those microwave operators to other spectrum blocks and a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, those licensees will share the cost of the relocation. The transition and cost sharing plans expire on April 4, 2005, at which time remaining microwave incumbents in the PCS spectrum will be responsible for the costs of relocating to alternate spectrum.

     In addition to cellular and PCS licenses, we currently hold several WCS licenses. A WCS system operates on one of two 10 MHz frequency blocks in the 2300 MHz band. In 1997, the FCC granted licenses for this service in geographical areas known as "Regional Area Economic Groupings," each of which is comprised of multiple "Major Economic Areas." WCS spectrum is not subject to the spectrum aggregation limit, but is subject to most other FCC rules and policies governing the licensing and operation of wireless systems.

     We use common carrier point-to-point microwave facilities and dedicated facilities leased from communications companies or other common carriers to connect our wireless cell sites, and to link them to the main switching office. Where we use point-to-point microwave facilities, the FCC licenses these facilities separately, and they are subject to regulation as to technical parameters and service. Microwave licenses must also be renewed every 10 years.

  Narrowband Services

     We hold a variety of authorizations granted by the FCC to provide paging services, including two nationwide paging licenses. We hold paging authorizations in the 150 MHz, 450 MHz and 900 MHz paging bands. These licenses are assigned both on a per transmitter basis and on geographic licensing areas. Paging licenses were awarded historically on a per transmitter basis and most of our paging licenses were awarded on this basis. The FCC requires paging licensees to construct their stations and begin service to the public within a specified period of time, which under the per transmitter rules is one year. Failure to do so would result in cancellation of the license.

     In 2000, the FCC commenced auctioning market area licenses on a major economic area basis for the paging spectrum and the FCC auctioned the market area licenses for the 900 MHz spectrum that we hold. The market area licensee is required to protect the incumbent licensee from interference from the new market area license, but the market area licensee did not have any relocation rights. We were awarded market area licenses for 900 MHz paging spectrum for primarily the same geographic areas that we currently hold per transmitter licenses, although we did not obtain market area licenses for all per transmitter licenses. Under these market area licenses, we are obligated to provide service to 33% of the population in the market area within 3 years from the date of grant, and 66% of the population in the area within 5 years from the date of grant. Failure to do so would result in a cancellation of the license.

     In 1994, the FCC allocated two MHz within the 900 MHz spectrum band for the provision of narrowband PCS services. The FCC established a channel plan for this narrowband PCS spectrum and licensed it on a nationwide, regional, major trading and basic trading area basis. The FCC also set aside an additional one MHz of 900 MHz spectrum for narrowband PCS, but did not establish a channel plan or geographic licensing mechanism for this reserve spectrum. In 1994, AirTouch obtained one nationwide 10-12.5 kilohertz nationwide license in the first narrowband PCS auction and, in 1995, obtained three regional 50-12.5 kilohertz channels in the regional narrowband PCS auction. Subsequently, the FCC has determined that the remaining unlicensed channels in the two MHz of already allocated and channelized narrowband PCS are to be auctioned on a major trading area basis and the FCC has tentatively concluded to hold such auction in the first quarter of 2001.

     On May 18, 2000, the FCC adopted an order addressing additional narrowband PCS spectrum. In that order, the FCC tentatively concluded that it should allocate and establish a channel plan for the one MHz of reserve spectrum. The FCC also sought comment on whether the existing allocated, but unlicensed channels, and reserve spectrum should be licensed on a nationwide or other geographic basis and the appropriate channel plan for such spectrum. The FCC has also tentatively concluded that such reserve spectrum should be auctioned at the same time as the remaining unlicensed narrowband PCS channels.

  Transfers and Assignments of Wireless Licenses

     The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a license for a wireless system. Before we can complete any such purchase or sale, we must file appropriate applications with the FCC, and the public is by law granted a period of time, typically 30 days, to oppose or comment on them. In addition, the FCC has established transfer disclosure requirements that require licensees who assign or transfer control of a license acquired through an auction within the first three years of their license terms to file associated sale contracts, option agreements, management agreements or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling minority interests in an entity that holds a FCC license generally may be bought or sold without FCC approval, subject to the FCC's spectrum aggregation limits. However, notification and expiration or earlier termination of the applicable waiting period under
Section 7A of the Clayton Act by either the Federal Trade Commission or the Department of Justice may be required, as well as approval by, or notification of, state or local regulatory authorities having competent jurisdiction, if we sell or acquire wireless systems.

  Foreign Ownership

     Under existing law, no more than 20% of an FCC licensee's capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, as is the case with our ownership structure, up to 25% of that entity's capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest.

     In its March 30, 2000 order approving the combination of the U.S. wireless operations of Bell Atlantic and Vodafone, the FCC concluded that the public interest would be served by allowing us to be indirectly owned by Vodafone in an amount up to 65.1%, but stated that additional FCC approval would be necessary before Vodafone could increase its investment further. The FCC also stated that it would have to approve in advance any acquisition by any other foreign entity or entities, in the aggregate, of an ownership interest of 25% or more. In addition, as part of the FCC's approval of the combination between Bell Atlantic and Vodafone, the parties entered into an agreement with the U.S. Department of Defense, Department of Justice and Federal Bureau of Investigation which imposes national security and law enforcement-related obligations on the ways in which we store information and otherwise conduct our business. This agreement contains sanctions should we not comply with it.

  Spectrum Acquisitions

     We can attempt to meet our needs for new spectrum in two ways, by acquiring spectrum held by others or by acquiring new spectrum licenses from the FCC. The Communications Act requires the FCC to award new licenses for commercial wireless services to applicants through a competitive bidding process. Therefore, if we need additional spectrum, we may be able to acquire that spectrum by participating in an auction for any new licenses that may become available or by purchasing existing facilities and incorporating them into our system, provided that we are permitted to do so under FCC rules. We cannot assure you that we will be able to acquire spectrum to meet our projected needs on a timely basis or at all, given the competition for licenses among commercial mobile radio service providers and others seeking to become mobile radio service providers.

     There are two pending FCC auctions of spectrum that may be suitable for the growth of our business. In November 2000, the FCC plans to commence an auction of C-block and F-block PCS licenses that have been reclaimed from high bidders in previous auctions. There are likely to be 15 MHz and 10 MHz licenses available, but not in every market. Moreover, current FCC rules restrict eligible bidders to "designated" entities and thus exclude us, although the FCC has proposed the partial removal of these restrictions. Many of the licenses that will be available in this auction are the subject of pending litigation by the original licensee, NextWave Communications, Inc., which has appealed to the federal courts the FCC's action cancelling NextWave's licenses and reclaiming the spectrum. We cannot assure you that NextWave will not prevail in its lawsuit, and that the FCC will not be obligated to return the licenses to NextWave, even if we have been awarded any of the licenses at auction.

     In March 2001, the FCC plans to commence an auction of licenses in the 700 MHz band. Existing television stations currently operate on channels 60-69 in this band. Although these stations have been awarded a second channel to establish digital service, they also have the right to continue operation on the current channel through 2006, and potentially longer if various conditions are not met. The FCC will offer one 20 MHz and one 10 MHz license in the 700 MHz band in each of six geographic areas of the country. Absent adoption of new federal legislation or rules that lead to "clearing" of the 700 MHz band earlier than current law requires, this spectrum would be of limited use in the short-term for mobile services.

     There are additional spectrum bands that may be suitable for our business, but this spectrum has not been allocated nor are auctions of this spectrum imminent.

     At the International Telecommunications Union's recent World
Radiocommunication Conference, the member countries designated certain spectrum bands for use internationally by IMT-2000 services, which would include 3G technologies. Previously, the ITU had identified the 1885-2025 MHz and 2110-2200 MHz bands for IMT-2000.

Two new bands for the terrestrial component of IMT-2000 were identified at 1710-1885 MHz and 2500-2690 MHz. The multi-band approach is intended to allow individual countries to decide at a national level the bands to make available for IMT-2000, the services to specify for each band used, the transition procedures to implement IMT-2000 and the timing of availability for any bands. The conference decision does not place a priority on any specific band nor does it preclude the use of the designated bands for other types of mobile services or by existing services.

     In the United States, the 1710-1850 MHz band is used by the government, though the 1710-1715 MHz band has been reallocated for commercial use. The 2500-2690 MHz band is allocated for fixed terrestrial, wireless services. The spectrum at 1885-2025 MHz is used for PCS and Mobile-Satellite Service, and the 2110-2200 MHz band is used for fixed microwave services and Mobile Satellite Service.

     The next step is for the United States to decide which of these bands to make available for IMT-2000 services. This decision will be influenced by demonstrations of need and timing of such need, the nature of incumbent uses and the actions of other countries in selecting bands for IMT-2000 services. The FCC would have to complete the allocation process, adopt rules governing the service and then conduct an auction to award licenses. There are incumbent users, including the federal government itself, on much of the specified bands, and this will likely lead to protracted proceedings before the FCC and other federal agencies before it can be cleared for allocation and licensing for commercial wireless services. While we intend to pursue additional spectrum allocations vigorously, we can provide no assurance that we will be successful in that effort.

  Recent Regulatory Developments

     The FCC does not specify the rates we may charge for our services nor does it require us to file tariffs for our U.S. wireless operations. However, the Communications Act states that an entity that provides commercial mobile radio services is a common carrier, and is thus subject to the requirements of the Act that it not charge unjust or unreasonable rates, nor engage in unreasonable discrimination. The FCC may invoke these provisions to regulate the rates, terms and conditions under which we provide service. In addition, the Act defines a commercial mobile radio service provider as a telecommunications carrier, which makes it subject it to a number of other regulatory requirements in its dealings with other carriers and subscribers. These requirements impose restrictions on our business and increase our costs. Among the requirements that affect us are the following:

     The FCC has imposed rules for making emergency 911 services available by cellular, PCS and other broadband commercial mobile radio service providers, including enhanced 911 services that provide the caller's communications number, location and other information. These rules require us to make significant investments in our network and to reach agreements both with vendors of 911 equipment and state and local public safety dispatch agencies. Commercial mobile radio service providers are required to take actions enabling them to relay a caller's automatic number identification and cell site if requested to do so by a public safety dispatch agency at the provider's own cost. Other rules which take effect in 2001 will require providers to transmit the coordinates of the customer's location, either by means of network-based or handset-based technologies. Providers may not demand cost recovery as a condition of doing so, although they are permitted to negotiate cost recovery.

     The FCC has established federal universal service requirements that affect commercial mobile radio service operators. Under the FCC's rules, commercial mobile radio service providers are potentially eligible to receive universal service subsidies for the first time; however, they are also required to contribute to the federal universal service fund and may be required to contribute to state universal funds. Many states also are moving forward to develop state universal service fund programs. A number of these state funds require contributions, varying greatly from state to state, from commercial mobile radio service providers. If these programs expand they will impose a correspondingly growing expense on our business.

     The FCC has adopted rules regulating the use of telephone numbers by wireless and other providers as part of an effort to achieve more efficient number utilization. In addition, it adopted rules on communications number portability that will enable customers to keep their wireline communications number when switching to another carrier. Wireless carriers must offer number portability to their customers beginning in 2002. The FCC has also adopted rules requiring wireless providers to provide functions to facilitate electronic surveillance by law enforcement officials pursuant to the Communications Assistance for Law Enforcement Act of 1995. These obligations are likely to impose costs on us that may be significant to purchase, install and maintain the network software and other equipment needed.

     The Communications Act and the FCC's rules grant various rights and impose various obligations on commercial mobile radio service providers when they interconnect with the facilities of local exchange carriers. Generally, commercial mobile radio service providers are entitled to "reciprocal compensation," in which they are entitled to collect the same charges for terminating wireline-to-wireless traffic on their system that the local exchange carriers charge for terminating wireless-to-wireline calls. Interconnection agreements are typically negotiated by carriers, but in the event of a dispute, state public utility commissions, courts and the FCC all have a role in enforcing the interconnection provisions of the Act. Although we have local exchange carrier interconnection agreements in place in our service areas, those agreements are subject to modification, expiration or termination in accordance with their terms. We cannot assure you that we will be able to maintain the same interconnection prices or terms that we currently have in our agreements. In addition, if we are unable in the future to obtain what we view as acceptable interconnection agreements, we would likely have to litigate these matters at our expense before courts, state commissions or the FCC.

     In August 2000, the FCC addressed the extent to which the Communications Act limits plaintiffs in class action lawsuits against commercial mobile radio service providers to recover damages and obtain other remedies based on alleged violations of state consumer protection statutes and common law. It held that the Act did not preempt state rate regulation as a matter of law, but that whether a specific damage award is prohibited would depend on the facts of a particular case. This ruling might promote the filing of additional class actions against the industry and increase the potential for damages awards by courts.

     In 1997, the FCC determined that commercial mobile radio service providers are subject to the interstate, interexchange rate averaging and integration provisions of the Communications Act. The FCC also delayed the requirement to integrate commercial mobile radio service long distance rates among commercial mobile radio service affiliates. In July 2000, a Federal appeals court invalidated the FCC's application of rate integration to commercial mobile radio services and remanded the matter to the agency. The FCC has not yet decided whether it will pursue this matter by seeking to reinstate a wireless rate integration rule. To the extent that we offer services subject to any ultimate rate integration requirements, these requirements generally reduce our pricing flexibility.

     In 1999, the FCC adopted rules to govern customer billing by carriers. It adopted additional detailed billing rules for landline telecommunications service providers and is considering whether to extend these rules to commercial mobile radio services providers. The FCC may require that more billing detail be provided to consumers, which could add to the expense of the billing process as systems are modified to conform to any new requirements. The FCC also is considering whether carriers that decide to pass through their mandatory universal service contributions to their customers should be required to provide a full explanation of the program, and whether to ensure that the carriers that pass through their contribution do not recover amounts greater than their mandatory contributions from their customers. Adoption of some of the FCC's proposals could increase the complexity of our billing processes and restrict our ability to efficiently bill customers for services.

     In 1999, the FCC adopted an order that determines the obligations of telecommunications carriers to make their services accessible to individuals with disabilities. The order requires wireless and other providers to offer equipment and services that are accessible to and useable by persons with disabilities. While the rules exempt telecommunications carriers from meeting general disability access requirements if these results are not readily achievable, it is not clear how the FCC will construe this exemption. Accordingly, the rules may require us to make material changes to our network, product line or services at our expense.

     State Regulation and Local Approvals

     With the rapid growth and penetration of wireless services has come a commensurate surge of interest on the part of state legislatures and state public utility commissions in regulating our industry. This interest has taken the form of efforts to regulate customer billing, termination of service arrangements, advertising, filing of

"informational" tariffs, certification of operation, and many other areas. We anticipate that this trend will continue. It will require us to devote legal and other resources to working with the states to respond to their concerns while minimizing any new regulation that could increase our costs of doing business.

     While the Communications Act generally preempts state and local governments from regulating entry of, or the rates charged by, wireless carriers, it also permits a state to petition the FCC to allow it to impose commercial mobile radio service rate regulation. No state currently has such a petition on file, but as wireless service continues to grow, this potential area of new regulation cannot be ignored. In addition, the Act does not preempt the states from regulating the "terms and conditions" of wireless service. Several states have invoked this language to impose, or propose various consumer protection regulations on the wireless industry. States also may impose their own universal service support regimes on wireless and other telecommunications carriers, similar to the requirements that have been established by the FCC. At the local level, wireless facilities typically are subject to zoning and land use regulation. Neither local nor state governments may categorically prohibit the construction of wireless facilities in any community or take actions, such as indefinite moratoria, which have the effect of prohibiting construction. Nonetheless, securing state and local government approvals for new tower sites has been and is likely to continue to be difficult, lengthy and costly.

     In addition, state commissions have become increasingly aggressive in their efforts to conserve telephone numbering resources. These efforts may impact wireless service providers disproportionately by imposing additional costs or limiting access to numbering resources. Examples of state conservation methods include number pooling, number rationing and code sharing. In many markets, the supply of new numbers is inadequate to meet growing customer demands, but states have been and continue to be reluctant to deploy new area codes.

     Finally, states have become more active in imposing fees on wireless carriers for items such as the use of public rights of way. These fees are generally passed through to our customers and result in higher costs to our subscribers.

                                  MANAGEMENT

Executive Officers and Directors

     The following table presents information regarding the persons who will be our executive officers and directors or other significant employees upon closing of the offering. Prior to formation of our company, the executive officers listed below were executive officers of the partnership and some of the directors listed below were members of the board of representatives of the partnership. The dates of service with our company provided in the biographical information below this table include service with the partnership.

Name                                   Age     Position
----                                   ---     --------
      Ivan G. Seidenberg..........     53      Chairman of the Board
      Christopher C. Gent.........     52      Director
      Dennis F. Strigl............     54      Director, President and Chief Executive Officer of Verizon Wireless
      Lawrence T. Babbio, Jr......     55      Director
      Michael T. Masin............     55      Director
      Kenneth J. Hydon............     55      Director
      William L. Keever...........     54      Director
      Lowell C. McAdam............     46      Executive Vice President and Chief Operating Officer
      Richard J. Lynch............     52      Executive Vice President and Chief Technical Officer
      Edward Langston.............     47      Vice President and Chief Financial Officer
      Roger Gurnani...............     39      Vice President--Information Systems and Chief Information Officer
      David Benson................     50      Vice President--Strategic Planning and Business Development
      Debra Carroll...............     36      Vice President--Marketing
      Marc C. Reed................     41      Vice President--Human Resources
      S. Mark Tuller..............     52      Vice President--Legal & External Affairs, General Counsel and
                                               Secretary
      James J. Gerace.............     37      Vice President--Corporate Communications


     Ivan G. Seidenberg has been Chairman of the board of directors of Verizon Wireless since the company's launch in April 2000. He became Co-Chief Executive Officer of Verizon Communications in June 2000 upon completion of the Bell Atlantic-GTE merger and will become the sole Chief Executive Officer of Verizon Communications in 2002. He had been Chairman of Bell Atlantic Corporation since December 1998 and was previously the Chief Executive Officer from June 1998 and Vice Chairman, President and Chief Operating Officer from 1997. From 1995 to 1997 he was the Chairman and Chief Executive Officer of NYNEX Corporation. His career in the communications industry also includes positions as vice chairman of NYNEX's Telecommunications Group and president of its Worldwide Information and Cellular Services Group. He serves on the boards of directors of Honeywell, American Home Products Corp., Boston Properties, Inc., CVS Corp., Viacom Inc., the Museum of Radio and Television, the National Urban League, the Hall of Science and Pace University.

     Christopher C. Gent has been a director of Verizon Wireless since the company's launch in April 2000. He has been a member of the board of directors of Vodafone since August 1985 and the Chief Executive Officer of that company since January 1997. He was the managing director of Vodafone Limited, the U.K. network operator, from January 1985 to December 1996 and a director of Vodafone Fiji Limited from October 1993 to January 1996 and Vodafone Group (Pty) Limited from July 1993 to December 1996. He is Chairman of the Supervisory Board of Mannesmann AG.

     Dennis F. Strigl has served as President and Chief Executive Officer of Verizon Wireless since the company's launch in April 2000. He had been President and Chief Executive Officer of Bell Atlantic Mobile and its predecessors since 1991, and was also Group President and Chief Executive Officer of Bell Atlantic Global Wireless Group since 1997. Mr. Strigl served as President of Ameritech Mobile Communications from 1984 to 1986, where he was instrumental in launching the nation's first cellular communications network. He later served as President and Chief Executive Officer of Applied Data Research Inc., and Vice President-Operations and Chief Operating Officer for New Jersey Bell. Mr. Strigl is a past chairman and current board member of the Cellular Trade Industry Association, and currently serves on the boards of directors of Salient 3 Communications, Inc. and Anadigics Inc.

     Lawrence T. Babbio, Jr. has been a director of Verizon Wireless since the company's launch in April 2000. He became President and Vice Chairman of Verizon Communications in June 2000 upon completion of the Bell Atlantic-GTE merger. From December 1998 until June 2000 he had been President and Chief Operating Officer, and a member of the Office of the Chairman, of Bell Atlantic Corporation. From 1997 until 1998, he served as President and Chief Executive Officer of Bell Atlantic's Network Group and Chairman of the company's Global Wireless Group, one of the largest wireless operations worldwide, and was Vice Chairman of Bell Atlantic Corporation prior to its merger with NYNEX. He serves on the boards of directors of Compaq Computer Corporation and ARAMARK Corporation.

     Michael T. Masin has been a director of Verizon Wireless since the company's launch in April 2000. He became Vice Chairman and President of Verizon Communications in June 2000 upon completion of the Bell Atlantic-GTE merger. He had served as Vice Chairman of GTE Corporation since 1993. Mr. Masin was a partner with the law firm of O'Melveny & Myers from 1977 until 1993. He is a member of the Board of Directors of Citigroup, Inc., CANTV, BCT.Telus Communications and the Puerto Rican Communications Company.

     Kenneth J. Hydon has been a director of Verizon Wireless since the company's launch in April 2000. He is Vodafone's financial director and has been a member of Vodafone's board of directors since 1985. He is director of several subsidiaries of Vodafone, including Vodafone AirTouch International Holdings BV, and promotes U.S. investor relations. Mr. Hydon is a member of the Supervisory Board of Mannesmann AG.

     William L. Keever has been a director of Verizon Wireless since the company's launch in April 2000. He has been President, Americas and Asia Region for Vodafone since April 2000. From August 1999 to April 2000, Mr. Keever was Executive Vice President of Network & Systems Operations of AirTouch Cellular, and from 1998 to August 1999, he was President of AirTouch International. He was the Executive Vice President, German Operations -- AirTouch from 1997 to 1998 and prior to that, Vice President, International--AirTouch Communications since 1994.

     Lowell C. McAdam has been our Executive Vice President and Chief Operating Officer since the company's launch in April 2000. From September 1997 to April 2000, he was President and Chief Executive Officer of PrimeCo. Prior to that he was the Executive Vice President and Chief Operating Officer of PrimeCo since November 1994. Mr. McAdam joined AirTouch in 1993 where he served in a number of key positions, including Vice President-International Operations, and Lead Technical Partner for cellular ventures in Spain, Portugal, Sweden, Italy, Korea and Japan. From 1983 to 1993, he held various executive positions with Pacific Bell.

     Richard L. Lynch has been our Executive Vice President and Chief Technical Officer since the company's launch in April 2000. From 1995 to 2000, he was the Executive Vice President and Chief Technology Officer for Bell Atlantic Mobile and Bell Atlantic NYNEX Mobile. He is a founding member and current executive board member of the CDMA Development Group, an organization responsible for promotion, advancement, deployment and future developments of CDMA, and is also a past chairman and a current member of the board of the Wireless Data Forum. He serves on the Board of Directors of Sierra Wireless.

     Edward Langston has been our Vice President and Chief Financial Officer since the company's launch in April 2000. From July 1999 to March 2000 he was the Director and Chief Financial Officer for AirTouch Communications. He served in several key positions while at Vodafone from February 1995 to March 2000, including Financial Director for Vodacall and Vodapage. Prior to joining Vodafone, he held a variety of finance positions at several companies, including GE Capital, Lombard Tricity Finance, Marconi Space and Defense Systems, and KPMG Peat Marwick. He is a member of the Institute of Certified Accountants in England, having qualified in 1978.

     Roger Gurnani has been our Vice President-Information Systems and Chief Information Officer since the company's launch in April 2000. From April 1997 to April 2000, he served as Vice President and Chief Information

Officer at Bell Atlantic Mobile. Prior to joining Bell Atlantic Mobile, he was Executive Director-Broadband Systems with Bell Atlantic from October 1994 to April 1997. Prior to that, Mr. Gurnani held a number of information technology positions at WilTel (now WorldCom).

     David Benson has been our Vice President-Strategic Planning and Business Development since the company's launch in April 2000. From July 1995 to April 2000, he served as Vice President and Chief Financial Officer of Bell Atlantic Mobile. Prior to that, he was Assistant Comptroller-Financial Planning for NYNEX Corporation. Mr. Benson began his career with New England Telephone in 1971.

     Debra Carroll has been our Vice President-Marketing since the company's launch in April 2000. From March 1998 to April 2000 she served as Vice President-Marketing for Bell Atlantic Mobile. Previously she served as Executive Director of Marketing and Inside Sales for Bell Atlantic NYNEX Mobile from July 1995 to March 1998. She joined Bell Atlantic Mobile in 1989 and began her career with New Jersey Bell in 1986.

     S. Mark Tuller has been our Vice President-Legal and External Affairs, General Counsel since the company's launch in April 2000 and our secretary since May 2000. He served as Vice President -- Legal and External Affairs, General Counsel and Secretary for Bell Atlantic Mobile and Bell Atlantic NYNEX Mobile from 1995 to 2000. Previously, he was Vice President and General Counsel for Bell Atlantic Mobile since 1992. He was at Bell Atlantic Network Services Inc. beginning in 1990. In 1986, he moved to Bell Atlantic corporate headquarters and previously he was Vice President and General Counsel for Bell Atlanticom System, Inc. Mr. Tuller began his legal career at the Federal Trade Commission where he served as Attorney Advisor to the chairman. He later practiced antitrust and general business litigation at Arnold & Porter.

     Marc C. Reed has been our Vice President-Human Resources since the company's launch in April 2000. He was Vice President--Human Resources for GTE Communications Corporation (GTECC), GTE's competitive local exchange carrier, from 1997 to 1999. Prior to that, Mr. Reed was Director-Human Resources for GTE Wireless from 1993 to 1997. He began his career with GTE in 1986 at GTE's world headquarters.

     James J. Gerace has been our Vice President-Corporate Communications since the company's launch in April 2000. From July 1995 to April 2000, he was the Vice President-Corporate Communications at Bell Atlantic Mobile. Prior to that, he served as Director of Public Relations for NYNEX Mobile Communications beginning in 1991. He began his wireless communications career with NYNEX Mobile Communications in 1986 as Manager of Employee Communications.

     In addition, we expect to name three additional independent directors to our board of directors in connection with this offering. As described under "Description of Capital Stock--Common Stock," holders of our Class A common stock, Class B common stock and Class C common stock have different voting rights for the election of directors. We refer to the directors elected by holders of Class B common stock as the Class B directors, the directors elected by holders of Class C common stock as the Class C directors and the directors elected by all holders of our common stock, including the Class A stockholders,
as the Class A directors.            are our initial Class B directors, and
         are our initial Class C directors.

Board Committees

     Audit Committee. We will form an audit committee shortly after completion of this offering. The audit committee will consist of at least three Class A directors. In addition, so long as the directors are independent under the rules of any national securities exchange on which our securities are then listed: (1) the Class B directors may designate one or more Class B directors to serve on the audit committee and (2) the Class C directors may designate one or more Class C directors to serve on the audit committee.

     The audit committee will review and, as it deems appropriate, recommend to the board of directors the internal accounting and financial controls for Verizon Wireless and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. In addition, the audit committee will review related party transactions. The audit committee will also make recommendations to the board concerning the engagement of independent public auditors and the scope of the audit to be undertaken by such auditors and supervise and report on corporate compliance functions.

     Compensation Committee. We will also form a compensation committee, which will be comprised of at least one Class B director, one Class C director and such other number of directors as the board may determine. The compensation committee will review and, as it deems appropriate, recommend to the board of directors policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of employee benefit plans. The compensation committee will also exercise all authority under our employee equity incentive plans and will advise and consult with our officers as may be requested regarding managerial personnel policies.

     Executive Committee. After the offering, we will form an executive committee. Our certificate of incorporation and bylaws provide that the executive committee's composition will be as follows:

     o If there are at least three classes of common stock outstanding, the executive committee will consist of

          -    one Class A director;
          -    three Class B directors; and
          -    one Class C director.

     o If there are no shares of Class B common stock outstanding, the executive committee will consist of

          -    two Class A directors; and
          -    one Class C director.

     o If there are no shares of Class C common stock outstanding, the executive committee will consist of

          -    two Class B directors; and
          -    one Class A director.

If there is only one class of common stock outstanding, the board may establish an executive committee with any members it chooses.

     We currently anticipate that    will be members of the executive committee.
The executive committee will exercise all of the power and authority of the board of directors, to the extent permitted by law, except that the significant decisions described below under "-Special Committee" must be approved by the special committee and the full board of directors, except to the extent delegated to other committees.

     Special Committee. Immediately following the offering, we will form a special committee which will consist of a Class B director selected by a majority of the Class B directors and a Class C director selected by a majority of the Class C directors, so long as the number of outstanding shares of each class of common stock plus the number of partnership units held by holders of that class and their included affiliates is equal to at least 20% of the outstanding units in the partnership. If the holders of either class fail to satisfy that test, then the special committee will only consist of the director representing the other class. If both classes fail that test, then the special
committee will be abolished. We currently anticipate that        and       will
be members of the special committee. Special committee approval will be required before any proposal is submitted for the approval of our board of directors in connection with the following significant decisions, subject to various qualifications and exceptions:

     o the engagement by our company in any business other than our activities as managing general partner of the partnership and other incidentally related activities, or by the partnership in any line of business other than the operation of a U.S. wireless network and incidentally related activities;

     o the voluntary dissolution or liquidation of the partnership or similar actions, or failure to maintain our company's or the partnership's existence, rights, franchises and privileges;

     o any acquisitions or dispositions of assets of the company, the partnership or any other subsidiary which in the aggregate have a fair market value in excess of 20% of the fair market value of all of the net assets of the partnership and its subsidiaries on a consolidated basis;

     o transactions between our company or the partnership and a partner or affiliate of a partner having a value in excess of specified amounts other than transactions under existing agreements;

     o the issuance of partnership units or the admission of partners to the partnership, other than to existing partners or their permitted transferees under existing agreements;

     o mergers, consolidations or similar transactions in which our company or the partnership is a party other than acquisitions of assets with a fair market value of less than 20% of the fair market value of all of the net assets of the partnership on a consolidated basis where no partnership units are issued;

     o the repurchase by our company of its equity securities, other than in connection with incentive plans, or by the partnership of partnership units unless permitted under existing agreements;

     o any modification of the partnership agreement, other than changes to the distribution policy beginning in 2005;

     o additional capital calls or contributions to the partnership, except the contribution by our company of proceeds from stock issuances in connection with option exercises;

     o the selection or removal of our or the partnership's independent certified public accountants, if such accountants are the principal independent certified public accountants of the parent of the majority of the holders of Class B common stock; and

     o any issuance of equity securities or securities convertible into equity, other than issuances of stock options pursuant to incentive plans.

     Nominating Committee. Immediately following the offering, we will form a nominating committee for purposes of selecting nominees to be recommended by the board for election as directors. Two members of the nominating committee will be selected by the Class B directors and one member of the nominating committee will be selected by the Class C directors. Our bylaws will provide that nominations for the Class A directors must be approved unanimously by all members of the nominating committee.

     Verizon Communications and Vodafone intend to enter into a stockholders' agreement that will provide that they will jointly agree upon, and agree to vote for, their nominees for Class A directors.

     Other Committees. The board may, by affirmative vote of a majority of the directors, form other committees from time to time. Pursuant to our bylaws, these committees will in each case consist of at least one Class B director and one Class C director and the number of other directors as the board may determine.

Director Compensation

     We intend to adopt a compensation plan for directors who are not officers or employees of Verizon Wireless or related companies.

Executive Compensation

     The compensation committee of our board of directors will establish and administer the compensation and benefit plans for the chief executive officers and each of our four most highly compensated executive officers upon the closing of the offering, whom we refer to as named executive officers, other than for Edward Langston. Mr.

Langston is currently our chief financial officer pursuant to a secondment agreement between the partnership and Vodafone. Vodafone compensates Mr. Langston for his services, and the partnership then reimburses Vodafone.

     Prior to the contribution of assets by Bell Atlantic and Vodafone to the partnership on April 3, 2000, each of the named executive officers were employed and compensated by one of our predecessor companies. After April 3, 2000, all of our named executive officers participated in the partnership's benefit plans, which we anticipate will be amended and adopted by our company upon the completion of the offering. In addition, Mr. Strigl continues to participate in the Verizon Communications benefit plan and Mr. Langston continues to participate in the Vodafone benefit plan.

     Summary Compensation Table

     As further described in the summary compensation table below, the compensation structure for the named executive officers consists of:

     o    salary,

     o    short-term performance-based incentive paid in cash, and

     o long-term incentive in the form of stock options to purchase common stock.

     Salary. Salaries listed in the table below indicate the total salary for 2000, including:

     o the salary paid to each named executive officer in 2000 by the applicable predecessor company;

     o the salary paid to each named executive officer in 2000 by the partnership until the closing of the offering; and

     o the salary that we expect to pay to each named executive officer in 2000 after the closing of the offering.

     Short-term incentives. Bonuses listed in the table below indicate:

     o target incentive amounts pursuant to the applicable predecessor companies' short-term incentive plan for the first quarter of 2000; and

     o each executive's target incentive amount pursuant to the partnership's short-term incentive plan for the last three quarters of 2000.

     The ultimate award value under the partnership's short-term incentive plan will be based on the achievement of predetermined revenue, operating cash flow and net subscriber addition goals and quality and strategic objectives.

     Mr. Strigl's short-term incentive amount will be based on his target objectives pursuant to the Verizon Communications short-term incentive plan for the first quarter of 2000 and his target incentive for the last three quarters of 2000 pursuant to the partnership's short-term incentive plan. The ultimate award value will be based on the performance of both Verizon Communications and Verizon Wireless.

     Mr. Langston's short-term incentive amount will be based on his target objectives pursuant to the Vodafone Group short-term incentive plan.

     Long-term incentives. Long-term compensation in the table below is the annual target grant for each named executive officer pursuant to the partnership's long-term incentive plan. Our compensation committee will set the number of options granted to each of the named executive officers each year based on a multiple of the officer's base salary divided by the value of an option to purchase our Class A common stock. All stock options are granted with an exercise price equal to the fair market value of the underlying stock.

     Mr. Strigl receives grants of stock options to purchase the common stock of Verizon Communications and the partnership in a ratio of 25%/75% of his total long-term incentive value.


                          Summary Compensation Table


                                             Annual Compensation                              Long-Term Compensation
                                   ----------------------------------------   -----------------------------------------------------
                                                                              Restricted   Shares of       LTIP          All Other
                                     Salary         Bonus      Other Annual     Stock      Our Common    Payments      Compensation
Name and Principal Position            ($)           ($)       Compensation     Awards      Stock(6)        ($)             ($)
---------------------------        -----------   -----------   ------------   ----------   ----------    --------      ------------
Dennis F. Strigl (1)............   $662,841.54   $543,497.27             --           --           --            --   $3,535,951.58
Chief Executive Officer
and President

Lowell C. McAdam (2)............    437,806.83    309,067.35             --           --           --   $516,795.69      503,671.08
Executive Vice President and
Chief Operating Officer

Richard J. Lynch (3)............    331,103.82    188,443.45             --           --           --            --      669,995.49
Executive Vice President and
Chief Technical Officer

Edward Langston (4).............    340,356.00    170,178.00             --           --           --            --      474,902.04
Vice President and
Chief Financial Officer

S. Mark Tuller (5)..............    298,368.85    170,331.56             --           --           --            --     691,411.33
Vice President- Legal & External
Affairs, General Counsel and
Secretary



(1) Mr. Strigl's bonus represents (a) one quarter of his prior annual target under the Bell Atlantic short-term incentive plan and (b) three quarters of his annual target bonus under Verizon Communications' and the partnership's short-term incentive plans. Mr. Strigl's other compensation includes a merger retention bonus for $1,627,500, a contract expiration bonus for $1,450,000, a company-paid split dollar life insurance premium of $161,879.85, $5,100 in company contributions to the 401(k) plan and $291,471.73 in company contributions to the Verizon Communications senior management income deferral plan.

(2) Mr. McAdam's bonus represents (a) one quarter of his prior annual target under the PrimeCo short-term incentive plan and (b) three quarters of his annual target under the partnership's short-term incentive plan. Mr. McAdam's other compensation includes a PrimeCo liquidation retention bonus of $465,450 that vested upon the formation of the partnership and was paid, a discretionary bonus of $21,721.08 and $16,500 in company contributions to the 401(k) plan.

(3) Mr. Lynch's bonus represents (a) one quarter of his annual target under the Bell Atlantic Mobile short-term incentive plan and (b) three quarters of his annual target under the partnership short-term incentive plan. Mr. Lynch's other compensation includes $5,100 in company contributions to the 401(k) plan, $5,080.01 to the executive savings plan, $99,815.48 to the executive transition and retention retirement plan and a merger retention bonus of $560,000.

(4) Mr. Langston is paid in UK pounds sterling. All amounts shown are in U.S. dollars at an exchange rate of pound sterling 1 = $1.5060. Mr. Langston's bonus represents his annual target under the Vodafone Group short-term incentive plan. Mr. Langston's other compensation includes an expatriate allowance of $66,264 and an expatriate bonus of $99,396. Mr. Langston received a discretionary bonus of $301,200 and received company contributions in the form of shares in Vodafone stock under the Vodafone Group Profit Sharing Scheme with a value of $8,042.04.

(5) Mr. Tuller's bonus represents (a) one quarter of his prior annual target under the Bell Atlantic Mobile short-term incentive plan and (b) three quarters of his annual target under the partnership's short-term incentive plan. Mr. Tuller's other compensation includes $4,057.48 in company contributions to the 401(k) plan, $64,853.85 to the executive transition and retention retirement plan, a retention bonus of $110,500 and merger retention bonus of $512,000.

(6) Predecessor company grants were granted to named executives at fair market value. See "--Option Grants."

     Option Grants

     The following tables describe grants of stock options or partnership value appreciation rights to each of our named executive officers for the year ending December 31, 2000.


                     Verizon Communications Stock Options

     Options to purchase Verizon Communications common stock were granted pursuant to the Verizon Communications long-term incentive plan, or its predecessor.


                        Number of                                                                Potential Realizable
                        Securities      % of Total                                           Value at Assumed Annual Rates
                        Underlying    Options Granted                                               of Stock Price
                         Options      to Employees in    Exercise or Base    Expiration            Appreciation for
Name                     Granted        Fiscal Year      Price ($/Share)        Date                  Option Term
---------------------   ----------    ---------------    ---------------     ----------      -------------------------------
                                                                                                   5%                10%
                                                                                             -------------       -----------
Dennis F. Strigl(1)....    127,060                --     $59.2188             1/25/2010         $5,344,835       $13,943,482


(1) On January 25, 2000, Mr. Strigl received 125,372 non-qualified stock options at the strike price of $58.2188 and 1,688 incentive stock options at the strike price of $58.2188.

     The potential realizable value is calculated based on the term of the option. It is calculated assuming that the fair market value of the common stock of Verizon Communications on the date of the grant, appreciates at the indicated annual rates compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the SEC and do not reflect our estimate of future stock price growth.

     Upon completion of the offering, Mr. Strigl will be awarded grants of stock options of Verizon Communications and our company in a 25%/75% ratio. Verizon Communications' options generally vest as to one-third of the aggregate number of shares each year, commencing one year after the date of grant. These options include a reload feature which provides that, if an optionee exercises a stock option by delivering previously owned shares that are sufficient to pay the exercise price plus applicable tax withholdings, he or she will receive an additional stock option grant. The number of shares represented by that option will be equal to the number of previously owned shares surrendered in this transaction. This replacement stock option will be granted with an exercise price equal to the fair market value of the underlying stock on the date of grant and will become exercisable six months from the date of the grant.

                            _______________________

                     Partnership Value Appreciation Rights

     Partnership value appreciation rights were granted pursuant to the partnership's long-term incentive plan and its predecessor plan, the Bell Atlantic NYNEX Mobile long-term incentive plan.


                         Number of        % of Total        Exercise or                       Potential Realizable Value
                         Securities      VARs Granted           Base                            at Assumed Annual Rates
                         Underlying      to Employees        Price Per        Expiration      of Stock Price Appreciation
Name                    VARs Granted    in Fiscal Year        ($/VAR)            Date                for VAR Term
----------------------  ------------    --------------      -----------       ----------      -----------------------------
                                                                                                    5%              10%
                                                                                              ------------     ------------
Richard J. Lynch(1)...         9,981       1.6%              $76.0800          5/18/2010          $539,399       $1,407,172
S. Mark Tuller(1).....         8,831       1.5%              $76.0800          5/18/2010          $477,250       $1,245,040


(1) On May 19, 2000, Messrs. Lynch and Tuller received a grant under Bell Atlantic Mobile's long term incentive plan.

     The potential realizable value is calculated based on the term of the partnership value appreciation right. It is calculated assuming that the fair market value of the value appreciation right on the date of grant which represents the most recent appraisal date, respectively, and appreciates at the indicated annual rates compounded annually for the entire term of the value appreciation right and that the right is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the SEC and do not reflect our estimate of future stock price growth.

     Upon completion of the offering granting the holder the right to purchase Class A common stock, we intend to convert all of the outstanding value appreciation rights to non-qualified stock options. Under the existing terms of the partnership's long-term incentive plan, the value appreciation rights that were granted during the current fiscal year vest fully upon the third anniversary of their grant date. The conversion will result in accelerated vesting of the remaining unvested portion of the options after the conversion so that one third will become fully vested upon the first anniversary of their grant date, two thirds upon the second anniversary of their grant date and the remainder will become fully vested upon the third anniversary of their grant date.

                            _______________________


                        Vodafone Group Plc stock options

     Options to purchase Vodafone Group Plc common stock were granted pursuant to the Vodafone Group 1998 Company Share Option Scheme.


                      Number of          % of Total                                             Potential Realizable Value
                     Securities        Options Granted       Exercise or                         at Assumed Annual Rates
                     Underlying        to Employees in        Base Price      Expiration       of Stock Price Appreciation
Name               Options Granted       Fiscal Year          ($/Share)          Date                for Option Term
-----------------  ---------------     ---------------       -----------      ----------       -----------------------------
                                                                                                    5%              10%
                                                                                               ------------    -------------
Edward Langston.           118,100              0.82%          $4.2514        07/03/2010        $537,121.72    $1,401,230.59

(1) On July 3, 2000, Mr. Langston received a grant under Vodafone Group's stock option plan. See "--Plans--The Vodafone Group 1998 Company Share Option Scheme."

     The potential realizable value is calculated based on the term of the option. It is calculated assuming that the fair market value of the common stock of Vodafone Group Plc on the date of grant, appreciates at the indicated annual rates compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the SEC and do not reflect our estimate of future stock price growth.

                            _______________________


     Aggregate Exercise in Last Fiscal Year and Fiscal Year-End Values of Options and Partnership Value Appreciation Rights

     The following table provides information for the named executive officers regarding exercises of Verizon Communications options, Grupo Iusacell, S.A. de C.V. options, partnership value appreciation rights and Vodafone Group options for the current fiscal year through the offering date. Additionally, the table provides the value of unexercised options and value appreciation rights which have been based on the fair market value of the shares of common stock of Verizon Communications and Vodafone Group Plc and on the external valuation of the partnership on July 10, 2000, less the applicable exercise price.

                         Acquired on                            Equity Instruments                 Value of Unexercised
                          Exercise           Value                Unexercised at                  In-The-Money Options/
Name                         (#)         Realized ($)          Fiscal Year End (#)               VARs Fiscal Year End ($)
-----------------------  -----------    -------------      ----------------------------      --------------------------------
                                                           Exercisable    Unexercisable      Exercisable        Unexercisable
                                                           -----------    -------------      -----------        -------------

Dennis F. Strigl (1)....      15,899       97,529.13           158,616          259,330    $  616,568.24         $474,218.09
Lowell C. McAdam........         --              --                --               --               --                  --
Richard J. Lynch (2)....      46,400    2,308,018.00            16,000            9,981    $  521,120.00                 --
Edward Langston(3)......         --              --            192,000          309,100    $  739,003.78         $349,958.74
S. Mark Tuller (2)......      24,000    1,151,880.00            29,400            8,831    $1,267,398.00                 --

-------------------------------------
(1)  Represents Verizon Communications and Grupo Iusacell, S.A. de C.V.
     options.

(2) Represents partnership value appreciation rights granted pursuant to the Bell Atlantic NYNEX Mobile long-term incentive plan.

(3)  Represents Vodafone Group options.

     Retirement and Other Plans

     Verizon Communications Senior Management Income Deferral Plan. Mr. Strigl participates in the Verizon Communications senior management income deferral plan. This plan is a nonqualified, unfunded, supplemental retirement and deferred compensation plan under which an individual account is maintained for each participant. The plan allows the participants to defer voluntarily a portion of their compensation and also provides retirement and other benefits through credits to the participant's account under the plan. Participants are allowed to defer up to 100% of their eligible compensation, which consists of:

     o a participant's base salary in excess of the Internal Revenue Code limit on compensation for qualified retirement plans, currently $170,000, plus

     o all of the participant's annual incentive award under the Verizon Communications short-term incentive plan, plus

     o retention awards or other bonuses which the plan administrator determines are eligible for deferral.

     If a participant defers income through the plan, Verizon Communications provides a matching contribution equal to the rate of match under the qualified savings plan for management employees. In most cases, that rate is 83 1/3% of the first 6% of eligible compensation that is deferred. In addition, for the first 20 years of participation in the plan, Verizon Communications automatically makes retirement contributions to a participant's account equal to 32% of eligible compensation, excluding retention awards and other special bonuses for this purpose. Thereafter, Verizon Communications makes retirement contributions equal to 7% of eligible compensation.

     Verizon Communications maintains an individual account for each participant in the income deferral plan. As of July 10, 2000 Mr. Strigl's account balance attributable to Verizon Communications was $1,565,407.

     AirTouch Communications Deferred Compensation Plan. Mr. McAdam participates in the AirTouch Communications deferred compensation plan. This plan is a nonqualified, supplemental retirement and deferred compensation plan. The obligations under this plan are paid from a trust, which was established as a result of AirTouch's merger with Vodafone Group Plc. The plan allows Mr. McAdam to defer all or a part of his base salary and is eligible to receive a company matching contribution up to 6% of his base salary in excess of the Internal

Revenue Code limit on compensation for qualified retirement plans, currently $170,000, provided that Mr. McAdam has contributed $10,500 to the qualified retirement plan on a pre-tax basis.

     Bell Atlantic Mobile Executive Savings Plan. Messrs. Lynch and Tuller participate in the Bell Atlantic Mobile executive savings plan. The plan allows participants to defer voluntarily a portion of their compensation, and also provides retirement benefits. Participants are allowed to defer:

     o 6% of a participant's base salary in excess of the Internal Revenue Code limit on compensation for qualified retirement plans, currently $170,000, plus

     o all or a portion of the participant's annual incentive award under the Bell Atlantic Mobile short-term incentive plan.

     If a participant defers base salary through the plan, the partnership provides a matching contribution equal to the rate of match under the qualified savings plan for management employees equal to 50% of the first 6% of base salary contributed under the plan. This plan is a nonqualified, unfunded, supplemental retirement and deferred compensation plan under which up to four accounts are maintained for each participant as follows:

     o supplemental employee contribution account - representing any before-tax contributions made by the participant under the plan;

     o supplemental matching contribution account - representing contributions made by the company for each participant for whom a before-tax contribution amount was credited to the participant's supplemental employee contribution account under the supplemental employee contribution account. The matching contribution is equal to 50% of the participants' supplemental employee contribution;

     o variable matching contribution account - representing an additional contribution made at the discretion of the company for each participant for whom a before-tax contribution amount was credited to the participant's supplemental employee contribution account described above; and

     o profit sharing contribution account - representing an additional contribution made at the discretion of the company to all participants of the plan regardless of the amount of any supplemental employee contribution.

     The portion of Messrs. Lynch's and Tuller's accounts attributable to our company as of July 10, 2000 was $44,919.06 and $51,053.99, respectively.

     Bell Atlantic NYNEX Mobile Executive Transition and Retention Retirement Plan. Messrs. Lynch and Tuller participate in the Bell Atlantic NYNEX Mobile executive transition and retention retirement plan. This plan is a non-qualified, unfunded supplemental retirement plan under which an individual account is maintained for each participant. Annually, an amount equal to 23% and 20%, respectively, of base salary and actual bonus under the Bell Atlantic Mobile short-term incentive plan is credited to accounts. Amounts are payable upon separation from service with Verizon Wireless or any affiliated company. As of July 10, 2000, Messrs. Lynch and Tullers' account balances were $530,900.90 and $411,758.57, respectively.

     Vodafone Group Pension. Mr. Langston participates in the Vodafone Group Pension. This is a defined contribution funded unapproved retirement benefit scheme and is restricted by the UK Inland Revenue earnings limits.

     Verizon Wireless Long-Term Incentive Plan. The Verizon Wireless long-term incentive plan, which is the partnership's long-term incentive plan, provides for the following awards: incentive stock options, nonqualified stock options, deferred stock, dividend equivalents, performance awards, restricted stock, partnership unit value appreciation rights, stock appreciation rights, including contingent stock options and contingent stock appreciation rights and other stock-based awards. Individuals eligible to receive awards under this plan include the following categories who perform services for the partnership or any affiliated company that participates in the plan:

     o members of the board of directors of Verizon Wireless or an affiliated company;

     o    officers of Verizon Wireless or an affiliated company;

     o    other employees of Verizon Wireless or an affiliated company;

     o individuals whose services are leased or seconded to Verizon Wireless or an affiliated company; and

     o consultants who perform bona fide services for Verizon Wireless or an affiliated company.

     Upon completion of the offering, the Verizon Wireless long-term incentive plan will be administered by disinterested directors within the meaning of
Section 162(m) of the Internal Revenue Code.

     Stock options granted under the partnership long-term incentive plan may have a term of up to 10 years and may be either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or non-qualified stock options. Stock options granted under the plan may not be assigned other than by will or by applicable laws of descent and distribution or under a domestic relations order approved by the committee. The option exercise price of each stock option granted under the plan will not be less than the fair market value of our Class A common stock on the date of the grant.

     The aggregate number of shares of Class A common stock available for
awards under the plan will be     of the outstanding number of shares of Class A
common stock at the time of the offering. Assuming the underwriters exercise
their over-allotment option in full, there would be     shares of Class A common
stock reserved for issuance under the plan. The maximum number of shares for which stock options or stock appreciation rights may be granted to any
participant in any calendar year is      . These limits, as well as the exercise
price of outstanding awards and other award terms, are subject to appropriate adjustment to reflect stock splits, stock dividends, mergers, recapitalizations and similar events.

     The Vodafone Group 1998 Company Share Option Scheme. Mr. Langston participates in the Vodafone Group 1998 Company Share Option Scheme, a long-term incentive plan that provides for the award of stock options. This scheme is approved by the UK Inland Revenue and administered at the discretion of the Vodafone Group Plc remuneration committee. Employees of Vodafone or a subsidiary who are not within two years of retirement are eligible to participate in the plan. Option grants are normally made within six weeks following the announcement of Vodafone's results on the London Stock Exchange for any financial period. Options granted under the plan are subject to performance conditions that are aimed to link the exercise of options to improvements in the financial performance of Vodafone. Options are normally exercisable between three and ten years after their grant, subject to any performance conditions.

     Vodafone Group Profit Sharing Scheme. Mr. Langston participates in the Vodafone Group Profit Sharing Scheme. Under this plan, eligible employees can contribute up to 5% of their salary each month, up to a maximum of $1,001.50 per month, to enable trustees of the plan to purchase shares of Vodafone stock on their behalf, with an equivalent number of shares being purchased for the employee by Vodafone. As of July 10, 2000, Mr. Langston has contributed $8,042.04 of base salary to the plan and the value of the shares contributed by Vodafone is $8,042.04.

     Vodafone Group Short-Term Incentive Plan. Mr. Langston participates in the Vodafone Group short-term incentive plan. Under the plan, participants may, subject to company performance during the year, receive either a cash bonus at the end of the year, or a provisional award of Vodafone Group Plc common stock with an initial value of 50% higher than the cash amount which, as a general rule, must be retained for at least two years. Mr. Langston elected to have his 1999 bonus under this plan issued as a provisional award of Vodafone stock. In 1999, 17,771 shares of Vodafone Plc common stock were purchased with a current value of $83,300.22. Shares will not be released to Mr. Langston until July 1, 2001.

     Employment Agreements

     We intend to enter into an employment agreement with Mr. Strigl in connection with the offering.

     The partnership has entered into employment agreements with Messrs. McAdam, Lynch and Tuller. Under the terms of these agreements, the executives will receive the following base salaries: Mr. McAdam will receive $480,000, Mr. Lynch will receive $350,000 and Mr. Tuller will receive $320,000. In addition, the agreements provide each of these individuals with the opportunity to earn an annual performance-based cash bonus in accordance with the terms of the partnership short-term incentive plan and to receive stock-based awards under the partnership's long-term incentive plan.

     In addition, Mr. McAdam will receive:

      o $310,000 payable April 2001;

      o $620,000 payable upon the termination of the agreement; and

      o $500,000 payable October 2001.

     Each employment agreement has a three-year term effective May 1, 2000, but the term is automatically extended on a monthly basis except as expressly modified by the parties in writing. Under the agreements, each of Messrs. McAdam, Lynch and Tuller will be entitled to liquidated damages if the partnership terminates their employment without cause or if the executive terminates such employment for good reason, as defined in the agreements, equal to:

     o 150% of their annualized base salary and short-term incentive target amount payable in 18 monthly installments;

     o continued participation in the partnership's health and dental insurance plans for 18 months following termination; and

     o    pro-rata vesting of any unvested long-term incentive awards.

     Further, if employment is terminated because it is not renewed, the officer will be entitled to liquidated damages equal to:

     o 100% of their annualized base salary and short-term incentive target amount payable in 12 monthly installments;

     o continued participation in the partnership's health and dental insurance plans for 12 months following termination; and

     o vesting of any unvested long-term incentive award in accordance with the terms of the governing plan documents.

     Under the agreements, the officers each agree that during employment and during one year following termination of employment, he will not engage in business activities in the wireless communications industry within or adjacent to the partnership's geographic footprint relating to products or services similar to those of the partnership, including any products or services the partnership or affiliated company planned to offer. Further, they agree not to interfere with the business relations of the partnership, including for example by soliciting employees, customers, agents, representatives, suppliers or vendors under contract.

     Mr. Langston has an employment agreement with Vodafone Group Plc. The agreement requires each party to provide six months' notice in order to terminate the agreement.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     The following descriptions are summaries of the material terms of agreements to which we or certain related persons are a party. They may not contain all of the information that is important to you. To understand these agreements fully, you should carefully read each of the agreements, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. The following description is qualified in its entirety by reference to the agreements.

U.S. Wireless Alliance Agreement

     General

     On September 21, 1999, Bell Atlantic, now doing business as Verizon Communications, and Vodafone entered into a U.S. wireless alliance agreement to create a national wireless business composed of both companies' U.S. wireless assets. For this purpose, Verizon Communications and Vodafone agreed to amend and restate the existing partnership agreement of Cellco Partnership, which had previously been owned solely by Verizon Communications and through which Verizon Communications operated its Bell Atlantic Mobile wireless business. Pursuant to the agreement, Vodafone and Verizon Communications transferred specific U.S. wireless assets and assumed liabilities to the partnership in exchange for partnership interests. The assets were conveyed in two stages. The first stage occurred in April 2000 and related to the transfer of specific wireless assets and liabilities of Vodafone and Bell Atlantic's interest in PrimeCo to the partnership. The second stage occurred on July 10, 2000 and related to the transfer of specific wireless assets and liabilities that were acquired by Verizon Communications through Bell Atlantic's merger with GTE Corporation. Prior to this offering, Verizon Communications had an aggregate interest in the partnership equal to 55%, and Vodafone had an aggregate interest in the partnership equal to 45%.

     Indemnification

     The agreement, as amended, provides for customary indemnification of the partnership by Verizon Communications and Vodafone. Specifically, subject to specified limitations, it provides that Verizon Communications will indemnify the partnership for any losses that may result from, arise out of or relate to:

     o any losses resulting from any breach of representation, warranty or covenant contained in the alliance agreement, other than those related to tax matters;

     o any claim, litigation or proceeding arising out of events or a cause of action which existed prior to April 3, 2000, in the case of claims relating to the Cellco assets, or prior to July 10, 2000, in the case of claims relating to the assets transferred to the partnership by Verizon Communications, with the exception of PrimeCo assets;

     o liabilities that were not assumed by the partnership relating to partnership assets as of April 3, 2000; and

     o liabilities that were not assumed by the partnership relating to the assets conveyed to the partnership by Verizon Communications as of July 10, 2000.

     Similarly, subject to specified limitations, Vodafone will indemnify the partnership for any losses that may result from, arise out of or relate to:

     o any losses resulting from any breach of representation, warranty or covenant contained in the alliance agreement, other than those related to tax matters;

     o any claim, litigation or proceeding arising out of events or a cause of action which existed prior to April 3, 2000, in the case of all Vodafone assets transferred to the partnership in the first stage closing, or prior to July 10, 2000, in the case of claims relating to the assets transferred to the partnership in the second stage closing, with the exception of PrimeCo assets;

     o liabilities that were not assumed by the partnership relating to the assets conveyed to the partnership by Vodafone as of April 3, 2000; and

     o liabilities that were not assumed by the partnership relating to the assets conveyed to the partnership by Vodafone as of July 10, 2000.

     The agreement also includes a tax indemnity by each partner to the partnership with respect to any pre-closing income tax liability, although we are generally liable for pre-closing tax liabilities not involving income taxes.

     The agreement provides that the partnership has to indemnify Verizon Communications and Vodafone for losses that may result from the liabilities that the partnership assumed or from events that occur after the applicable closing dates with respect to transferred assets.

     In connection with the alliance agreement, Verizon Communications, PrimeCo, GTE Wireless and Vodafone were required to dispose of various assets to eliminate overlapping networks. Our principal stockholders will retain the proceeds of these dispositions. The partnership has agreed to sign an indemnity agreement in the form contemplated by the alliance agreement in connection with any disposition or acquisition made by Verizon Communications, including GTE Wireless, or Vodafone as a result of that requirement. Under these indemnity agreements, the partnership will indemnify the seller for any losses it may incur as a result of indemnification it is required to provide in connection with those dispositions, unless the facts or circumstances triggering the losses were of the type that would be covered by the indemnity provided to the partnership in the alliance agreement. In addition, those entities agreed to indemnify us for any losses arising out of assets purchased to the extent they receive reimbursement for those losses under indemnity rights in the purchase agreement.

Transition Services Agreement

     On April 3, 2000, Vodafone and the partnership entered into a transition services agreement, pursuant to which each party provides specified transition services and products, including computer and administrative services, to the other. The agreement provides that the partnership will use commercially reasonable efforts to permit Vodafone's U.S. business to purchase goods and services under specified volume purchase agreements which the partnership has negotiated in connection with the transition services. The transition services agreement will terminate on the earlier of when each party has ceased to use all the transition services it is allowed to receive and March 3, 2001, subject to one 30-day extension. The agreement provides for a grace period of 120 days during which the parties will not charge each other for the provision of transition services, which expired on August 1, 2000. After the expiration of the grace period, the total compensation payable by a receiving party to a providing party equals the providing party's total costs, which include all reasonable costs and expenses directly or indirectly incurred by the providing party in connection with the performance of the transition service. The agreement also contains customary representations, warranties and covenants as well as customary indemnification, remedies and confidentiality provisions.

Settlement Strategy Agreement

     Vodafone and Verizon Communications entered into a settlement strategy agreement which sets out the principal terms upon which Vodafone and Verizon Communications intend to minimize the possibility of potential litigation and to pursue a settlement of any claims made or litigation commenced in connection with the alliance agreement. Pursuant to the agreement, the partnership has full authority to obtain consents with respect to claimed rights of consent, rights of first refusal, put rights, default or similar claims made by a third party with respect to the assets conveyed pursuant to the alliance agreement. The parties contemplate that the resolution of third party rights with respect to a conveyed asset may result in a payment to the right holder, a sale by a party of the conveyed asset to the right holder and/or a purchase by a party of an additional ownership interest in the conveyed asset. All resulting liabilities and costs incurred after April 3, 2000 have been assumed by the partnership.

Partnership Agreement

     Partnership Governance

     Pursuant to the partnership agreement, as amended in connection with the offering, the business and affairs of the partnership are managed by or under our direction in our capacity as managing general partner. As the managing general partner, we will have control over all of the affairs and decision making of the partnership, and we will be responsible for all operational and administrative decisions and the day-to-day management of its affairs. We cannot be removed as managing general partner without the consent of all partners, including our company. Prior to the time when we become the managing general partner, the partnership is governed by a board of representatives that included four Verizon Communications members and three Vodafone members. The partnership agreement provides that specified matters require approval by all of the partners in the partnership.

     Distributions

     The partnership agreement requires that the partnership reimburse Verizon Wireless for all of its expenses and that the partnership make annual distributions to its partners to pay taxes.

     For all periods prior to and ending on the date of the offering, the partnership is required, subject to compliance with specified financial tests, to pay additional distributions to its partners in an amount equal to 70% of its pre-tax net income plus amortization expense related to the amortization of intangible assets arising out of transactions contemplated by the alliance agreement, to the extent this amount exceeds the tax distribution. Verizon Wireless is not entitled to any of those distributions as it has no ownership interest in the partnership prior to the offering. The partnership will make the final distribution for pre-offering periods on , 2000 in an amount that is
expected to be approximately $     million.

     The partnership agreement will provide that, from and after the date of the offering and until the earlier to occur of (1) April 3, 2005 and
(2) the date when Vodafone ceases to own, directly or indirectly, at least 20% of the partnership units, the partnership is also required to distribute to the partners, on a pro-rata basis, an aggregate amount equal to the lesser of:

     (x) the partnerships' pre-tax income plus depreciation and amortization for the semiannual period; and

     (y) the "cumulative unpaid distributable amount" for the semiannual period.

     The cumulative unpaid distributable amount is equal to the total amount of all "targeted distributions" that should have been paid since the date of the offering, less amounts actually distributed. "Targeted distributions" that should have been paid are determined as the lesser of

     (1)  $600.0 million per semiannual period; and

     (2) 4.5% of the aggregate cash and "agreed value", as determined under the partnership agreement, of the net assets contributed to the partnership per semiannual period,

less tax-related distributions for each period.

     The partnership agreement provides that "agreed value" is generally the basis of any asset for federal income tax purposes, but that, in the case of assets contributed to the partnership prior to the date of the agreement, agreed value is the asset's fair market value as of that date.

     Partners may reinvest their distributions in exchange for additional partnership units with a value equal to the amount of the reinvestment. We intend to reinvest all of our non-tax-related distributions.

     Business of the Partnership

     The partnership agreement limits the business of the partnership to the acquisition, ownership, operation and maintenance, with the goal of maximizing long-term value, of a wireless communications network that provides a full range of wireless voice and data services, including wireless Internet access and long-distance resale, throughout the United States, to the extent that these services are commercially economic or are competitively necessary, as well as any business necessary, appropriate or incidental to that business.

     Non-competition

     The partnership agreement provides that no partner or affiliate of a partner may engage in the provision of mobile telecommunications services, whether directly or as a reseller, in the United States, but excluding Puerto Rico and its other possessions and territories, including mobile 3G services delivered over any wireless spectrum, other than through the partnership. Subject to specified qualifications, this general prohibition does not restrict:

     o fixed wireless telecommunications businesses engaged in by a partner or its affiliates as an adjunct to its wireline service offering, fixed wireless high speed data services, fixed wireless video services and satellite communications services;

     o any wireless business opportunity that is rejected by the managing general partner of the partnership;

     o any wireless activity engaged in by an entity in which a partner owns less than 40% of the total equity and with respect to which such partner does not have more than protective rights;

     o any investment in any entity to the extent that it does not exceed 10% of the equity of that entity except as a result of equity repurchases or recapitalizations;

     o any wireless business acquired by Verizon Communications or Vodafone, or their respective affiliates, as part of a larger business combination where the wireless business does not represent more than 40% of the total value of the acquired business;

     o any significant corporate transaction to which either Verizon Communications or Vodafone is a party and which effects a significant change in control of Verizon Communications or Vodafone;

     o a partner from owning or acquiring assets that are subject to the provisions of the alliance agreement; or

     o a partner from selling the partnership's mobile telecommunications services as an agent of the partnership or on a "bundled" basis with wireline services, so long as the partner provides the partnership with the opportunity to purchase wireline services for bundled offerings.

     The partnership agreement provides that the non-competition provisions terminate upon the earliest of (1) the date the partnership interests held by Verizon Communications and its affiliates decrease to less than 40%, (2) the date the partnership interests held by Vodafone and its included affiliates decrease to less than 20% and (3) July 10, 2005, subject to repeated one-year extensions so long as Vodafone and specified affiliates hold at least 25% of the partnership interests.

     Other than the non-compete provisions described above, the partnership agreement does not limit the businesses or activities of any partner, even if those businesses or activities are competitive with those of the partnership. The agreement further states that if a partner or its affiliates, officers, directors or employees acquire knowledge of a corporate opportunity that may be an opportunity for both the partnership and that partner, it will not have any obligation to transmit the opportunity to the partnership and will have no liability for choosing to pursue the opportunity itself.

     Restrictions on Transfer

     A partner generally does not have the right, directly or indirectly, to transfer any of the partnership interest held by that partner, other than permitted transfers. A partner does have the right, without the consent of the other partners, to transfer ownership of all or any part of its partnership interest to a wholly-owned subsidiary and, under specified circumstances, to make transfers of parts of its partnership interest to any of its affiliates. Wholly-owned subsidiaries and certain other affiliates are referred to as "included affiliates." Also, any partner may generally transfer a 10% or greater partnership interest to any single person, subject to specified rights of first refusal for the benefit of Verizon Communications.

     A transferee of at least a 25% partnership interest of Vodafone and its wholly-owned subsidiaries is entitled, if so designated by Vodafone, to the rights of Vodafone contained in the partnership agreement. Any transferee of at least a 20% partnership interest of Verizon Communications and its wholly-owned subsidiaries is entitled, if so designated by Verizon Communications, to the rights of Verizon Communications contained in the partnership agreement. Any transferee described in this paragraph is known as an "exit transferee," and any transfer to an exit transferee is subject to specified rights of first refusal on behalf of Verizon Communications or Vodafone.

     The partnership agreement provides that defined instances of a "change in ownership" of a partner will be deemed to be a proposed transfer of the partnership interest to which some of the provisions relating to transfers of partnership interests will apply.

Secondment Agreement

     On April 3, 2000, Vodafone, Verizon Communications and the partnership entered into an employee secondment agreement, pursuant to which Vodafone agreed to second approximately 14,000 of its employees to the partnership until December 31, 2000. During this period, the seconded employees will continue to be paid by Vodafone but will perform services exclusively for the partnership, which will reimburse Vodafone for their salaries or wages and any relocation expenses. Neither Verizon Communications nor the partnership may solicit any seconded employee for hire until the end of the secondment period without the written consent of Vodafone. We have no contractual right or obligation to hire these employees on December 31, 2000, but we expect to retain them, subject to employee turn-over in the ordinary course.

Investment Agreement

     In connection with the formation of the partnership, Verizon
Communications, Vodafone and the partnership entered into an investment agreement regarding the possible monetization of Vodafone's and Verizon Communications' respective interests in the partnership.

     Monetization Rights

     Vodafone's put right

     Phase I option. The agreement permits Vodafone to require the partnership to repurchase from it partnership interests at a price equal to their market value in July 2003 and/or July 2004. The aggregate amount that the partnership is required to purchase upon exercise of this right may not exceed $10.0 billion.

     Phase II option. The agreement permits Vodafone to require the partnership to repurchase from it partnership interests at a price equal to their market value in July 2005, July 2006 and/or July 2007. The aggregate amount that the partnership is required to purchase upon exercise of this right may not exceed $20.0 billion less the amount paid in connection with any exercises of the right described in the prior paragraph. In addition, no single exercise of the right may be for an amount in excess of $10.0 billion.

     Market value will be determined on the date when the notice of exercise is sent. In determining the market value of Vodafone's interests, we will use the market value of our common stock into which those interests are exchangeable or, if our common stock is not then actively traded, the market value will be determined by appraisers selected by Verizon Communications and Vodafone. The amount by which Vodafone's interest in the partnership is reduced in connection with an exercise will be adjusted to reflect any increase in market value between the date of the notice and the date of settlement unless Vodafone had sought to exercise the option for an amount greater than its total ownership, in which case we are required to pay it the value of all of its interests plus an amount equal to LIBOR plus 1.0% for the first 30 days and 2.0% thereafter.

     Verizon Communications' obligations

     Under the agreement, Verizon Communications has the right to obligate itself or its designee, rather than the partnership, to purchase some or all of the interests covered by the options described above. However, even if Verizon Communications exercises this right, Vodafone has the option to require the partnership to purchase up to $7.5 billion of interests in connection with the phase II option in the form of assumed debt or other consideration, as described below under "-Consideration to be paid upon exercise of the option." In addition, Verizon Communications is obligated to purchase interests that the partnership fails to repurchase, but its liability for all these failures cannot exceed $5.0 billion for the phase I option or $10.0 billion for the phase II option less amounts paid in respect of the phase I option.

     Consideration to be paid upon exercise of the option

     Verizon Communications will have the right to deliver to Vodafone cash or, at Verizon Communications' option, shares of Verizon Communications common stock. Verizon Communications will be required to grant registration rights to Vodafone with respect to any of these shares of common stock.

     The partnership will be required to pay cash. However, in connection with up to $7.5 billion of interests to be purchased pursuant to the phase II option, Vodafone may require the partnership to assume debt of Vodafone or its designee, or incur debt and distribute the proceeds to Vodafone or its designee. The debt:

     o    shall be provided by a third-party lender;

     o shall mature 10 years after the date of exercise of the option and not require any amortization of principal for at least eight years;

     o    shall be redeemable at our option after eight years;

     o except as stated below, shall be nonrecourse to the partners of the partnership; and

     o may be guaranteed, at Vodafone's sole option, by Vodafone or its designee.

The partnership will not be permitted to make any prepayments, voluntarily take any action that would result in acceleration of the debt or waive any rights or provide any guarantee or similar credit enhancement for a period of eight years if the result would be to cause the debt to be allocated under Internal Revenue Code Section 752 to persons other than persons from which the assumed debt was assumed.

     Vodafone may require different consideration if the alternative structure would be more tax-efficient for it and would not have a material adverse effect on the partnership. Vodafone will be required to reimburse Verizon Communications for any resulting postponement in the realization of tax benefits.

     Verizon Communications has also agreed to cooperate to change the above-described structure if an alternative structure would have more favorable tax consequences for Vodafone and Verizon Communications would not be adversely affected or would be indemnified for any losses caused by the change.

     Creation of Verizon Wireless Inc.

     The agreement contemplates the creation of a corporate managing general partner of the partnership, such as our company, in order to consummate an initial public offering and prohibits any direct or indirect offering of ownership interests in the partnership except as specified in the agreement or in the form of a tracking stock issued by Verizon Communications or Vodafone. The agreement requires that we agree that partnership units can be exchanged for shares of our common stock. Our certificate of incorporation will provide for such an exchange. See "Description of Capital Stock-Common Stock." Under the agreement, we have been required to enter into a registration rights agreement. See "-Registration Rights."

Registration Rights

     We have granted registration rights to Verizon Communications and Vodafone requiring us to register shares of our common stock issued to them in exchange for partnership units. We are required to use our best efforts to register under the Securities Act any of those shares of our common stock for sale in accordance with the intended method of disposition, subject to customary deferral rights. Each holder will have an unlimited number of demand registration rights, but no demand may be made unless the shares to be registered have a market value on the demand date of at least $200 million. In addition, the holders will have the right to include their shares in other registrations of our equity securities other than on Form S-4 or S-8, subject to customary cutback provisions, although Verizon Communications and Vodafone are cut back only after all other holders, including holders exercising their own demand rights, are cut back. Verizon Communications and Vodafone have agreed to waive these piggyback rights in connection with the offering.

     We are required to use our best efforts to qualify to use Form S-3 and must take various steps to effectuate the registration rights.

     In addition, the agreement provides that the partnership is required to pay all registration expenses, including all filing fees and our fees and expenses, other than underwriting discounts and commission and the fees of counsel, accountants or other persons retained by the holders. The agreement also contains customary indemnification and contribution provisions.

Verizon Communications Intellectual Property Arrangements

     Patents

     Subsidiaries of Verizon Communications own various patents related to the provision of wireless services. Under a license agreement, the subsidiaries have granted the partnership a perpetual, irrevocable, non-exclusive and non-transferable license to use some of these patents and related know-how in connection with the manufacture, sale and import of wireless telecommunications goods and services in the United States, its territories and possessions. The partnership also has the right to sublicense this property to resellers, vendors, agents, distributors, exclusive dealers and similar persons. The partnership is not required to pay any royalties for use of these patents.

     Pursuant to the alliance agreement, Verizon Communications will license or transfer its rights to certain GTE Wireless patents regarding the provision of wireless services.

     Trademarks and Domain Names

     Verizon Communications has licensed certain trademarks, service marks, tradenames and domain names to the partnership. Most notably, Verizon Communications owns the "Verizon" and "Verizon Wireless" tradenames and the "Digital Choice SingleRate" service mark. The license agreements grant non-exclusive, non-transferable licenses to use the trademarks, service marks, trade name and domain names in connection with the marketing, advertising, sale and provision of wireless communications goods and services in the United States of America, its territories and possessions. The partnership also has the right to sublicense this intellectual property to resellers, vendors, agents, distributors, exclusive dealers and similar persons. The partnership is not required to pay any royalties for use of these trademarks, service marks, tradenames and domain names. The licenses include quality standards.

     The Verizon Communications license will expire 2 1/2 years after the first day an alternate brand is adopted or Verizon Communications ceases to own any interest in the partnership. Verizon Communications may also terminate upon breach or insolvency. The partnership may not assign its rights under the agreements without the consent of Verizon Communications.

     Pursuant to the alliance agreement, Verizon Communications will license or transfer to the partnership its rights to certain GTE Wireless trademarks, service marks, tradenames and other intellectual property regarding the provision of wireless services.

     Vodafone Intellectual Property Arrangements

     Patents

     Certain AirTouch patents regarding the provision of wireless services have been assigned outright to the partnership by AirTouch or directly through a subsidiary of Verizon Communications. The assignment includes a grant-back to AirTouch of a royalty free, perpetual, non-exclusive worldwide license to the patents. We have agreed that we will not license or otherwise transfer the patents to Verizon Communications, including its affiliates and subsidiaries, without AirTouch's prior written permission.

     Trademarks and Domain Names

     AirTouch has licensed certain trademarks, service marks, tradenames and domain names to the partnership. The license agreement grants a non-exclusive, non-transferable license to use the trademarks, service marks, trade name and domain names in connection with the marketing, advertising, sale and provision of wireless communications goods and services in the United States of America, its territories and possession. The partnership also has the right to sublicense this intellectual property to resellers, vendors, agents, distributors, exclusive dealers and similar persons. The partnership is not required to pay any royalties for use of this intellectual property. The license includes quality standards. The license agreement lasts until April 3, 2002, subject to earlier termination by the partnership upon 30 days written notice, by AirTouch upon our insolvency or bankruptcy, or by one party upon the other party's material breach.

     Software License Agreement

     AirTouch also irrevocably assigned and transferred to the partnership certain of its software and related rights, and granted a perpetual worldwide, irrevocable, royalty-free, non-exclusive transferable license to sell, use, copy and otherwise fully exploit the software.

Tower Arrangements

     We generally lease or pay a monthly fee for, rather than own or control, the tower space on which our antennas are located. Prior to the formation of the partnership, Bell Atlantic Mobile, GTE Wireless and Vodafone each entered into separate transactions with different tower management companies to sell or lease on a long-term basis the majority of their communications towers and related assets. In connection with each of these transactions, Bell Atlantic Mobile, GTE Wireless and Vodafone either entered into global leases for, or reserved antenna space on, each of the towers in exchange for a monthly rental or site maintenance payment. The tower companies are also required to build and manage future towers on which our antennas will be located. In two of the agreements, the tower company entered into a joint venture with one of our principal stockholders. Each of the tower monetization transactions with those joint ventures is summarized below:

     Bell Atlantic Mobile

     In March 1999, Bell Atlantic Mobile formed a joint venture with Crown Castle to own and operate approximately 1,500 towers, representing substantially all the towers then owned by Bell Atlantic Mobile. The joint venture is controlled and managed by Crown Castle, which owns a controlling interest of 58%, while a subsidiary of Verizon Communications owns a minority interest of 42%. Under the agreement, the joint venture is entitled to build and own the first 500 towers to be built for Bell Atlantic Mobile's wireless network after the date of the agreement. The joint venture leases antenna space on the original towers to the partnership and will lease antenna space on any new towers, at monthly rates ranging from $1,585 to $2,325 per tower, with annual increases of 3% or the percentage increase in the consumer price index, whichever is greater.

     GTE Wireless

     In January 2000, GTE Wireless formed a joint venture with Crown Castle to own and operate approximately 2,300 towers, representing substantially all the towers then owned by GTE Wireless not including the towers purchased as part of the Ameritech properties acquisition. The joint venture is controlled and managed by Crown Castle which owns a controlling interest of 80.1%, while a subsidiary of Verizon Communications owns a minority interest of 19.9%. Under the agreement, the joint venture is entitled to build and own the first 500 towers to be built for GTE Wireless' network after the date of the agreement. The joint venture leases antenna space on the original towers to the partnership and will lease antenna space on any new towers, at the monthly rate of $1,400 per tower, with annual increases of 4%. At the same time, GTE Wireless and Crown Castle also signed a letter agreement giving GTE Wireless the right to contribute up to 600 towers acquired as part of the acquisition of the Ameritech properties on substantially the same terms and conditions described above.

     Upon the formation of the partnership, Verizon Communications and Vodafone agreed that proceeds from tower monetization transactions entered into prior to April 3, 2000 are excluded from the assets of the partnership. The partners further agreed that they could cause the partnership to enter into further tower monetization transactions with respect to towers contributed to the partnership by such partners, excluding any towers previously used by PrimeCo. The proceeds from these transactions are also excluded from the assets of the partnership if the transaction is entered into by April 3, 2001 and is consummated by April 3, 2003, although the partnership will be liable for the financial obligations incurred in those transactions. In connection with any monetization transaction described above, Verizon Communications and Vodafone are required to ensure that the partnership will have access to the towers and that the financial terms are similar to those in the existing arrangements. In order to preserve the economic terms of this arrangement, we are not permitted to dispose of any of the towers prior to April 3, 2001 without the consent of Verizon Communications and Vodafone.

Financing Arrangements

     In connection with the alliance agreement, Verizon Communications and Vodafone contributed to the partnership approximately $9.5 billion of debt, including a credit facility entered into by a Vodafone subsidiary and intercompany obligations incurred by Verizon Communications subsidiaries.

     Existing intercompany loans and any additional intercompany loans that may be made to us to fund future debt financing requirements will be provided by Verizon Communications or its affiliates at interest rates and other terms that will be substantially equivalent to the interest rates and other terms that we would be able to obtain from third parties, including the public markets, without the benefit of a guaranty by Verizon Communications or any of its affiliates. As of June 30, 2000, the partnership had $5.5 billion of outstanding indebtedness borrowed from affiliates of Verizon Communications at an average interest rate of 6.7%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Debt Service."

Other Services Provided by Verizon Communications

     For the years ended December 31, 1997, 1998 and 1999, the partnership, in the normal course of business, recorded revenues related to transactions with affiliated companies of $28 million, $29 million and $26 million, respectively.

     The partnership incurred direct telecommunication and data processing charges of $218 million, $233 million and $272 million for the years ended December 31, 1997, 1998 and 1999, respectively, for services provided by subsidiaries and affiliates of Verizon Communications.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of our common stock immediately after formation of our company but prior to the offering, and as adjusted to reflect the sale of shares in the offering, held by:

     o    each of our named executive officers;

     o    each director;

     o each holder of more than 5% of any class of our outstanding common stock; and

     o    all current directors and executive officers as a group.

Shares of Class B and Class C common stock owned by Verizon Communications and Vodafone are also included under the Class A common stock column because those shares are convertible at any time into shares of Class A common stock on a one-for-one basis. In addition, the Class A common stock column also includes units in the partnership since those units are also convertible on a one-for-one basis at any time.

               To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power regarding all shares of common stock.

                                                                                                                                %
                                         Shares Beneficially                % Total        Shares Beneficially                Total
                                    Owned Before the Offering (1)           Voting    Owned After the Offering (1)           Voting
                            ---------------------------------------------    Power  ---------------------------------------  Power
                               Class A           Class B         Class C               Class A      Class B     Class C
                                common           common          common                common       common      common
                                stock             stock           stock                 stock        stock      stock
Name and Address of         Shares      %     Shares    %     Shares    %           Shares    %  Shares    %    Shares    %
Beneficial Owner            -------   -----  -------   ----   ------   ---- ------- ------  ---- ------  ----  ------    ---
Verizon Communications
 1095 Ave of the
   Americas
 New York, NY..............                             100                                              100
Vodafone Group Plc
 The Courtyard
 2-4 London Road
 Newbury
 Berkshire
 R614 IJX England..........                                             100                                              100
Ivan G. Seidenberg.........
Christopher C. Gent........
Lawrence T. Babbio, Jr.....
Michael T. Masin...........
Kenneth J. Hydon...........
William L. Keever..........
Dennis F. Strigl...........
Lowell C. McAdam...........
Richard J. Lynch...........
Edward Langston............
S. Mark Tuller.............
All officers and directors
as a group (      persons).

-----------------------
(1) In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of June 30, 2000.

     Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding the options but are not outstanding for computing the percentage of any other person.

         UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust.

     This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative interpretations as of the date of this prospectus, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

     Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a reduced rate under an income tax treaty, we will presume that dividends paid on or before December 31, 2000 to an address in a foreign country are paid to a resident of that country unless we have knowledge that the presumption is not warranted.

     In order to obtain a reduced rate of withholding for dividends paid after December 31, 2000, a Non-U.S. Holder will be required to provide us with an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty. In addition, in certain cases where dividends are paid to a Non-U.S. Holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide us with the required certification.

     The withholding tax does not apply to dividends paid to a Non-U.S. Holder that provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate) on an earnings amount that is net of the regular tax.

Gain on Disposition of Common Stock

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

     o the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States;

     o in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold the common stock as a capital asset, the individuals are present in the United States for 183 or more days in the taxable year of the disposition;

     o the Non-U.S. Holder is subject to tax under the provisions of the Code regarding the taxation of U.S. expatriates; or

     o the company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes at any time within the five-year period preceding the disposition or the Non-U.S. Holder's holding period, whichever period is shorter.

We believe that we are not, and do not anticipate becoming, a "U.S. real property holding corporation" for United States federal income tax purposes.

Information Reporting Requirements and Backup Withholding

     We must report to the IRS the amount of dividends paid to each Non-U.S. Holder, the name and address of the recipient, and the amount of any tax withheld. A similar report is sent to the Non-U.S. Holder. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence. Dividends paid on or before December 31, 2000 at an address outside the United States are not subject to backup withholding, unless the payor has knowledge that the payee is a U.S. person. However, a Non-U.S. Holder may need to certify its non-U.S. status in order to avoid backup withholding at a 31% rate on dividends paid after December 31, 2000 or dividends paid on or before that date at an address inside the United States.

     U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, a Non-U.S. Holder may need to certify its non-U.S. status in order to avoid information reporting and backup withholding at a 31% rate on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. In addition, U.S. information reporting requirements may apply to the proceeds of a disposition effected by or through a non-U.S. office of a U.S. broker, or by a non-U.S. broker with specified connections to the United States.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is furnished to the IRS.

Federal Estate Tax

     An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                         DESCRIPTION OF CAPITAL STOCK

     The following descriptions are summaries of the material terms of our certificate of incorporation and bylaws as each will be in effect upon closing of the offering. They may not contain all of the information that is important to you. To understand them fully, you should read our certificate of incorporation and bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part. The following descriptions are qualified in their entirety by reference to the certificate of incorporation and bylaws and applicable law.

General

     The authorized capital stock of Verizon Wireless Inc. consists of shares of Class A common stock, par value $.001 per share, shares of Class B common stock, par value $.001 per share, shares of Class C common stock, par value $.001 per share, and shares of preferred stock, par value $.001 per share.

Common Stock

     After giving effect to the offering, we will have shares of our Class A
common stock,           shares of our Class B common stock and shares of our
Class C common stock outstanding.

     Voting rights

     The holders of Class A common stock generally have rights identical to holders of Class B and Class C common stock, except that:

    o each holder of Class A common stock is entitled to one vote per share on all matters to be voted upon by the shareholders,

    o each holder of Class B common stock is entitled to the number of votes per share equal to:

      (1) ten; multiplied by

      (2) the sum of (a) the number of shares of Class B common stock held by that holder and (b) the number of partnership units owned by that holder; and

    o each holder of Class C common stock is entitled to the number of votes per share equal to:

      (1) four, or if there are no shares of Class B common stock outstanding, one; multiplied by

      (2) the sum of (a) the number of shares of Class C common stock held by that holder and (b) the number of partnership units owned by that holder.

     In addition, subject to specified exceptions, our board of directors will be elected as follows:

o If there are shares of Class B common stock and Class C common stock outstanding, our board of directors will consist of thirteen directors to be elected by:

     - holders of Class B common stock who, voting as a class, will vote for seven directors;

     - holders of Class C common stock who, voting as a class, will vote for three directors; and

     - holders of common stock who, voting as a class, will vote for our remaining directors.

o If there are no shares of Class B common stock outstanding, our board of directors will consist of seven directors to be elected by:

     - holders of Class C common stock who, voting as a class, will vote for one director; and

     - holders of common stock who, voting as a class, will vote for our remaining directors.

o If there are no shares of Class C common stock outstanding, our board of directors will consist of seven directors to be elected by:

     - holders of Class B common stock who, voting as a class, will vote for four directors; and

     - holders of common stock who, voting as a class, will vote for our three remaining directors.

o If there are no shares of Class B or Class C common stock outstanding, our board of directors will consist of seven directors to be elected by holders of our common stock.

     Otherwise, and except as stated in our certificate of incorporation and described below or as required by applicable law, holders of our common stock will vote together as a single class on all other matters. Generally, all matters to be voted on by stockholders must be approved by a majority or, in the case of election of directors, by a plurality of the votes entitled to be cast by all shares of Class A, Class B and Class C common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

     Verizon Communications and Vodafone intend to enter into a stockholders' agreement that will provide that they will jointly agree upon, and agree to vote for, their nominees for Class A directors.

     Board Committee Rights; Special Veto Rights

     Holders of our Class B and Class C common stock will have special rights to ensure that their directors are represented on our executive committee and special committee. Our board of directors may not consider specified significant decisions, including equity issuances and significant acquisitions, without the prior approval of the decisions by the special committee. Our certificate of incorporation and bylaws provide that matters that are subject to the approval of the special committee of our board of directors related to the conduct of our business and acquisition or disposition of substantial assets, if submitted to a vote of stockholders, will be approved solely by the affirmative vote of the holders of a majority of Class B common stock and Class C common stock. See "Management-Board Committees."

     Conversion of Class B and Class C shares and Exchange of Partnership Units

     Shares of Class B and Class C common stock may be converted into Class A common stock at any time at the option of the holder on a one-for-one basis. Each partnership unit held by anyone other than Verizon Wireless Inc. may be exchanged into Class A common stock at any time at the option of the holder on a one-for-one basis. Alternatively, partners may exchange all of the stock in a corporation with no assets or liabilities other than partnership units for Class A common stock.

     Any shares of Class B or Class C common stock transferred to a person other than Verizon, Vodafone, any member of the Verizon Group, Vodafone Group and any of their "included affiliates" or "exit transferees", as each term is defined in the partnership agreement, will automatically convert to shares of Class A common stock upon the disposition. In addition

    o Each share of Class B common stock shall automatically convert into one share of Class A common stock if the number of shares of outstanding Class B common stock plus the number of outstanding partnership units held by the holders of Class B common stock and their included affiliates constitute less than 20% of the then outstanding partnership units. Upon conversion, the Class B directors will be deemed to have resigned from the board of directors and all committees, and the board and the committees will be deemed reduced in size as provided above.

    o Each share of Class C common stock shall automatically convert into one share of Class A common stock if the number of shares of outstanding Class C common stock plus the number of outstanding partnership units held by the holders of Class C common stock and their included affiliates constitute less than 20% of the then outstanding partnership units. Upon conversion, the Class C directors will be deemed to have resigned from the board of directors and all committees, and the board and the committees will be deemed reduced in size as provided above.

This provision will prevent those Class B or Class C stockholders from decreasing their economic interest in our company to less than 20% while still retaining control of a substantial percentage of the voting power of our common stock.

     Dividends

     Holders of Class A, Class B and Class C common stock will share ratably in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of common stock may be paid only as follows:

   o shares of Class A common stock may be paid only to holders of shares of Class A common stock, shares of Class B common stock may be paid only to holders of Class B common stock and shares of Class C common stock may be paid only to holders of Class C common stock; and

   o shares shall be paid proportionally with respect to each outstanding share of Class A, Class B and Class C common stock.

We may not subdivide or combine shares of any class of common stock without at the same time proportionally subdividing or combining shares of the other classes.

     Other Rights

     In the event of any merger or consolidation of Verizon Wireless with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of other stock or securities, cash and/or other property, all holders of common stock, regardless of class, will be entitled to receive either:

   o the same kind and amount of shares of stock and other securities and property, provided that if shares of common stock are converted into or exchanged for shares of capital stock, the capital stock may differ to the extent that the Class A, Class B and Class C common stock differ as provided for in the certificate of incorporation; or

  o if holders of each class of common stock receive different distributions, then the holders shall receive the distribution equal to the value per share into which each share of any other class of common stock is converted or exchanged, as determined by an independent investment banking firm of national reputation selected by the board.

     In the event of liquidation, dissolution or winding up of Verizon Wireless, the holders of common stock, regardless of class, are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

     The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Upon issuance, all outstanding shares of common stock will be fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

     Use of Proceeds of Stock Issuances; Number of Partnership Units

     We intend to cause the number of shares of our common stock that are issued and outstanding to be equal at all times to the number of partnership units we own in the partnership. We intend to contribute the net proceeds of any stock issuance to the partnership in exchange for partnership units equal in number to the number of shares of common stock.

Preferred Stock

     Our board of directors, subject to the prior approval of the special committee, has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of it, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Verizon Wireless without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any preferred stock.

Certain Anti-Takeover Effects of Delaware Law

     We have expressly elected not to be governed by Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

     o the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

     o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting power of the corporation outstanding at the time the transaction commenced; or

     o on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting power which is not owned by the interested stockholder.

     A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation's voting power.

Selected Provisions of Our Certificate of Incorporation and Bylaws

     Corporate Opportunities

     Our certificate of incorporation provides that, unless a stockholder otherwise agrees in writing:

o No stockholder and no person who is a director or officer of our company and also a director or officer of that stockholder or any of its affiliates shall be restricted or limited in any way in carrying on separate businesses or activities from our company, the partnership and their subsidiaries now or in the future which are permitted by the non-competition provisions of the partnership agreement or are not part of the business of the partnership as stated in the partnership agreement or are primarily conducted outside the U.S., even if the businesses or activities are in fact competitive with ours, and neither we, the partnership nor our subsidiaries or any of our other stockholders shall have any interest or rights in or to those other businesses or activities or any profits, liabilities or obligations with respect to those businesses or activities.

o In the event that any of our stockholders, directors or officers acquires knowledge of a potential transaction, agreement, arrangement or other matter which may be a corporate opportunity for both our company and that stockholder, those persons (1) will not have any duty to communicate or offer the corporate opportunity to our company, (2) will not be liable to our company for breach of any fiduciary duty by reason of the fact that he or she pursues or acquires the corporate opportunity or fails to communicate the corporate opportunity to our company and (3) will not be obligated to account to our company or any other stockholder for any property, profit or benefit derived from the opportunity.

If we amend, modify or repeal this provision, it will not adversely affect any right or protection of a stockholder, officer or director in respect of any act or omission occurring prior to the time of the amendment, modification or repeal.

     Vacancies and Removal of Directors

     Our certificate of incorporation provides that (a) any vacancy of a Class B directorship shall be filled only by the affirmative vote of the remaining Class B directors then in office or by a majority vote of the holders of the Class B common stock, voting separately as a class, if no Class B directors then exist and (b) any vacancy of a Class C directorship shall be filled only by the affirmative vote of the remaining Class C directors then in office or by a majority vote of the holders of the Class C common stock, voting separately as a class, if no Class C directors then exist.

     In addition, directors may only be removed from office for cause with the vote of 80% of the voting power of our voting stock, which will be all classes of our common stock upon completion of the offering, voting together as a single class, or a majority of the voting power if there are no shares of Class B common stock outstanding. However:

     o a Class A director may be removed with or without cause by the majority vote of the holders of the voting power of the stock of our company entitled to vote generally in the election of directors, voting as a single class;

     o a Class B director may be removed with or without cause by a majority of the holders of Class B common stock; and

     o a Class C director may be removed with or without cause by a majority of the holders of Class C common stock.

Members of the special committee or the executive committee may only be removed from their positions as members of those committees for cause by the affirmative vote of two Class A directors, four Class B directors and one Class C director or, if there are no shares of Class B or no shares of Class C common stock outstanding, members may be removed for cause by the affirmative vote of five directors. These provisions will make it more difficult to remove incumbent directors to accomplish a change of control of our company.

     Special Meetings of Stockholders

     Special meetings of stockholders may be called at any time only by our chairman of the board, a member of the special committee or by the board of directors pursuant to a resolution approved by a majority of the then authorized number of directors.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations

     Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or nominate directors to be elected at an annual meeting must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the annual meeting, subject to specified exceptions. The bylaws also specify requirements for the form and content of a notice. In addition, a Class A stockholder may only make nominations of Class A directors. These provisions may limit a stockholder's ability to bring matters before an annual meeting or nominate directors.

     Amendments

     Delaware General Corporation Law provides that a majority of the voting power of the shares entitled to vote is required to amend a certificate of incorporation or bylaws unless a company's certificate of incorporation or bylaws provides for a higher percentage. Our certificate of incorporation states that the affirmative vote of the holders of at least 70% of the voting power of the issued and outstanding voting stock, voting as one class, is required to amend or repeal the certificate of incorporation, or a majority if no shares of Class B common stock are outstanding. In addition, any amendment may not be approved unless the holders of Class B common stock, voting separately as a class, and the holders of Class C common stock, voting separately as a class, approve the amendment by majority vote. Any decision to increase or decrease the number of authorized shares requires:

     (1) the affirmative vote of the holders of a majority of the voting power of the voting stock, voting as one class;

     (2) if a Class B director is then entitled to be a member of the special committee, the affirmative vote of the holders of a majority of the Class B common stock, voting separately as a class; and

     (3) if a Class C director is then entitled to be a member of the special committee, the affirmative vote of the holders of a majority of the Class C common stock, voting separately as a class.

     Our board of directors may amend the bylaws by majority vote with the approval of Verizon Communications and Vodafone, but our stockholders may amend them only with:

     (1) the affirmative vote of the holders of at least a majority of the voting power of the voting stock, voting as one class;

     (2) if a Class B director is then entitled to be a member of the special committee, by the affirmative vote of the holders of a majority of the Class B common stock, voting separately as a class; and

     (3) if a Class C director is then entitled to be a member of the special committee, by the affirmative vote of the holders of a majority of the Class C common stock, voting separately as a class.

     Authorized But Unissued Shares

     The authorized but unissued shares of our common stock and preferred stock are available for future issuance, subject to the prior approval of the special committee, without stockholder approval except to the
extent required by the rules of the           .  These additional shares may
be used for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued shares may enable our board of directors to issue shares to persons friendly to current management, which could make it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

     Vodafone Right to Select Officer

     Our bylaws provide that, so long as we have any Class C directors, the Class C directors will have the right to appoint one officer of our company, who will hold the position of chief financial officer, chief operating officer, chief marketing officer or chief technology officer. The board of directors has the right to select which position will be held by the appointed officer. Edward Langston, our chief financial officer, has been appointed by Vodafone, which is the holder of our Class C common stock.

Listing

     We will apply to have our Class A common stock approved for
listing on the            under the symbol "     ."

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Class A common stock
is           .

                        SHARES ELIGIBLE FOR FUTURE SALE

      The         shares of our Class A common stock sold in this offering will be freely tradable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of Verizon Wireless as that term is defined in Rule 144 promulgated under the Securities Act.
Those shares will remain subject to the resale limitations of Rule 144 described below.

     The shares of our common stock that will be held by Verizon Communications and Vodafone after the offering, including any shares of Class A common stock that may be issued to them upon conversion of Class B and Class C common stock or exchange of their units in the partnership, will constitute "restricted securities" within the meaning of Rule 144, and will be eligible for sale in the open market after the offering, subject to contractual lockup provisions and the applicable requirements of Rule 144, both of which are described below. We have granted various registration rights to these holders. See "--Registration Rights Agreement."

     Generally, Rule 144 provides that a person who has beneficially owned "restricted" shares for at least one year will be entitled to sell on the open market in brokers' transactions, within any three month period, a number of shares that does not exceed the greater of:

     o    1% of the then outstanding shares of common stock; and

     o the average weekly trading volume in the common stock on the open market during the four calendar weeks preceding such sale.

Sales under Rule 144 are also subject to post-sale notice requirements and the availability of current public information about the issuer.

      In the event that any person other than Verizon Communications or Vodafone who is deemed to be an affiliate purchases shares of our common stock pursuant to the offering or acquires shares of our common stock pursuant to an employee benefit plan of Verizon Wireless, the shares held by such person are required under Rule 144 to be sold in brokers' transactions, subject to the volume limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not affiliates are thereafter freely tradable without restriction.

     Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock.

      Verizon Communications, Vodafone and Verizon Wireless have each agreed that, without the prior written consent of
on behalf of the underwriters, it will not, during the period ending     days
after the date of this prospectus, sell or otherwise dispose of any shares of our Class A common stock, subject to specified exceptions. See "Underwriters."

Registration Rights Agreement

     Verizon Wireless has entered into a registration rights agreement with Verizon Communications and Vodafone which provides those holders with the right, subject to specified exceptions, to demand registration of their Class A common stock or to include their common stock in any registration of common stock made by Verizon Wireless for its own account or for the account of other stockholders of Verizon Wireless. See "Certain Relationships and Related Party Transactions-Registration Rights."

                                 UNDERWRITERS

      Under the terms and subject to the conditions contained in an
underwriting agreement, dated              , 2000, the U.S. underwriters named
below have severally agreed to purchase, and we have agreed to sell to them, the respective number of shares of our Class A common stock set forth below:

Name                                                 Number of Shares
----                                                 ----------------

Goldman, Sachs & Co.............................
Merrill Lynch, Pierce, Fenner & Smith
      Incorporated..............................



                                                    -----------------
 Total..........................................
                                                    =================


     The representatives of the U.S. underwriters are Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The underwriting agreement provides that the obligations of the several U.S. underwriters to pay for and accept delivery of shares of our Class A common stock offered in this prospectus are subject to the approval of specified legal matters by their counsel and to other conditions. The U.S. underwriters are obligated to take and pay for all of the shares of our Class A common stock offered hereby, except those shares covered by the over-allotment option described below, if any shares are taken.

      The U.S. underwriters initially propose to offer a portion of the shares of our Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus and a portion to some dealers at a price that represents a concession not in excess of $
per share under the public offering price.  Any U.S. underwriter may allow,
and these dealers may reallow, a concession not in excess of $      per share
to other brokers or to other dealers. After the initial offering of the shares of our Class A common stock, the offering price and other selling terms may be varied by the representatives.

     We and a group of international underwriters have entered into an international underwriting agreement providing for the concurrent offer and sale of our Class A common stock in an international offering outside the United States and Canada. The initial public offering price and aggregate underwriting discount per share for the two offerings are identical. The closing of the U.S. offering is a condition to the closing of the international offering, and the closing of the international offering is a condition to the closing of the U.S. offering. The representatives of the international underwriters are Merrill Lynch International and Goldman Sachs International. We refer to the U.S. underwriters and the international underwriters as the underwriters.

     The underwriters have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares as part of the distribution of the shares. The underwriters also have agreed that they may sell shares among each of the underwriting groups.

     We have granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate
of                 additional shares at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The U.S. underwriters may exercise this option solely for the purpose of covering over-allotments, if any. To the extent this option is exercised, each U.S. underwriter will become obligated, subject to specified conditions, to purchase shares in approximately the same proportion as set forth in the table above. We have also granted to the international underwriters an option to
purchase up to an aggregate of               additional shares on the same
terms and conditions. If the U.S. and international underwriters' options are exercised in full, the total public offering price for this offering would be
$               , the total underwriting discount would be $
and the total proceeds, before expenses to us would be $            .

      The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of our Class A common stock offered by them.

      At our request, the underwriters have reserved up to
shares of our Class A common stock offered hereby for sale at the initial
public offering price to         .  The number of shares available for sale
to the general public will be reduced to the extent that these employees purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of our Class A common stock offered hereby.

      We intend to list our Class A common stock on the
under the symbol "              ."  The underwriters intend to sell shares to
a minimum of 2,000 beneficial owners in lots of 100 or more so as to meet the distribution requirements of this listing.

      In connection with this offering, we and the partnership have agreed that, without the prior written consent of
on behalf of the underwriters, we will not, during the period ending       days
after the date of this prospectus:

      o directly or indirectly offer, issue, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our Class A common stock, partnership units in the partnership or any securities convertible into or exercisable or exchangeable for our Class A common stock or partnership units in the partnership, or file any registration statement under the Securities Act of 1933 with respect to any of the foregoing; or

      o enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly the economic consequences of ownership of our Class A common stock or these partnership units, whether any such swap or transaction described in the preceding clause is to be settled by delivery of our Class A common stock, the partnership units or other securities, in cash or otherwise.

     The restrictions described in the preceding list are subject to significant exceptions.

     Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between the representatives of the underwriters and us. Among the factors that we and the representatives considered in determining the initial public offering price were our future prospects and our industry in general, our revenues, earnings and other financial and operating information in recent periods and the price to earning ratio, price to revenues ratio, market prices of securities and other financial and operating information of companies engaged in activities similar to ours.

     In connection with the offering, the underwriters may purchase and sell shares of the Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of that option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the U.S. representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be
effected on                 , in the over-the-counter market or otherwise.

     Some of the underwriters engage in transactions with, and perform services for, our company and our affiliates, including Verizon Communications and Vodafone, in the ordinary course of business and have engaged and may in the future engage in commercial banking and investment banking transactions with us and our affiliates, for which those underwriters have received or will receive customary compensation.

     We and the partnership have agreed to indemnify the underwriters, and the underwriters have agreed to indemnify us, against some liabilities relating to this offering, including liabilities under the Securities Act of 1933.

     We estimate the expenses for this offering to be $          .

                 [Alternate Page for International Prospectus]


                                 Underwriting

     Under the terms and subject to the conditions contained in an
international underwriting agreement, dated                 , 2000, the
international underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the respective number of shares of our Class A common stock set forth below:

Name                                            Number of Shares
Merrill Lynch International................
Goldman Sachs International................



                                               ---------------------
 Total.....................................
                                               =====================


     The representatives of the international underwriters are Merrill Lynch International and Goldman Sachs International. The international underwriting agreement provides that the obligations of the several international underwriters to pay for and accept delivery of shares of our Class A common stock offered in this prospectus are subject to the approval of specified legal matters by their counsel and to other conditions. The international underwriters are obligated to take and pay for all of the shares of our Class A common stock offered hereby, except those shares covered by the over-allotment option described below, if any shares are taken.

     The international underwriters initially propose to offer a portion of the shares of our Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus and a portion to some dealers at a price that represents a concession not in excess of $
per share under the public offering price. Any international underwriter may
allow, and these dealers may reallow, a concession not in excess of $       per
share to other brokers or to other dealers. After the initial offering of the shares of our Class A common stock, the offering price and other selling terms may be varied by the representatives.

     We and a group of U.S. underwriters have entered into an underwriting agreement providing for the concurrent offer and sale of our Class A common stock in an offering in the United States and Canada. The initial public offering price and aggregate underwriting discount per share for the two offerings are identical. The closing of the international offering is a condition to the closing of the U.S. offering, and the closing of the U.S. offering is a condition to the closing of the international offering. The representatives of the U.S. underwriters are Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. We refer to the international underwriters and the U.S. underwriters as the underwriters.

     The underwriters have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares as part of the distribution of the shares. The underwriters also have agreed that they may sell shares among each of the underwriting groups.

     We have granted to the international underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an
aggregate of                 additional shares at the public offering price
set forth on the cover page of this prospectus, less the underwriting discount. The international underwriters may exercise this option solely for the purpose of covering over-allotments, if any. To the extent this option is exercised, each international underwriter will become obligated, subject to specified conditions, to purchase shares in approximately the same proportion as set forth in the table above. We have also granted to the U.S. underwriters an option to purchase up to an aggregate of additional shares on the same terms and conditions. If the international and

                 [Alternate Page for International Prospectus]


U.S. underwriters' options are exercised in full, the total public offering
price for this offering would be $            , the total underwriting
discount would be $                and the total proceeds, before expenses to
us would be $          .

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of our Class A common stock offered by them.

     At our request, the underwriters have reserved up to
shares of our Class A common stock offered hereby for sale at the initial
public offering price to     .  The number of shares available for sale to the
general public will be reduced to the extent that these employees purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of our Class A common stock offered hereby.

     We intend to list our Class A common stock on the          under the symbol
"              ."  The underwriters intend to sell shares to a
minimum of 2,000 beneficial owners in lots of 100 or more so as to meet the distribution requirements of this listing.

     In connection with this offering, we and the partnership have agreed that, without the prior written consent of
on behalf of the underwriters, we will not, during the period ending       days
after the date of this prospectus:

      o directly or indirectly offer, issue, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our Class A common stock, partnership units in the partnership or any securities convertible into or exercisable or exchangeable for our Class A common stock or partnership units in the partnership, or file any registration statement under the Securities Act of 1933 with respect to any of the foregoing; or

      o enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly the economic consequences of ownership of our Class A common stock or these partnership units, whether any such swap or transaction described in the preceding clause is to be settled by delivery of our Class A common stock, the partnership units or other securities, in cash or otherwise.

     The restrictions described in the preceding list are subject to significant exceptions.

     Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between the representatives of the underwriters and us. Among the factors that we and the representatives considered in determining the initial public offering price were our future prospects and our industry in general, our revenues, earnings and other financial and operating information in recent periods and the price to earning ratio, price to revenues ratio, market prices of securities and other financial and operating information of companies engaged in activities similar to ours.

     In connection with the offering, the underwriters may purchase and sell shares of the Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of that

                 [Alternate Page for International Prospectus]


option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

               The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the international representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be
effected on          , in the over-the-counter market or otherwise.

     Some of the underwriters engage in transactions with, and perform services for, our company and our affiliates, including Verizon Communications and Vodafone, in the ordinary course of business and have engaged and may in the future engage in commercial banking and investment banking transactions with us and our affiliates, for which those underwriters have received or will receive customary compensation.

     We and the partnership have agreed to indemnify the underwriters, and the underwriters have agreed to indemnify us, against some liabilities relating to this offering, including liabilities under the Securities Act of 1933.

     We estimate the expenses for this offering to be $        .

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for Verizon Wireless by Davis Polk & Wardwell, New York, New York. Certain legal matters relating to the Class A common stock offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York.


                                    EXPERTS

     The balance sheet of Verizon Wireless Inc. as of August 18, 2000, included in this prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their joint report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The balance sheet of Verizon Wireless Inc. as of August 18, 2000, included in this prospectus has been so included in reliance on the joint report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited consolidated financial statements of the partnership as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus, except as they relate to GTE Wireless, have been audited by PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to GTE Wireless, by Arthur Andersen LLP, independent accountants, whose report thereon appears herein. Such financial statements have been so included in reliance on the reports of such independent accountants, given on the authority of such firms as experts in auditing and accounting.

     The combined balance sheet of Vodafone AirTouch Plc U.S. Cellular and Paging Operations as of December 31, 1999 and the combined statements of operations, changes in stakeholder's equity and cash flows for the six months ended December 31, 1999 and the six months ended June 30, 1999, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of Vodafone AirTouch Plc U.S. Cellular and Paging Operations as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of PrimeCo Personal Communications, L.P. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Chicago SMS Limited Partnership, CyberTel Cellular Telephone Company, CyberTel RSA Cellular Limited Partnership and Illinois SMSA Limited Partnership for the nine-month period ended September 30, 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent auditors, and have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act regarding our Class A common stock. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to it. Some items are omitted in accordance with the rules and regulations of the SEC. For further information regarding our company and the Class A common stock, we refer you to the registration statement and the exhibits and any schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference. A copy of the registration statement, including the exhibits and schedules to it, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules to it.

     As a result of the offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations regarding those requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing combined financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
                             Verizon Wireless Inc.

Independent Auditors' Report                                                 F-3
Balance Sheet as of August 18, 2000.......................................   F-4
Notes to Balance Sheet....................................................   F-5

                               Cellco Partnership

Unaudited Interim Financial Information
Consolidated Balance Sheets as of December 31, 1999 and
     June 30, 2000 (Unaudited)............................................   F-6
Consolidated Statements of Operations for the six months ended
     June 30, 1999 and 2000 (Unaudited)...................................   F-7
Consolidated Statements of Partners' Capital for the
     six months ended June 30, 2000 (Unaudited)...........................   F-8
Consolidated Statements of Cash Flows for the six months ended
     June 30, 1999 and 2000 (Unaudited)...................................   F-9
Notes to the Consolidated Financial Statements (Unaudited)................  F-10
Annual Financial Information
Independent Auditor's Report..............................................  F-15
Report of Independent Public Accountants..................................  F-16
Consolidated Balance Sheets as of December 31, 1998 and 1999..............  F-17
Consolidated Statements of Operations for the years ended
     December 31, 1997, 1998 and 1999.....................................  F-18
Consolidated Statements of Partners' Capital for the years ended
     December 31, 1997, 1998 and 1999.....................................  F-19
Consolidated Statements of Cash Flows for the years ended
     December 31, 1997, 1998 and 1999.....................................  F-20
Notes to the Consolidated Financial Statements............................  F-21

           Vodafone AirTouch Plc U.S. Cellular and Paging Operations

Independent Auditors' Report..............................................  F-40
Report of Independent Accountants.........................................  F-41
Combined Balance Sheets as of December 31, 1998 and 1999 and
March 31, 2000 (Unaudited)................................................  F-42
Combined Statements of Operations for the years ended December 31, 1997 and 1998, for the six months ended June 30, 1999 and
     December 31, 1999, and for the three months ended March 31, 1999 and
     2000 (Unaudited).....................................................  F-43
Combined Statements of Changes in Stakeholder's Equity for the years ended December 31, 1997 and 1998, for the six months ended
     June 30, 1999 and December 31, 1999, and for the three months ended
     March 31, 2000 (Unaudited)...........................................  F-44

Combined Statements of Cash Flows for the years ended December 31, 1997 and 1998, for the six months ended June 30, 1999 and
     December 31, 1999, and for the three months ended
     March 31, 1999 and 2000 (Unaudited)..................................  F-45
Notes to the Combined Financial Statements................................  F-47

                     PrimeCo Personal Communications, L.P.

Report of Independent Accountants.........................................  F-58
Consolidated Statements of Operations for the years ended
     December 31, 1997, 1998 and 1999 and for the three months
     ended March 31, 1999 and 2000 (Unaudited)............................  F-59
Consolidated Balance Sheets as of December 31, 1998 and 1999,
     and as at March 31, 2000 (Unaudited).................................  F-60
Consolidated Statements of Partners' Capital for the years ended
     December 31, 1997, 1998 and 1999 and for the three months
     ended March 31, 2000 (Unaudited).....................................  F-61
Consolidated Statements of Cash Flows for the years ended
     December 31, 1997, 1998 and 1999 and for the three months
     ended March 31, 1999 and 2000 (Unaudited)............................  F-62
Notes to the Consolidated Financial Statements............................  F-63

                        Chicago SMSA Limited Partnership
                      CyberTel Cellular Telephone Company
                   CyberTel RSA Cellular Limited Partnership
                       Illinois SMSA Limited Partnership

Report of Independent Accountants.........................................  F-70
Combined Statement of Operations for the period from January 1, 1999 to
     September 30, 1999...................................................  F-71
Combined Statement of Partners Capital....................................  F-72
Combined Statement of Cash Flow...........................................  F-73
Notes to the Combined Financial Statements................................  F-74

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Verizon Wireless Inc.

We have audited the accompanying balance sheet of Verizon Wireless Inc. (the "Company") as of August 18, 2000. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Verizon Wireless Inc. at August 18, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP               /s/ PricewaterhouseCoopers LLP
New York, New York                      New York, New York

August 22, 2000

                             VERIZON WIRELESS INC.

                                 Balance Sheet
                                August 18, 2000

Assets:
  Cash.............................................    $2,500
                                                       ------
    Total assets...................................    $2,500
                                                       ======
Stockholders' equity:
  Common Stock; $0.01 par value, 100
    shares authorized, 100 shares issued
    and outstanding................................    $    1
   Additional paid-in capital.......................    2,499
                                                       ------
      Total stockholders' equity....................   $2,500
                                                       ======


                    See accompanying note to balance sheet.

                             VERIZON WIRELESS INC.
                             Note to Balance Sheet

1. Background

     Verizon Wireless Inc.

     Verizon Wireless Inc. (the "Company") was formed on August 11, 2000 in anticipation of a proposed public offering, and with the proceeds therefrom, to acquire partnership interests (the "Transaction") in Cellco Partnership, now doing business as Verizon Wireless (the "Partnership"). The Company is currently wholly owned by Verizon Communications. After the Transaction, even though Verizon Communications' interest in the Company will be diluted, we expect Verizon Communications will retain control of our operations and, therefore, continue to consolidate the Company's results.

     The Company intends to act as managing general partner of the Partnership and intends to control the Partnership's management and operations, subject to various protective veto rights over significant decisions held by the other partners, and therefore intends to consolidate the Partnership's results in the Company's financial statements upon consummation of the Transaction. It is also intended that the Transaction be accounted for at the historical cost basis of the Partnership since the Company and the Partnership are considered entities under common control.

     As of August 18, 2000, other than the initial capitalization of the Company, no other business has been transacted.

     Partnership

     The Partnership was originally formed as a general partnership and was previously owned and operated by Bell Atlantic Corporation ("Bell Atlantic") under the name Bell Atlantic Mobile.

     On July 27, 1998, Bell Atlantic and GTE Corporation ("GTE") entered into a definitive merger agreement. The resulting merger was accounted for under the pooling of interests method of accounting and closed on June 30, 2000.

     Prior to the closing of the Bell Atlantic and GTE merger, in September 1999, Bell Atlantic and Vodafone AirTouch Plc ("Vodafone") each agreed to contribute their U.S. mobile wireless businesses into the Partnership in exchange for interests in the Partnership (including Vodafone's 50% interest in PrimeCo Personal Communications L.P., a partnership already owned 50% by the Partnership). On April 3, 2000, this transaction was consummated and the Partnership began doing business as Verizon Wireless.

     Upon closing the merger between Bell Atlantic and GTE, the resulting Bell Atlantic entity, doing business as Verizon Communications, contributed GTE's U.S. mobile wireless business ("GTE Wireless" or "GTEW") to the Partnership.

     As a result of the transactions described above, the Partnership is now comprised of the existing Cellco Partnership, GTEW, Vodafone's U.S. mobile wireless operations (from the date of acquisition or April 3, 2000) and 100% of PrimeCo Personal Communications L.P. ("PrimeCo") and is owned 55% by Verizon Communications and 45% by Vodafone.

                               Cellco Partnership
                           (d/b/a/ Verizon Wireless)
                          Consolidated Balance Sheets
                                 (in Millions)


                                                         December 31,  June 30,
                                                            1999         2000
                                                         ------------  --------
                                                                     (unaudited)
Assets
 Current assets:
   Cash and cash equivalents..............................  $    54     $    517
   Accounts receivable, net of $84 and $169 as of
     December 31, 1999 and June 30, 2000, respectively....      649        1,626
   Unbilled revenue.......................................      370          378
   Other receivables......................................       48          256
   Inventories, net.......................................      215          334
   Prepaid expenses and other current assets..............       91          140
                                                            -------      -------
     Total current assets.................................    1,427        3,251
                                                            -------      -------
 Property, plant and equipment, net.......................    7,273       10,436
 Deferred cellular licenses, goodwill and other
   intangibles, net.......................................    5,975       38,462
 Investments in unconsolidated entities...................      840          148
 Notes receivable - affiliate.............................       --          454
 Notes receivable.........................................      174          174
 Deferred charges and other assets, net...................      154          410
                                                            -------      -------
     Total assets.........................................  $15,843      $53,335
                                                            -------      -------
Liabilities and Partners' Capital
 Current liabilities:
   Short-term obligations, including current maturities...  $    42      $    30
   Due to affiliates......................................      720          183
   Accounts payable and accrued liabilities...............    1,264        3,747
   Advance billings.......................................      134          309
   Other current liabilities..............................       83          100
                                                            -------      -------
     Total current liabilities............................    2,243        4,369
                                                            -------      -------
 Long-term debt...........................................      456        4,658
 Due to affiliates........................................    4,181        5,192
 Employee benefit plans...................................      168           29
 Deferred income taxes....................................      689        2,484
 Minority interest in consolidated entities ..............      592          643
 Other non-current liabilities............................      174          225
                                                            -------      -------
     Total liabilities....................................    8,503       17,600
                                                            -------      -------
 Partner's capital subject to redemption                         --       20,000

 Commitments and contingencies (Notes 7 and 9)
 Partners' Capital........................................    7,340       15,735
                                                            -------      -------
     Total liabilities and partners' capital..............  $15,843      $53,335
                                                            =======      =======


                See Notes to Consolidated Financial Statements.

                               Cellco Partnership
                            (d/b/a Verizon Wireless)
                     Consolidated Statements of Operations
                                 (in Millions)


                                                      For the six months ended
                                                                June 30,
                                                      ------------------------
                                                         1999            2000
                                                         ----            ----
                                                             (unaudited)
Operating revenue
 Service revenues....................................   $3,213          $5,573
 Equipment...........................................      300             526
                                                        ------          ------
     Total operating revenue.........................    3,513           6,099
                                                        ------          ------
Operating costs and expenses
 Cost of service.....................................      539             919
 Cost of equipment...................................      430             785
 Selling, general and administrative.................    1,357           2,524
 Depreciation and amortization.......................      514           1,201
                                                        ------          ------
     Total operating costs and expenses..............    2,840           5,429
                                                        ------          ------
 Operating income....................................      673             670

Other income (expenses)
 Interest expense, net...............................      (66)           (224)
 Minority interest...................................      (32)            (73)
 Equity in income of unconsolidated
  entities, net......................................       --              24
 Other, net..........................................        3             845
                                                        ------          ------
 Income before provision for income taxes............      578           1,242
 Provision for income taxes..........................      128             127
                                                        ------          ------
Net income...........................................   $  450          $1,115
                                                        ======          ======


                       See Notes to Consolidated Financial Statements.

                               Cellco Partnership
                            (d/b/a Verizon Wireless)
                 Consolidated Statements of Partners' Capital
                                 (in Millions)


Partners' capital at December 31, 1999...........................      $ 7,340
   Net income for the six months ended June 30, 2000 (unaudited).        1,115
   Vodafone contributed businesses (unaudited)...................        8,469
   Distribution to partners (unaudited)..........................       (1,232)
   Other adjustments (unaudited).................................           43
                                                                       -------
Partners' capital at June 30, 2000 (unaudited)...................      $15,735
                                                                       =======


                See Notes to Consolidated Financial Statements.

                               Cellco Partnership
                            (d/b/a Verizon Wireless)
                     Consolidated Statements of Cash Flows
                                 (in Millions)


                                                                             For the Six Months Ended
                                                                                     June 30,
                                                                             ------------------------
                                                                              1999              2000
                                                                              ----              ----
                                                                                   (unaudited)
Cash flows from operating activities
  Net income...............................................................   $450             $1,115
  Adjustments to reconcile net income to net cash provided
    by operating activities
    Depreciation and amortization..........................................    514              1,201
    Provision for losses on accounts receivable, net of recoveries.........     61                 88
    Provision for deferred income taxes....................................     56               (151)
    Equity in income of unconsolidated entities............................     --                (24)
    Minority interests.....................................................     32                 73
    Net loss on disposal of property, plant and equipment..................      2                 11
    Net gain on sale of investments........................................     --               (850)
    Changes in certain assets and liabilities (net of the effects of purchased and disposed businesses)
      Unbilled revenue and receivables, net................................   (162)              (348)
      Inventories..........................................................    (18)                17
      Prepaid expenses and other current assets............................    (10)               (33)
      Account payable and accrued liabilities..............................    (89)               382
      Other current liabilities............................................    (21)                (3)
      Employee retirement plans............................................     11                 --
      Other net............................................................     40                 40
                                                                              ----             ------
        Net cash provided by operating activities..........................    866              1,518
                                                                              ====             ======

Cash flow from investing activities
  Capital expenditures.....................................................   (656)            (1,372)
  Proceeds from sale of property, plant and equipment......................      5                 11
  Acquisitions and investments.............................................    (49)            (1,838)
  Deferred charges.........................................................    (11)                 5
  Investments in and contributions to unconsolidated entities..............     (8)               (46)
  Distributions from unconsolidated entities...............................     47                 40
  Purchase of minority interest............................................     --               (129)
  Proceeds from sale of investments........................................     --              1,298
                                                                              ----             ------
        Net cash used in investing activities..............................   (672)            (2,031)
                                                                              ====             ======
Cash flow from financing activities
  Due to affiliates........................................................   (477)               504
  Change in short-term obligations, net....................................     (7)               (34)
  Issuance of long-term debt...............................................    378                784
  Repayment of long-term debt..............................................     --                (43)
  Distribution to partners.................................................    (42)                --
  Distributions to minority investors......................................    (43)              (235)
                                                                              ----             ------
        Net cash (used in) provided by financing activities                   (191)               976
                                                                              ----             ------
Increase in cash and cash equivalents......................................      3                463
Cash, beginning of period..................................................     39                 54
                                                                              ----             ------
  Cash, end of period......................................................   $ 42             $  517
                                                                              ====             ======
Cash paid during the period for:
  Interest.................................................................   $ 69             $  227
  Income taxes.............................................................   $104             $   92


                See Notes to Consolidated Financial Statements.

1.   Basis of Presentation

     On June 30, 2000, Bell Atlantic Corporation ("Bell Atlantic") and GTE Corporation ("GTE") completed a merger of equals under a definitive merger agreement entered into on July 27, 1998 to form Verizon Communications. For financial reporting purposes, prior to the AirTouch transaction (see
     Note 2), the Cellco Partnership (the "Partnership") was comprised of the existing Cellco Partnership and the contribution by Verizon Communications of GTE Wireless ("GTEW") and Verizon Communications' 50% ownership interest in PrimeCo Personal Communications L.P. ("PrimeCo"). Accordingly, all prior period consolidated financial statements presented have been restated to include the consolidated results of operations, financial position and cash flows of GTEW and 50% of PrimeCo as though they had always been a part of the Partnership.

     As of April 3, 2000, the Partnership began conducting business as Verizon Wireless ("Verizon Wireless").

     These interim consolidated financial statements are unaudited, but in the opinion of management, include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of financial position, results of operations and cash flows at the dates and for the interim periods shown. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes of the Partnership for the year ended December 31, 1999. The consolidated results for interim periods are not necessarily indicative of results for the full year or any subsequent period.

2.   Business Combinations

     Vodafone AirTouch and PrimeCo

     On April 3, 2000, Bell Atlantic and Vodafone AirTouch Plc ("Vodafone") consummated their previously announced agreement to combine their U.S. wireless operations. In accordance with the terms of the U.S. Wireless Alliance Agreement (the "Alliance Agreement") dated September 21, 1999 between the two companies, Vodafone contributed its U.S. wireless operations (the "AirTouch Properties"), its 50% ownership interest in PrimeCo and approximately $4 billion of debt to the Partnership, in exchange for a 65.1% interest in the Partnership, and Bell Atlantic retained a 34.9% interest. Upon Bell Atlantic's merger with GTE Corporation as of June 30, 2000 (see Note 1) and the contribution of GTEW to the Partnership, Bell Atlantic increased its partnership interest to 55% and Vodafone's partnership interest decreased to 45%.

     The Partnership accounted for the April 3, 2000 transaction in accordance with the purchase method of accounting. Consideration of $33.3 billion was allocated as follows based upon a preliminary assessment of tangible and intangible assets acquired:

     Cellular licenses...............................      $21,502
     Customer list...................................        2,747
     Assembled workforce.............................          159
     Goodwill........................................        6,304
     Net tangible assets acquired....................        2,581
                                                           -------
     Total...........................................      $33,293
                                                           =======

     The allocation of fair values is preliminary and subject to the final results of an independent third party appraisal of the Vodafone assets.

     Under the terms of an investment agreement between Bell Atlantic and Vodafone, Vodafone has the right to require the Partnership to purchase up to $20 billion worth of Vodafone's interest in the Partnership with up to $10 billion being redeemed in July 2003 or 2004 and the remainder in July 2005, 2006 or 2007.

     ALLTEL overlap transaction

     Based on regulations of the Federal Communications Commission governing wireless communications, there were certain properties of the Partnership, the acquired AirTouch Properties, and GTEW that were required to be divested in order to eliminate overlapping operations. To effect these divestitures, some properties were exchanged via swaps with other wireless carriers. Accordingly, on January 31, 2000 the Partnership signed agreements with ALLTEL Communications (ALLTEL) to exchange wireless interests in two stages (Stage I and Stage II). On April 1, 2000 the Partnership executed the Stage I transaction whereby it exchanged its interest in the southwest part of the United States (also known as "Southwestco Wireless") for ALLTEL's interest in 8 markets. The Partnership recorded a gain on the sale of Southwestco Wireless of approximately $848, which is included in other, net in the consolidated statement of operations. On June 29, 2000 the Partnership executed the Stage II transaction whereby it obtained 17 of ALLTEL's wholly owned markets and 8 of its majority owned markets in exchange for GTEW's interest in certain markets. No gain or loss was recorded by the Partnership in the Stage II transaction as GTEW's divested markets had not been contributed to the Partnership.

     The Partnership recorded the acquisition of the Stage I and Stage II ALLTEL properties under the purchase method of accounting. The consideration paid of approximately $2,441 over net assets acquired of approximately $458 was allocated as follows:

     Customer list..............................      $   52
     Cellular licenses..........................       1,931
                                                      ------
     Total......................................      $1,983
                                                      ======

     The allocation of the purchase price is preliminary and subject to the final results of an independent third party appraisal.

     The following selected unaudited pro forma information is being provided to present a summary of the combined results of the Partnership as if the AirTouch Properties acquisition and ALLTEL overlap transaction, had occurred as of January 1, 2000 and 1999, giving effect to purchase accounting adjustments. The unaudited pro forma data is for informational purposes only and may not necessarily reflect the results of operations of the Partnership had the acquired business operated as part of the Partnership for the six months ended June 30, 1999 and 2000.

                                         Six Months ended June 30,
                              ------------------------------------------------
                                      1999                      2000
                              ------------------------------------------------
                              Historical   Pro Forma    Historical   Pro Forma
                              ----------   ---------    ----------   ---------
                                    (unaudited)               (unaudited)
     Total operating revenue.    $3,513      $6,847       $6,099       $7,692

     Net Income..............    $  450      $  274       $1,115       $  294

     The pro forma results do not necessarily represent results, which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

     GTE Wireless

     As described in Note 1, all prior period consolidated financial statements presented have been restated to include the consolidated results of operations, financial position and cash flows of GTEW as though it had always been a part of the Partnership.

     The operating revenues and net income previously reported by the separate entities and the combined amounts in the accompanying consolidated condensed statement of operations are as follows:

                                       Six Months Ended June 30,
                                       -------------------------
                                        1999               2000
                                        ----               ----
                                              (unaudited)
     Operating Revenues:
       Cellco.....................     $1,934             $4,057
       GTEW.......................      1,608              2,115
       Conforming Adjustments.....        (29)               (73)
                                       ------             ------
       Combined...................     $3,513             $6,099
                                       ======             ======

     Net Income:
       Cellco.....................       $271               $976
       GTEW.......................        183                138
       Conforming Adjustments.....         (4)                 1
                                       ------             ------
       Combined...................     $  450             $1,115
                                       ======             ======

     The significant conforming adjustments relate to:
     o    Elimination of inter-company transactions
     o Conforming accounting policies for customer acquisitions costs to expenses as incurred

4.   Transaction with Affiliate

     In accordance with an amendment to the Alliance Agreement dated April 3, 2000, any tower financing transactions accounted for by the Verizon Communications or Vodafone as a financing were not contributed to the Partnership. Therefore, the Tower Financing (see Note 4 of the Partnership's December 31, 1999 financial statements) and related transactions were transferred to Verizon Communications and will no longer be accounted for as part of the financial position and results of operations of the Partnership. Therefore, $373 of book value of cellular network towers were transferred to Verizon Communications.

5.   Deferred Cellular Licenses, Goodwill and Other Intangibles, Net

     Deferred cellular licenses, goodwill and other intangibles, net was comprised of the following:

                                                   December 31,    June 30,
                                                       1999          2000
                                                   ------------    --------
     Deferred Cellular Licenses (40 yrs)............ $2,822        $26,679
     Goodwill (25-40 yrs)...........................  3,521          9,844
     Customer lists (2-10 yrs)......................    334          3,131
     Other intangible assets (3-5 yrs)..............     34            241
                                                     ------        -------
     Total..........................................  6,711         39,895
     Accumulated amortization.......................   (736)        (1,433)
                                                     ------        -------
     Total deferred cellular licenses and
       other intangibles, net....................... $5,975        $38,462
                                                     ======        =======

     Amortization expense for the six months ended June 30, 1999 and 2000 was $25 and $427, respectively.

6.   Non-recurring Charges

     During the second quarter, the Partnership recorded a charge to operating expenses of approximately $47 in selling, general and administrative expenses related to the vesting of certain value appreciation rights in accordance with the Bell Atlantic Mobile 1995 Long-Term Incentive Plan (the "Plan"), in connection with the closing of the AirTouch Properties acquisition. The vesting was triggered by a change of control provision as defined in the Plan.

7.   Accounts payable and Accrued liabilities

     Accounts payable and accrued liabilities as of December 31, consisted of the following:

                                             December 31,    June 30,
                                                 1999          2000
                                             ------------    --------
     Accounts payable........................   $  610        $2,706
     Taxes payable...........................      222           488
     Accrued payroll and related expense.....      178           289
     Accrued expenses........................      160           192
     Accrued commissions.....................       94            72
                                                ------        ------
       Total.................................   $1,264        $3,747
                                                ======        ======

8.   Long Term Debt and Due to Affiliates

     As of June 30, 2000, the Partnership had approximately $10.1 billion of indebtedness, including capitalized leases. The Partnership's principal debt obligations consist of debt that the Partnership assumed in connection with the contribution of businesses by Verizon Communications and Vodafone in April and June 2000, including $4.5 billion of debt under a credit facility with a group of financial institutions led by The Chase Manhattan Bank and Citibank, N.A. and $5.4 billion of debt borrowed from Verizon Communications and its affiliates.

     The credit facility includes a $4.7 billion revolving credit facility and a $.4 billion term loan facility. Borrowings under the revolving facility amounted to $4.1 billion at June 30, 2000 and bear interest, at the

     Partnership's option, at a rate equal to LIBOR, plus 0.24%, the prime rate or a competitive bid option. The revolving credit facility expires on April 1, 2001.

     Borrowings from Verizon Communications include demand notes and term notes. Demand note balances will fluctuate based upon the Partnership's working capital and other funding requirements. As of June 30, 2000, demand loan and term borrowings amounted to $2.6 billion and $2.8 billion, respectively. Interest on these loans is generally based on a blended interest rate determined by Verizon Communications.

9.   Supplemental Cash Flow Information

                                                                   June 30,  June 30,
                                                                     1999      2000
                                                                   --------  --------
     Supplemental investing and financing non-cash transactions:

     Assets acquired as a result of business combinations..........  $ 40     $6,517
     Liabilities assumed as a result of business combinations......  $  -     $3,060
     Debt assumed as a result of business combinations.............  $ 38     $4,387
     Net assets transferred to affiliate                             $  -     $  391

10.  Contingencies

     The Partnership is subject to several lawsuits and other claims including class actions. Various consumer class action lawsuits allege that the Partnership breached contracts with consumers, violated certain state consumer protection laws and other statutes and defrauded customers through concealed or misleading billing practices. An employee benefits class action lawsuit alleges breach of fiduciary duty with respect to pension information provided to applicants for employment and employees of the Partnership. Additional lawsuits include charges of alleged unfair labor practices, as well as unfair trade practice and breach of contract claims involving the Partnership's relations with certain agents. Other litigation matters, while significant, involve indemnification obligations by third parties covering all or part of any potential damage awards against the partnership and/or insurance coverage. All of the above matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, the ultimate liability with respect to these matters at June 30, 2000 cannot be ascertained. The potential effect, if any, on the consolidated financial condition and results of operations of the Partnership, in the period in which these matters are resolved, may be material.

     In addition to the aforementioned matters, the Partnership is subject to various other legal actions and claims in the normal course of business. While the Partnership's legal counsel cannot give assurance as to the outcome of each of these matters, in management's opinion, based on the advice of such legal counsel, the ultimate liability with respect to any of these actions, or all of them combined, will not materially affect the consolidated financial position or operating results of the Partnership.

11.  Subsequent Events

     On August 15, 2000, the Partnership acquired cellular and microwave licenses as well as the assets of the Georgia 5 Rural Service Area, otherwise known as GA5 RSA from an unrelated third party for approximately $154 in cash.

                          Independent Auditor's Report

To the Partners and Board of Directors of Cellco Partnership

We have audited the accompanying consolidated balance sheets of Cellco Partnership, (formerly known as Bell Atlantic Mobile now doing business as Verizon Wireless) (the "Partnership") as of December 31, 1998 and 1999, and the related consolidated statements of operations, of cash flows and of partners' capital for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of GTE Wireless Incorporated and its land-based wireless subsidiaries and affiliates ("GTEW"), a wholly-owned subsidiary of GTE Corporation, which statements reflect total assets of $5,705 million and $9,439 million at December 31, 1998 and 1999, respectively, and total revenues of $3,125 million, $3,204 million and $3,582 million for the years ended December 31, 1997, 1998 and 1999, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for GTEW, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Partnership at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

As described in Note 1, the accompanying consolidated financial statements give retroactive effect to the contribution by Verizon Communications of GTEW to the partnership in a manner similar to the pooling of interests method of accounting under APB 16.


/s/ PricewaterhouseCoopers LLP
New York, New York
January 20, 2000, except as
to Notes 1, 2 and 3, which are
as of August 14, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To GTE Wireless Incorporated:

     We have audited the accompanying consolidated balance sheets of GTE Wireless Incorporated and its land-based wireless subsidiaries (a Delaware corporation) as of December 31, 1998 and 1999 and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for the three years in the period ended December 31, 1999 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above (not presented herein) present fairly, in all material respects, the consolidated financial position of GTE Wireless Incorporated and its land-based wireless subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.


Arthur Andersen LLP
Atlanta, Georgia
July 17, 2000

                               Cellco Partnership
                            (d/b/a Verizon Wireless)
                          Consolidated Balance Sheets
                                 (in Millions)


                                                                 December 31,
                                                             -------------------
                                                               1998       1999
                                                             --------   --------
Assets
      Current assets
       Cash and cash equivalents............................ $    39     $    54
       Accounts receivable, net of $81 and $84 as of
         December 31, 1998 and 1999, respectively...........     495         649
       Unbilled revenue.....................................     295         370
       Other receivables....................................      37          48
       Inventories, net.....................................     101         215
       Prepaid expenses and other current assets............      67          91
                                                             -------     -------
 Total current assets.......................................   1,034       1,427
                                                             -------     -------
      Property, plant and equipment, net....................   6,073       7,273
      Deferred cellular licenses, goodwill and other
        intangibles, net....................................   2,701       5,975
      Investments in unconsolidated entities................     876         840
      Notes receivable......................................      --         174
      Deferred charges and other assets, net................     116         154
                                                             -------     -------
 Total assets............................................... $10,800     $15,843
                                                             =======     =======
Liabilities and Partners' Capital
      Current liabilities
       Short-term obligations, including current maturities.       7          42
       Due to affiliates....................................     306         720
       Accounts payable and accrued liabilities.............   1,027       1,264
       Advance billings.....................................      84         134
       Other current liabilities............................     100          83
                                                             -------     -------
 Total current liabilities..................................   1,524       2,243
                                                             -------     -------
      Long-term debt........................................      14         456
      Due to affiliates.....................................   1,994       4,181
      Employee benefit plans................................     142         168
      Deferred income taxes.................................     614         689
      Minority interest in consolidated entities............     265         592
      Other non-current liabilities.........................     121         174
                                                             -------     -------
 Total liabilities..........................................   4,674       8,503
                                                             -------     -------
      Commitments and contingencies (Notes 8, 9, 10, 16
        and 21) Partners' Capital...........................   6,126       7,340
                                                             -------     -------
 Total liabilities and partners' capital.................... $10,800     $15,843
                                                             =======     =======

                See Notes to Consolidated Financial Statements.

                               Cellco Partnership
                            (d/b/a Verizon Wireless)
                     Consolidated Statements of Operations
                                 (in Millions)


                                                       For the years ended
                                                           December 31,
                                                    --------------------------
                                                    1997       1998       1999
                                                    ----       ----       ----
Operating revenue
 Service revenues..................................$5,839     $6,178     $6,967
 Equipment.........................................   357        463        692
                                                   ------     ------     ------
     Total operating revenue....................... 6,196      6,641      7,659
                                                   ------     ------     ------
Operating costs and expenses
 Cost of service...................................   937        880      1,392
 Cost of equipment.................................   684        678        935
 Selling, general and administrative............... 2,632      2,732      2,851
 Depreciation and amortization.....................   840        959      1,105
                                                   ------     ------     ------
     Total operating costs and expenses............ 5,093      5,249      6,283
                                                   ------     ------     ------
 Operating income.................................. 1,103      1,392      1,376

Other income (expenses)
 Interest expense, net.............................   (90)      (129)      (164)
 Minority interest.................................   (74)       (92)       (76)
 Equity in loss of unconsolidated
  entities, net....................................   (20)       (19)        (2)
 Other, net........................................     2         16          4
                                                   ------     ------     ------
 Income before provision for income taxes..........   921      1,168      1,138
 Provision for income taxes........................   184        262        206
                                                   ------     ------     ------
Net income.........................................$  737     $  906     $  932
                                                   ======     ======     ======


                See Notes to Consolidated Financial Statements.

                               Cellco Partnership
                            (d/b/a Verizon Wireless)
                 Consolidated Statements of Partners' Capital
                                 (in Millions)


Partners' capital at January 1, 1997......................      $7,121
Net income for the year ended December 31, 1997...........         737
Contribution from partner.................................         246
Distribution to partners..................................      (2,107)
Other adjustments.........................................         (13)
                                                                ------
Partners' capital at December 31, 1997....................       5,984
                                                                ------
Net income for the year ended December 31, 1998...........         906
Contribution from partner.................................         196
Distribution to partners..................................        (960)
                                                                ------
Partners' capital at December 31, 1998....................       6,126
                                                                ------
Net income for the year ended December 31, 1999...........         932
Contribution from partners................................         889
Distribution to partners..................................        (622)
Other adjustments.........................................          15
                                                                ------
Partners' capital at December 31, 1999....................      $7,340
                                                                ======


                See Notes to Consolidated Financial Statements.

                               Cellco Partnership
                            (d/b/a Verizon Wireless)
                     Consolidated Statements of Cash Flows
                                 (in millions)

                                                                               December 31,
                                                                      ------------------------------
                                                                      1997         1998         1999
                                                                      ----         ----         ----
Cash flows from operating activities
 Net income..........................................................$  737       $  906       $  932
 Adjustments to reconcile net income to net cash provided by operating activities
     Depreciation and amortization...................................   840          959        1,105
     Provision for losses on accounts receivable, net of
       recoveries....................................................   155          128          139
     Provision for deferred income taxes.............................   100           47           81
     Equity in loss of unconsolidated entities, net..................    20           19            2
     Minority interests..............................................    74           92           76
     (Gain)/loss on disposal of property, plant and equipment........     -           (5)           8
     (Gain)/loss on sale of investments..............................    (7)          11            5
     Changes in certain assets and liabilities (net of the
       effects of purchased and disposed businesses)
         Unbilled revenue and receivables, net.......................  (131)         (93)        (246)
         Inventories.................................................    29            3          (62)
         Prepaid expenses and other current assets...................     8           12          (38)
         Account payable and accrued liabilities.....................   (11)         162          115
         Other current liabilities...................................    37            5          (21)
         Employee retirement plans...................................    22           29           24
         Other, net..................................................    32           66           47
                                                                     ------       ------       ------
          Net cash provided by operating activities.................. 1,905        2,341        2,167
                                                                     ------       ------       ------
Cash flow from investing activities
 Capital expenditures................................................(1,305)      (1,258)      (1,537)
 Proceeds from sale of property, plant and equipment.................     3            8            4
 Acquisitions and investments........................................  (106)         (83)      (3,767)
 Deferred charges....................................................   (23)         (19)         (31)
 Investments in and contributions to unconsolidated entities.........   (32)          (7)          (9)
 Distributions from unconsolidated entities..........................    97          116           89
 Proceeds from sale of investments...................................    39          176           13
                                                                     ------       ------       ------
          Net cash used in investing activities......................(1,327)      (1,067)      (5,238)
                                                                     ------       ------       ------
Cash flow from financing activities
 Due to affiliates................................................... 1,980         (209)       2,603
 Change in short-term obligations, net...............................  (419)          --           35
 Issuance of long-term debt..........................................    --           --          352
 Repayment of long-term debt.........................................    --           --           (7)
 Contributions from partners.........................................    --           --          764
 Distribution to partners............................................(2,107)        (960)        (601)
 Purchase of minority interest.......................................    --           (6)          (8)
 Contributions from minority investors...............................     4            1           --
 Distributions to minority investors.................................   (44)         (81)         (52)
                                                                     ------       ------       ------
          Net cash (used in) provided by financing activities........  (586)      (1,255)       3,086
                                                                     ------       ------       ------
(Decrease) increase in cash and cash equivalents.....................    (8)          19           15
Cash, beginning of period............................................    28           20           39
                                                                     ------       ------       ------
 Cash, end of period.................................................$   20       $   39       $   54
                                                                     ======       ======       ======


                See Notes to Consolidated Financial Statements.

                               Cellco Partnership
                            (d/b/a Verizon Wireless)
                   Notes to Consolidated Financial Statements
                             (Dollars in millions)


1.   Formation of Verizon Wireless and Description of the Business

Formation of Verizon Wireless

     Cellco Partnership ("Cellco" or the "Partnership"), doing business as Bell Atlantic Mobile (BAM), was a general partnership formed by Bell Atlantic Corporation ("Bell Atlantic") and the former NYNEX Corporation (NYNEX) which began conducting business operations on July 1, 1995. On August 14, 1997, Bell Atlantic and NYNEX merged into one company, Bell Atlantic. Subsequent to the merger, Bell Atlantic held an indirect aggregate ownership interest of 100% in Cellco.

     On June 30, 2000 Bell Atlantic and GTE Corporation ("GTE Corp.") completed a merger of equals under a definitive merger agreement entered into on July 27, 1998. On June 30, 2000, the newly merged entity changed its name to Verizon Communications ("Verizon Communications"). Under the agreement, Verizon Communications contributed GTE Corp.'s wireless assets and operations, ("GTE Wireless" or "GTEW") and also contributed its 50% ownership interest in PrimeCo Personal Communications L.P. ("PrimeCo") to the Partnership. As of April 3, 2000, the Partnership began conducting business as Verizon Wireless ("Verizon Wireless").

     The merger qualified as a tax-free reorganization and has been accounted for as a pooling of interests. Under this method of accounting, Cellco and GTEW are treated as if they had always been combined for accounting and financial reporting purposes in a manner similar to a pooling of interests and therefore all prior period consolidated financial statements of Cellco Partnership have been restated.

Description of the Business

     Under the Verizon Wireless brand name, the Partnership provides wireless voice and data services and products and resells paging services to consumers and business customers in its markets. Major cellular markets operating under the Verizon Wireless brand include major metropolitan and rural areas throughout the Northeast, Mid-Atlantic, Southeast, South Central, Northwest, and Southwest regions of the United States.

     Bell Atlantic Paging, Inc. which acted as an agent for operating telephone companies of Bell Atlantic, marketed paging equipment and service to consumers and resellers, including Cellco. On December 31, 1997, Cellco contributed its interest in Bell Atlantic Paging, Inc. to Bell Atlantic Cellular Holdings, L.P., a subsidiary of Bell Atlantic. However, Cellco continued to have full management control of Bell Atlantic Paging, Inc. On December 31, 1998, Bell Atlantic sold their paging business and most of the related assets and liabilities to an unrelated third party (See Note 20). Cellco continues to resell paging services to consumers, as well as other facilities-based paging carriers.

2.   Summary of Significant Accounting Policies

Consolidated Financial Statements and Basis of Presentation

     The consolidated financial statements of Verizon Wireless include the accounts of its majority-owned subsidiaries, the partnerships in which Verizon Wireless has a controlling interest, and other Verizon Communications entities in which Verizon Wireless has full management control but not direct ownership. Investments in businesses and partnerships in which the Partnership does not have control, but has the ability to exercise significant influence over operating and financial policies, are accounted for using the equity method (see Note 6). All significant intercompany accounts and transactions between these entities have been eliminated.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for: allowance for uncollectible accounts receivable, unbilled revenue, fair values of financial instruments, depreciation and amortization, capitalized software costs, accrued expenses, and allocation of purchase prices in connection with business combinations.

FCC Licenses

     The Federal Communications Commission (FCC) issues licenses that authorize cellular carriers to provide service in specific cellular geographic service areas (CGSAs). The FCC grants licenses for terms of up to ten years. In 1993, the FCC adopted specific standards to apply to cellular renewals, concluding it will award a license renewal to a cellular licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The licenses held by the Partnership and its subsidiaries, controlled partnerships, and other combined entities, in which it has full management control, expire at various dates. The Partnership believes that it will be able to meet all requirements necessary to secure renewal of its cellular licenses.

Revenue Recognition

     The Partnership earns revenue by providing access to the cellular network (access revenue), for usage of the cellular network (airtime/usage revenue), which includes roaming and cellular long distance revenue. Access revenue is billed one month in advance and is recognized when earned; the unearned portion is classified in advance billings. Airtime/usage revenue, roaming revenue and long distance revenue are recognized when service is rendered and included in unbilled revenue until billed. Equipment sales revenue is recognized when the equipment is delivered to and accepted by the customer. Management believes the Partnership's revenue recognition policies are in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements."

Cash and Cash Equivalents

     All highly liquid investments with an original maturity of 90 days or less, are considered to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

Inventory

     Inventory consists primarily of cellular and pager equipment held for sale. Equipment held for sale is carried at the lower of cost (determined using a first-in, first-out method) or market.

Deferred Charges and Other Assets

     Deferred Charges consist primarily of direct costs incurred for professional services provided by third parties and compensation costs of employees which relate to software developed for internal use either during the application stage or for upgrades and enhancements that increase functionality. Costs are capitalized and are being amortized on a straight-line basis over their estimated useful lives of three to five years. Costs incurred in the preliminary project stage of development (prior to technological feasibility), and maintenance, are expensed in periods when they are incurred.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". The SOP identifies the characteristics of internal-use software and provides examples to assist in determining when computer software is for internal-use. The SOP is effective for fiscal years beginning after December 15, 1998. The Partnership believes the above policy is consistent with the requirements of the SOP.

     Capitalized software, net of related amortization, of $100 and $125 as of December 31, 1998 and 1999, respectively, have been included in deferred charges and other assets.

Property, Plant and Equipment

     Property, plant and equipment primarily represents costs incurred to construct Mobile Telephone Switching Offices (MTSOs) and cell sites. The cost of property, plant and equipment is depreciated over its estimated useful life, using the straight-line method of accounting. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease. Major improvements to existing plant and equipment are capitalized. Routine maintenance and repairs that do not extend the life of the plant and equipment are charged to expense as incurred.

     Upon the sale or retirement of property, plant and equipment, the cost and related accumulated depreciation or amortization is eliminated from the accounts and any related gain or loss is reflected in the statement of operations. The Partnership exchanges (trades-in) certain assets for similar productive assets and generally receives trade-in allowances from its vendors. The cost of the new asset is generally the monetary consideration paid plus the net book value of the asset surrendered. If the trade-in allowance is less than the net book value of the asset surrendered, a loss is reflected in the statement of operations.

     Interest expense and network engineering costs incurred during the construction phase of the Partnership's cellular network and real estate properties under development are capitalized as part of property, plant and equipment and recorded as construction in progress until the projects are completed and placed into service.

Deferred Cellular Licenses and Other Intangibles

     In connection with acquisitions of interests in various cellular systems, the cost of such acquisitions in excess of the value of the net assets and identifiable intangibles acquired is attributed to goodwill and is amortized over periods not exceeding forty years using the straight-line method of accounting. In addition, the Partnership capitalizes the cost of engineering plans, demographic and traffic pattern studies, and legal costs incurred in connection with the preparation, filing, settlement, and resolution of applications with the FCC for permits to construct cellular telephone systems. These costs are deferred and amortized over the period benefitted or forty years, whichever is less, using the straight-line method of accounting.

     Amounts allocated to customer lists in connection with various business acquisitions are being amortized on a straight-line basis over their estimated useful life of two to ten years.

Valuation of Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the undiscounted expected future cash flows is lower than the carrying amount of the asset, a loss is recognized for the difference between the carrying amount and the fair value of the asset.

Concentrations

     To the extent the Partnership's customers become delinquent, collection activities commence. No single customer is large enough to present a significant financial risk to the Partnership. The Partnership maintains an allowance for losses based on the expected collectibility of accounts receivable.

     The Partnership relies on local and long-distance telephone companies and other companies to provide certain communication services. Although management feels alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse impact on operating results.

     Although the Partnership attempts to maintain multiple vendors for each required product, its inventory and equipment, which are important components of its operations, are currently acquired from only a few sources. If the suppliers are unable to meet the Partnership's needs as it builds out its network infrastructure and sells service and equipment, delays and increased costs in the expansion of the Partnership's network infrastructure or losses of potential customers could result, which would adversely affect operating results.

Financial Instruments

     The Partnership's financial instruments, including trade receivables and payables, are short-term in nature, and accordingly approximate fair value. The fair value of the Tower Financing (See Notes 4 and 8) and long-term debt is considered to be equivalent to the carrying value as the interest rates are based upon variable rates. Because there is no specific maturity date on the amounts owed in the due to affiliate balance, the fair value of these items cannot be determined.

     The Partnership uses interest rate swap contracts to manage market risk and reduce its exposure to fluctuations in interest rates on its variable rate debt. Periodic payments and receipts under the interest rate swaps are recorded as part of interest expense. The related amount payable to, or receivable from, the counterparty is included in accrued interest payable or other current assets. The fair value of the interest rate swaps is not recognized in the consolidated financial statements as they are accounted for as hedges. If the interest rate swaps cease to qualify as a hedge, any subsequent gains and losses would be recognized in the statement of operations. The Partnership is subject to credit risk in the event of nonperformance by the counterparty to the interest rate swap agreements. However, the Partnership does not anticipate nonperformance by the counterparty. The Partnership does not use derivative financial instruments for trading or speculative purposes.

Advertising Expense

     The Partnership expenses advertising costs when the advertising occurs.

Income Taxes

     The Partnership is not a taxable entity for federal income tax purposes. Any federal taxable income or loss is included in the respective partners' consolidated federal return. The consolidated financial statements include provisions for federal and state income taxes, on a stand-alone basis, for all corporate entities. Deferred income taxes are recorded using enacted tax law and rates for the years in which the taxes are expected to be paid. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting. Certain states impose taxes at the partnership level and such taxes are the responsibility of the Partnership.

Segments

     The Partnership manages the business as one reportable business segment. The Partnership operates domestically only.

Recently Issued Accounting Pronouncements

     On July 8, 1999, the Financial Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137, "Deferral of the Effect Date of SFAS No.133" which defers the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" to all fiscal quarters of all fiscal years beginning after June 15, 2000. On June 19, 2000, the FASB issued SFAS No. 138, and amendment to SFAS No. 133. The Partnership is currently evaluating the financial impact of adoption of SFAS No. 133, as amended by SFAS No. 138. The adoption is not expected to have a material effect on the Partnership's results of operations, financial position, or cash flows.

     In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation an Interpretation of Accounting Principles Board ("APB") No. 25" ("FIN No. 44"). The interpretation provides guidance in certain issues relating to stock compensation involving employees that arose in applying APB Opinion No. 25. Among other things, this Interpretation clarifies (a) the definition of an employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting for an exchange of stock compensation awards in a business combination. The provisions of FIN No. 44 are generally effective July 1, 2000, except for certain provisions which apply to modifications to stock awards made after December 15, 1998. The Partnership continues to evaluate the expected impact of FIN No. 44 on its consolidated financial statements.

3.   Business Combinations

     On June 30, 2000, in connection with the merger of Bell Atlantic and GTE Corporation, GTEW was contributed into the Partnership. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the consolidated results of operations, financial position and cash flows of GTEW as though it had always been a part of the Partnership.

     The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements follow:

                                         Years Ended December 31,
                                   -----------------------------------
                                    1997          1998           1999
                                   ------        ------         ------
Operating Revenues:
    Cellco.................        $3,122         $3,513        $4,140
    GTEW...................         3,125          3,204         3,582
    Conforming Adjustments.           (51)           (76)          (63)
                                   ------         ------        ------
    Combined...............        $6,196         $6,641        $7,659
                                   ======         ======        ======

Net Income:
    Cellco.................        $  496         $  553        $  653
    GTEW...................           235            371           280
    Conforming Adjustments.             6            (18)           (1)
                                   ------         ------        ------
    Combined...............        $  737         $  906        $  932
                                   ======         ======        ======


     The significant conforming adjustments related to:

     o    Elimination of inter-company transactions

     o Conforming accounting policies for customer acquisition costs to expense as incurred.

4.   Property, Plant and Equipment

     Property, plant and equipment consists of the following:

                                                        1998         1999
                                                     ---------    ---------
December 31,

Land and improvements............................    $      91    $     103
Buildings (10-40 yrs.)...........................        1,399        1,743
Cellular plant equipment (3-15 yrs.).............        6,630        8,664
Equipment under operating lease (2-5 yrs.).......           73           56
Furniture, fixtures and equipment (2-7 yrs.).....          751          909
Leasehold improvements (5-10 yrs.)...............          407          472
                                                     ---------    ---------
                                                         9,351       11,947

Less: Accumulated depreciation...................        3,278        4,674
                                                     ---------    ---------
Property, plant and equipment, net...............    $   6,073    $   7,273
                                                     =========    =========

     Property, plant, and equipment includes the following:

     Capitalized interest costs of $21 and $28 and capitalized network engineering costs of $53 and $60 were recorded during the years ended December 31, 1998 and 1999, respectively.

     Construction-in-progress included in certain of the classifications shown above, principally cellular plant equipment, amounted to $425 and $556 at December 31, 1998 and 1999, respectively.

     Depreciation expense for the years ended December 31, 1997, 1998 and 1999 was $743, $859 and $958, respectively.

Tower Transaction

     On March 31, 1999, the Partnership finalized an agreement with Crown Castle International Corporation (Crown) to form a joint venture (the JV) in which the Partnership, together with certain partnerships in which it is the managing partner (the Managed Entities), contributed network towers to the JV in exchange for $380 in cash and an equity interest in the JV of 38.5% (the "Tower Transaction"). The Partnership also agreed to guarantee up to $180 of the JV debt. The JV will have the responsibility for leasing space to third parties on the Partnership's and the Managed Entities existing network towers and also plans to build new towers. The Partnership and the Managed Entities will lease back a portion of the towers pursuant to a global lease agreement. From March 31, 1999 through December 31, 1999, the Partnership paid $11 to Crown related to payments under the operating leases.

     Pursuant to a separate agreement between the Partnership and the minority partners of the Managed Entities (the minority partners), the minority partners have agreed to receive a cash payment of $17 million and the Partnership has agreed to assume the entire amount of related debt and transfer the towers from the Managed Entities' books to the Partnership at their book value. Upon receipt of the cash from the JV, the minority partners received their cash and the Managed Entities immediately transferred their towers to the Partnership with the related debt, the equity interest in the JV, and the remaining cash.

     Since the Partnership has a continuing involvement in the JV, the Tower Transaction has been accounted for as a financing. Refer to Note 8 for information relating to the financing. Also see Note 23 related to subsequent events.

5.   Deferred cellular licenses and other intangibles

     Deferred cellular licenses and other intangibles, net was comprised of the following:

                                                             December 31,
                                                           ---------------
                                                           1998       1999
                                                           ----       ----
Deferred Cellular Licenses (40 yrs.)..................     2,303      2,822
Goodwill (25-40 yrs.).................................       922      3,521
Customer lists (2-10 yrs.)............................        50        334
Other intangible assets (3-5 yrs.)....................        34         34
                                                          ------     ------
Total.................................................     3,309      6,711
Accumulated amortization..............................      (608)      (736)
                                                          ------     ------
Total deferred cellular licenses, goodwill and other
  intangibles, net....................................    $2,701     $5,975
                                                          ======     ======

Amortization expense for the years ended December 31, 1997, 1998, and 1999 was $97, $100, and $147, respectively.

6.   Investments in Unconsolidated Entities

     The Partnership owns non-controlling interests in the following partnerships which are accounted for using the equity method of accounting.

                                                                          Partnership's Ownership Interest
                                                                                     December 31,
                                                                          --------------------------------
Investee                                                                      1998                  1999
--------                                                                      ----                  ----
PrimeCo Personal Communications L.P................................          50.00%                50.00%
Bristol Bay Cellular Partnership...................................          50.00%                50.00%
California RSA No. 4 Limited Partnership...........................          50.00%                50.00%
Kentucky RSA No. 1 Partnership.....................................          50.00%                50.00%
GTE Mobilnet of Indiana RSA #6 Limited Partnership.................          43.75%                43.75%
New Mexico RSA No. 5 Limited Partnership...........................          43.00%                43.00%
Illinois Valley Cellular RSA 2-I Partnership.......................          40.00%                40.00%
Indiana RSA #1 Limited Partnership.................................          40.00%                40.00%
GTE Mobilnet of Indiana RSA #3 Limited Partnership.................          40.00%                40.00%
Illinois Valley Cellular RSA 2-III General Partnership.............            --                  40.00%
Crown Atlantic Joint Venture.......................................            --                  38.51%
Iowa RSA No. 4 Limited Partnership.................................          38.10%                38.10%
Southern Indiana RSA Limited Partnership...........................          38.10%                38.10%
GTE Mobilnet of Texas  RSA #17 Limited Partnership.................          31.92%                31.92%
San Antonio SMSA Limited Partnership...............................          30.00%                30.00%
GTE Mobilnet of Texas  RSA #11 Limited Partnership.................          28.00%                28.00%
California RSA No. 3 Limited Partnership...........................          27.72%                27.72%
GTE Mobilnet of Texas  RSA #16 Limited Partnership.................          23.20%                23.20%
Dallas SMSA Limited Partnership....................................          17.00%                17.00%
Cal-One Cellular Limited Partnership...............................          16.88%                16.88%
Iowa RSA No. 5 Limited Partnership.................................          14.29%                14.29%
Iowa RSA No. 5 Limited Partnership.................................          14.29%                14.29%
Jacksonville MSA Limited Partnership...............................          14.24%                14.24%
New Mexico RSA 6-II Partnership....................................          12.50%                12.50%
Los Angeles SMSA Limited Partnership...............................          12.20%                12.20%
Greenville/Spartanburg MSA Limited Partnership.....................          10.83%                10.83%
Northeast Pennsylvania SMSA Limited Partnership....................           4.99%                 4.99%
Virginia RSA 2 Limited Partnership.................................           4.99%                 4.99%
Texas RSA 20B2 Limited Partnership.................................           2.00%                 2.00%
Wisconsin RSA #8 Limited Partnership...............................           2.00%                 2.00%
Virginia 10 RSA Limited Partnership................................           1.00%                 1.00%
Sacramento-Valley Limited Partnership..............................           0.98%                 0.98%
B Carriers Mobilink................................................          72.80%                  --
Upstate Cellular Network ..........................................          50.00%                  --
Eastern North Carolina Cellular Joint Venture......................          50.00%                  --
Wilmington Cellular Telephone......................................          50.00%                  --
Jacksonville Cellular Telephone....................................          50.00%                  --
Wilmington Cellular Communications.................................          47.97%                  --
Wilmington Cellular Partnership....................................          47.97%                  --
Jacksonville Cellular Communications...............................          47.79%                  --
Jacksonville Cellular Partnership..................................          47.79%                  --
Hudson Valley RSA Cellular Partnership ............................          33.33%                  --
Portland Cellular Partnership .....................................          33.33%                  --
Florida RSA #1B (Naples) Limited Partnership.......................          12.00%                  --
Illinois Independent RSA No. 3 General Partnership.................          11.77%                  --

     Condensed combined financial information for those entities noted above is summarized as follows:

Condensed Income Statement Information
                                              1997         1998         1999
                                              ----         ----         ----
For the Years Ended December 31,

Revenues...................................  $2,361       $2,720       $3,126
                                             ------       ------       ------
Operating income...........................     419          475          425
                                             ------       ------       ------
Net income.................................     398          469          402
                                             ------       ------       ------
Equity in income (loss) of unconsolidated
  entities.................................     (20)         (19)          (2)
                                             ------       ------       ------

Condensed Balance Sheet Information
                                              1998         1999
                                              ----         ----
December 31,

Current assets.............................  $  637       $  662
Property, plant and equipment, net.........   2,518        2,806
Other assets...............................     872        1,108
                                             ------       ------
Total......................................  $4,027       $4,576
                                             ======       ======

Current liabilities........................  $  807       $  670
Non-current liabilities....................     391          492
Other partners' share of net assets........   1,953        2,574
Partnership's share of net assets..........     876          840
                                             ------       ------
Total......................................  $4,027       $4,576
                                             ======       ======

7.   Accounts Payable and Accrued Liabilities

     Accounts payable and accrued liabilities as of December 31 consisted of the following:

                                              1998         1999
                                              ----         ----
Accounts payable...........................  $  490       $  610
Taxes payable..............................     202          222
Accrued payroll and related expense........     156          178
Accrued expenses...........................     102          160
Accrued commissions........................      77           94
                                             ------       ------
 Total.....................................  $1,027       $1,264
                                             ======       ======

8.   Debt

     Short-term obligations as of December 31 were as follows:

                                              1998         1999
                                              ----         ----
Industrial Revenue Bonds...................  $    7       $   14
Tower financing............................      --           28
                                             ------       ------
                                             $    7       $   42
                                             ======       ======

     Long-term debt as of December 31 was as follows:

                                              1998         1999
                                              ----         ----
Revolving Loans............................  $   --       $  110
Tower financing............................      --          346
Industrial Revenue Bonds...................      14           --
                                             ------       ------
                                             $   14       $  456
                                             ======       ======

Industrial Revenue Bonds

     The interest rates on the Industrial Revenue Bonds, which are due after 2003, range from 65% to 71% of the SunTrust Bank of Atlanta's prime rate. The Industrial Revenue Bonds were reclassified to short-term obligations as a result the Partnership's intent to redeem them during 2000. These bonds were redeemed in the first quarter of 2000.

Revolving Loans

     On December 1, 1999 the Partnership completed the acquisition of its remaining 50% interest in the Upstate Cellular Network Partnership ("UCN"). Under the terms of the agreement, the Partnership assumed debt, the majority of which related to a $120 Revolving Credit Facility between UCN and a syndicate of the banks arranged by Chase Manhattan Bank, N.A. ("Revolving Loan"). The debt outstanding under this agreement as of December 31, 1999 was $108. The agreement expires on January 21, 2002.

     Under the Revolving Loan, UCN may borrow in variable periods at an annual rate equal to the LIBOR plus a margin. The margin was equal to 27 basis points or an interest rate of 6.77% at December 31, 1999. Each loan may be renewed on the last day of the interest period with similar terms, or may convert to a variable rate loan, the variable rate being determined by the syndicate of banks plus a margin. Facility fees range from .08% to .50% per annum for each bank's committed daily average amount between January 22, 1996 and the earlier of the termination or expiration date. The facility fee is calculated on a sliding scale on the basis of the debt coverage ratio for the Partnership.

     The Revolving Loan requires UCN to meet certain covenants and imposes certain limitations. UCN was in compliance with all covenants and restrictions at December 31, 1999. These borrowings have been classified as non-current because the Partnership has the intent and ability to refinance these obligations on a long-term basis.

     At December 31, 1999, the estimated future long-term debt payments are as follows:

                Years                      Debt
                -----                      ----
2000..................................     $  1
2001..................................        1
2002..................................      108
                                           ----
Total.................................     $110
                                           ====

Tower Financing

     The tower financing results from the Partnership's continuing involvement in the joint venture with Crown (see Note 4). As a result, the receipt of $380 by Cellco for the Tower Transaction has been accounted for as a financing, which is for a term of ten years and coincides with the terms of the global lease arrangement with Crown. As such, the Partnership continues to record lease payments from third parties on the contributed network towers as rental income. All lease payments made by the Partnership and third parties to Crown are applied to reduce the principal and pay interest on financing. Since the lease inception on April 1, 1999, the Partnership is required to pay a minimum monthly lease payments of $3 for ten years. Total payments received from the Partnership and third parties since the inception of the Tower Transaction were $38. The Partnership has imputed an interest rate on this financing based upon its weighted average daily outstanding debt with its affiliate, Bell Atlantic Financial Services, Inc. (FSI). For the year ended December 31, 1999, the weighted average interest rate was 6.1%. For the period since the inception of the Tower Transaction, the Partnership recorded $18 in interest expense in connection with the Tower Transaction. Also see Note 23 related to subsequent events.

9.   Due to affiliates

     Short-term obligations to affiliates as of December 31 are as follows:

                                                                1998     1999
                                                                ----     ----
Note payable to affiliate...................................  $  156    $  537
Current maturities of long-term debt payable to affiliate ..     150       183
                                                              ------    ------
                                                              $  306    $  720
                                                              ======    ======

     Long-term as of December 31 are as follows:

                                                                1998     1999
                                                                ----     ----
Long term obligations to affiliate..........................  $  183    $2,474
Revolving credit facility due to affiliate -
  Bell Atlantic FSI.........................................   1,811     1,707
                                                              ------    ------
                                                              $1,994    $4,181
                                                              ======    ======

Note payable to affiliate

     The interest rate on the note payable to affiliate is based on GTE Corporation's intercompany borrowing interest rate, which fluctuated between 5.44% and 5.80% in 1997, 5.46% and 6.18% in 1998, and 4.94% and 6.20% in 1999.

Long term debt payable to affiliate

     Long term debt payable to affiliate represent notes payable to the Parent, bearing interest ranging from 5.96% to 9.90% in 1997 and 1998 and 5.60% to 9.90% in 1999.

Revolving Credit Facility Due to Affiliate

     Effective on the date of the Bell Atlantic/NYNEX Corporation merger on August 14, 1997, the Partnership executed an Agreement with Bell Atlantic's wholly-owned financing affiliate, FSI under which it could borrow, from time to time, up to $1,950 for working capital and other general partnership purposes. The amount of available credit from FSI is $1,950 of which $1,811 and $1,707 was outstanding at December 31, 1998 and 1999, respectively.

     The interest rate under the Agreement is based upon the Partnership's weighted average daily outstanding debt balances under a "blended" interest rate. The blended rate is calculated monthly by FSI based on actual borrowings with financial institutions made on behalf of the Partnership and other affiliates of Verizon Communications. For the years ended December 31, 1998 and 1999, the weighted average interest rate for all borrowings from FSI was 5.8% and 6.1% respectively.

     Under the terms of the Agreement, all indebtedness is payable to FSI on demand, however, the Partnership has been advised by FSI that it does not intend to call the demand notes during 2000. Accordingly, the entire balance due FSI is classified as a long-term liability on the consolidated financial statements.

10.  Interest rate Swaps

     During 1998, UCN entered into two interest rate swap agreements, expiring in 2000 and 2001, with an aggregate notional amount of $40. The effect of these agreements is to limit the interest rate exposure to 5.73% on $10 and 5.76% on $30 of the Revolving Loan. The differential is accrued as interest rates change and is recorded in interest expense.

     Interest rate swaps allow the Partnership to raise funds at floating rates and effectively swap them into fixed rates that are lower than those available to it if fixed rate borrowings were made directly. These agreements involve the exchange of floating-rate for fixed-rate payments without the exchange of the underlying principal amount. If the Partnership were to terminate a swap agreement, the gain or loss would be amortized over the shorter of the remaining original life of the debt or the swap.

11.  Fair Values of Financial Instruments

     The carrying amounts and fair values of the Partnership's financial instruments as of December 31 are as follows:

                                                                  1998                     1999
                                                          ---------------------    ---------------------
                                                          Carrying                 Carrying
                                                           Value     Fair value     Value     Fair value
                                                          --------   ----------    --------   ----------
December 31,
Tower Financing (including current maturities).......        $--         $--         $374        $374
Industrial Revenue Bonds.............................         21          21           14          14
Revolving loans (including current maturities).......         --          --          110         110
Interest rate swaps..................................         --          --           --          --

12.  Minority Interests in Consolidated Entities

     Minority interests represent the minority partners' proportionate share of the equity in the net assets of partnerships where the Partnership has a majority or controlling general partnership ownership interest. The combined equity of the minority interests is as follows:

Balance, January 1, 1998...............................................$255
Income to minority partners............................................  92
Contributions from minority partners...................................   1
Distributions to minority partners..................................... (81)
Sale of markets with minority interests................................   4
Purchase of minority interests.........................................  (6)
                                                                       ----
Balance, December 31, 1998............................................. 265
Income to minority partners............................................  76
Increase in minority partners as a result of current
  year acquisitions.................................................... 311
Distributions to minority partners..................................... (24)
Distributions to minority partners for transfer of towers
  and joint venture equity interest.................................... (28)
Purchase of minority interests.........................................  (8)
                                                                       ----
Balance, December 31, 1999.............................................$592
                  === =====                                            ====

13.  Employee Savings and Profit Sharing Retirement Plan

     The Partnership operates the following plans for persons formerly employed by Cellco and GTEW:

     Under the Bell Atlantic Mobile Savings and Profit Sharing Retirement Plan (the Retirement Plan), a defined contribution plan, employees who have met certain service requirements are afforded the opportunity to save for their retirement by making contributions to retirement savings accounts and receive matching contributions to their savings accounts, all on a tax-advantaged basis.

     Under the savings component of the Retirement Plan, employees may contribute, subject to IRS limitations, up to a total of 16% of eligible compensation to a qualified retirement savings account under Section 401(k) of the Internal Revenue Code of 1986. The Partnership matches 50% of the first 6% of employee contributions (the "fixed" matching contribution). Additionally, the Partnership may elect, at the sole discretion of the Board of Directors, to voluntarily match up to an additional 50% of the first 6% of an employee's contribution (the "variable" matching contribution). The Board of Directors declared variable matching contributions of 50% in each of the years ended December 31, 1997, 1998 and 1999. The Partnership recognized approximately $10, $12 and $14 of expense related to aggregate fixed and variable matching contributions for the years ended December 31, 1997, 1998 and 1999, respectively.

     Under the Profit Sharing component of the Retirement Plan, the Partnership may elect, at the sole discretion of the Board of Directors, to voluntarily contribute amounts to a "401(k)" qualified retirement profit sharing account. The Board of Directors declared a profit sharing contribution of 2% for the year ended December 31, 1997 and 3% of employees' eligible salary in each of the years ended December 31, 1998 and 1999. The Partnership recognized approximately $5, $8 and $10 of expense related to profit sharing contributions for the years ended December 31, 1997, 1998 and 1999, respectively.

     GTE sponsored employee savings and stock ownership plans under section 401(k) of the Internal Revenue Code of 1986. The plans cover substantially all full-time employees of GTEW. Under the plans, GTEW provides matching contributions in Parent common stock based on qualified employee contributions. Matching contributions charged to income were $8, $7, and $8 for the years ended December 31, 1997, 1998 and 1999, respectively.

     GTE also sponsored several qualified and nonqualified pension plans and other postretirement benefit plans for its employees, which included GTEW's employees. Pension plans are generally noncontributory by plan participants. Postretirement health care plans are generally contributory and include a limit on the portion of the cost of benefits for recent and future retirees paid by GTEW.

     The cost and liability for the pension and other postretirement benefit plans recorded by the Partnership are based on GTEW's contribution to GTE Corp's plans, representing an allocation of the GTE Corp's plans' assets and liabilities, based on the number and characteristics of GTEW's employees in relation to total GTE Corp. employees. The Partnership recognized pension expense of $19, $26 and $16 for the years ended December 31, 1997, 1998 and 1999, respectively, and other postretirement benefit expense of $3, $3 and $6 for the years ended December 31, 1997, 1998 and 1999, respectively. The Partnership's pension liability in respect of GTEW employees was $102, and $118, as of December 31, 1998 and 1999, respectively and the other postretirement benefit liability was $22 and $28 as of December 31, 1998 and 1999, respectively.

14.  Long-term Incentive Plan

     The Partnership accounts for partnership units ("Partnership Units") and Contingent Value Appreciation Rights (CVARs), which are analogous to Stock Appreciation Rights (SARs), as provided in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25).

     The Bell Atlantic Mobile 1995 Long-Term Incentive Plan (the Incentive
Plan) provides to designated directors, officers and other employees of the Partnership certain rights to receive Partnership Units and Contingent Value Appreciation Rights (CVARs) in the Partnership (collectively referred to as Grants or Awards). The aggregate number of Grants that may be issued under the Incentive Plan is 7,860,000 representing 2% of the Partnership Units.

     Partnership Units and CVARs were granted in tandem since 1995. A Partnership Unit equals a specified percentage of BAM's appraised fair market value. A CVAR is a right to receive cash payment, upon exercise, equal to the appreciation in the fair market value of CVARs from the date granted to the exercise date. Based upon the Incentive Plan, since BAM remained privately held on December 31, 1998 the Partnership Units have been canceled.

     The remaining 652 CVARs granted in 1995 vested 100% on January 1, 1999. Grants awarded after the original 1995 Grants may vest according to different schedules, but in no event sooner than the original 1995 Grants.

     CVARs are exercisable under the terms of the Grant, but not later than 10 years from the date of the grant. The CVARs were granted at a price equal to the estimated fair value of a Partnership Unit at the date of the grant.

     Compensation expense resulting from the Incentive Plan was $3, $11 and $32 for the years ended December 31, 1999, 1998 and 1997, respectively.

     Partnership Units and CVARs outstanding at December 31, 1997, 1998 and 1999 under the Incentive Plan are summarized as follows:

                                                                 Weighted
                                 Partnership                  Average Price
                                    Units*       CVAR's*        of CVAR's
                                 -----------     ------       -------------
Outstanding, January 1, 1997 ...  $  912,850   $  912,850         $25.01
Granted, 1997 ..................     754,600      754,600
Cancelled, 1997 ................    (109,100)    (109,100)
                                  ----------   ----------
Outstanding, December 31, 1997 .   1,558,350    1,558,350         $24.47
Granted, 1998 ..................   1,008,400    1,008,400
Exercised, 1998 ................           -      (86,400)
Canceled, 1998 .................  (2,566,750)    (105,400)
                                  ----------   ----------
Outstanding, December 31, 1998 .           -    2,374,950         $26.86
Granted, 1999 ..................           -      828,300
Exercised, 1999 ................           -     (401,450)
Canceled, 1999 .................           -      (92,500)
                                  ----------   ----------
Outstanding, December 31, 1999 .           -    2,709,300         $28.92
                                  ==========   ==========

---------
* The exercise price, fair market value, and the weighted average price are presented in actual dollars or units, as appropriate.


15.  Income Taxes

     The provision for income taxes consists of the following:

                                     For the Years Ended December 31,
                                    ----------------------------------
                                    1997           1998           1999
                                    ----           ----           ----
Current:
  Federal...................        $ 69           $183           $103
  State and local...........          16             32             23
                                    ----           ----           ----
                                      85            215            126
Deferred:
  Federal                             84             37             70
  State and local...........          15             10             10
                                    ----           ----           ----
                                      99             47             80
                                    ----           ----           ----
Provision for income taxes..        $184           $262           $206
                                    ====           ====           ====

     A reconciliation of the income tax provision computed at the statutory tax rate to the Partnership's effective tax rate is as follows:

                                                       For the Years Ended
                                                           December 31,
                                                       --------------------
                                                       1997    1998    1999
                                                       ----    ----    ----
Income tax provision at the statutory rate............ $322    $408    $398
State income taxes, net of U.S. federal benefit.......   17      28      22
Amortization of goodwill..............................   12      12      12
Partnership income not subject to federal or state
  income taxes........................................ (168)   (188)   (228)
Other, net............................................    1       2       2
                                                       ----    ----    ----
Provision for income tax.............................. $184    $262    $206
                                                       ====    ====    ====

     The significant components of the Partnership's deferred tax assets and liabilities are as follows:

                                                            December 31,
                                                          ----------------
                                                          1998        1999
                                                          ----        ----
Deferred tax assets:
Employee benefit obligations........................      $ 39        $ 52
Other...............................................        61          61
                                                          ----        ----
Total deferred tax assets...........................      $100        $113
                                                          ====        ====
Deferred tax liabilities:
Depreciation and amortization.......................       609         689
Unconsolidated partnership temporary differences....        38          33
Other...............................................        54          60
                                                          ----        ----
Total deferred tax liabilities......................      $701        $782
                                                          ====        ====
Net deferred tax asset--current.....................      $ 13        $ 20
Net deferred tax liability--non-current.............      $614        $689

16.  Commitments

     The Partnership entered into operating leases for facilities and equipment used in its operations. Some lease contracts include renewal options that include rent expense adjustments based on the Consumer Price Index. For the years ended December 31, 1997, 1998 and 1999, the Partnership recognized a total of $154, $178 and $160, respectively, as rent expense related to payments under these operating leases, which is included in selling, general and administrative expenses in the accompanying consolidated statements of operations. At December 31, 1999, the aggregate future minimum rental commitments under noncancellable operating leases, excluding renewal options and the Tower Transaction (which has been accounted for as a financing), for the periods shown are as follows:

                 Years                       Total
                 -----                       -----
2000....................................     $132
2001....................................      111
2002....................................       81
2003....................................       53
2004....................................       33
Thereafter..............................       84
                                             ----
Total...................................     $494
                                             ====

17.  Additional Financial Information

     For the years ended December 31, 1998 and 1999, respectively, the Partnership capitalized $33 million and $39 million of internal use software costs. At December 31, 1998 and 1999, respectively, total accumulated amortization included in deferred charges and other assets, net amounted to $47 and $56, including $48 and $30 related to capitalized software costs.

     Total advertising expense amounted to $247, $242 and $249 for the years ended December 31, 1997, 1998, and 1999, respectively.

     For the years ended December 31, 1997, 1998 and 1999, the partnership incurred $133, $150 and $197 of interest costs, of which $30, $14 and $26 was capitalized, respectively. Interest income for the years ended December 31, 1997, 1998 and 1999, was $13, $7 and $7, respectively.

18.  Supplemental Cash Flow Information

                                                            For the years ended December 31,
                                                            --------------------------------
                                                                 1997    1998     1999
                                                                 ----    ----     ----
Cash paid for income taxes, net of refunds ..................    $ 55    $166    $  148
Interest Paid ...............................................     106     129       161

Supplemental investing and financing non-cash transactions:

Receivables related to divestiture of business ..............    $  -    $ 14    $    -
Notes receivable from sale of assets ........................       -       2         -
Exchange of non-cash assets .................................      34       5         -
Assets acquired as a result of business combinations ........      87      43     3,960
Liabilities assumed as a result of business combinations ....       2       -       259
Debt assumed as a result of business combinations ...........      22       -       490
Assumption of liabilities from Verizon Communications .......       -       -        21
Equity investment in entity under common control ............     246     196       125

19.  Other Transactions with Affiliates

     In addition to transactions with affiliates in Notes 7 and 8, other significant transactions with affiliates are summarized as follows:

     For the years ended December 31, 1997, 1998 and 1999, the Partnership, in the normal course of business, recorded revenues related to transactions with affiliated companies of $28, $29 and $26, respectively.

     The Partnership incurred direct telecommunication and data processing charges of $218, $233 and $272 for the years ended December 31, 1997, 1998 and 1999, respectively, for services provided by subsidiaries and affiliates of Verizon Communications.

     The Partnership also incurred general and administrative expenses from affiliated companies, which were $66, $47 and $82 for the years ended December 31, 1997, 1998 and 1999, respectively.

     Due from affiliated companies and due to affiliated companies which amounted to $17 and $48, respectively, at December 31, 1997, $31 and $50, respectively, at December 31, 1998, and $34 and $58, respectively, at December 31, 1999, are included as a net amount in the consolidated balance sheets as a component of prepaid expenses and other assets.

     The Partnership made payments to an affiliate for the construction of cell sites and other system property. The amounts capitalized were $46, $22 and $26 for the years ended December 31, 1997, 1998 and 1999, respectively, and are included in property, plant and equipment, net in the consolidated balance sheets.

20.  Acquisitions and Dispositions

     Acquisitions

     On January 3, 1997, the Partnership acquired substantially all the assets and liabilities of the North Carolina 4 Cellular Limited Partnership from an unrelated third party. The acquisition was financed through short-term borrowings.

     In June 1997, the Partnership acquired an additional 60% interest in the Roanoke Partnership from an unrelated third party, bringing its interest in the partnership to 100%.

     The total amount paid for acquisitions during 1997 was approximately $98. The fair values of assets acquired and liabilities assumed during 1997 in the aggregate were approximately $16 and $2, respectively. The excess purchase price during 1997 over the fair value of net assets assumed was approximately $84 million and was allocated to deferred cellular licenses.

     In June and August 1998, the Partnership acquired the remaining 49% interest in the Reading SMSA Partnership from an unrelated third party, bringing its interest in the partnership to 100%.

     In October 1998, the Partnership purchased microwave assets from an unrelated third party for cash.

     The total amount paid for acquisitions during 1998 was approximately $73. The fair values of assets acquired during 1998, in the aggregate were approximately $43. The excess purchase price during 1998 over the fair value of net assets assumed was approximately $30 and was allocated to deferred cellular licenses.

     On February 1, 1999, the Partnership acquired substantially all the assets and liabilities of the South Carolina Rural Service Area No. 632 otherwise known as SC8 RSA from an unrelated third party. The Partnership issued a notes payable of $38 in connection with this sale. Subsequently, in December 1999, the Partnership paid off $15 of the above note. The outstanding principal balance under this note shall be due and payable on the date five (5) business days following the grant of the FCC Authorization by Final Order. This is expected to occur in 2000. The note bears interest at an annum rate equal to 6.75%. For the period since acquisition, Cellco incurred $2 of interest costs in connection with this note.

     On April 5, 1999, GTE announced that it, along with Georgetown Partners, a private investment firm, had agreed to purchase interests from Ameritech Corporation (Ameritech) in the Chicago, St. Louis and Central Illinois cellular properties (the "Ameritech Properties") for $3,270. On October 8, 1999, GTE completed its acquisition of these operations. The unit formed by these operations is 92.725% owned by the Partnership and 7.275% owned by Davenport Cellular Communications LLC, a company wholly owned by Georgetown Partners. The Partnership is in the process of completing an appraisal of the properties acquired to determine the final values of the separate components of tangible and intangible assets. Such an appraisal could result in a change in the allocation of the purchase price. Any reallocation of the purchase price will be completed no later than October 8, 2000.

     As the Partnership's financial statements only include three months of operations of the recently acquired Ameritech Properties, the following selected unaudited pro forma information is being provided to present a summary of the combined results of the Partnership as if the acquisition had occurred as of January 1, 1998 and 1999, giving effect to purchase accounting adjustments. The pro forma data is for informational purposes only and may not necessarily reflect the results of operations of the Partnership had the acquired business operated as part of the Partnership for the years ended December 31, 1998 and 1999.

                                      Years ended December 31,
                       -----------------------------------------------------
                                 1998                        1999(1)
                       ------------------------     ------------------------
                       Historical     Pro Forma     Historical     Pro Forma
                       ----------     ---------     ----------     ---------
                                     (unaudited)                  (unaudited)
Operating Revenues.      $6,641         $7,446        $7,659        $8,312
Net Income.........         906            855           932           989
---------
(1) Unaudited pro forma operating revenues and net income include the results of operations for the nine months ended September 30, 1999, prior to the acquisition.

     The amounts are based upon certain assumptions and estimates, and do not reflect any benefit from economies which might be achieved from combined operations. The pro forma results do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

     On August 19, 1999, the Partnership purchased D and E block communication licenses in six markets from Rivgam Communications LLC. The licenses were in the states of New Jersey, Maryland, New York, Pennsylvania, and Delaware.

     On September 1, 1999, the Partnership purchased 33.33% of the partnership interest held by Lewiston-Auburn Cellular, Inc. in the Portland Cellular Partnership (Portland) and thus became the majority partner in Portland and consolidated the results of Portland into the Partnership's results as of the date of acquisition.

     On September 9, 1999, the Partnership purchased the remaining 66.67% partnership interest in Hudson Valley RSA Cellular Partnership otherwise known New York 6 RSA from all other partners.

     On November 15, 1999, the Partnership purchased the remaining 33.33% of the partnership interest in Portland Cellular Partnership from Seacoast Cellular LLC.

     On December 1,1999, the Partnership indirectly purchased Frontier Corporation's interests in Upstate Cellular Network ("UCN"), Utica-Rome Cellular Partnership and New York RSA no. 3 Cellular Partnership.

     The total amount paid for acquisitions during 1999 was approximately $3,823, which includes approximately $2,601 of assumed debt. The fair value of assets acquired and liabilities assumed during 1999, in the aggregate was approximately $963 and $509, respectively. The excess purchase price paid during 1999 over the fair value of net assets assumed was approximately $3,370, of which $3,096 was allocated to deferred cellular license, and $274, which was allocated to customer lists.

     In the normal course of business in 1997, 1998 and 1999, the Partnership acquired interests in other cellular systems other than the Ameritech Properties, which were not individually or in the aggregate material. The results of all operations of all purchases are included in the consolidated statements of operations from the date of acquisition. Had the acquisitions made in 1997, 1998 and 1999 been consummated on January 1 of the year preceding the year of acquisition, the results of these acquired operations would not have had a significant impact on the Partnership's consolidated results of operations for either of the years presented.

Dispositions

     On May 2, 1997, the Partnership sold its interest in Northern Maine Cellular Partnership to an unrelated third party, which resulted in a gain of $7 on the sale of equity investments. The results of the Northern Maine Cellular 6 Partnership's operations are included in the consolidated financial statements through May 2, 1997.

     In June 1997, the Partnership sold its 10% interest in the Virginia #6 Limited Partnership to an unrelated party for approximately $2 in cash. The gain recognized was approximately $2.

     Also in June 1997, the Partnership sold its interest in the Cincinnati Basic Trading Area to an unrelated third party for approximately $9 in cash. The gain recognized on the transaction was approximately $9.

     In March 1998, the Partnership sold its 100% interest in the Seattle SMSA Limited Partnership to an unrelated third party for $65 in cash. The gain recognized was approximately $50.

     On July 31, 1998, the Partnership sold its interests in the Virginia Cellular LP and the Virginia Cellular Retail LP to an unrelated third party for $13 in cash, of which $6 was recognized as a gain on the sale of equity investments. The results of the Virginia Cellular LP and the Virginia Cellular Retail LP's operations are included in the Consolidated financial statements through July 31,1998.

     In October 1998, the Partnership sold its 48% interest in the ENC Joint Venture to an unrelated third party for approximately $31 in cash. The gain recognized was approximately $4.

     In November 1998, the Partnership sold its 80% interest in Alabama RSA1 to an unrelated third party for approximately $3. The gain recognized on the sale was approximately $3.

     The Partnership has been providing cellular telephone service in North Carolina Rural Service Area Market No. 579, otherwise known as NC15, under interim authority granted by the FCC. On November 6, 1997, the FCC granted a permanent license for this market to an unrelated third party. On December 1, 1998, the Partnership sold its assets and customers in NC15 to the permanent licensee, and ceased operations there.

     On December 31, 1998, Bell Atlantic sold certain assets, liabilities, properties, rights, contracts and claims of Bell Atlantic Paging, Inc. to Aquis Communications, Inc., an unrelated third party. The purchase price also included all the rights, title and interest that Bell Atlantic's Operating Telephone Companies (the OTCs) had in and to FCC licenses, and equipment and site leases relating to the paging network infrastructure owned by the OTCs. In connection with this sale, Bell Atlantic Paging, Inc. received a note for $4 with a term of five years at an interest rate at one percentage point above the base rate quoted by the lender. The five-year note was satisfied during 1999 on a discounted basis.

     In July 1999, the Partnership sold its 11.77% interest in the Illinois RSA 3 market to an unrelated third party for approximately $5 in cash. The gain recognized was approximately $4.

21.  Contingencies

     The Partnership is subject to several lawsuits and other claims including class actions. Various consumer class action lawsuits allege that the Partnership breached contracts with consumers, violated certain state consumer protection laws and other statutes and defrauded customers through concealed or misleading billing practices. An employee benefits class action lawsuit alleges breach of fiduciary duty with respect to pension information provided to applicants for employment and employees of the Partnership. Additional lawsuits include charges of alleged unfair labor practices, as well as unfair trade practice and breach of contract claims involving the Partnership's relations with certain agents. Other litigation matters, while significant, involve indemnification obligations by third parties covering all or part of any potential damage awards against the partnership and/or insurance coverage. All of the above matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, the ultimate liability with respect to these matters at December 31, 1999 cannot be ascertained. The potential effect, if any, on the combined financial condition and results of operations of the Partnership, in the period in which these matters are resolved, may be material.

     In addition to the aforementioned matters, the Partnership is subject to various other legal actions and claims in the normal course of business. While the Partnership's legal counsel cannot give assurance as to the outcome of each of these matters, in management's opinion, based on the advice of such legal counsel, the ultimate liability with respect to any of these actions, or all of them combined, will not materially affect the combined financial position or operating results of the Partnership.

22.  Valuation and Qualifying Accounts

                                            Balance at       Additions       Write-offs       Balance at
                                            beginning        charged to        net of            end
                                            of the year      operations      recoveries       of the year
                                            -----------      ----------      ----------       -----------
Accounts Receivable Allowances:
 Year ended December 31, 1997 .............     $93             $185           $(186)              $92
 Year ended December 31, 1998 .............      92              132            (143)               81
 Year ended December 31, 1999 .............      81              157            (154)               84

                                            Balance at       Additions       Write-offs       Balance at
                                            beginning        charged to        net of            end
                                            of the year      operations      recoveries       of the year
                                            -----------      ----------      ----------       -----------
Inventory Allowances:
 Year ended December 31, 1997 .............     $23             $ 22           $ (28)              $17
 Year ended December 31, 1998 .............      17               17             (19)               15
 Year ended December 31, 1999 .............      15               14             (16)               13

23.  Subsequent Events

     On January 31, 2000, GTEW formed a company with Crown Castle International Corporation (CCIC) to own, operate and lease space on GTEW's existing network of towers. The newly created entity will be controlled by CCIC, and up to 25% of the entity will be owned by GTEW. GTEW contributed real estate and integral equipment, including cellular towers to the entity, and will lease back these cell sites by paying a monthly lease fee of approximately $.0014 per cell site to the entity. The first phase of the transaction closed on January 31, 2000, in which GTEW contributed over 600 cellular towers in exchange for approximately $198 in cash. GTEW contributed over 1,600 towers in exchange for $480 in cash and $147 in equity of the entity and CCIC in the second phase, which closed effective April 1, 2000. GTEW will continue to own other cell site equipment, including switching equipment, antennas and other electronic components.

     On January 31, 2000, the Partnership signed agreements with ALLTEL Communications (ALLTEL) to exchange wireless interests in 13 states in two stages. Under these agreements, the Partnership transferred wireless interests in 27 markets in Alabama, Arizona, Florida, Ohio, New Mexico, South Carolina, and Texas (including Cellco's wireless interests in the Southwest part of the United States). ALLTEL transferred interests in 43 markets in Illinois, Indiana, Iowa, Nevada, New York, and Pennsylvania, along with approximately $600 in cash. Under these agreements, some of the conflicts of the Bell Atlantic, GTE, and Vodafone AirTouch U.S. wireless properties would be eliminated. The first transaction with ALLTEL closed on April 1, 2000 and the second transaction with ALLTEL closed on June 29, 2000.

     On April 3, 2000, Bell Atlantic and Vodafone AirTouch Plc (Vodafone) consummated their previously announced agreement to combine their U.S. wireless assets (AirTouch properties). In accordance with the terms of the U.S. Wireless Alliance Agreement (the Alliance Agreement) dated September 21, 1999, Vodafone contributed its U.S. wireless assets and approximately $4 billion of liabilities to the Partnership, in exchange for a 65.1% interest in Verizon Wireless, and Bell Atlantic retained a 34.9% interest. The Partnership recorded the acquisition of the AirTouch properties as a purchase method business combination.

     In accordance with the Alliance Agreement, any tower financing transaction accounted for by the Partnership as a financing was not contributed to the new Verizon Wireless Partnership. Therefore, the Tower Financing and related transactions were transferred to Verizon Communications and will no longer be accounted for as part of the financial position and results of operations of the Partnership. Both Bell Atlantic and Vodafone also contributed each of their 50% ownership interests in PrimeCo, except for overlap properties. Therefore, PrimeCo results are consolidated since April 3, 2000.

     On June 19, 2000, the Partnership announced that it had reached an agreement with AT&T Wireless to sell the Partnership's overlapping wireless interest in San Diego, California to AT&T Wireless.

     On June 30, 2000, the Partnership resolved the last of its wireless overlaps by signing agreements to sell its wireless properties in Austin, Texas and Seattle and Spokane, Washington to SBC Communications and its Cincinnati, Ohio property to BGV PCS Acquisition Co. LLC. In the Austin and Seattle/Spokane agreement, SBC Communications will also acquire the Partnership's wireless interests in Victoria, Texas and four RSAs (rural service areas) in central and southeast Texas, along with the Partnership's minority interest in the wireless partnerships the companies share in the Dallas and San Antonio, Texas metropolitan areas. Further, as part of the same transaction, the Partnership will acquire SBC Communications' minority interest in the Partnership's Houston, Texas property.

     On June 30, 2000, Bell Atlantic and GTE Corporation completed a merger of equals under a definitive merger agreement entered into on July 27, 1998. On June 30, 2000, the newly merged entity changed its name to Verizon Communications.

                          INDEPENDENT AUDITORS' REPORT

 To the Stakeholder of Vodafone AirTouch Plc -- U.S. Cellular and Paging
Operations:

     We have audited the accompanying combined balance sheet of Vodafone AirTouch Plc - U.S. Cellular and Paging Operations (the "Companies") as of December 31, 1999, and the combined statements of operations, changes in stakeholder's equity and cash flows for the six months ended June 30, 1999 and the six months ended December 31, 1999. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note A to the financial statements, the balance sheet of the Companies include the net assets acquired by Vodafone in its purchase of AirTouch Communications Inc. ("AirTouch") on June 30, 1999, after giving effect to the allocation of Vodafone's purchase price to AirTouch's net assets. The related statements of operations and accumulated deficit and cash flows for the six months ended December 31, 1999 reflect the results of operations and the cash flows of the Companies subsequent to such acquisition after giving effect to the allocation of Vodafone's purchase price to AirTouch's net assets.

     In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Companies as of December 31, 1999, and the results of their operations and their cash flows for the six months ended June 30, 1999 and the six months ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP
San Francisco, California
April 21, 2000

                       Report of Independent Accountants


To the Stakeholder of AirTouch Communications, Inc. - U.S. Cellular and Paging
Operations:

In our opinion, the accompanying combined balance sheet and the related combined statements of operations, changes in stakeholder's equity, and cash flows present fairly, in all material respects, the financial position of AirTouch Communications, Inc. - U.S. Cellular and Paging Operations (the "Companies") at December 31, 1998 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 1, 1999

          Vodafone AirTouch Plc - U.S. Cellular and Paging Operations
                            Combined Balance Sheets
                             (Dollars in millions)

                                                                             December 31,
                                                                         ------------------   March 31,
                                                                           1998      1999       2000
                                                                         -------    -------   ---------
                                                                                             (Unaudited)
Assets
Current assets:
  Cash and cash equivalents.........................................     $     -    $     -    $     -
  Accounts receivable (net of allowance for uncollectibles
    of $58, $83, and $81, respectively).............................         559        610        587
  Inventories.......................................................          78        102         82
  Other receivables.................................................          30         61         76
  Other current assets..............................................         110        130         99
                                                                         -------    -------    -------
    Total current assets............................................         777        903        844
Property, plant, and equipment, net.................................       3,286      4,058      4,435
Investments in unconsolidated wireless systems......................       1,815      6,755      6,854
Intangible assets, net..............................................       8,321     33,558     34,615
Deferred charges and other noncurrent assets........................          22         22         28
                                                                         -------    -------    -------
    Total assets ...................................................     $14,221    $45,296    $46,776
                                                                         =======    =======    =======

Liabilities and Stakeholder's Equity
Current liabilities:
  Accounts payable, trade...........................................     $   365    $   302    $   271
  Due to related parties............................................       1,033        475      3,827
  Other current liabilities.........................................         564        588        628
                                                                         -------    -------    -------
  Total current liabilities                                                1,962      1,365      4,726
                                                                         -------    -------    -------

Deferred income taxes...............................................       1,809     12,226     12,088
Deferred credits and other noncurrent liabilities...................          33         14        467
                                                                         -------    -------    -------
  Total liabilities ................................................       3,804     13,605     17,281
                                                                         -------    -------    -------

Commitments and contingencies

Minority interests in consolidated wireless systems.................         213        235        241
                                                                         -------    -------    -------
Stakeholder's equity:
  Paid-in capital...................................................      10,250     31,575     29,437
  Accumulated deficit...............................................         (46)      (119)      (183)
                                                                         -------    -------    -------
  Total stakeholder's equity........................................      10,204     31,456     29,254
                                                                         -------    -------    -------
  Total liabilities and stakeholder's equity........................     $14,221    $45,296    $46,776
                                                                         =======    =======    =======


       The accompanying Notes are an integral part of the Combined Financial Statements.

          Vodafone AirTouch Plc - U.S. Cellular and Paging Operations
                       Combined Statements of Operations
                             (Dollars in millions)

                                                     For the Year Ended          For the 6 Months Ended       For the 3 Months Ended
                                                        December 31,            -----------------------             March 31,
                                                     ------------------         June 30,    December 31,      ----------------------
                                                      1997         1998           1999           1999            1999        2000
                                                     ------       ------         ------         ------          ------      ------
                                                                                                                    (Unaudited)
Operating revenues..............................     $3,007       $4,432         $2,549          $2,749         $1,218      $1,411
                                                     ------       ------         ------          ------         ------      ------
Operating expenses
  Cost of revenues..............................        736        1,054            653             796            294         391
  Selling and customer operations expenses......        828        1,308            776             864            369         407
  General, administrative, and other expenses           311          396            212             209            108         130
  Depreciation and amortization expenses........        455          828            491             943            242         500
                                                     ------       ------         ------          ------         ------      ------
    Total operating expenses....................      2,330        3,586          2,132           2,812          1,013       1,428
                                                     ------       ------         ------          ------         ------      ------
Operating income (loss).........................        677          846            417             (63)           205         (17)

Equity in net income (loss) of unconsolidated
wireless systems................................          1          (41)             8             (80)             1         (39)

Minority interests in net income of consolidated
wireless systems................................        (70)         (81)           (39)            (40)           (19)        (27)

Interest:
  Expense.......................................        (56)         (75)           (32)            (16)           (17)        (29)
  Income........................................         16           21              5               3              2           2
Miscellaneous income (expense)..................         (9)          (7)            (1)             20              1           2
                                                     ------       ------         ------          ------         ------      ------
Income (loss) before income taxes...............        559          663            358            (176)           173        (108)
Income tax expense (benefit)....................        240          314            173             (57)            84         (44)
                                                     ------       ------         ------          ------         ------      ------
    Net income (loss)...........................     $  319       $  349         $  185          $ (119)        $   89      $  (64)
                                                     ======       ======         ======          ======         ======      ======


                     The accompanying Notes are an integral part of the Combined Financial Statements.

          Vodafone AirTouch Plc - U.S. Cellular and Paging Operations
             Combined Statements of Changes in Stakeholder's Equity
                             (Dollars in millions)


                                                                                   Retained
                                                                                   Earnings
                                                                                 (Accumulated
                                                              Paid-in-Capital       Deficit)     Total
                                                              ---------------    ------------   -------
January 1, 1997..........................................        $ 3,728            $  5        $ 3,733
Contribution to paid-in capital..........................            242               -            242
Tax benefits - employee compensation.....................              3               -              3
Dividends................................................              -            (392)          (392)
Net income...............................................              -             319            319
                                                                 -------           -----        -------
December 31, 1997........................................          3,973             (68)         3,905
Contribution to paid-in capital..........................          6,255               -          6,255
Tax benefits - employee compensation.....................             22               -             22
Dividends................................................              -            (327)          (327)
Net income...............................................              -             349            349
                                                                 -------           -----        -------
December 31, 1998 balances...............................         10,250             (46)        10,204
Tax benefits - employee compensation.....................              6               -              6
Other....................................................              3               -              3
Net income...............................................              -             185            185
-------------------------------------------------------------------------------------------------------
June 30, 1999 balances...................................         10,259             139         10,398
Purchase accounting adjustments..........................         20,998            (139)        20,859
Tax benefits - employee compensation.....................            316               -            316
Other....................................................              2               -              2
Net loss.................................................              -            (119)          (119)
                                                                 -------           -----        -------
December 31, 1999 balances...............................         31,575            (119)        31,456
Contribution to paid-in capital (unaudited)..............             10               -             10
Tax benefits - employee compensation (unaudited).........             33               -             33
Dividends (unaudited)....................................         (2,181)              -         (2,181)
Net loss (unaudited).....................................              -             (64)           (64)
                                                                 -------           -----        -------
March 31, 2000, balances (unaudited).....................        $29,437           $(183)       $29,254
                                                                 =======           =====        =======


         The accompanying Notes are an integral part of the Combined Financial Statements.

          Vodafone AirTouch Plc - U.S. Cellular and Paging Operations
                       Combined Statements of Cash Flows
                             (Dollars in millions)


                                                                                                                   For the 3 Months
                                                           For the Year Ended          For the 6 Months Ended            Ended
                                                              December 31,            June 30,    December 31,         March 31,
                                                           -------------------        ---------   ------------     ----------------
                                                             1997        1998          1999           1999         1999       2000
                                                             ----        ----          ----           ----         ----       ----
                                                                                                                     (Unaudited)
Cash flows from operating activities:
  Net income (loss)....................................      $319       $  349         $185           $(119)       $ 89      $  (64)
  Adjustments to reconcile net income (loss) for items
   currently not affecting operating cash flows:
   Depreciation and amortization expenses...............      455          828          491             943         242         500
   Equity in net (income) loss of unconsolidated
     wireless systems...................................       (1)          41           (8)             80          (1)         39
   Distributions received from equity investees.........      105          133           60              83          19          18
   Minority interests in net income of consolidated
   wireless systems.....................................       70           81           39              40          19          27
   Deferred income tax expense (benefit)................       31           15           (5)           (155)         (3)       (318)
   Changes in assets and liabilities:
     Accounts receivable, net...........................      (69)         (37)         (20)            (22)         34          84
     Other current assets and receivables...............     (149)        (146)         (44)            (36)        (15)         32
     Deferred charges and other noncurrent assets.......       24          (44)           1              (1)          2          70
     Accounts payable and other current liabilities.....      165          128          (23)             50        (123)          -
     Deferred credits and other non-current liabilities.      (26)         (36)           8              (1)          9          22
                                                             ----       ------         ----            ----        ----      ------
Cash flows provided by operating activities.............      924        1,312          684             862         272         410
                                                             ----       ------         ----            ----        ----      ------
 .
 Cash flows from investing activities:
   Investments in unconsolidated wireless systems.......     (232)        (502)        (217)            (24)       (140)       (104)
   Additions to property, plant, and equipment..........     (511)        (752)        (426)           (487)       (187)       (334)
   Proceeds from sale of wireless systems...............        -            -           40               -          40          11
   Proceeds from sublease of communications towers......        -            -            -               -           -         449
   Proceeds from sale of property, plant, and equipment.       15           19            5               -           5           -
   Cost of acquiring telecommunications interests.......        -            -            -               -           -      (1,703)
   Investments..........................................        -            -            -               -           -          14
   Other investing activities...........................        5            2           10             (17)          8          (2)
                                                             ----       ------         ----            ----        ----      ------
Cash flows used in investing activities.................     (723)      (1,233)        (588)           (528)       (274)     (1,669)
                                                             ----       ------         ----            ----        ----      ------
Cash flows from financing activities:
  Distributions to minority interests of consolidated
   wireless systems, net................................      (66)         (62)         (23)            (35)        (13)        (29)
  Increase (decrease) in amounts due to related parties.      213          114          (67)           (300)         19       1,302
  Dividends paid........................................     (392)        (327)           -               -           -         (42)
  Contributions to paid-in capital......................      242          201            -               -           -          10
  Retirement of long-term debt..........................     (179)          (1)           -               -           -           -
  Other financing activities............................      (19)          (4)          (6)              1          (4)         18
                                                             ----       ------         ----            ----        ----      ------
Cash flows provided by (used in) financing activities...     (201)         (79)         (96)           (334)          2       1,259
                                                             ----       ------         ----            ----        ----      ------
Net change in cash and cash equivalents.................        -            -            -               -           -           -
Beginning cash and cash equivalents.....................        -            -            -               -           -           -
                                                             ----       ------         ----            ----        ----      ------
Ending cash and cash equivalents........................     $  -       $    -         $  -            $  -        $  -      $    -
                                                             ====       ======         ====            ====        ====      ======


                                     F-45


                                                                                                                   For the 3 Months
                                                           For the Year Ended          For the 6 Months Ended            Ended
                                                              December 31,            June 30,    December 31,         March 31,
                                                           -------------------        ---------   ------------     ----------------
                                                             1997        1998          1999           1999         1999       2000
                                                             ----        ----          ----           ----         ----       ----
                                                                                                                     (Unaudited)
Supplemental information

 Income taxes paid......................................     $221       $  295         $ 17            $  7        $  8      $    5
                                                             ====       ======         ====            ====        ====      ======
Noncash investing activities:
 Exchange of property, plant and equipment..............     $  -       $    -         $  -            $ 67        $  -      $    -
                                                             ====       ======         ====            ====        ====      ======
 Investment by stakeholder, primarily for MediaOne
Group Merger............................................     $  -       $6,054         $  -            $  -        $  -      $    -
                                                             ====       ======         ====            ====        ====      ======
Noncash financing activities:
 Dividends accrued......................................     $  -       $    -         $  -            $  -        $  -      $2,139
                                                             ====       ======         ====            ====        ====      ======


                     The accompanying Notes are an integral part of the Combined Financial Statements.

                     Notes to Combined Financial Statements

A. Summary of Significant Accounting Policies

     Basis of Presentation

     Vodafone AirTouch Plc - U.S. Cellular and Paging Operations are comprised of AirTouch Cellular and AirTouch Paging business units (collectively referred to herein as the "Companies"). AirTouch Cellular ("Cellular"), along with its subsidiaries, unconsolidated partnerships and corporations, and AirTouch Paging, along with its wholly owned subsidiaries, provide wireless telecommunications services in the United States. The majority of revenues are provided by the U.S. cellular operations.

     The Combined Financial Statements include the accounts of the Companies, their subsidiaries, and partnerships in which the Companies have direct controlling interests. AirTouch Communications, Inc. ("Air Touch"), a subsidiary of Vodafone AirTouch Plc ("Vodafone"), is the sole stakeholder of the U.S. Cellular and Paging operations. These operations are organized under a variety of legal forms, primarily a combination of partnerships and incorporated entities. All significant intercompany balances and transactions have been eliminated.

     The Combined Financial Statements include allocations of certain AirTouch corporate expenses, including legal, treasury and infrastructure costs. The expense allocations have been determined on bases that AirTouch or Vodafone considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Companies. However, the financial information included herein may not reflect the combined financial position, operating results, changes in stakeholder's equity and cash flows of the Companies in the future or what they would have been had the Companies been a separate, stand-alone entity during the periods presented.

     In June 1999, the U.S. and international operations of AirTouch were acquired by Vodafone. As a result, all net assets acquired were adjusted to their fair values in accordance with APB Opinion No. 16, "Business Combinations." Effective July 1, 1999, the Companies' combined balance sheets reflect this new basis for all assets and liabilities. See Note F, "Partnerships and Acquisitions -- Vodafone AirTouch Merger," for further information.

     In April 1998, AirTouch completed its acquisition of the U.S. cellular properties of MediaOne Group, Inc. (formerly US WEST Media Group). Accordingly, AirTouch began consolidating the results of operations of the U.S. cellular properties acquired. See Note F, "Partnerships and Acquisitions -- MediaOne Group Merger," for further information. AirTouch also acquired the 25% interest in PrimeCo Personal Communications, Inc. ("PrimeCo") of MediaOne Group, Inc., bringing its interest in PrimeCo to 50%.

     The Combined Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applicable in the United States. Certain amounts have been reclassified to conform to Vodafone's accounting policies. Conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Interim Financial Statements

     The combined interim financial statements as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited. In the opinion of management, all adjustments consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position, results of operations, and cash flows have been included in such unaudited interim combined financial statements. The results of operations and cash flows for the interim periods are not necessarily indicative of the results and cash flows to be expected for the entire year.

     Revenue Recognition

     Operating revenues primarily consist of charges to customers for monthly access charges, cellular airtime usage, long distance, roamer charges, and rental income from pagers. Revenues are recognized as services are provided. Also included in operating revenues are equipment sales which are recognized upon delivery of equipment to customers. Unbilled revenues resulting from wireless services provided from the billing cycle date to the end of each period, are estimated and recorded as receivables. Unearned monthly access charges relating to periods after each accounting period-end are deferred.

     Income Taxes

     The Companies join in filing consolidated federal income tax returns with AirTouch for all taxable periods in which a consolidated return is permitted or required. Under the joint consolidated income tax agreement, the Companies compute their current and deferred income tax liabilities on a separate return basis.

     Deferred income taxes are recorded based on the enacted tax law and rates for the periods in which the taxes are expected to be paid. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting.

     Cash Equivalents

     Cash equivalents are short-term, highly liquid, held-to-maturity investments with original maturities of 90 days or less from the date of purchase. AirTouch manages cash and cash equivalents on a centralized basis. Cash receipts associated with the Companies' business are transferred to AirTouch on a daily basis and AirTouch funds the Companies' disbursements, equipment purchases and certain capital requirements.

     Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using either the first-in, first-out or average method. Market is determined using replacement cost in accordance with industry standards.

     Property, Plant, and Equipment

     Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease. Land is not depreciated. Gains and losses on disposals are included in income at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Expenditures for replacements and betterments are capitalized, while expenditures for maintenance and repairs are charged against earnings as incurred. Assets under construction are not depreciated until placed in service. Interest cost incurred during the construction period is capitalized, as discussed below in "Capitalized Interest."

     Intangible Assets

     Goodwill. The excess of the purchase price paid over the fair value of net assets acquired in business combinations is recorded as goodwill and is amortized over its expected useful period, generally 40 years, using the straight-line method.

     FCC licenses. The Federal Communications Commission ("FCC") issues cellular licenses that enable U.S. cellular carriers to provide service in specific Cellular Geographic Service Areas. A cellular license is issued conditionally for ten years. Historically, the FCC has routinely granted license renewals to licensees that have complied with applicable rules, policies, and the Communications Act of 1934, as amended. Cellular believes it has complied and intends to continue to comply with these standards.

     The Companies amortize FCC licenses for U.S. cellular and paging operations and those acquired through business combinations using the straight-line method over 40 years.

     Other Intangible Assets. Other intangible assets primarily include subscriber lists agreements and favorable lease agreements. These intangible assets are amortized on a straight-line basis over their economic useful lives which range from two to 30 years.

     Valuation of Long-Lived Assets

     The Companies evaluate the carrying value of long-lived assets and certain identifiable intangibles for impairment when events and circumstances, such as a significant adverse event or change in the environment in which the business operates, indicate that the book value of an asset may not be recoverable. An impairment loss is recognized whenever the review demonstrates that the book value of a long-lived asset is not recoverable based on the fair value of such long-lived asset.

     Investments in Unconsolidated Wireless Systems

     Cellular uses the equity method of accounting for investments in all markets in which it has significant influence but does not have a direct controlling interest. Cellular uses the cost method of accounting for limited partnership interests and other unconsolidated wireless system investments in which it has a minor interest (less than 3%) and does not exercise significant influence.

     Capitalized Interest

     The Companies capitalize interest related to the construction of significant additions to property, plant and equipment. The Companies amortize these costs over the related assets' estimated useful lives. Interest capitalized during the periods presented was not material.

     Advertising Expense

     The Companies expense advertising costs as incurred. Advertising expense was $143 million, $228 million, $98 million and $108 million for the years ended December 31, 1997 and 1998, the six months ended June 30, 1999 and December 31, 1999, respectively.

B. Accounting Changes

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned. The Companies believe the adoption of SAB No. 101 will not have a material impact on the Companies' financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities and the measurement of those instruments at fair value. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which defers the effective date of SFAS No. 133 to January 1, 2001. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133", which amends certain aspects of SFAS No. 133. The implementation of SFAS No. 133 will have no impact on the Companies' financial position or results of operations.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 requires certain disclosures by employers that sponsor defined benefit pension plans and defined benefit postretirement plans. The implementation of SFAS No. 132 did not have an impact on the Companies' financial position or results of operations. See Note J, "Employee Benefits" for further information.

     Effective for the first quarter of 1998, the Companies implemented the provisions of SFAS No. 130. "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of financial statements. The implementation of SFAS No. 130 did not have an impact on the Companies' financial position or results of operations. Comprehensive income for the Companies consists of net income (loss) only.

C. Property, Plant, and Equipment

     Property, plant, and equipment consisted of:

                                                                                         December 31,
                                                                    Depreciable        ----------------
(Dollars in millions)                                              Lives (Years)       1998       1999
                                                                   -------------       ----       ----

Land..........................................................           -              $34        $64
Buildings and leasehold improvements..........................         5-50             408        568
Cellular plant and equipment..................................         5-15           4,207      2,470
Pagers, paging terminals, and other paging equipment..........         3-15             308        155
Other equipment and furniture.................................         2-10             530        548
Construction in progress......................................           -              331        551
                                                                                     ------     ------
                                                                                      5,818      4,356
Less: accumulated depreciation................................                        2,532        298
                                                                                     ------     ------
Property, plant and equipment, net............................                       $3,286     $4,058
                                                                                     ======     ======



     Depreciation expense for the six months ended December 31, 1999 was $298 million based on new asset bases arising from the Merger, as discussed in Note F, "Partnerships and Acquisitions -- Vodafone AirTouch Merger." Depreciation expense for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 was $344 million, $542 million and $319 million, respectively.

     Sources of Supplies

     The Companies attempt to maintain multiple vendors for required network supplies, which are important to their operations. Currently, such supplies are acquired from only a few sources. If the suppliers are unable to meet the Companies' network equipment needs, the Companies could experience delays and increased costs or losses of potential customers, thereby adversely affecting operating results and cash flows.

     Sublease of Communications Towers

     In August 1999, AirTouch signed a definitive agreement with American Tower Corporation ("ATC") for the sublease of all unused space on approximately 2,100 of Cellular's communications towers, in exchange for $382,000 per tower plus a five-year warrant to purchase 3 million ATC shares at $22 per share. The transaction is being closed in phases starting in the first quarter of 2000 after obtaining the necessary consents. During the first quarter of 2000, AirTouch received approximately $449 million for closing 1,180 towers, pursuant to its agreement with ATC. The $449 million and the fair value of the warrants has been recorded as deferred revenue and is being amortized over the term of the lease. In addition, ATC will manage, maintain and remarket the tower space not being used by Cellular. In February 2000, AirTouch also signed a definitive agreement with Spectrasite Holdings, Inc. ("Spectrasite") for the sublease of unused space on approximately 430 of Cellular's communications towers in exchange for $155 million. This transaction is expected to close in stages over the next six to nine months. AirTouch also entered into exclusive three-year build-to-suit agreements with ATC and Spectrasite to produce new communications towers in strategic locations.

D. Financial Instruments

     Concentrations of Credit Risk

     Financial instruments that potentially subject the Companies to concentrations of credit risk are trade receivables. Due to the large volume and diversity of the Companies' customer base, concentrations of credit risks with respect to trade receivables are limited.

     Fair Values

     The Companies' financial instruments recorded on the balance sheet primarily include accounts and notes receivable and accounts payable. Due to the short maturity of these instruments, carrying amounts approximate fair values. All other financial instruments are insignificant.

E. Investments in Unconsolidated Wireless Systems

     Cellular's investments in unconsolidated wireless systems primarily include equity-method investments of $1,812 million and $6,753 million at December 31, 1998 and 1999.

                                                                           Percentage of Ownership
                                                                                December 31,
                                                                           -----------------------
                                                                            1998           1999
                                                                            ----           ----
Equity Investments
      CMT Partners.................................................        50.0%           50.0%
      Nevada RSA2 Ltd. Partnership.................................        50.0%           50.0%
      PrimeCo Personal Communications, L.P.........................        50.0%           50.0%
      TOMCOM, L.P..................................................        50.0%           50.0%
      Centel Cellular Company of Nevada Limited Partnership........        27.8%           27.8%


Condensed combined financial information for unconsolidated wireless systems accounted for under the equity method.

                                                              December 31,
                                                           -----------------
(Dollars in millions)                                       1998       1999

Current assets........................................      $294       $313
Noncurrent assets.....................................     3,368      3,268
Current liabilities...................................      (496)      (636)
Noncurrent liabilities and minority interest..........      (418)      (268)
                                                          ------     ------
Total partners' and stockholders' capital.............     2,748      2,677
Other partners' and stockholders' share of capital....     1,449      1,415
                                                          ------     ------
Cellular's share of capital...........................     1,299      1,262
Goodwill and other intangible items...................       513      5,491
                                                          ------     ------
Equity investments in unconsolidated wireless systems.    $1,812     $6,753
                                                          ======     ======

                                                            For the Year Ended            For the 6 Months Ended
                                                        ------------------------        -------------------------
                                                              December 31                June 30,    December 31,
(Dollars in millions)                                     1997          1998(a)          1999           1999
---------------------                                     ----          -------          ------       ----------
Operating revenues ..............................      $   899          $ 1,211         $   791        $   815
                                                       -------          -------         -------        -------
Operating income (loss) .........................      $  (232)         $  (125)        $    (4)       $    20
                                                       -------          -------         -------        -------

Net income (loss) ...............................      $  (238)         $  (130)        $    28        $    20
Other partners' and stockholder's share of net
  income (loss) .................................         (243)             (99)             13             10
                                                       -------          -------         -------        -------
Cellular's share of net income (loss) ...........            5              (31)             15             10
Amortization of intangibles and other adjustments           (4)             (10)             (7)           (90)
                                                       -------          -------         -------        -------

Equity in net income (loss) of unconsolidated
  wireless systems...............................      $     1          $   (41)        $     8        $   (80)
                                                       =======          =======         =======        =======



(a) The results reflect a 50% interest in PrimeCo beginning in April 1998, due to the MediaOne Group acquisition, and a 25% interest for results prior to this date.

F. Partnerships and Acquisitions

     MediaOne Group Merger

     In April 1998, Cellular completed the acquisition of the U.S. cellular business and the 25% PrimeCo interest of MediaOne Group, Inc. AirTouch issued approximately 59.4 million shares of common stock having a fair market value of $2.9 billion on the date of issuance, approximately $1.6 billion of dividend-bearing preferred stock with a 5.143% coupon, assumed approximately $1.4 billion of debt associated with the acquired businesses, and granted MediaOne Group, Inc. registration rights with respect to the common stock and preferred stock issued. No cash was acquired or paid in this transaction. In September 1998, MediaOne Group, Inc. returned approximately 0.1 million shares of common stock to AirTouch as a purchase price adjustment.

     The MediaOne Group merger was accounted for using the purchase method of accounting. There were approximately $2.5 billion of identifiable intangible assets, which primarily included FCC licenses of approximately $2.0 billion and customer lists of approximately $0.4 billion. A deferred income tax liability of approximately $1.0 billion was also recorded. The excess of the aggregate purchase price over the final appraised fair value of the net assets acquired, plus the deferred income tax liability, resulted in total goodwill of approximately $2.5 billion. The identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives. Goodwill is amortized over 40 years. The U.S. cellular business and the 25% PrimeCo interest of MediaOne Group, Inc. were contributed by AirTouch to Cellular.

     The following unaudited pro forma summary presents the Companies' combined results of operations as if the MediaOne Group merger occurred as of the beginning of each period, after giving effect to certain adjustments including amortization of goodwill and identifiable intangible assets, additional equity losses of PrimeCo and related income tax effects.

                                   For the Year Ended December 31,
                                   -------------------------------
(Dollars in millions)                 1997                 1998
---------------------                 ----                 ----

Operating revenues.........          $4,447               $4,793
Net income.................             326                  345

     Vodafone AirTouch Merger

     On June 30, 1999 (the "Closing Date"), AirTouch completed its merger with Vodafone and became a wholly owned subsidiary of Vodafone (the "Merger"). Under the terms of the Merger, owners of AirTouch common stock received five Vodafone ordinary shares in the form of 0.5 of a Vodafone American Depositary Share and $9 in cash, without interest, for each share of AirTouch common stock held at closing. As a result of the Merger, Vodafone was renamed "Vodafone AirTouch Plc."

     In accordance with SEC Staff Accounting Bulletin No. 73, "Push Down Basis of Accounting Required in Certain Limited Circumstances," (SAB No. 73), the Combined Balance Sheet at December 31, 1999 reflects the new basis of accounting arising from the Merger. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values on the Closing Date. The purchase price allocated to the Companies at the Closing Date was $43.3 billion. The purchase price allocation is set out in the table below.

                                                           Estimated Fair Values
                                                           ---------------------
                                                               June 30, 1999
                                                           ---------------------
(Dollars in millions)
Net assets acquired ......................................        $ 3,131
Identifiable intangible assets:
   Licenses ..............................................         23,073
   Customer lists ........................................          2,819
   Goodwill ..............................................         14,231
                                                                  -------
Total allocated purchase price ...........................        $43,254
                                                                  =======


     Certain amounts of identifiable intangible assets, their related deferred tax liabilities and goodwill have been allocated to equity investments. These amounts are reflected in the balance sheet within "Investments in unconsolidated wireless systems."

     CommNet Cellular Inc. ("CommNet")

     In July 1999, Vodafone announced it had entered into an agreement to acquire the entire issued share capital of CommNet for a total consideration of approximately $1,364 million, being $764 million in cash and assumed debt of approximately $600 million. On September 30, 1999, CommNet's total assets were approximately $487 million and total liabilities were approximately $791 million. For the year ended September 30, 1999, CommNet had revenues of approximately $211 million and operating income of approximately $66 million. The transaction, which is not significant in respect to Cellular's operations, closed in January 2000. Cellular accounted for this transaction under the purchase method of accounting. Total intangible assets of approximately $1,427 million, which include primarily customer lists, FCC licenses and goodwill, are being amortized over their estimated useful lives ranging from 4.5 to 40 years. Goodwill includes an amount of $158 million, resulting from the recognition of deferred tax liability.

     Wireless Alliance with Bell Atlantic

     On April 3, 2000, Vodafone and Bell Atlantic Corp. combined their U.S. Cellular, PCS, and paging businesses. This venture, Verizon Wireless, offers nationwide wireless services. As of April 3, 2000, Vodafone has an interest of approximately 65% in Verizon Wireless, but voting control rests with Bell Atlantic Corp. Pursuant to an agreement dated September 21, 1999, GTE's U.S. wireless operations will be contributed to the venture when its merger with Bell Atlantic Corp. is completed. This merger with GTE will close July of 2000. After the GTE wireless operations have been contributed, Vodafone's interest in the joint venture will be 45%.

G. Intangible Assets

     Intangible assets consisted of::

                                         For the Year Ended December 31,
                                         -------------------------------
                                            1998                 1999
                                         ----------           ----------
(Dollars in millions)
Goodwill.........................          $4,510              $12,234
FCC licenses.....................           3,798               19,462
Other............................             625                2,507
                                           ------              -------
                                            8,933               34,203
Less: accumulated amortization...             612                  645
                                           ------              -------
 Total intangible assets, net....          $8,321              $33,558
                                           ======              =======


     Amortization expense for the six months ended December 31, 1999 was $645 million based on the new asset bases arising from the Merger, as discussed in Note F, "Partnerships and Acquisitions - Vodafone AirTouch Merger." Amortization expense for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999 was $111 million, $286 million and $172 million, respectively.

H. Related Party Transactions

     The Companies provided wireless services to its parent and other affiliates. The amount of revenues recorded for such services is not material.

     AirTouch provides the Companies with certain administrative services including corporate, legal, treasury and other infrastructure costs. Service costs specifically attributable to the Companies are directly charged to the Companies. Other service costs and corporate charges are allocated to the Companies using bases that AirTouch or Vodafone management considered to be a reasonable reflection of the utilization of services provided. The Companies recorded general and administrative expenses for services provided by affiliates in the amount of $32 million, $28 million, $20 million and $26 million for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999, and December 31, 1999, respectively. Effective July 1, 1999 such services were provided by Vodafone.

     AirTouch manages a centralized cash account for its subsidiary companies. AirTouch pays or charges interest to the individual entities that comprise the Companies based on AirTouch's average borrowing rate, on amounts due from or to AirTouch. Interest expense totaled $54 million, $67 million, $30 million and $15 million for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999, and December 31, 1999, respectively. Interest income was $16 million, $21 million, $5 million and $3 million for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999 and December 31, 1999, respectively.

     Balance due to affiliates was $1,033 million and $475 million at December 31, 1998 and 1999, respectively and is recorded in amounts due to related parties in the accompanying balance sheet.

I. Income Taxes

     The Companies are included in the consolidated tax return of AirTouch. See Note A, "Summary of Significant Accounting Policies." The components of income tax (benefit) expense were:

                                                                       For the 6 Months Ended
                                For the Year Ended December 31,       June 30,      December 31,
                                -------------------------------       --------------------------
(Dollars in millions)              1997              1998               1999             1999
Current
     Federal .............        $ 148             $ 227              $ 138            $  77
     State and other taxes           61                72                 40               21
                                  -----             -----              -----            -----
     Total current .......          209               299                178               98
                                  -----             -----              -----            -----
Deferred:
     Federal .............           42                (6)                 4             (114)
     State and other taxes          (11)               21                 (9)             (41)
                                  -----             -----              -----            -----
     Total deferred ......           31                15                 (5)            (155)
                                  -----             -----              -----            -----
     Total income taxes ..        $ 240             $ 314              $ 173            $ (57)
                                  =====             =====              =====            =====


     Significant components of the combined deferred tax liabilities and assets were:

                                                                                        For the Year Ended
                                                                                           December 31,
                                                                                        ------------------
(Dollars in millions)                                                                    1998         1999
                                                                                         ----         ----
Deferred tax liabilities:
 Amortization..................................................................         $1,490       $9,935
 Depreciation..................................................................            275          507
 Investments in U.S. partnerships..............................................             74        1,814
                                                                                        ------      -------
   Total.......................................................................          1,839       12,256

Deferred tax assets:
 Net operating loss carryforward...............................................              -           64
 Accruals deductible when paid.................................................             30           42
 Accounts receivable                                                                        18            9
 Other.........................................................................              8           12
                                                                                        ------      -------
   Total.......................................................................             56          127
Less: valuation allowance                                                                    -            -
                                                                                        ------      -------
   Total net...................................................................             56          127
   Total deferred taxes........................................................         $1,783      $12,129
                                                                                        ======      =======

Current........................................................................           $(26)        $(97)
Noncurrent.....................................................................          1,809       12,226
                                                                                        ------      -------
   Net deferred tax liabilities recorded in Combined Balance Sheets............         $1,783      $12,129
                                                                                        ======      =======


     The Companies believe it is more likely than not that they will generate future taxable income sufficient to fully realize future benefits from the net deferred tax assets of $127 million. The Companies generated a net operating loss ("NOL") of $182 million during the 12-month period ended December 31, 1999. The NOL carryforward period expires in 2019.

     The differences each period between the statutory federal income tax rate and the effective income tax rate were:

                                                           For the Year Ended        For the 6 Months Ended
                                                              December 31,          June 30,    December 31,
                                                           ------------------       ------------------------
                                                            1997       1998            1999          1999
Statutory federal income tax rate................           35.0%      35.0%           35.0%        (35.0%)
Increase (decrease) in taxes resulting from
   State income taxes, net of federal tax benefit            5.6%       5.3%            5.8%         (7.7%)
      Nondeductible amortization.................            2.7%       5.8%            7.2%         11.7%
      Other......................................           (0.4%)      1.2%            0.3%         (1.4%)
                                                            ----       ----            ----         -----
Effective income tax rate........................           42.9%      47.3%           48.3%        (32.4%)
                                                            ====       ====            ====         =====

J. Employee Benefits

     Defined Contribution Plan

     AirTouch sponsors a defined contribution plan (the "Retirement Plan"), which covers substantially all full-time employees. The Companies base their contributions to the Retirement Plan on a percentage of pay and on matching a portion of employee contributions. The related expense was $25 million, $33 million, $27 million and $27 million for the years ended December 31, 1997 and 1998, and for the six months ended June 30, 1999 and December 31, 1999, respectively.

     Defined Benefit Pension Plan and Other Post Retirement Benefits

     AirTouch maintains defined benefit plans (the "Pension Plans"). Individuals of the Companies who were employees at December 31, 1986, and transferees from Pacific Telesis Group, receive pension, death and survivor benefits based on a percentage of their final five-year average pay and years of service. In 1986, AirTouch discontinued the accrual of service credit for the Pension Plans' participants. Thus, pension benefits only increase as a participant's compensation increases. The Pension Plans' assets are primarily composed of mutual and index funds.

     AirTouch provides medical and dental benefits for eligible retired employees of the Companies and their eligible dependents and also provide life insurance benefits to eligible retired employees (the "Postretirement Plan"), AirTouch retains the right, subject to existing agreements and applicable legal requirements, to amend or eliminate these post retirement benefits.

     The Companies' combined financial statements include pension and post retirement benefit charges based on allocations from AirTouch. The allocations are primarily based on actuarial determinations. The charges include current and prior service obligations. The Companies believe that the allocation method is reasonable.

     The expense allocated to the Companies in relation to the Pension Plans and the Postretirement Plan was not material for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999 and December 31, 1999.

K. Commitments and Contingencies

     Contingencies

     The Companies are parties to various legal proceedings in the ordinary course of business. The Companies believe that the ultimate outcome of these matters will not have a material adverse impact on its financial position, results of operations or cash flows.

     Lease Commitments

     The Companies lease various facilities and equipment under non-cancelable lease arrangements. Most leases contain renewal options for varying periods. Related rent expense was $70 million, $91 million, $52 million, and $53 million for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999 and December 31, 1999, respectively.

     At December 31, 1999, future minimum lease payments under noncancellable operating leases with an initial term of one year or more were:

(Dollars in millions)
2000..............................................     $  95
2001..............................................        80
2002..............................................        70
2003..............................................        62
2004..............................................        59
Thereafter........................................       209
                                                       -----
    Total minimum lease payments..................     $ 575
                                                       =====



     Other Commitments

     At December 31, 1999, the Companies were committed to spend $469 million for the acquisition of property, plant and equipment and the purchase of cellular equipment and other items.

L. Other Current Liabilities

     Other current liabilities consisted of:

                                                     December 31,
                                                   ----------------
                                                   1998        1999
                                                   ----        ----
(Dollars in millions)

Accrued liabilities..........................     $199        $259
Advanced billing and customer deposits.......      111         160
Accrued income taxes.........................       51         --
Sales and property taxes payable.............       70          71
Accrued compensation and benefits............       91          79
Other........................................       42          19
                                                  ----        ----
     Total other current liabilities.........     $564        $588
                                                  ====        ====

                       Report of Independent Accountants

To the Partners of PrimeCo Personal Communications, L.P.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, partners' capital and of cash flows present fairly, in all material respects, the financial position of PrimeCo Personal Communications, L.P. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP
Dallas, Texas

February  14, 2000

                     PrimeCo Personal Communications, L.P.
                     Consolidated Statements of Operations
                             (Dollars in millions)




                                                                                                                For the three months
                                                                      For the Years Ended December 31,            ended March 31,
                                                                      --------------------------------          -------------------
                                                                      1997          1998          1999          1999           2000
                                                                      ----          ----          ----          ----           ----
                                                                                                                   (Unaudited)
Revenues and sales
      Service revenues.....................................           $139          $407          $697          $150           $214
      Product sales........................................             68            95           129            36             30
      Other................................................              1             7            14             2              6
                                                                     -----         -----         -----          ----            ---

      Total revenues and sales.............................            208           509           840           188            250
                                                                     -----         -----         -----          ----            ---

Costs and expenses
      Cost of service......................................             10            16            19             4              6
      Cost of products sold................................             70            98           125            35             30
      Operating expenses...................................            469           606           747           196            207
      Depreciation and amortization........................            138           196           244            57             69
                                                                      ----         -----         -----          ----            ---

      Total costs and expenses.............................            687           916         1,135           292            312
                                                                     -----         -----         -----          ----            ---

      Loss from operations.................................           (479)         (407)         (295)         (104)           (62)

Interest expense, less capitalized interest of $0, $6, and
 $2 respectively...........................................            (19)          (19)          (15)           (4)            (4)
Interest income............................................              1             2             1             -              1
Other income (expense).....................................             (2)            1            (3)            -              -
Gain (loss) on disposal of assets..........................              -           (17)           23            25              -
                                                                     -----         -----          ----          ----            ---

      Loss before minority interest in losses of
          consolidated partnerships........................           (499)         (440)         (289)          (83)           (65)

Minority interest in losses of consolidated
  partnerships.............................................             29            22            14             6              4
                                                                     -----         -----          ----          ----            ---

      Net loss.............................................          $(470)        $(418)        $(275)         $(77)          $(61)
                                                                     =====         =====         =====          ====           ====

 The accompanying notes are an integral part of these consolidated financial statements.


                     PrimeCo Personal Communications, L.P.
                          Consolidated Balance Sheets
                             (Dollars in millions)

                                                                                        December 31,         At March 31,
                                                                                     -----------------       ------------
                                                                                      1998       1999            2000
                                                                                     ------     ------       ------------
Assets                                                                                                       (unaudited)

Current assets
      Cash and cash equivalents.................................................    $   10      $   25         $   24
      Accounts receivable, trade, net of allowance for doubtful accounts of $23,
        $10 and $23 (unaudited), respectively...................................        52          74             83
      Accounts receivable, other................................................        49          32             42
      Inventory.................................................................        61          67             47
      Prepaid expenses..........................................................        14          10              9
      Other.....................................................................        -            1              1
                                                                                    ------      ------         ------
      Total current assets......................................................       186         209            206

PCS Licenses, net of accumulated amortization of $60, $85,
  and $92 (unaudited), respectively.............................................     1,041         994            987
Microwave relocation, net of accumulated amortization of
  $10, $14 and $16 (unaudited), respectively....................................       175         164            163
Property, plant and equipment, net..............................................     1,388       1,491          1,597
Construction in progress........................................................       110         159             83
Other...........................................................................         8           5              5
                                                                                    ------      ------         ------
      Total assets..............................................................    $2,908      $3,022         $3,041
                                                                                    ======      ======         ======

Liabilities and Partners' Capital

Current liabilities
      Current installments of capital leases....................................    $   37      $   39         $   40
      Accounts payable and accrued expenses.....................................       260         434            325
      Note payable to vendor....................................................       189           -              -
      Microwave relocation obligations..........................................         9          10             10
      Due to affiliates.........................................................         3           -              -
      Accrued compensation......................................................        23          17             17
      Taxes, other than income..................................................        25          35             34
                                                                                    ------      ------         ------

      Total current liabilities.................................................       546         535            426

Capital lease obligations, noncurrent...........................................       242         221            215
Microwave relocation obligations, noncurrent....................................         4           1             -
Minority interest in consolidated partnerships..................................       109         126            131
Other noncurrent liabilities....................................................        33          37             29
Commitments and contingencies (Notes 4, 5 and 8)
  Partners' capital.............................................................     1,974       2,102          2,240
                                                                                    ------      ------         ------
      Total liabilities and partners' capital...................................    $2,908      $3,022         $3,041
                                                                                    ======      ======         ======

          The accompanying notes are an integral part of these consolidated financial statements.


                     PrimeCo Personal Communications, L.P.
                 Consolidated Statements of Partners' Capital
                             (Dollars in millions)



                                                PCSCO Partnership              PCS Nucleus, L.P.
                                              --------------------          ----------------------      Total Partners'
                                              General      Limited           General       Limited          Capital
                                              -------      -------           -------       -------      ---------------

Balance, January 1, 1997...............         $282          $422            $282           $422            $1,408
Partner contributions..................          174           262             174            262               872
Partner distributions..................           (4)           (7)             (4)            (6)              (21)
Net loss...............................          (94)         (141)            (94)          (141)             (470)
                                                ----          ----            ----           ----            ------
Balance, December 31, 1997.............          358           536             358            537             1,789
Partner contributions..................          121           181             121            180               603
Net loss...............................          (84)         (125)            (84)          (125)             (418)
                                                ----          ----            ----           ----            ------
Balance, December 31, 1998.............          395           592             395            592             1,974
Partner contributions..................           96           145              97            145               483
Partner distributions..................          (16)          (24)            (16)           (24)              (80)
Net loss...............................          (55)          (82)            (56)           (82)             (275)
                                                ----          ----            ----           ----            ------
Balance, December 31, 1999.............          420           631             420            631             2,102
Partner contributions (Unaudited)......           40            59              40             60               199
                                                ----          ----            ----           ----            ------
Partner distributions (Unaudited)......            -             -               -                                -
Net loss (Unaudited)...................          (12)          (18)            (12)           (19)              (61)
                                                ----          ----            ----           ----            ------
Balance, March 31, 2000 (Unaudited)....         $448          $672            $448           $672            $2,240
                                                ====          ====            ====           ====            ======

          The accompanying notes are an integral part of these consolidated financial statements.

                     PrimeCo Personal Communications, L.P.
                     Consolidated Statements of Cash Flows
                             (Dollars in millions)



                                                                                                             For the three months
                                                                   For the Years Ended December 31,             ended March 31,
                                                                   --------------------------------          --------------------
                                                                    1997          1998        1999            1999          2000
                                                                   ------        ------      ------          ------        ------
                                                                                                                  (Unaudited)
Cash flows from operating activities
      Net loss..............................................        $(470)        $(418)      $(275)         $ (77)         $(61)
      Adjustments to reconcile net loss to net cash used in
         operating activities
        Depreciation and amortization.......................          138           197         244             57            69
        Bad debt expense....................................            7            14          24              8             7
        (Gain) loss on disposal of assets...................            -            17         (23)           (25)            -
        Loss on note receivable.............................            2             -           -              -             -
        Minority interest in losses of consolidated
          partnership.......................................          (29)          (22)        (14)            (6)           (4)
        Changes in assets and liabilities
          Accounts receivable, trade........................          (30)          (38)        (48)           (23)          (16)
          Inventory.........................................           29           (26)         (7)            12            20
          Prepaid assets....................................           (2)           (6)          5              3             1
          Other assets......................................            4           (32)         14             16           (10)
          Accounts payable and accrued expenses.............           12            44          82              4           (22)
          Accrued compensation..............................            2             7          (5)            (5)           (1)
          Taxes, other than income..........................            8            10          11              2            (1)
          Other noncurrent liabilities......................           10            11          11             -             (7)
                                                                    -----         -----       -----          -----         -----
             Net cash provided by (used in)
               operating activities.........................        (319)         (242)         19            (34)          (25)
                                                                    -----         -----       -----          -----         -----

Cash flows from investing activities
      Payments for microwave relocation.....................          (69)          (22)         (4)            (2)            -
      Recoveries of microwave relocation costs..............            4             4          10              4             -
      Proceeds from sale of property and equipment..........            -             -           2              -             -
      Additions to property, plant and equipment............         (536)         (408)       (254)           (20)         (172)
      Proceeds from sale of MTA.............................            -             -          84             84             -
                                                                    -----         -----       -----          -----         -----
         Net cash provided by (used in) investing
           activities.......................................         (601)         (426)       (162)            66          (172)
                                                                    -----         -----       -----          -----         -----

Cash flows from financing activities
      Partner contributions.................................          873           602         483            278           199
      Partner distributions.................................          (21)            -         (80)           (80)            -
      Advances from (repayments to) partners, net...........           (5)            2          (3)            -              -
      Proceeds from minority interest owners................           63            34          31             14            10
      Proceeds from capital leases..........................           40             -           1              -             -
      Reductions of capital leases..........................          (30)          (34)        (37)            (7)          (11)
      Payment of note payable to vendor.....................            -             -        (189)          (189)            -
      Increase (decrease) in overdraft payable to bank......           23            45         (48)           (52)           (2)
                                                                    -----         -----       -----          -----         -----
         Net cash provided by (used in) financing
            activities......................................          943           649         158            (36)          196
                                                                    -----         -----       -----          -----         -----

Increase (decrease) in cash and cash equivalents............           23           (19)         15             (4)           (1)
Cash and cash equivalents, beginning of period..............            6            29          10             10            25
                                                                    -----         -----       -----          -----         -----
Cash and cash equivalents, end of period....................        $  29         $  10       $  25          $   6         $  24
                                                                    =====         =====       =====          =====         =====

Supplemental disclosure in Note 11.

                The accompanying notes are an integral part of these consolidated financial statements.


                     PrimeCo Personal Communications, L.P.
                   Notes to Consolidated Financial Statements

     1. Organization and Activities

     PrimeCo Personal Communications, L.P., formerly PCS PrimeCo, L.P., ("PrimeCo" or "the Partnership") was formed on October 20, 1994 as a Delaware limited partnership for the purpose of acquiring licenses issued by the Federal Communications Commission ("FCC") pursuant to Subpart E of Part 24 of the FCC Rules ("PCS License") and to design, build, own and operate broadband personal communications services ("PCS Business"). The Partnership will continue through 2014 unless dissolved by the Partners under dissolution provisions outlined in the partnership agreement.

     PCSCO Partnership (a wholly owned affiliate of Bell Atlantic
Corporation) and PCS Nucleus, L.P. (a wholly owned affiliate of AirTouch Communications, Inc.), collectively, the "Partners," each hold a 20% general and 30% limited interest in the Partnership.

     On May 8, 1995, PrimeCo entered into three limited partnership agreements ("MTA Partnerships") with Texas Utilities Communications, Inc. ("TUC") for the purpose of operating PCS Businesses in the Dallas-Ft. Worth, San Antonio and Houston major trading areas ("Texas MTAs"). PrimeCo holds a majority interest of 80% in each MTA partnership comprised of 1% general partner and 79% limited partner interest. TUC holds a 20% minority ownership interest in each of the Texas MTAs.

     The consolidated financial statements include the accounts of PrimeCo and the Texas MTAs. The 20% interest of the Texas MTAs and the losses therefrom have been reflected as "Minority interest in consolidated partnerships" and "Minority interest in losses of consolidated partnerships." Significant intercompany balances and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

     The following is a summary of significant accounting policies:

Cash and cash equivalents

     Cash equivalents consist primarily of highly liquid investments with minimal interest rate risk and original maturities of 90 days or less at the date of acquisition. The balance is stated at cost, which approximates fair value and is principally concentrated in institutional money market accounts. Book overdrafts are classified with accounts payable.

Inventory

     Inventory consists of handsets and related accessories. Inventories purchased for resale are carried at the lower of cost (determined using weighted average) or market. Market is determined using replacement cost in accordance with industry standards.

Licenses and microwave relocation

     PCS Licenses include costs incurred to acquire FCC licenses on frequency blocks A and B in the 1850-1990 MHz radio frequency bands.

     The PCS licenses are issued conditionally for ten years. Historically, the FCC has granted license renewals providing the licensees have complied with applicable rules, policies and the Communications Act of 1934, as amended. PrimeCo believes it has complied with and intends to continue to comply with these rules and policies.

     Microwave relocation includes costs incurred to relocate incumbent microwave links affecting PrimeCo's licensed frequencies.

     PrimeCo amortizes the cost of the PCS Licenses and microwave relocation costs on a straight-line basis over a 40 year life.

Revenue recognition

     PrimeCo records service revenues for the amount of communications services rendered, primarily measured by billable minutes of traffic in addition to a monthly charge for access and features, after deducting a reserve for fraudulent unauthorized use or subscriber fraud.

     Equipment sales consist of revenues from the sales of digital phones and related accessories. Such sales are not considered a primary part of PrimeCo's personal communications business. Upon shipment of products to unaffiliated customers, PrimeCo recognizes sales and related costs and expenses. PrimeCo has established programs which, under specified conditions, enable customers to return products.

     Customer accounts are monitored through an aging process that addresses the customer credit class and number of days the balance is outstanding. A reserve for uncollectible accounts is recorded based on historical accounts receivable agings and write-offs and is further evaluated as a percentage of recorded revenues. When a customer account is determined uncollectible, it is written-off.

Property, plant and equipment

     Property, plant and equipment are recorded at cost. These costs include cell site acquisition, site development, network and switch hardware, capitalized interest, and engineering and overhead. Depreciation is recorded on a straight-line basis over the following estimated useful lives: buildings, 20 years, plant and other equipment, 3 to 15 years. Leasehold improvements are depreciated over the shorter of the remaining term of the lease or the estimated useful life of the improvement. When depreciable assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses on disposition are recognized in income. Repair and maintenance costs are charged to expense when incurred; significant renewals and betterments are capitalized.

Software development costs

     Specific expenditures directly related to development projects for internal-use software are capitalized and amortized over their estimated useful life. Costs incurred in the preliminary project stage of development (prior to technological feasibility) are expensed as incurred.

     Initial operating systems software is capitalized and amortized over the life of the related hardware. Initial network application software is capitalized and amortized over three years.

     Capitalized computer software of approximately $217 million and $307 million at December 31, 1998 and 1999, respectively, is recorded in property, plant and equipment. PrimeCo amortized computer software costs of approximately $17 million, $23 million and $39 million for the periods ended December 31, 1997, 1998 and 1999, respectively.

Foreign currency

     PrimeCo has entered into forward exchange contracts to hedge foreign currency transactions. PrimeCo's forward exchange contracts do not subject PrimeCo to risk from exchange rate movements because gains and losses on such contracts offset losses and gains, respectively, on the Japanese yen denominated portion of its capital lease obligations. PrimeCo had approximately $119 million and $126 million of foreign exchange contracts outstanding relating to foreign currency denominated capital lease obligations at December 31, 1998 and 1999, respectively. The forward exchange contracts generally require PrimeCo to exchange U.S. dollars for foreign currencies at maturity, at rates agreed to at inception of the contracts.

     Credit risk associated with concentrations can arise when changes in economic, industry or geographic factors affect groups of counterparties with similar characteristics, whose aggregate credit exposure is significant to PrimeCo's total credit exposure. The current volatility in the Asian markets creates an unfavorable environment for the counterparties to the exchange contracts to fulfill their obligations to deliver the contracted currencies. Accordingly, PrimeCo could be at risk for any currency related fluctuations if the counterparties do not contractually comply. Should the counterparties not comply, the ultimate impact, if any, will be a function of the difference in cost of acquiring yen at the time of delivery versus the contractually agreed upon price.

     The aggregate hedge payable (receivable) and capital lease receivable (payable) as of December 31, 1998 and 1999 is $3 million and ($9) million, respectively. The associated gain and (loss) on the hedging activities, which has been netted in the statements of operations against capital lease (gains) and losses for the years ended December 31, 1997, 1998 and 1999 is ($12) million, $15 million and $12 million, respectively.

Income taxes

     The results of operations of PrimeCo will be included in the income tax returns of the partners. Accordingly, no provision for income taxes is recorded in the accompanying financial statements.

Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Advertising costs

     Advertising costs included in operating expenses are expensed as incurred. Advertising expenses totaled approximately $193 million, $216 million and $277 million in 1997, 1998 and 1999, respectively. These costs include handset subsidy expenses of $108 million, $132 million and $147 million in 1997, 1998 and 1999, respectively.

3. Property, Plant and Equipment

     Property, plant and equipment consists of the following at December 31, 1998 and 1999:

                                                     1998            1999
                                                    ------          ------
                                                    (Dollars in millions)

Land, buildings and leasehold improvements..        $   37          $   45
Network equipment...........................         1,453           1,699
Data processing.............................           137             188
Furniture and fixtures......................            36              39
                                                    ------          ------
                                                     1,663           1,971
Accumulated depreciation and amortization...          (275)           (480)
                                                    ------          ------
     Total..................................        $1,388          $1,491
                                                    ======          ======

     Network equipment with a cost of approximately $336 million and $348 million at December 31, 1998 and December 31, 1999, respectively, is subject to capital lease obligations.

     During 1998 the Partnership exchanged certain network assets in the following MTAs: Dallas, San Antonio, Chicago, and Milwaukee. The transaction was accounted for as a non-monetary exchange in accordance with Accounting Principle Board Opinion Number 29. In connection with this transaction, there was an approximate loss of $16.5 million relating to impairment of assets that were not subject to the exchange and certain noncapitalizable costs relating to the exchange.

4. Leases

Capital leases

     During 1996 and 1997, PrimeCo entered into a series of sale/leaseback transactions for a portion of its network equipment. The sale/leasebacks were accounted for as financings, wherein the property remains on the books and a capital lease obligation is recorded for the proceeds received. The underlying amounts due under these leases have been guaranteed by the partners. There was no gain or loss associated with the transactions. Future minimum payments under these and other capital lease obligations, a portion of which are payable in Japanese yen, less imputed interest, are as follows:

(Dollars in millions)

Years
     2000......................................................      $  48
     2001......................................................         48
     2002......................................................         52
     2003......................................................         62
     2004......................................................         85
     Thereafter................................................         41
                                                                     -----

Total minimum lease payments...................................        336

     Less - Imputed interest...................................        (76)
                                                                     -----

Present value of minimum lease payments........................        260

     Less - Current installments...............................        (39)
                                                                     -----

Long-term capital lease obligations at December 31, 1999.......      $ 221
                                                                     =====


     Operating leases

     PrimeCo also has various operating leases, primarily related to rentals for towers, sites, stores and offices. At December 31, 1999, the aggregate minimum rental commitments under noncancellable operating leases for the periods shown are as follows:

(Dollars in millions)

Years
    2000........................................................     $  49
    2001........................................................        48
    2002........................................................        44
    2003........................................................        39
    2004........................................................        38
    Thereafter..................................................        87
                                                                     -----

Total...........................................................     $ 305
                                                                     =====

     Rental expense was approximately $36 million, $52 million and $54 million in 1997, 1998 and 1999, respectively.

5. Commitments and Contingencies

Litigation

     PrimeCo is involved in various claims and legal proceedings of a nature considered normal to its business. Management believes that these will not have a material effect on the Partnership's operating results or financial position.

Vendor Agreements

     PrimeCo has an agreement with its equipment supplier with regards to equipment costs, payment terms and available credits. This equipment supplier is the primary provider for the Partnership's network equipment. Vendor credits were made available to PrimeCo based upon the volume of equipment purchased in accordance with the agreements. PrimeCo has an estimated minimum purchase commitment of $185.2 million to be paid during 2000. The vendor's sole remedy in the case of non-compliance is a reduction in 2000 and thereafter of purchase discounts.

     PrimeCo has also entered into agreements with several companies to provide PrimeCo with products and services to be used in its normal operations. The minimum payments for these agreements are approximately $13 million in 2000, $4 million in 2001, and $5 million in 2002.

Microwave relocation costs

     The FCC requires PCS License holders to compensate incumbents for relocating to new frequencies. PrimeCo has incurred approximately $198 million and $196 million in aggregate microwave relocation costs as of December 31, 1998 and 1999, respectively.

     PrimeCo is legally entitled to partial recoveries of these amounts in the future as other PCS providers establish service requiring clearance of the same microwave links; however, the aggregate recovery cannot be reasonably estimated. Amounts received with respect to these recoveries are recorded as a reduction to the related asset account.

Recoverability of assets and network expansion

     The realization of PrimeCo's assets is dependent upon continued financial support from its partners and successful implementation of its business strategy. PrimeCo will continue to incur significant expenditures in connection with expanding and improving its coverage areas. The Partners have committed $380 million in funding for 2000 capital and operating expenditures. In addition, they have provided letters of support to the Partnership which ensure, up to the respective partners proportionate share of ownership, that financial support necessary to meet all cash flow requirements will be provided to PrimeCo for the twelve-month period ending January 1, 2001.

     On September 21, 1999, the Partners of PrimeCo entered into an agreement that contemplates, among other things, the combination of certain assets, including the assets of PrimeCo. At this time, management is unable to predict the precise effect of this agreement on PrimeCo.

6. Related Party Transactions

     During 1997, 1998 and 1999, each partner paid certain costs on behalf of PrimeCo. Such payments amounted to approximately $15 million, $11 million and $4 million during 1997, 1998 and 1999, respectively. Amounts payable to the partners amounted to approximately $3 million at December 31, 1998.

7. Employee Benefits

     Effective September 1, 1995, the Partnership established a defined contribution profit sharing employee savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan") for all employees of PrimeCo. PrimeCo received a favorable determination letter confirming the 401(k) Plan's qualification from the Internal Revenue Service during 1996.

     Employees may elect to contribute up to 16% of their annual compensation. PrimeCo will match employee contributions up to 4% of compensation and, at its discretion, may elect to make additional contributions under the profit sharing provisions of the 401(k) Plan. Total expenses related to the 401(k) Plan for the years ended December 31, 1997, 1998 and 1999 amounted to approximately $4 million, $2 million and $3 million, respectively.

8. Short term borrowing and Credit Facilities

     Effective March 18, 1998, PrimeCo entered into a discretionary $16 million line of credit with The Chase Manhattan Bank. The line of credit was increased to $20 million on September 30, 1998. The line of credit expired December 31, 1999; an application to extend until December 31, 2000 is pending. As of December 31, 1999, no amount is outstanding.

     Mellon Bank, NA issued a discretionary $5 million line of credit effective January 23, 1997, to PrimeCo. As of January 2000, the line of credit was cancelled.

     On December 18, 1998, PrimeCo entered into a short term note payable with one of its primary vendors. There was approximately $190 million outstanding on the note as of December 31, 1998, with a 6% interest rate. The note was paid in full in January 1999.

9. Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

     Amounts payable related to foreign currency forward contracts, which are used to hedge foreign commitments, are recorded at fair value based on currency exchange rates in effect at the balance sheet date;

     Capital lease and microwave relocation obligations approximate fair value based on interest rates for similar transactions.

10. Sale of MTA

     On January 25, 1999, PrimeCo sold, to an unrelated third party, the PCS license with respect to the Hawaii MTA, and other specified assets relating to the business of building out, owning, operating, and maintaining a PCS system in the Hawaii MTA, and providing PCS services to customers therein. The total proceeds were $73 million, plus reimbursement of certain costs, including all capital expenditures and operating expenses since January 1, 1998, of approximately $12 million. A gain on the sale of $25 million was recognized, which included the reimbursement for 1998 operating expenses.

11. Supplemental Data to Consolidated Statements of Cash Flows


                                                        Years Ended December 31,
                                                     ------------------------------
(Dollars in millions)                                1997         1998         1999
                                                     ----         ----         ----

Interest paid was as follows
      Interest paid................................. $ 14         $ 15         $ 20
                                                     ====         ====         ====

Noncash investing activities were as follows
      Additions to property, plant and equipment.... $ 84         $ 19         $116
                                                     ====         ====         ====

Note payable to vendor in exchange for equipment.... $  0         $190         $  0
                                                     ====         ====         ====

Reductions and credits to property, plant and
     equipment...................................... $149         $ 11         $ 12
                                                     ====         ====         ====


                                     F-68


                                                        Years Ended December 31,
                                                     ------------------------------
(Dollars in millions)                                1997         1998         1999

Addition to microwave relocation obligations........ $ 23         $  4         $  3
                                                     ====         ====         ====

Additions to (reductions of) microwave relocation
     receivables.................................... $  9         $  0         $  5
                                                     ====         ====         ====


     12. Subsequent Events

     The TUC 20% minority ownership interests in the Texas MTAs were purchased by two limited liability companies which are wholly owned subsidiaries of the Partners. This transaction closed on January 6, 2000.

                    Report of Independent Public Accountants



To Chicago SMSA Limited Partnership,
CyberTel Cellular Telephone Company,
CyberTel RSA Cellular Limited Partnership, and Illinois SMSA Limited Partnership:

We have audited the accompanying combined Balance Sheet of CHICAGO SMSA LIMITED PARTNERSHIP, CYBERTEL CELLULAR TELEPHONE COMPANY, CYBERTEL RSA CELLULAR LIMITED PARTNERSHIP, AND ILLINOIS SMSA LIMITED PARTNERSHIP as of September 30, 1999, and the related combined statements of operations, changes in partners' capital, and cash flows for the nine months then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Chicago SMSA Limited Partnership, CyberTel Cellular Telephone Company, CyberTel RSA Cellular Limited Partnership, and Illinois SMSA Limited Partnership as of September 30, 1999, and the results of their operations and their cash flows for the nine months ended September 30, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP
Atlanta, Georgia

July 17, 2000

                       Chicago SMSA Limited Partnership,
                      CyberTel Cellular Telephone Company,
                   CyberTel RSA Cellular Limited Partnership,
                     and Illinois SMSA Limited Partnership
                        Combined Statement of Operations
             For the period ended September 30, 1999 (in millions)

          Revenues
               Service......................................      $611
               Equipment....................................        33
               Other........................................        10
                                                                  ----
               Total revenues...............................       653

          Operating expenses
               Sales and marketing..........................       244
               Network costs................................       109
               Operation support costs......................        75
               General and administrative...................        40
               Amortization.................................         2
                                                                  ----
               Total operating expenses.....................       470
                                                                  ----

          Operating income..................................       184

          Other income (expense)
               Minority interest............................        (3)
               Interest income..............................         2
               Other........................................         1
                                                                  ----
          Net income........................................      $183
                                                                  ====

   The accompanying notes are an integral part of these financial statements.

                       Chicago SMSA Limited Partnership,
                      CyberTel Cellular Telephone Company,
                   CyberTel RSA Cellular Limited Partnership,
                     and Illinois SMSA Limited Partnership
             Combined Statements of Partners' Capital (in millions)


          Balance, December 31, 1998........................      $497
               Net income...................................       183
               Capital distributions........................      (203)
                                                                  ----
          Balance, September 30, 1999.......................      $476
                                                                  ====

  The accompanying notes are an integral part of these financial statements.

                       Chicago SMSA Limited Partnership,
                      CyberTel Cellular Telephone Company,
                   CyberTel RSA Cellular Limited Partnership,
                     and Illinois SMSA Limited Partnership
                        Combined Statements of Cash Flow
       For the nine-months period ended September 30, 1999 (in millions)

Cash flows from operating activities
  Net income............................................................ $  183
  Adjustments to reconcile net income to net cash provided
     by operations:
      Depreciation and amortization.....................................     69
      Bad debt expense..................................................     12
      Change in current assets..........................................      0
      Change in current liabilities.....................................     31
      Other.............................................................    (17)
                                                                         ------

      Net cash provided by operating activities.........................    278
                                                                         ------

Cash flows from investing activities
      Capital expenditures..............................................    (98)
                                                                         ------

      Net cash used in investing activities.............................    (98)
                                                                         ------

Cash flow from financing activities
      Retirement of long-term debt......................................     (2)
      Capital distributions.............................................   (203)
      Change in due from general partner................................     25
                                                                         ------

      Net cash used in financing activities.............................   (180)
                                                                         ------

Net increase in cash and cash equivalents...............................      -
Cash and cash equivalents, beginning of period..........................      -
                                                                         ------
Cash and cash equivalents, end of period................................ $    -
                                                                         ------

   The accompanying notes are an integral part of these financial statements.

                     Notes to Combined Financial Statements

1. Organization and Nature of Business

     The accompanying financial statements present the combined financial statements of Chicago SMSA Limited Partnership ("Chicago SMSA"), CyberTel Cellular Telephone Company ("CCTC"), CyberTel RSA Cellular Limited Partnership ("CyberTel RSA"), and Illinois SMSA Limited Partnership ("Illinois SMSA"), collectively, the "Partnerships."

     The Partnerships provide cellular services for different regions within the United States. Chicago SMSA provides analog and digital cellular service in the Chicago, Illinois and Gary, Indiana metropolitan areas. CCTC provides analog and digital cellular service in the St. Louis metropolitan area and various rural portions of Missouri. CyberTel RSA provides cellular service in the Columbia metropolitan area and various rural portions of Missouri. Illinois SMSA provides analog and digital cellular service in the Springfield, Champaign-Urbana, Bloomington- Normal, Decatur and Danville-Matton metropolitan areas. In addition to providing local cellular service, the Partnerships purchase long distance services from Ameritech Communications, Inc., and resell these services to their cellular customers.

     The partners of Chicago SMSA are Ameritech Mobile Phone Service of Chicago, Inc. ("AMPSC"), a wholly-owned subsidiary of Ameritech Mobile Communications, Inc. ("AMCI"), which is wholly owned by Ameritech Corporation ("Ameritech"); and ALLTEL Communications, Inc. ("ALLTEL").

     The partners' ownership percentages in Chicago SMSA were as follows as of September 30, 1999:

          AMPSC general interest.........................    40.0%
          AMPSC limited interest.........................    55.0%
          ALLTEL limited interest........................     5.0%

     The partners of CCTC are CyberTel Corporation and Gensub, Inc. ("Gensub"), wholly-owned subsidiaries of CyberTel Financial Corporation, which is wholly-owned by AMCI and Cellular Mobile Systems of Missouri, Inc. ("Cellular Mobile").

     The partners' ownership percentages in CCTC were as follows as of September 30, 1999:

          CyberTel Corporation...........................    77.5%
          Cellular Mobile................................    15.0%
          Gensub.........................................     7.5%

     The partners of CyberTel RSA are CyberTel Corporation and CyberTel Cellular Management Company ("CTMC"), a wholly-owned subsidiary of CyberTel Inc.

     The partners' ownership percentages of CyberTel RSA were as follows as of September 30, 1999:

          CyberTel Corporation...........................    50.5%
          CyberTel Cellular Management Company...........    49.5%

     The partners of Illinois SMSA are Ameritech Mobile Phone Service of Illinois, Inc. (AMPSI or General Partner), a wholly-owned subsidiary of AMCI; AMCI; U.S. West New Vector Group, Inc. (New Vector); and Midwest Cellular Associates (Midwest).

     The partners' ownership percentages of Illinois SMSA were as follows as of September 30, 1999:

          AMPSI general interest.........................    46.364%
          AMCI limited interest..........................    13.636%
          New Vector limited interest....................    12.647%
          Midwest limited interest.......................    27.353%

     Illinois SMSA has a 61.36% controlling interest in Illinois RSA 6&7 Limited Partnership (RSA 6&7). Chicago SMSA and Illinois SMSA each own a 20 percent interest in the Illinois Valley Cellular RSA 2-III Partnership. This partnership was formed to fund, establish and provide cellular service within a portion of the Illinois RSA 2 Cellular Geographic Service Area.

     On April 1999, GTE Corporation ("GTE") announced that it, along with Georgetown Partners, a private investment firm, had agreed to acquire Ameritech Corporation's interests in the Chicago, St. Louis and Central Illinois cellular properties for $3.27 billion in cash. In October 1999, SBC Communications, Inc.
(SBC) acquired Ameritech and GTE subsequently completed the acquisition of these properties. The unit formed by these operations is 92.725% owned by GTE and 7.275% owned by Davenport, a Partnership wholly owned by Georgetown Partners.

2. Summary of Significant Accounting Policies

Basis of presentation

     The Partnerships prepare their financial statements in accordance with accounting principles generally accepted in the United States which require that management make estimates and assumptions that affect reported amounts. Actual results could differ from these estimates.

Principles of combination

     The accompanying financial statements present the combined results of operations of the Partnerships for the nine months ended September 30, 1999. All significant intercompany balances and transactions have been eliminated in combination.

Revenue recognition

     The Partnerships earn service revenues primarily by providing access to the cellular network (access revenue) and for usage of the cellular network (airtime and toll revenues). Access revenues are recognized when earned. Airtime (including roaming) and toll revenues are recognized when the services are rendered. Other service revenues are recognized after services are performed or rendered and include custom calling feature and other revenues. Equipment sales are recognized upon delivery of the equipment to the customer. Other revenues include landline call termination revenues and paging revenues, which are recognized when services are rendered, and Universal Service Fund billings that are collected from the customer and remitted to the appropriate authority.

Operating expenses

     Operating expenses include expenses incurred directly by the Partnerships, as well as an allocation of administrative expenses and other costs incurred by the general partners. Refer to Note 5 for additional discussion of allocated and affiliated expenses.

Advertising costs

     The Partnerships expense the cost of advertising as incurred. Advertising expense was $29.5 million for the nine months ended September 30, 1999.

Due from general partner

     Pursuant to the terms of the partnership agreements, the General Partner is reimbursed by the Partnerships for any reasonable and necessary expenses, as defined in these agreements, incurred by the general partner or its affiliates on behalf of the partnerships. See Note 5 for further discussion.

     The receivable from the general partner represents cumulative net balance of amounts owed by the general partner. Interest is earned on the average monthly receivable balance at the federal funds rate plus .5% (which ranged from 5.05% to 5.67%).

Income taxes

     According to the Internal Revenue Code and applicable state statutes, income and expenses are not separately taxable to the Partnerships, but rather accrue directly to the partners. Accordingly, no provision for income taxes is made in the accompanying financial statements.

Inventories

     Inventories include cellular telephone equipment and are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

Property and equipment

     Property and equipment are recorded at cost. The Partnerships record depreciation using the straight-line method over the estimated useful lives of the assets, which are primarily 15 years for buildings and towers, three to ten years for cell and switching equipment, and three to ten years for furniture and fixtures and other equipment. When property is retired, the cost of the property and the related accumulated depreciation are removed from the balance sheet and any gain or loss on the transaction is included in income.

     Assets under construction represent costs incurred for the construction of cell sites and includes network engineering and capitalized interest. When these assets are placed in service, the costs are recorded to the appropriate property and equipment accounts and depreciation begins. Depreciation expense for the nine months ended September 30, 1999 was $66.8 million.

Deferred charges and other assets, net

     Deferred charges primarily includes the unamortized costs of phone equipment used as part of a sales promotion effort. The promotion allows the customer either limited free service or free or discounted phone equipment in exchange for a one to three year contract. For those customers choosing the phone equipment discount option, the discount is deferred and amortized over the length of the customers' service contracts.

     Other assets, net, consists of the long-term portion of deferred charges, intangibles associated with certain acquisitions, and the investments in Illinois RSA-2. The intangibles are being amortized over 5-40 years. The investments are being accounted for under the equity method.

Long-lived assets

     The Partnerships periodically review the values assigned to long-lived assets such as intangibles, deferred charges, and property and equipment, to determine whether any impairments exist that are other than temporary. Management believes that the long-lived assets in the accompanying balance sheet are appropriately valued.

Credit risk

     The Partnerships' accounts receivable subject the Partnerships to credit risk, as collateral is generally not required. The Partnerships' risk of loss is limited due to advance billings to certain customers for services and the ability to terminate access on delinquent accounts. The concentration of credit risk is mitigated by the large number of customers comprising the customer base. The carrying amount of the Partnerships' receivables approximates their fair value.

Sources of supplies

     The Partnerships rely on local and long-distance telephone companies and other companies to provide certain communication services. Although management feels alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse effect on operating results.

     Although the Partnerships attempt to maintain multiple vendors for each required product, its inventory and equipment, which are important components of its operations, are each currently acquired from only a few sources. If the suppliers are unable to meet the Partnerships' needs as it builds out its network infrastructure and sells service and equipment, delays and increased costs in the expansion of the Partnerships' network infrastructure or losses of potential customers could result, which would adversely affect operating results.

3. Commitments and Contingencies

Leases

     The Partnerships lease certain facilities and equipment used in operations under long-term operating leases. These leases have options for renewal with provisions for increased rent upon renewal. Rent expense for the nine months ended September 30, 1999 was $9.4 million and is included in sales and marketing costs, operation support costs, network costs, and general and administrative costs in the accompanying statement of operations.

     As of September 30, 1999, future minimum lease payments under noncancellable operating leases with initial or remaining periods in excess of one year were as follows (in millions):

          2000...............................................      $13
          2001...............................................       12
          2002...............................................       10
          2003...............................................        9
          2004...............................................        8
          Thereafter.........................................       21
                                                                   ---
          Total..............................................      $72
                                                                   ===

Contingencies

     The Company is subject to several proceedings, including class actions, arising out of the conduct of its business. These proceedings primarily involve commercial transactions, including unfair trade practices and include:

     Ameritech Corporation and Ameritech Mobile Communications, Inc., Plaintiff/Counter-defendants v. Computer Systems Solutions, Inc.,
Defendant/Counter-plaintiff, Case No. 97 C 7932, United States District Court, Northern District of Illinois.

     Bradley S. Joiner, et al v. Ameritech Mobile Communications,
Inc. Case No. 96-L-121, Circuit Court for the Third Judicial Circuit, Madison County, Illinois.

     Judith Bobalik, Terrance Purcell, Howard Jongsma, Paul and Debra Haynes v. Ameritech Mobile Communications, Inc. and Village of Chicago Heights, Case No. 96 CH 4130, Circuit Court, Cook County, Illinois.

     Wendy Marshall on behalf of herself and all others similarly situated v. Ameritech Mobile Communications, Inc., Case No. 97-L-141, Circuit Court for the Third Judicial Circuit, Madison County, Illinois.

     The ultimate outcomes of the preceding litigation cannot be determined at the present time. Accordingly, no provision for any liability that might result from these matters has been made in the accompanying financial statements.

     The Partnerships are subject to litigation related to matters arising in the normal course of business. The Partnerships are not aware of any other asserted or pending claims that could potentially have a material adverse effect on the Partnerships' financial position, cash flows or results of operations.

4. Related-Party Transactions

     All transactions of the Partnerships are authorized by the general partners. Many management and administrative services are performed by Ameritech Mobile Communications, Inc.. Services provided to the Partnerships include support in major functional areas such as accounting, information and cash management, human resources, legal, marketing, billing, and technology planning. Costs attributable to these support functions are included in sales and marketing, operations support, network, and general and administrative costs in the accompanying statement of operations. These costs, along with services provided by the general partners, are allocated to the Partnerships based on various factors which are modified periodically to more closely align costs with services received. The costs for such expenses were approximately $89.2 million.

     The general partner either advances funds to or borrows funds from the Partnerships. Funds advanced to the Partnerships are used to cover construction and working capital requirements. The advances and borrowings are netted and are reflected in due from general partner in the accompanying balance sheet. Interest is calculated on this balance as described in Note 2.

     The subsidiary partnerships purchase facility and long-distance services from Ameritech subsidiaries. The costs of such expenses were not material for the period presented.

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 13. Other Expenses of Issuance and Distribution.


                                                      Amount
                                                     To Be Paid
                                                     ----------
Registration fee...........................          $1,320,000
NASD Filing fee............................              30,500
Stock exchange listing fees................                   *
Transfer agent's fees......................                   *
Printing and engraving expenses............                   *
Legal fees and expenses....................                   *
Accounting fees and expenses...............                   *
Blue Sky fees and expenses.................                   *
Miscellaneous..............................                   *
                                                     ----------
  Total....................................          $        *
                                                     ==========

----------------------------------
*    To be filed by amendment.

     Each of the amounts set forth above, other than the Registration fee and the NASD filing fee, is an estimate.

Item 14. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Section 10.1 of the Registrant's Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides for such limitation of liability.

     The Registrant expects to maintain standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

     The proposed forms of Underwriting Agreement filed as Exhibit 1 to this Registration Statement provide for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

     Since August 1997, the Registrant has sold the following securities without registration under the Securities Act of 1933:

     1. In connection with the offering, we will issue shares of our Class B and Class C common stock to Verizon Communications and Vodafone that will be issued in reliance upon the exemption provided by Section 4(2) of the Securities Act in exchange for partnership interests on a one-to-one exchange basis

Item 16. Exhibits and Financial Statement Schedules.

     (a) The following exhibits are filed as part of this Registration
Statement:


Exhibit
Number            Description
------            -----------
  1        Form of Underwriting Agreement*
  3.1      Certificate of Incorporation*
  3.2      By-Laws*
  4.1      Form of Common Stock Certificate*
  4.2 Credit Agreement dated as of April 3, 1999 among Cellco Partnership, the lenders party thereto and The Chase Manhattan Bank and Citibank, N.A., as co-administrative agents
  5        Opinion of Davis Polk & Wardwell*
 10.1 U.S. Wireless Alliance Agreement dated September 21, 1999 (incorporated by reference to Bell Atlantic Corporation Form 10-Q for quarter ended September 30, 1999)
 10.2      Amendment to U.S. Wireless Alliance Agreement dated as of April 3,
           2000
 10.3      Amended and Restated Cellco Partnership Agreement dated as of April
           3, 2000
 10.3.1    Second Amended and Restated Cellco Partnership Agreement*
 10.4 Investment Agreement dated as of April 3, 2000 among Vodafone AirTouch Plc, Bell Atlantic Corporation and Cellco Partnership
 10.5 Settlement Strategy Agreement dated as of September 21, 1999 by and between Vodafone AirTouch and Bell Atlantic Corporation
 10.6      Amendment to Settlement Strategy Agreement dated as of April 3, 2000
 10.7 Form of Indemnity Agreement related to dispositions of conflicted systems
 10.8 Secondment Agreement among Vodafone AirTouch, Bell Atlantic Corporation and Cellco Partnership
 10.9 Trademark and Domain Name License Agreement dated as of April 3, 2000 between AirTouch Communications, Inc. and Cellco Partnership*
 10.10 Software Assignment and License Agreement dated as of April 3, 2000 between AirTouch Communications, Inc. and Cellco Partnership*
 10.11 Intellectual Property Assignment dated as of April 3, 2000 between AirTouch Communications, Inc. and Cellco Partnership*
 10.12 Patent License Agreement dated as of April 3, 2000 between AirTouch Communications, Inc. and Cellco Partnership*
 10.13 Transition Services Agreement dated as of April 3, 2000 between Vodafone AirTouch and Cellco Partnership
 10.14 Patent License Agreement dated as of April 3, 2000 between Bell Atlantic Cellular Holdings, L.P. and NYNEX PCS Inc. (collectively, "Licensors"), and Cellco Partnership*
 10.15 Trademark and Domain License Agreement dated as of April 3, 2000 between Licensors and Cellco Partnership*
 10.16 Trademark and Domain License Agreement dated as of April 3, 2000 between Licensors and Cellco Partnership*
 10.17 Trademark and Domain License Agreement dated as of April 3, 2000 between Licensors and Cellco Partnership*
 10.18 Trademark and Domain Name License Agreement dated as of April 3, 2000 between AirTouch Communications, Inc. and Cellco Partnership*
 10.19     [Reserved]
 10.20 Bell Atlantic Senior Management Income Deferral Plan (incorporated by reference to Bell Atlantic Corporation Form 10-K for the year ended December 31, 1999)
 10.21     Bell Atlantic NYNEX Mobile Executive Transition Retirement Plan*
 10.22     AirTouch Communications, Inc. Deferred Compensation Plan*

Exhibit
Number            Description
------            -----------

 10.23     Employment contract between Dennis Strigl and Verizon Communications*
 10.24     Employment contract between Edward Langston and Vodafone Group Plc*
 10.25     Employment contract between Lowell McAdam and Verizon Wireless*
 10.26     Employment contract between Richard Lynch and Verizon Wireless*
 10.27     Employment contract between S. Mark Tuller and Verizon Wireless*
 10.28 Stock Purchase Agreement among Ameritech Mobile Communications, Inc., Cybertel Financial Corporation, GTE Consumer Services Incorporated and GTE Corporation dated as of April 2, 1999*
 10.29 Stock Purchase Agreement among Amertech Mobile Communications, Inc., GTE Consumer Services Incorporated and GTE Corporation dated as of April 2, 1999*
 10.30     Verizon Wireless 2000 Long-Term Incentive Plan*
 21        Subsidiaries of the Registrant*
 23.1      Consent of Deloitte & Touche LLP
 23.2      Consent of Deloitte & Touche LLP
 23.3      Consent of PricewaterhouseCoopers LLP
 23.4      Consent of Arthur Andersen LLP
 23.5      Consent of Davis Polk & Wardwell (included in Exhibit 5)
 24.1      Power of Attorney (included on signature page)
 27.1      Financial Data Schedule

------------------------
*  To be filed by amendment

     (b) No financial statement schedules are required to be filed as part of this Registration Statement.

Item 17.   Undertakings

     The undersigned hereby undertakes:

     (a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bedminster, State of New Jersey, on the 16th day of August, 2000.

                                                  Verizon Wireless Inc.



                                                  By /s/ Dennis F. Strigl
                                                  -----------------------
                                                   Name: Dennis F. Strigl
                                                   Title:

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                                   Title                              Date
             ---------                                   -----                              ----
 /s/ Dennis F. Strigl
 --------------------
   Dennis F. Strigl               Director and Principal Executive Officer      August 16, 2000

  /s/ Edward Langston
  -------------------
    Edward Langston                  Principal Financial and Accounting
                                                  Officer                       August 16, 2000



                                 EXHIBIT INDEX

Exhibit
Number            Description
------            -----------
  1        Form of Underwriting Agreement*
  3.1      Certificate of Incorporation*
  3.2      By-Laws*
  4.1      Form of Common Stock Certificate*
  4.2 Credit Agreement dated as of April 3, 1999 among Cellco Partnership, the lenders party thereto and The Chase Manhattan Bank and Citibank, N.A., as co-administrative agents
  5        Opinion of Davis Polk & Wardwell*
 10.1 U.S. Wireless Alliance Agreement dated September 21, 1999 (incorporated by reference to Bell Atlantic Corporation Form 10-Q for quarter ended September 30, 1999)
 10.2      Amendment to U.S. Wireless Alliance Agreement dated as of April 3,
           2000
 10.3      Amended and Restated Cellco Partnership Agreement dated as of April
           3, 2000
 10.3.1    Second Amended and Restated Cellco Partnership Agreement*
 10.4 Investment Agreement dated as of April 3, 2000 among Vodafone AirTouch Plc, Bell Atlantic Corporation and Cellco Partnership
 10.5 Settlement Strategy Agreement dated as of September 21, 1999 by and between Vodafone AirTouch and Bell Atlantic Corporation
 10.6      Amendment to Settlement Strategy Agreement dated as of April 3, 2000
 10.7 Form of Indemnity Agreement related to dispositions of conflicted systems
 10.8 Secondment Agreement among Vodafone AirTouch, Bell Atlantic Corporation and Cellco Partnership
 10.9 Trademark and Domain Name License Agreement dated as of April 3, 2000 between AirTouch Communications, Inc. and Cellco Partnership*
 10.10 Software Assignment and License Agreement dated as of April 3, 2000 between AirTouch Communications, Inc. and Cellco Partnership*
 10.11 Intellectual Property Assignment dated as of April 3, 2000 between AirTouch Communications, Inc. and Cellco Partnership*
 10.12 Patent License Agreement dated as of April 3, 2000 between AirTouch Communications, Inc. and Cellco Partnership*
 10.13 Transition Services Agreement dated as of April 3, 2000 between Vodafone AirTouch and Cellco Partnership
 10.14 Patent License Agreement dated as of April 3, 2000 between Bell Atlantic Cellular Holdings, L.P. and NYNEX PCS Inc. (collectively, "Licensors"), and Cellco Partnership*
 10.15 Trademark and Domain License Agreement dated as of April 3, 2000 between Licensors and Cellco Partnership*
 10.16 Trademark and Domain License Agreement dated as of April 3, 2000 between Licensors and Cellco Partnership*
 10.17 Trademark and Domain License Agreement dated as of April 3, 2000 between Licensors and Cellco Partnership*
 10.18 Trademark and Domain Name License Agreement dated as of April 3, 2000 between AirTouch Communications, Inc. and Cellco Partnership*
 10.19     [Reserved]
 10.20 Bell Atlantic Senior Management Income Deferral Plan (incorporated by reference to Bell Atlantic Corporation Form 10-K for the year ended December 31, 1999)
 10.21     Bell Atlantic NYNEX Mobile Executive Transition Retirement Plan*
 10.22     AirTouch Communications, Inc. Deferred Compensation Plan*
 10.23     Employment contract between Dennis Strigl and Verizon Communications*
 10.24     Employment contract between Edward Langston and Vodafone Group Plc*
 10.25     Employment contract between Lowell McAdam and Verizon Wireless*
 10.26     Employment contract between Richard Lynch and Verizon Wireless*
 10.27     Employment contract between S. Mark Tuller and Verizon Wireless*

Exhibit
Number            Description
------            -----------

 10.28 Stock Purchase Agreement among Ameritech Mobile Communications, Inc., Cybertel Financial Corporation, GTE Consumer Services Incorporated and GTE Corporation dated as of April 2, 1999*
 10.29 Stock Purchase Agreement among Amertech Mobile Communications, Inc., GTE Consumer Services Incorporated and GTE Corporation dated as of April 2, 1999*
 10.30     Verizon Wireless 2000 Long-Term Incentive Plan*
 21        Subsidiaries of the Registrant*
 23.1      Consent of Deloitte & Touche LLP
 23.2      Consent of Deloitte & Touche LLP
 23.3      Consent of PricewaterhouseCoopers LLP
 23.4      Consent of Arthur Andersen LLP
 23.5      Consent of Davis Polk & Wardwell (included in Exhibit 5)
 24.1      Power of Attorney (included on signature page)
 27.1      Financial Data Schedule

------------------------
*  To be filed by amendment